   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1996

                                                     REGISTRATION NO. 333-14003

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               NEW TENNECO INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                      6719                   76-0515284
     (STATE OR OTHER            (PRIMARY STANDARD           (IRS EMPLOYER
     JURISDICTION OF        INDUSTRIAL CLASSIFICATION  IDENTIFICATION NUMBER)
    INCORPORATION OR              CODE NUMBER)
      ORGANIZATION)

                               1275 KING STREET
                         GREENWICH, CONNECTICUT 06831
                                (203) 863-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KARL A. STEWART
                         VICE PRESIDENT AND SECRETARY
                               1275 KING STREET
                         GREENWICH, CONNECTICUT 06831
                                (203) 863-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the exchange offers described in the enclosed Prospectus have been satisfied or waived.

                               ----------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS AND CONSENT SOLICITATION (Subject to Completion, dated November 4,
1996)
                                 $1,950,000,000
                                New Tenneco Inc.
                          (to be renamed Tenneco Inc.)
                   Offer to Exchange and Consent Solicitation

                                  ----------
  New Tenneco Inc., a Delaware corporation ("New Tenneco"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation (this "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $1,950,000,000 aggregate principal amount of the newly issued notes and debentures listed below of New Tenneco (the "New Securities") for any and all of the $1,950,000,000 aggregate principal amount of certain outstanding notes and debentures issued by Tenneco Inc., a Delaware corporation and the indirect parent company of New Tenneco ("Tenneco"), listed below (the "Old Securities") (such offers, together with the related Consent Solicitation (as defined), are referred to individually as an "Exchange Offer" and collectively as the "Exchange Offers").

  The following table sets forth the various series of Old Securities and indicates the New Securities to be received by the holders of Old Securities upon acceptance for exchange thereof by New Tenneco. See "The Exchange Offers."

           OUTSTANDING
            AGGREGATE
            PRINCIPAL  FOR EACH $1,000 PRINCIPAL AMOUNT    THE EXCHANGING HOLDERS WILL RECEIVE $1,000
CUSIP NO.    AMOUNT    OF THE FOLLOWING OLD SECURITIES: PRINCIPAL AMOUNT OF THE FOLLOWING NEW SECURITIES:
---------  ----------- -------------------------------- -------------------------------------------------

  Interest on the Old Securities exchanged in the Exchange Offers will continue to accrue up to, but excluding, the applicable Issuance Date (as defined) and will be paid in cash in immediately available same-day funds to exchanging holders concurrently with the delivery of the New Securities. Interest on the New Securities issued in exchange for the Old Securities will accrue from, and including, the applicable Issuance Date at the applicable interest rate on such New Securities. Upon the terms and subject to the conditions of the Exchange Offers (including, if any Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, New Tenneco will accept for exchange Old Securities validly tendered (and not withdrawn) pursuant to an Exchange Offer and will acquire such Old Securities by issuing New Securities therefor on the first New York Stock Exchange ("NYSE") trading day following the applicable expiration time of the Exchange Offer (the "Issuance Date"). The Exchange Agent (as defined) will deliver such New Securities and accrued interest to the exchanging holders of Old Securities on the third NYSE trading day after the applicable expiration time or as soon as practicable thereafter (the "Exchange Date").

                                                          (cover page continues)

 EACH OF THE EXCHANGE OFFERS WILL EXPIRE AT
 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER
 10, 1996, UNLESS EXTENDED OR EARLIER TERMINATED.


    The New Securities have been approved for listing on the NYSE subject to official notice of issuance.

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS
          THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFERS.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

  To accept an Exchange Offer, holders of Old Securities should contact Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager for the Exchange Offers ("Morgan Stanley" or the "Dealer Manager"). Requests for copies of the Exchange Offer materials should be directed to Georgeson & Company Inc. (the "Information Agent") at the telephone number set forth on the back cover of this Prospectus. None of New Tenneco, Tenneco and Morgan Stanley makes any recommendation as to whether or not holders should exchange their Old Securities pursuant to the Exchange Offers and provide Consents (as defined) to the Proposed Amendments (as defined).

                                  ----------

                 The Dealer Manager for the Exchange Offers is

                              MORGAN STANLEY & CO.
                                  Incorporated

November   , 1996

(continuation of cover page)

  Concurrently with the Exchange Offers, New Tenneco, on behalf of Tenneco, is soliciting (the "Consent Solicitation") consents from the holders of the Old Securities (together with the consents being solicited by Tenneco pursuant to the Tender Offers (as defined), the "Consents") to certain amendments (the "Proposed Amendments") to the indenture pursuant to which the Old Securities were issued. Holders of Old Securities who tender such Old Securities for exchange pursuant to the Exchange Offers will be required, as a condition to a valid tender, to have given their Consent to all of the Proposed Amendments with respect to such Old Securities. No payments will be made for Consents given pursuant hereto. See "The Exchange Offers--The Consent Solicitation."

  The Exchange Offers are one component of a plan (the "Debt Realignment") designed to restructure the indebtedness for money borrowed of Tenneco and certain of its subsidiaries as part of the proposed reorganization of Tenneco (the "Transaction") pursuant to which, among other things, (i) Tenneco will spin off (the "Distributions") New Tenneco, which will own Tenneco's automotive parts, packaging and administrative services businesses, and Newport News Shipbuilding Inc. ("Newport News"), which will own Tenneco's shipbuilding business and (ii) an indirect wholly owned subsidiary of El Paso Natural Gas Company ("El Paso") will merge with and into Tenneco (the "Merger"), with Tenneco surviving the Merger as a subsidiary of El Paso. Upon consummation of the Merger, Tenneco will be renamed El Paso Tennessee Pipeline Co. and New Tenneco will be renamed Tenneco Inc. See "Description of the Transaction."

  New Tenneco will not be required to accept for exchange any Old Securities tendered for exchange, and may terminate any Exchange Offer, if, among other things: (i) Consents to the Proposed Amendments are not received from the registered holders of at least a majority of the aggregate principal amount of the Old Securities and the other debt securities outstanding under the Tenneco indenture, taken together (which represent the consents required to amend the Tenneco indenture); (ii) all conditions to the Tender Offers (as defined) have not been satisfied; or (iii) any material condition to the consummation of the Distributions or the Merger remains unsatisfied. See "The Exchange Offers-- Conditions to the Exchange Offers."

  New Tenneco expressly reserves the right, in its sole discretion, subject to applicable law, at any time and from time to time, to (i) terminate any of the Exchange Offers and not accept for exchange any Old Securities if any conditions to the Exchange Offers are not satisfied and not waived by New Tenneco, (ii) waive any condition to any Exchange Offer and accept all Old Securities previously tendered for exchange pursuant to such Exchange Offer,
(iii) extend the expiration of any of the Exchange Offers and retain all Old Securities tendered for exchange pursuant thereto, subject, however, to the withdrawal rights of holders as described under "The Exchange Offers-- Withdrawal Rights," and/or (iv) amend the terms of any of the Exchange Offers. Any amendment of an Exchange Offer will apply to all Old Securities of the same series tendered for exchange pursuant to such Exchange Offer. See "The Exchange Offers--Expiration Time; Extensions; Termination; Amendments."

  The New Securities will be senior unsecured obligations of New Tenneco and will rank pari passu with all existing and future senior unsecured indebtedness of New Tenneco. The terms of each series of New Securities will be substantially the same in all material respects as the terms of the corresponding series of Old Securities except that (i) the New Securities will be issued by New Tenneco, (ii) the interest rate on each series of the New Securities will be higher than the interest rate on each corresponding series of Old Securities as set forth herein, and (iii) the New Indenture (as defined) contains a negative pledge covenant, events of default and other provisions which differ, in certain respects, from the corresponding provisions in the Tenneco indenture. See "Description of the New Securities."

(continuation of cover page)

  If the Proposed Amendments become effective, each holder of Old Securities that are not properly tendered and accepted for exchange hereunder will be bound by the Proposed Amendments regardless of whether such holder consented to the Proposed Amendments. After giving effect to the Proposed Amendments and the Transaction, the Old Securities that are not exchanged pursuant to the Exchange Offers will remain obligations of Tenneco only and will not be guaranteed by or be an obligation of New Tenneco, El Paso or any other entity. See "Risk Factors."

  Consummation of the Exchange Offers and the other components of the Transaction, and the adoption of the Proposed Amendments, may have adverse consequences for holders of Old Securities who elect not to tender in the Exchange Offers, including the following: (i) the Tenneco indenture will be amended to specifically permit the Distributions and the Merger and certain transactions contemplated thereby without compliance with certain existing covenants relating to sales or other dispositions of assets (the application of which New Tenneco and Tenneco believe, in any event, is uncertain in these circumstances); (ii) the Tenneco indenture will be amended to change or eliminate certain covenants, events of default and other provisions therein;
(iii) upon consummation of the Transaction, any Old Securities then outstanding will remain unsecured obligations of Tenneco, the consolidated assets, revenues, net income and scope of business of which will be significantly reduced and changed by reason of the Transaction, and Tenneco will then have, and may thereafter incur, substantial new debt; (iv) the Old Securities that remain outstanding after consummation of the Exchange Offers and the other components of the Transaction may have lower debt ratings than they had prior to the Transaction (the Old Securities are currently rated Baa2 (under review with direction uncertain) by Moody's Investors Service, Inc. ("Moody's") and BBB- (on CreditWatch with developing implications) by Standard & Poor's Corporation ("S&P")); and (v) the Old Securities that are listed on the NYSE will be delisted and the trading market for such Old Securities could become more limited, which could adversely affect the market price of such Old Securities. See "Risk Factors'' and ""The Exchange Offers--The Consent Solicitation."

  Tenders of Old Securities may be withdrawn at any time at or prior to the expiration of the applicable Exchange Offer, but are thereafter irrevocable unless the related Exchange Offer is terminated without any Old Securities being accepted for exchange thereunder. A withdrawal of Old Securities tendered for exchange at or prior to the expiration of the applicable Exchange Offer will be deemed a revocation of the related Consent. See "The Exchange Offers--The Consent Solicitation" and "The Exchange Offers--Withdrawal Rights."


                               ----------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEW TENNECO OR THE DEALER MANAGER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF NEW TENNECO SINCE SUCH DATE.

                               ----------------

  UNTIL NOVEMBER [ ], 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               ----------------

  THE EXCHANGE OFFERS (INCLUDING THE CONSENT SOLICITATION) ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF OLD SECURITIES FOR EXCHANGE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF OLD SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF ANY EXCHANGE OFFER (INCLUDING THE CONSENT SOLICITATION) WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  New Tenneco has filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Securities offered hereby (together with all amendments thereto, the "Registration Statement"). New Tenneco has also filed with the Commission a registration statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to New Tenneco's common stock and associated preferred stock purchase rights to be distributed to Tenneco common stockholders in the Distributions. This Prospectus does not contain all of the information set forth in such registration statements and the exhibits and schedules thereto. For further information with respect to New Tenneco and the New Securities, reference is made to such registration statements and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference.

  Tenneco is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Following the Distributions, New Tenneco will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission.

  The Registration Statement, and exhibits and schedules thereto, filed by New Tenneco, and the reports, proxy statements and other information filed with the Commission by Tenneco can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or may be accessed electronically on the Commission's website at (http://www.sec.gov). Securities of Tenneco are listed on the NYSE and the Chicago and Pacific Stock Exchanges, and reports and other information concerning Tenneco can be inspected at such exchanges. Application will be made to list the New Securities on the NYSE, and reports and other information concerning New Tenneco can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

  Additional information concerning the Transaction is contained in the Joint Proxy Statement/Prospectus of Tenneco and El Paso, dated November 4, 1996, included as part of El Paso's Registration Statement on Form S-4, as amended (File No. 333-10911) filed with the Commission in connection with the Transaction (the "Joint Proxy Statement"). The Joint Proxy Statement is being distributed to Tenneco's stockholders in connection with their consideration of the Transaction at a special meeting of Tenneco stockholders (the "Tenneco Special Meeting"), presently scheduled to be held December 10, 1996, and is available upon written or oral request to Karl A. Stewart, Vice President and Secretary, Tenneco Inc., 1275 King Street, Greenwich, Connecticut 06831, telephone (203) 863-1000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents heretofore filed with the Commission by Tenneco pursuant to the Exchange Act are incorporated by reference into this Prospectus and shall be deemed to be a part hereof:

    (a) Tenneco's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Tenneco's Form 10-K/A dated August 27, 1996;

    (b) Tenneco's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

    (c) Tenneco's Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 14, 1996; and

    (d) Tenneco's Current Reports on Form 8-K dated November 17, 1995, February 2, 1996, March 21, 1996, June 6, 1996, and June 19, 1996.

  All documents subsequently filed by Tenneco and New Tenneco pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated in this Prospectus by reference and to be a part of this Prospectus from the date of the filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO TENNECO THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF OLD SECURITIES, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831, TELEPHONE (203) 863-1000. TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 3, 1996.

 CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE
                   SECURITIES LITIGATION REFORM ACT OF 1995

  This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, New Tenneco's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "goal," "expects," "expect," "expected," "plans," "anticipates," "should," "designed to," "foreseeable future" and "believes" and similar terms and phrases, and in many cases are followed by a cross reference to "Risk Factors." New Tenneco's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (a) the factors discussed in the section or sections under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors in the section or sections under "Risk Factors" that are referred to in the cross reference, (b) the factors discussed under "Description of New Tenneco" and "Description of Tenneco Energy" and (c) the following additional factors: (i) the general economic and competitive conditions in the markets and countries where New Tenneco operates; (ii) changes in capital availability or costs such as changes in interest rates, market perceptions of the industries in which New Tenneco operates or security ratings; (iii) fluctuations in demand for certain of New Tenneco's products; (iv) the cost of compliance with changes in regulations, including environmental regulations; (v) employee workforce factors, including collective bargaining agreements or work stoppages; (vi) growth strategies through acquisitions and investments in joint ventures may face legal and regulatory delays and other unforeseeable obstacles beyond New Tenneco's control; (vii) cost control efforts may be affected by the timing of related work force reductions and might be further offset by unusual and unexpected items resulting from such events as unexpected environmental remediation costs in excess of reserves; (viii) future operating results and success of business ventures in the United States and foreign markets may be subject to the effects of, and changes in, United States and foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, and operating conditions; and (ix) authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Commission.

  When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, New Tenneco cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, New Tenneco or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  iv
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   v
CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE
 PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.........................   v
SUMMARY...................................................................   1
RISK FACTORS..............................................................  22
  Risk Factors Relating to Holders Tendering in the Exchange Offers.......  22
  Risk Factors Relating to Holders Not Tendering in the Exchange Offers...  24
THE EXCHANGE OFFERS.......................................................  27
  Terms of the Exchange Offers............................................  27
  The Consent Solicitation................................................  28
  Expiration Time; Extensions; Termination; Amendments....................  28
  Effect of Tender........................................................  29
  Acceptance of Old Securities Tendered for Exchange; Delivery of New Se-
   curities...............................................................  30
  Procedures for Tendering Old Securities for Exchange and Giving Con-
   sents..................................................................  30
  Conditions to the Exchange Offers.......................................  34
  Withdrawal Rights.......................................................  36
  Dealer Manager..........................................................  36
  Exchange Agent..........................................................  37
  Information Agent.......................................................  37
  Trustee ................................................................  37
  Fees and Expenses.......................................................  37
MARKET AND TRADING INFORMATION............................................  38
ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS...............................  40
THE PROPOSED AMENDMENTS...................................................  40
DESCRIPTION OF THE NEW SECURITIES.........................................  49
  General.................................................................  49
  New Securities..........................................................  49
  Certain Covenants of New Tenneco........................................  52
  Consolidation, Merger and Sale of Assets................................  55
  Events of Default.......................................................  55
  Modification of the New Indenture.......................................  56
  Defeasance and Covenant Defeasance......................................  56
  The New Trustee.........................................................  57
  Global Securities.......................................................  57
  Physical Securities.....................................................  57
  Book-Entry System.......................................................  57
DESCRIPTION OF THE TRANSACTION............................................  59
THE NPS ISSUANCE..........................................................  60
DEBT AND CASH REALIGNMENT.................................................  60
  Debt Realignment........................................................  61
  Capital Expenditure Adjustment..........................................  62
  Cash Realignment .......................................................  63
CORPORATE RESTRUCTURING TRANSACTIONS .....................................  63
THE DISTRIBUTIONS.........................................................  65
  Manner of Distribution..................................................  65
  Certain Other Pre-Distribution Transactions.............................  65
  Relationship Among Tenneco, New Tenneco and Newport News After the Dis-
   tributions.............................................................  65
  Conditions to Consummation of the Distributions.........................  70
  Amendment or Termination of the Distributions...........................  71

                                                                           PAGE
                                                                           ----
THE MERGER................................................................  72
  General.................................................................  72
  Effects of the Merger...................................................  72
  Certain Other Pre-Merger Transactions ..................................  72
  El Paso Guaranty of Tenneco Performance.................................  72
  Employee Benefits ......................................................  73
  Conditions Precedent....................................................  74
  Amendment or Termination of the Merger Agreement........................  75
  Waiver..................................................................  76
  Termination Fee.........................................................  76
  Consulting Arrangement..................................................  77
THE CHARTER AMENDMENT.....................................................  77
DESCRIPTION OF NEW TENNECO................................................  78
  Introduction............................................................  78
  Business Strategy.......................................................  78
  Tenneco Automotive......................................................  80
  Tenneco Packaging.......................................................  88
  Tenneco Business Services...............................................  94
  Properties..............................................................  94
  Environmental Matters...................................................  95
  Legal Proceedings.......................................................  96
  New Tenneco Credit Facility.............................................  96
  Management..............................................................  97
  Capitalization.......................................................... 111
  Unaudited Pro Forma Combined Financial Statements....................... 112
  Combined Selected Financial Data........................................ 118
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.......................................................... 120
DESCRIPTION OF TENNECO.................................................... 135
  Capitalization ......................................................... 136
  Unaudited Pro Forma Consolidated Financial Statements................... 137
  Consolidated Selected Financial Data.................................... 145
DESCRIPTION OF TENNECO ENERGY............................................. 147
  General................................................................. 147
  Interstate Pipeline Operations.......................................... 147
  Gas Marketing, Intrastate Pipelines and Related Services................ 151
  International, Power Generation and Ventures............................ 152
  Discontinued and Other Operations....................................... 153
  Employees............................................................... 153
  Properties.............................................................. 153
  Operation of the Energy Business After the Merger....................... 153
  Environmental Matters .................................................. 154
  Legal Proceedings....................................................... 156
  Tenneco Credit Facility................................................. 157
  Management After the Transaction........................................ 157
  Executive Officers and Directors........................................ 158
  Combined Selected Financial Data ....................................... 159
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of the Energy Business................................... 160
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................ 169
  General................................................................. 169
  Tax Considerations for Holders Who Tender in the Exchange Offers........ 169
  Tax Considerations for Holders Who Do Not Tender in the Exchange Offers. 170
  Backup Withholding...................................................... 170
LEGAL MATTERS............................................................. 170
EXPERTS................................................................... 171
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULES...................... F-1

                                    SUMMARY

  New Tenneco has announced its offer to exchange the New Securities set forth below for any and all of the Old Securities set forth below and its solicitation of Consents with respect to the Old Securities upon the terms and subject to the conditions set forth herein. Morgan Stanley has been named exclusive Dealer Manager for the Exchange Offers (including the Consent Solicitation). For your convenience, the Exchange Offers are summarized below. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included or incorporated by reference in this Prospectus. Holders of Old Securities are urged to read carefully this Prospectus and the documents incorporated by reference in their entirety.

                              THE EXCHANGE OFFERS

THE EXCHANGE OFFERS:          New Tenneco is offering to exchange the New
                              Securities described below for the Old Securities described below:

           OUTSTANDING FOR EACH $1,000 PRINCIPAL THE EXCHANGING HOLDERS WILL
            AGGREGATE           AMOUNT                 RECEIVE $1,000
            PRINCIPAL    OF THE FOLLOWING OLD      PRINCIPAL AMOUNT OF THE
CUSIP NO.    AMOUNT           SECURITIES:         FOLLOWING NEW SECURITIES:
---------  ----------- ------------------------- ---------------------------
                        [to be filed by amendment]

                              The terms of each series of New Securities will be substantially the same in all material respects as the terms of the corresponding series of Old Securities, except that (i) the New Securities will be issued by New Tenneco, (ii) the interest rate on each series of New Securities will be higher than the interest rate on each corresponding series of Old Securities as set forth herein, and (iii) the New Indenture (as defined) contains a negative pledge covenant, events of default and other provisions which differ, in certain respects, from the corresponding provisions in the indenture under which the Old Securities were issued. See "Description of the New Securities."

                              Also as part of the Debt Realignment, Tenneco is making offers (under separate cover) to purchase for cash (the "Tender Offers") certain debt securities of Tenneco and its subsidiaries, Tennessee Gas Pipeline Company ("Tennessee") and Tenneco Credit Corporation ("TCC"), and in connection therewith is soliciting consents to certain amendments to the indentures under which such securities were issued. The Tenneco debt securities that are the subject of Tender Offers (the "Other Securities") were issued under the same indenture as the Old Securities. To tender Other Securities pursuant to the Tender Offers, the holders thereof will be required to consent to the Proposed Amendments. The Tender Offers are not being made pursuant to this Prospectus. The Tender Offers, when commenced, will only be made by means of a separate offer to purchase and consent solicitation. In addition, the Debt Realignment contemplates the redemption, payment, prepayment and defeasance of other indebtedness issued by Tennessee and TCC.

EXPIRATION TIME:              Each of the Exchange Offers shall expire at 5:00
                              p.m., New York City time, on Tuesday, December
                              10, 1996, unless extended by New Tenneco in its sole discretion (such date and time or the latest date and time to which an Exchange Offer is extended being referred to herein as the "Expiration Time" for such Exchange Offer) or earlier terminated. See "The Exchange Offers--
                              Expiration Time; Extensions; Termination;
                              Amendments."

ISSUANCE DATE; EXCHANGE       Upon the terms and subject to the conditions of
 DATE:                        the Exchange Offers (including, if any Exchange
                              Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, New Tenneco will accept for exchange Old Securities validly tendered (and not withdrawn) at or prior to the Expiration Time pursuant to an Exchange Offer and thereafter will acquire such Old Securities by issuing New
                              Securities in exchange therefor on the first NYSE trading day following the applicable Expiration
                              Time, (i.e., the Issuance Date). Such New
                              Securities will be delivered to the Exchange
                              Agent, which will deliver the New Securities to the holders of tendered and accepted Old
                              Securities on the third NYSE trading day following the applicable Expiration Time or as soon thereafter as practicable (i.e., the Exchange Date). See "The Exchange Offers--
                              Acceptance of Old Securities Tendered for
                              Exchange; Delivery of New Securities."

INTEREST ON NEW SECURITIES;   Interest on the New Securities issued in exchange
 ACCRUED INTEREST ON OLD      for the Old Securities will accrue from, and
 SECURITIES:                  including, the applicable Issuance Date at the
                              applicable interest rate on such New Securities.
                              Interest on Old Securities exchanged in an Exchange Offer will continue to accrue up to, but excluding, the applicable Issuance Date and will be paid in cash in immediately available same-day funds concurrently with the delivery of New
                              Securities; provided, however, that if the Issuance Date for any series of Old Securities occurs before an interest payment date for such series of Old Securities but after the record date relating to such interest payment date, then
                              Tenneco (rather than New Tenneco) will pay accrued interest up to, but excluding, the applicable Issuance Date on such series of Old
                              Securities to the holders of such Old Securities as of such record date on the applicable Issuance
                              Date (rather than on the regularly scheduled interest payment date). See "The Exchange
                              Offers--Acceptance of Old Securities Tendered for
                              Exchange; Delivery of New Securities."

PROCEDURES FOR                Holders will not be entitled to participate in
 TENDERING SECURITIES         the Exchange Offers unless they tender their Old
 AND GIVING CONSENTS:         Securities and deliver Consents to the Proposed
                              Amendments with respect to such Old Securities.
                              THE TENDER OF OLD SECURITIES PURSUANT TO THE
                              EXCHANGE OFFERS WILL CONSTITUTE THE GIVING OF A
                              CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT
                              TO SUCH OLD SECURITIES.

                              Any beneficial owner whose Old Securities are held of record by a custodian bank, depositary, broker, trust company or other nominee and who wishes to exchange Old Securities should promptly instruct such record holder to tender such Old Securities on the beneficial owner's behalf according to one of the procedures described below.

                              TENDER OF OLD SECURITIES HELD WITH DTC. Pursuant to authority granted by The Depository Trust Company ("DTC"), any DTC participant that has Old Securities credited to its DTC account may directly tender such Old Securities as if it were the record holder thereof (and references herein to registered or record holders shall include such participants) by (i) effecting a book-entry transfer of all Old Securities to be tendered in the Exchange Offers into the account of The Chase Manhattan Bank (the "Exchange Agent") at DTC, and
                              (ii) either (a) effecting an Agent's Message (as defined), or (b) completing and signing the Letter of Transmittal in accordance with the instructions set forth therein and delivering such properly completed and signed Letter of Transmittal, together with any signature guarantees and other documents required thereby, to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

                              DTC participants may, in lieu of physically completing, signing and delivering to the Exchange Agent the Letter of Transmittal, electronically transmit their acceptance of any Exchange Offer (and thereby provide their Consent to the Proposed Amendments) through the DTC Automated Tender Offer Program ("ATOP") by causing DTC to transfer Old Securities to the Exchange Agent's DTC account in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

                              The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Old Securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (including, without limitation, the fact that such participant has consented to the Proposed Amendments in accordance with the terms of such Letter of Transmittal) and that each of New Tenneco and Tenneco may enforce such agreement against such participant.

                              BOOK-ENTRY DELIVERY PROCEDURES FOR HOLDERS
                              TENDERING OLD SECURITIES HELD WITH DTC. The
                              Exchange Agent will establish accounts with respect to the Old Securities at DTC for purposes of the Exchange Offers. Any participant in DTC may make book-entry delivery of Old Securities by causing DTC to transfer Old Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer. DTC will then send an Agent's Message to the Exchange Agent. Timely book-entry delivery of Old Securities pursuant to the Exchange Offers requires receipt of a book-entry confirmation by the Exchange Agent at or prior to the applicable Expiration Time. However, although delivery of Old Securities may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message in connection with a book-entry transfer or a properly completed Letter of Transmittal (or facsimile thereof), together with any signature guarantees and any other documents required thereby, must, in any case, be delivered to and received by the Exchange Agent at or prior to the applicable Expiration Time. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

                              TENDER OF OLD SECURITIES HELD IN PHYSICAL FORM. A holder of Old Securities held in physical form must comply with the following instructions to tender Old Securities in any of the Exchange
                              Offers: (i) complete and sign the Letter of Transmittal in accordance with the instructions set forth therein; and (ii) deliver the properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and other documents required thereby, and the Old Securities covered thereby in physical form to the Exchange Agent at the address set forth on the back cover page of this Prospectus at or prior to the applicable Expiration Time.

                              LETTERS OF TRANSMITTAL AND OLD SECURITIES IN
                              PHYSICAL FORM MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR PHYSICAL SECURITIES TO TENNECO, NEW TENNECO, THE INFORMATION AGENT, DTC OR THE DEALER MANAGER. THE METHOD OF DELIVERY OF SUCH DOCUMENTS TO THE EXCHANGE AGENT, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING THE OLD SECURITIES.

                              IT IS RECOMMENDED THAT HOLDERS TENDERING THEIR OLD SECURITIES IN PHYSICAL FORM DELIVER SUCH OLD SECURITIES TO THE EXCHANGE AGENT AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE OF THIS PROSPECTUS BY REGISTERED INSURED MAIL.

GUARANTEED DELIVERY           Holders of Old Securities who wish to tender
 PROCEDURES:                  their Old Securities and (i) whose Old Securities
                              are not immediately available, (ii) who cannot deliver certificates representing their Old
                              Securities, the

                              Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry delivery of Old Securities, at or prior to the Expiration Time must tender their Old Securities according to the guaranteed delivery procedures set forth herein at or prior to the Expiration Time. See "The Exchange Offers--Procedures for Tendering Old Securities for Exchange and Giving Consents--Guaranteed Delivery Procedures."

THE CONSENT                   As part of the Exchange Offers, New Tenneco, on
SOLICITATION:                 behalf of Tenneco, is soliciting Consents from
                              the holders of Old Securities to the Proposed
                              Amendments. In connection with the Tender Offers,
                              Tenneco is concurrently soliciting Consents from the holders of the Other Securities to the Proposed Amendments. See "The Exchange Offers--
                              The Consent Solicitation" and "The Proposed
                              Amendments." Unless the context otherwise requires, all references herein to an Exchange
                              Offer shall be deemed to include the Consent
                              Solicitation. THE PROPER TENDER OF OLD SECURITIES
                              FOR EXCHANGE PURSUANT TO ONE OF THE PROCEDURES
                              SET FORTH HEREIN WILL CONSTITUTE THE GIVING OF A
                              CONSENT WITH RESPECT TO SUCH OLD SECURITIES.

                              The Old Securities and Other Securities were issued pursuant to an indenture, dated as of March 15, 1988 (the "Old Indenture"), between Tenneco and The Chase Manhattan Bank, as trustee (the "Old Trustee"). Tenneco and the Old Trustee intend to execute a supplemental indenture to the Old Indenture (the "Supplemental Indenture"), providing for the Proposed Amendments, which will become operative after receipt of the Requisite Consents (as defined) and upon acceptance for exchange or payment, as the case may be, of the Old Securities and/or the Other Securities relating to such Consents.

REQUISITE CONSENTS:           Consents of registered holders of a majority of
                              the outstanding aggregate principal amount of the Old Securities and the Other Securities (which together constitute all the issued and outstanding securities under the Old Indenture) are required (the "Requisite Consents") to amend the Old Indenture (the "Minimum Tender
                              Condition").

PROPOSED AMENDMENTS:          (i) Addition of provisions to the Old Indenture
                                  that would specifically permit Tenneco to consummate the Distributions and the transactions contemplated thereby without compliance with a covenant that, if held to apply, might otherwise require each of New Tenneco and Newport News to become a co-obligor of securities issued under the Old Indenture in connection therewith (the application of which New Tenneco and Tenneco believe, in any event, is uncertain in these circumstances);

                              (ii) Modification of the negative pledge covenant
                                   to (A) apply only to the principal
                                   properties of Tenneco and its subsidiaries located in the United States or Canada (rather than all properties and assets), (B) permit liens incurred in connection with improvements to properties, (C) increase the amount of debt that may be secured by a lien notwithstanding the provisions of the negative pledge covenant and (D) not apply to liens existing, or arising under an "after-acquired" property or similar provision existing, as of the date of the Supplemental Indenture;

                              (iii) Elimination of certain events of default
                                    that would otherwise arise from the default by Tenneco or one or more of its subsidiaries under other debt obligations; and

                              (iv) Modification of the provisions governing
                                   defeasance of the Old Securities to, among other things, allow the defeasance of securities that are to become due and payable or are to be redeemed within one year of such defeasance without requiring Tenneco to deliver an Internal Revenue Service ("IRS") ruling or a tax opinion as to the tax consequences of the defeasance.

                              If the Proposed Amendments become effective with respect to the Old Indenture, they will apply to all Old Securities issued under the Old Indenture, and each holder of such Old Securities not tendered or accepted for exchange pursuant to the Exchange Offers will be bound by the Proposed Amendments regardless of whether such holder consented to the Proposed Amendments.

CERTAIN CONDITIONS            Notwithstanding any other provision of the
 PRECEDENT TO THE             Exchange Offers (or any extensions or amendments
 EXCHANGE OFFERS:             thereof), New Tenneco will not be required to
                              accept any Old Securities tendered for exchange or issue any New Securities in exchange therefor, and may terminate any Exchange Offer, if, among other things:

                              (i) the Minimum Tender Condition shall not have
                                  been satisfied;

                              (ii) all conditions to the Tender Offers shall
                                   not have been satisfied; or

                              (iii) any material condition to the consummation
                                    of the Distributions or the Merger remains unsatisfied (including the approval of the Transaction by Tenneco stockholders as more fully described herein). See "The Exchange Offers--Conditions to the Exchange Offers."

WAIVERS; EXTENSIONS;          New Tenneco also expressly reserves the right, in
AMENDMENTS:                   its sole discretion, subject to applicable law,
                              at any time or from time to time, to (i) waive any condition to any Exchange Offer and accept all Old Securities previously tendered for exchange pursuant to such Exchange Offer, (ii) extend the Expiration Time of any of the Exchange
                              Offers and retain all Old Securities tendered for exchange pursuant thereto subject, however, to the withdrawal rights of holders as described under "The Exchange Offers--
                              Withdrawal Rights," and/or (iii) amend the terms of any of the Exchange Offers. Any amendment applicable to any of the Exchange Offers will apply to all Old Securities of the same series tendered pursuant to such Exchange Offer. See
                              "The Exchange Offers--Expiration Time;
                              Extensions; Termination; Amendments."


WITHDRAWAL RIGHTS AND         Tenders of Old Securities for exchange may be
 REVOCATION OF                withdrawn at any time at or prior to the
CONSENTS:                     applicable Expiration Time by following the
                              procedures described herein, but are thereafter irrevocable unless the related Exchange Offer is terminated without any Old Securities being accepted for exchange thereunder. A proper withdrawal of tendered Old Securities at or prior to the applicable Expiration Time shall be deemed a revocation of the related Consent. See "The
                              Exchange Offers--The Consent Solicitation" and
                              "The Exchange Offers--Withdrawal Rights."

DEALER MANAGER:               Morgan Stanley & Co. Incorporated.

EXCHANGE AGENT:               The Chase Manhattan Bank.

INFORMATION AGENT:            Georgeson & Company Inc.

                          TERMS OF THE NEW SECURITIES

  The terms of each series of New Securities will be substantially the same in all material respects as the terms of the corresponding series of Old Securities except that (i) the New Securities will be issued by New Tenneco,
(ii) the interest rate on each series of New Securities will be higher than the interest rate on each corresponding series of Old Securities as set forth herein, and (iii) the New Indenture contains a negative pledge covenant, events of default and other provisions which differ, in certain respects, from the corresponding provisions in the Old Indenture. See "Description of the New Securities."

ISSUER:                       New Tenneco Inc. (to be renamed Tenneco Inc.).

RANKING: The New Securities will be senior unsecured obligations of New Tenneco and will rank pari passu with all existing and future senior unsecured indebtedness of New Tenneco.

                                 NEW SECURITIES

  SERIES OF NEW SECURITIES  INTEREST PAYMENT DATES
  ------------------------  ----------------------

                           [to be filed by amendment]


For more detailed information regarding the New Securities, see "Description of the New Securities."

                                 THE COMPANIES

  Unless the context otherwise requires, as used herein (i) the term "New Tenneco" refers to (A) New Tenneco Inc. (to be renamed Tenneco Inc. upon consummation of the Merger) and its subsidiaries, for all periods after consummation of the Distributions, and (B) the entities through which Tenneco and its subsidiaries operated the Industrial Business (as defined), for all periods prior to consummation of the Distributions; and (ii) the term "Tenneco" refers to (A) the entity surviving the Merger (to be renamed El Paso Tennessee Pipeline Co. upon consummation of the Merger) and its subsidiaries, for all periods after consummation of the Merger, and (B) Tenneco Inc. and its subsidiaries, for all periods prior to consummation of the Merger. See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offers.

TENNECO PRIOR TO THE TRANSACTION

  Tenneco is a diversified industrial company conducting all of its operations through its subsidiaries. The major businesses of Tenneco presently consist of
(i) the interstate and intrastate transportation and marketing of natural gas,
(ii) the manufacture and sale of automotive exhaust and ride control systems,
(iii) the manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer, institutional and commercial markets, and (iv) the design, construction, repair, and overhauling of ships (primarily nuclear-powered aircraft carriers and submarines for the United States Navy).

  In 1987, Tenneco was incorporated in Delaware and acquired all of the outstanding shares of Tennessee Gas Pipeline Company (which at the time was named Tenneco Inc.). Tenneco's principal executive offices are located at 1275 King Street, Greenwich, Connecticut 06831, and its telephone number at that address is (203) 863-1000. For further information concerning Tenneco, see "-- Summary Historical and Pro Forma Consolidated Financial Data of Tenneco," "Available Information," "Incorporation of Certain Information by Reference" and "Description of Tenneco."

NEW TENNECO

  New Tenneco is a newly formed Delaware corporation which, upon completion of the Distributions, will be an independent, publicly held company (symbol "TEN"). New Tenneco will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the Tenneco Automotive business ("Tenneco Automotive"), the Tenneco Packaging business ("Tenneco Packaging") and Tenneco's administrative services business ("TBS" and, collectively with Tenneco Automotive and Tenneco Packaging, the "Industrial Business"). Upon consummation of the Merger, New Tenneco will change its name to Tenneco Inc.

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of New Tenneco for legal, tax and other reasons, New Tenneco will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) New Tenneco will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) New Tenneco will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut; (iii) New Tenneco's Board of Directors will consist of those persons currently constituting the Tenneco Board of Directors; (iv) New Tenneco's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by New Tenneco will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  Tenneco's administrative services business--TBS--designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  New Tenneco's principal executive offices are located at 1275 King Street, Greenwich, Connecticut 06831 and its telephone number at that address is (203) 863-1000. See "Description of New Tenneco."

TENNECO AFTER GIVING EFFECT TO THE TRANSACTION

  General. Under the terms of the Merger, after the Distributions an indirect wholly owned subsidiary of El Paso will be merged with and into Tenneco, which will then consist only of the assets, liabilities and operations of Tenneco and its subsidiaries other than those relating to the Industrial Business or Tenneco's shipbuilding business (the "Shipbuilding Business") (collectively, "Tenneco Energy" or the "Energy Business"). Upon consummation of the Merger Tenneco will change its name to "El Paso Tennessee Pipeline Co."

  The Energy Business as currently conducted consists principally of the interstate transportation of natural gas, as well as certain other related business operations not generally subject to regulation by the Federal Energy Regulatory Commission (the "FERC"), such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures. The Energy Business also includes certain assets and liabilities of Tenneco and its subsidiaries that do not relate to the Industrial Business or Shipbuilding Business, including assets and liabilities relating to those business operations that have been discontinued or sold. See "Risk Factors--Risk Factors Relating to Holders Not Tendering in the Exchange Offers--Liabilities of Tenneco Energy for Discontinued Businesses."

  Tenneco Energy's principal interstate pipeline operations consist of the pipeline systems of Tennessee and its wholly owned subsidiaries, Midwestern Gas Transmission Company ("Midwestern") and East Tennessee Natural Gas Company ("East Tennessee"). The interstate systems, which include approximately 16,300 miles of pipeline, gathering lines and sales laterals, serve markets located primarily in the Eastern United States. Tenneco Energy Resources Corporation, a wholly owned subsidiary of Tenneco and Tennessee, and its subsidiaries operate approximately 1,300 miles of intrastate pipelines serving the Texas Gulf Coast and West Texas markets. Tenneco Energy's businesses include buying, selling, storing, processing and transporting natural gas and price risk management services. Also, Tenneco Energy is engaged in various international energy-related projects, invests in oil and gas properties and finances independent producers engaged in exploration and development projects. See "--Summary Historical and Pro Forma Consolidated Financial Data of Tenneco" and "Description of Tenneco Energy."

  Operation of Tenneco After the Merger. El Paso is currently engaged in a comprehensive review of the business and operations of Tenneco Energy. Following the completion of such review and consummation of the Merger, El Paso has indicated that it plans to integrate, for the most part, the operations of Tenneco Energy with those of El Paso in order to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso has indicated that it anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and Tenneco Energy should provide the combined company with increased operating flexibility and access to additional customers and markets. However, no assurance can be given as to whether, or to what extent, the operations of Tenneco Energy as a subsidiary of El Paso will differ from the operations of Tenneco Energy as a part of Tenneco. See "Risk Factors." Following consummation of the Transaction, it is expected that Tenneco Energy's principal executive offices will be located at 1010 Milam Street, Houston, Texas, and its telephone number at that address will be (713) 757-2131.

  El Paso has indicated that it intends to undertake various transactions with respect to the Energy Business (the "Refinancing Transactions") in order to reduce the amount of Tenneco debt that will be outstanding after consummation of the Transaction including (i) the monetization of certain assets of the Energy Business for anticipated net proceeds of approximately $500 million, and
(ii) a public equity offering by El Paso of approximately $200 million and the use of the net proceeds thereof to purchase a subordinated series of preferred stock (the "Subordinated Tenneco Preferred Stock") from Tenneco. In addition, as market conditions allow, El Paso may refinance Tenneco's remaining post-Transaction debt through the sale of senior debt of Tenneco and/or Tennessee. There can be no assurance as to whether any of the Refinancing Transactions will occur or as to the price, terms or provisions of any of such transactions. See "Risk Factors" and "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements."

  El Paso has reached, contingent upon consummation of the Merger and various other conditions (including approval by the FERC), a preliminary understanding with certain of Tennessee's customers regarding the customers' challenges to Tennessee's ability to recover various gas supply realignment ("GSR") and other costs from its customers (the "El Paso Preliminary GSR Understanding"). See "Description of Tenneco Energy--Operation of the Energy Business After the Merger--Proposed Post-Merger Resolution of GSR Transition Cost Disputes."

                         DESCRIPTION OF THE TRANSACTION

  For the past several years, Tenneco has been undergoing a corporate transformation from a highly diversified industrial corporation to a global manufacturing company focused on its automotive and packaging businesses. The Transaction, of which the Exchange Offers are one component, is designed to complete this process. Consummation of the Transaction is conditioned upon, among other things, the approval by Tenneco stockholders of the Transaction. The Transaction will be submitted as a single, unified proposal at the Tenneco Special Meeting, presently scheduled to be held on December 10, 1996.

  The following sets forth the principal transactions which constitute part of, and will be undertaken to consummate, the Transaction.


  . New Preferred Stock Issuance. Tenneco will issue (the "NPS Issuance") in a registered public offering shares of one or more new series of junior preferred stock of Tenneco (the "Tenneco Junior Preferred Stock") in an amount calculated, to the extent possible, to have an aggregate value equal to approximately 25% of the total value of all shares of Tenneco capital stock outstanding as of the effective time of the Merger (the "Merger Effective Time"). Holders of Tenneco Junior Preferred Stock will have the right to elect one-sixth of the Board of Directors of Tenneco. The proceeds (the "NPS Issuance Proceeds") to Tenneco from the sale of the Tenneco Junior Preferred Stock in the NPS Issuance (which are estimated to be approximately $275 million) will, net of underwriting commissions and other expenses, be used to repay certain existing indebtedness of Tenneco and certain of its subsidiaries in connection with the Debt Realignment.

  . Debt Realignment. Pursuant to the Debt Realignment, the indebtedness for money borrowed of Tenneco and certain of its consolidated subsidiaries (the "Tenneco Energy Consolidated Debt," which had a total book value of approximately $4,443 million at June 30, 1996), will be restructured and refinanced through the Exchange Offers and Tender Offers, as well as a series of payments, redemptions, prepayments and defeasances. The Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to the total amount of certain other liabilities and obligations of Tenneco Energy outstanding as of the Merger Effective Time (as so added, the "Actual Energy Debt Amount," described more fully herein), equals $2.65 billion, less the NPS Issuance Proceeds and subject to certain other adjustments described herein (the "Base Debt Amount"). If the Actual Energy Debt Amount varies from the Base Debt Amount, the amount of such variance will be accounted for in a post-Transaction cash payment (the "Debt Cash Adjustment") (i) from New Tenneco to Tenneco, in the event the Actual Energy Debt Amount exceeds the Base Debt Amount, or (ii) from Tenneco to New Tenneco, in the event the Actual Energy Debt Amount is less than the Base Debt Amount. See "Debt and Cash Realignment." If the Debt Realignment and other components of the Transaction had been consummated on June 30, 1996, on a pro forma basis (assuming 100% acceptance of the Exchange Offers), Tenneco and New Tenneco would have had indebtedness for money borrowed of approximately $2,544 million ($1,844 million after giving effect to the Refinancing Transactions) and $2,145 million, respectively. See "Description of New Tenneco--Unaudited Pro Forma Combined Financial Statements" and "Description of Tenneco-- Unaudited Pro Forma Consolidated Financial Statements."

  . Corporate Restructuring Transactions. Tenneco and its subsidiaries will undertake various intercompany transfers and distributions (collectively, the "Corporate Restructuring Transactions") designed to restructure, divide and separate their existing businesses and assets so that, upon consummation of the Distributions, substantially all the assets, liabilities and operations of (i) the Industrial Business will be directly and indirectly owned and operated by New Tenneco, and (ii) the Shipbuilding Business will be directly and indirectly owned and operated by Newport News Shipbuilding Inc., a Delaware corporation which is currently a wholly owned subsidiary of Tenneco ("Newport News"). See "Corporate Restructuring Transactions."

  . Cash Realignment. The total amount of cash and cash equivalents of Tenneco and its consolidated subsidiaries (which, as of June 30, 1996, totalled approximately $229 million) as of the Merger Effective Time will be allocated $25 million to Tenneco (subject to certain adjustments), $5 million to Newport News and the balance to New Tenneco (the "Cash Realignment"). See "Debt and Cash Realignment."

  . The Charter Amendment. Prior to the Merger, Tenneco will file an amendment (the "Charter Amendment") to eliminate specified rights, powers and preferences of its junior preferred stock (certain of which may be preserved or modified in the certificates of designation for the Tenneco Junior Preferred Stock to be issued in the NPS Issuance) contained in the Tenneco Certificate of Incorporation, as amended (the "Tenneco Charter").

  . The Distributions. On the effective date of the Distributions (the
    "Distribution Date"), Tenneco will distribute to all holders of Tenneco common stock, par value $5.00 per share ("Tenneco Common Stock"), of record as of the close of business on a record date to be specified by the Tenneco Board of Directors (the "Distribution Record Date," which Tenneco presently estimates will be on or about the Distribution Date)
    (i) one share of New Tenneco common stock, $.01 par value per share (the "New Tenneco Common Stock"), for every share of Tenneco Common Stock held (the "Industrial Distribution"), and (ii) one share of Newport News common stock, $.01 par value per share (the "Newport News Common Stock"), for every five shares of Tenneco Common Stock held (the "Shipbuilding Distribution"). Cash will be paid (without interest) in lieu of fractional shares. The Distributions will be effected pursuant to a Distribution Agreement (as the same may be amended from time to time, the "Distribution Agreement"), among Tenneco, New Tenneco and Newport News. The Distribution Agreement and various agreements to be entered into in connection therewith (the "Ancillary Agreements") will govern the post-Transaction allocation of various other rights and obligations among Tenneco, New Tenneco and Newport News. See "The Distributions."

  . The Merger. El Paso Merger Company, an indirect wholly owned subsidiary of El Paso ("El Paso Subsidiary"), will be merged with and into Tenneco, which will then consist solely of the Energy Business. The Merger will be effected pursuant to an Agreement and Plan of Merger dated as of June 19, 1996 (as the same may be amended from time to time, the "Merger Agreement"), among Tenneco, El Paso and El Paso Subsidiary. Tenneco will survive the Merger, with 100% of its common equity and approximately 75% of its combined equity value at that time held indirectly by El Paso (and the remainder held by the holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance). See "The Merger."

  For a more detailed description of the Transaction, see "Description of the Transaction," "The NPS Issuance," "Corporate Restructuring Transactions," "Debt and Cash Realignment," "The Distributions" and "The Merger." For information with respect to the effect of the Transaction on, and the anticipated post-Merger operation of, New Tenneco and Tenneco, see "Description of New Tenneco" and "Description of Tenneco Energy." Holders of Old Securities are also referred to the Joint Proxy Statement, copies of which are available, without charge, to any such holder upon written or oral request to Karl A. Stewart, Vice President and Secretary, Tenneco Inc., 1275 King Street, Greenwich, Connecticut 06831, telephone (203) 863-1000.

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF NEW TENNECO

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of New Tenneco. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of New Tenneco. In the opinion of New Tenneco's management, the summary combined financial data of New Tenneco as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect: (i) the acquisition of The Pullman Company and its Clevite products division ("Clevite") in July 1996 and the acquisition of the Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), in August 1996; (ii) the effect on New Tenneco of the Cash Realignment and Debt Realignment (including the Exchange Offers); (iii) the effect on New Tenneco of the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of New Tenneco Common Stock as part of the Industrial Distribution. The unaudited pro forma combined financial data for the year ended December 31, 1995 also reflects the pro forma results of operations of the Mobil Plastics Division of Mobil Oil Corporation ("Mobil Plastics") prior to its acquisition in November 1995. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements. The unaudited pro forma combined Statements of Income Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of New Tenneco had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with "Description of New Tenneco--Unaudited Pro Forma Combined Financial Statements," the "Combined Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and New Tenneco's Combined Financial Statements, and notes thereto, included elsewhere herein.

                                  SIX MONTHS
  (DOLLARS IN MILLIONS          ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE AMOUNTS)  --------------------------  ---------------------------------------------------------
                           PRO FORMA                   PRO FORMA
                             1996    1996(A)  1995(A)    1995    1995(A)  1994(A)     1993(A)   1992       1991
                           --------- -------  -------  --------- -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
Net sales and operating
 revenues from
 continuing operations--
  Automotive............    $1,583   $1,463   $1,263    $2,710   $2,479   $1,989      $1,785   $1,763     $1,668
  Packaging.............     1,927    1,775    1,318     4,556    2,752    2,184       2,042    2,078      1,934
  Intergroup sales and
   other................        (5)      (5)      (4)      (10)     (10)      (7)         (7)      (5)        (5)
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total.................    $3,505   $3,233   $2,577    $7,256   $5,221   $4,166      $3,820   $3,836     $3,597
                            ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations before in-
 terest
 expense, income taxes
 and minority interest--
  Automotive............    $  170   $  163   $  134    $  258   $  240     $223      $  222   $  237     $  188
  Packaging.............       280      256      244       548      430      209         139      221        139(c)
  Other.................        (5)      (5)      --         2        2       24          20        7          3
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total.................       445      414      378       808      672      456         381      465        330
Interest expense (net of
 interest capitalized)..        83      100       74       166      160      104         101      102        111
Income tax expense......       147      126      124       291      231      114         115      154         80
Minority interest.......        10       10       12        23       23       --          --       --         --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Income from continuing
 operations.............       205      178      168       328      258      238         165      209        139
Loss from discontinued
 operations, net of in-
 come tax...............        --       --       --        --       --      (31)         (7)      (7)       (12)
Cumulative effect of
 changes in accounting
 principles, net of
 income tax.............        --       --       --        --       --       (7)(d)      --      (99)(d)     --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Net income..............    $  205   $  178   $  168    $  328   $  258   $  200      $  158   $  103     $  127
                            ======   ======   ======    ======   ======   ======      ======   ======     ======

                                                  (Table continued on next page)

(Continued from previous page)

  (DOLLARS IN MILLIONS           SIX MONTHS
    EXCEPT PER SHARE           ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
        AMOUNTS)          --------------------------  ---------------------------------------------------
                          PRO FORMA                   PRO FORMA
                            1996    1996(A)  1995(A)    1995    1995(A)  1994(A)  1993(A)   1992    1991
                          --------- -------  -------  --------- -------  -------  -------  ------  ------
Income from continuing
 operations per share...   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A      N/A      N/A     N/A
                           ======                      ======
Net income per share....   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A      N/A      N/A     N/A
                           ======                      ======
BALANCE SHEET DATA(B):
Total assets............   $7,617   $6,523   $4,430       N/A   $6,117   $3,940   $3,029   $2,812  $2,792
Short-term debt(e)......       13      530      205       N/A      384      108       94      182     758
Long-term debt(e).......    2,132    1,573    1,246       N/A    1,648    1,039    1,178    1,675   1,555
Minority interest.......      301      301      297       N/A      301      301        1        1       2
Combined equity.........    2,988    2,168    1,163       N/A    1,852      987      533      (87)   (553)
STATEMENT OF CASH FLOWS
 DATA(B):
Net cash provided (used)
 by operating activi-
 ties...................      N/A   $  199   $   (9)      N/A   $  489   $  571   $  324   $  121  $  503
Net cash provided (used)
 by investing activi-
 ties...................      N/A     (340)    (206)      N/A   (2,041)    (303)    (152)     (78)   (237)
Net cash provided (used)
 by financing activi-
 ties...................      N/A      169      (52)      N/A    1,297       50     (165)     (41)   (251)
OTHER DATA:
EBITDA(f)...............   $  603   $  551   $  458    $1,023   $  845   $  598   $  518   $  595  $  463
Ratio of earnings to
 fixed charges(g).......      3.5      2.9      3.4       3.2      2.8      3.2      2.9      3.4     2.4

-------
(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Description of New Tenneco--Management's Discussion and Analysis of Financial Condition and Results of Operations."
(b) During 1995 and 1994, the Automotive and Packaging operating segments of New Tenneco each completed several acquisitions, the most significant of which was the Packaging segment's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements of New Tenneco, included elsewhere herein, for further information on New Tenneco's acquisitions.
(c) Includes a gain of $42 million recorded by the Packaging operating segment related to the sale of three short-line railroads.
(d) In 1994, New Tenneco adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, New Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(e) Historical amounts include debt allocated to New Tenneco from Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based upon the ratio of New Tenneco's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by New Tenneco as a separate public entity. See the Combined Financial Statements of New Tenneco, and notes thereto, included elsewhere herein.
(f) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.
(g) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, preferred stock dividend requirements of subsidiaries, the portion of rental expense considered representative of the interest factor and capitalized interest. The historical ratios are based upon the amount of interest expense on corporate debt allocated to New Tenneco by Tenneco as discussed in (e) above. The pro forma ratios give effect to the Debt Realignment discussed in "Description of New Tenneco--Unaudited Pro Forma Combined Financial Statements."

    SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF TENNECO

  The summary consolidated financial data set forth below as of and for each of the fiscal years in the five-year period ended December 31, 1995 were derived from audited financial statements of Tenneco and its consolidated subsidiaries. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants. The summary consolidated financial data set forth below as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the summary historical financial data of Tenneco as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma consolidated financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been prepared to reflect: (i) the Corporate Restructuring Transactions, the Cash Realignment and Debt Realignment (including the Exchange Offers), the NPS Issuance and the Distributions and (ii) the Merger and the Refinancing Transactions. The unaudited pro forma consolidated Statements of Income Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma consolidated Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma consolidated financial data are based, in part, upon information and assumptions developed by El Paso management. In addition, the summary pro forma consolidated financial data are not necessarily indicative of the results of operations of Tenneco had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period. See "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements."

  This information should be read in conjunction with Tenneco's financial statements, and the notes thereto, contained in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference herein. See "Available Information," "Incorporation of Certain Information By Reference" and "Description of Tenneco--Consolidated Selected Financial Data."

(DOLLARS IN MILLIONS              SIX MONTHS
EXCEPT PER SHARE AMOUNTS)       ENDED JUNE 30,                          YEARS ENDED DECEMBER 31,
------------------------   --------------------------  ---------------------------------------------------------------
                           PRO FORMA                   PRO FORMA
                             1996    1996(A)  1995(A)    1995     1995(A)    1994(A)    1993(A)     1992       1991
                           --------- -------  -------  --------- ---------  ---------  ---------  ---------  ---------
STATEMENTS OF INCOME
 (LOSS) DATA(B):
Net sales and operating
 revenues from
 continuing operations--
 Automotive.............    $   --   $1,463   $1,263    $   --   $   2,479  $   1,989  $   1,785  $   1,763  $   1,668
 Energy.................     1,320    1,366      937     1,869       1,916      2,378      2,862      2,183      2,183
 Packaging..............        --    1,775    1,318        --       2,752      2,184      2,042      2,078      1,934
 Shipbuilding...........        --      915      845        --       1,756      1,753      1,861      2,265      2,216
 Other..................         4       (2)      (2)        5          (4)        (6)        (5)        31         26
                            ------   ------   ------    ------   ---------  ---------  ---------  ---------  ---------
  Total.................    $1,324   $5,517   $4,361    $1,874   $   8,899  $   8,298  $   8,545  $   8,320  $   8,027
                            ======   ======   ======    ======   =========  =========  =========  =========  =========
Income from continuing
 operations before in-
 terest expense, income
 taxes and minority in-
 terest--
 Automotive.............    $   --   $  163   $  134    $   --   $     240  $     223  $     222  $     237  $     188
 Energy.................       133      185      148       266         333        415        411        360        561(c)
 Packaging..............        --      256      244        --         430        209        139        221        139(c)
 Shipbuilding...........        --       81       90        --         160        200        225        249        225
 Other..................         8       (4)     (11)      (55)        (67)       (25)        18        (32)       (98)
                            ------   ------   ------    ------   ---------  ---------  ---------  ---------  ---------
  Total.................       141      681      605       211       1,096      1,022      1,015      1,035      1,015
Interest expense (net of
 interest capitalized)..        73      179      152       152         306        263        254        221        237
Income tax expense
 (benefit)..............         2      175      185       (46)        279        249        298        282        258
Minority interest.......       --        10       11       --           22          7        --         --         --
                            ------   ------   ------    ------   ---------  ---------  ---------  ---------  ---------
Income from continuing      $   66   $  317   $  257    $  105   $     489  $     503  $     463  $     532  $     520
 operations.............    ======   ======   ======    ======   =========  =========  =========  =========  =========

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(Continued from previous page)

(DOLLARS IN MILLIONS              SIX MONTHS
EXCEPT PER SHARE AMOUNTS)       ENDED JUNE 30,                     YEARS ENDED DECEMBER 31,
------------------------   --------------------------  ------------------------------------------------------------
                           PRO FORMA                   PRO FORMA
                             1996    1996(A)  1995(A)    1995    1995(A)  1994(A)    1993(A)     1992        1991
                           --------- -------  -------  --------- -------  -------    -------    -------     -------
Earnings (loss) per
 average share of
 common stock--
 Continuing operations..    N/A      $  1.83  $  1.43     N/A    $  2.75  $  2.72    $  2.66    $  3.58     $  4.10
 Discontinued
  operations(d)(e)......    N/A         1.99      .46     N/A       1.41     (.27)      (.07)     (7.93)     (10.19)
 Extraordinary loss.....    N/A           --       --     N/A         --     (.03)      (.15)      (.08)         --
 Cumulative effect of
  changes in accounting
  principles(f).........    N/A           --       --     N/A         --     (.22)        --      (4.86)         --
                                     -------  -------            -------  -------    -------    -------     -------
 Net earnings (loss)....    N/A      $  3.82  $  1.89     N/A    $  4.16  $  2.20(g) $  2.44(g) $ (9.29)(g) $ (6.09)
                                     =======  =======            =======  =======    =======    =======     =======
 Cash dividends paid per
  common share..........    N/A      $   .90  $   .80     N/A    $  1.60  $  1.60    $  1.60    $  1.60     $  2.80
BALANCE SHEET DATA(B):
 Total assets...........    $5,801   $13,262  $12,090     N/A    $13,451  $12,251    $11,105    $11,320     $12,985
 Short-term debt........       330     1,146      635     N/A        908      536        431        669       1,132
 Long-term debt.........     1,514     3,374    3,309     N/A      3,751    3,568      3,620      4,718       4,593
 Minority interest......        18       320      315     N/A        320      320        150        160         171
 Preferred stock with
  mandatory redemption
  provisions............       --        112      129     N/A        130      147        163        191         194
 Shareowners' equity:
  Preferred:
   Tenneco Junior
   Preferred Stock......       265        --       --     N/A         --       --         --         --          --
   Subordinated Tenneco
   Preferred Stock......       200        --       --     N/A         --       --         --         --          --
  Common shareowners'
   equity...............       882     3,569    2,911     N/A      3,148    2,900      2,601      1,330       2,774
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............       N/A   $  (215) $   255     N/A    $ 1,443  $   450    $ 1,615    $   929     $   950
 Net cash provided
  (used) by investing
  activities............       N/A   $   505      183     N/A     (1,145)    (117)      (338)       105        (660)
 Net cash provided
  (used) by financing
  activities............       N/A      (413)    (741)    N/A       (356)    (151)    (1,166)    (1,136)       (205)
OTHER DATA:
 EBITDA(h)..............    $  274   $   956  $   804    $459    $ 1,523  $ 1,321    $ 1,385    $ 1,391     $ 1,350
 Ratio of earnings to
  fixed charges(i)......       1.8       2.8      2.6     1.3        2.4      2.7        2.9        3.4         3.0
 Ratio of earnings to
  fixed charges and
  preferred stock
  dividends(i)..........       1.4       2.7      2.5     1.1        2.4      2.3        2.3        2.7         2.9

--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Tenneco Inc. and Consolidated Subsidiaries, included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, and the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference herein.
(b) During 1995 and 1994, Tenneco completed several acquisitions at its various operating segments, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries, included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, which is incorporated by reference herein, for further information on the Tenneco acquisitions.
(c) For Tenneco Energy, includes a gain of $265 million related to the sale of its natural gas liquids business, including its interest in an MTBE plant then under construction. Also, Tenneco Packaging recorded a gain of $42 million related to the sale of three short-line railroads.
(d) Discontinued operations reflected in the above periods include Tenneco's farm and construction equipment operations, which were discontinued in March 1996, its chemicals and brakes operations, which were discontinued during 1994, and its minerals and pulp chemicals operations, which were discontinued in 1992. In addition, certain additional costs related to Tenneco's discontinued oil and gas operations were reflected in the 1991 results.
(e) Includes a pre-tax restructuring charge of $920 million recorded in 1992 relating to the discontinued farm and construction equipment business. This pre-tax restructuring charge was reduced by $20 million in 1993 and $16 million in 1994. Additionally, a $473 million pre-tax restructuring charge was recorded in 1991, of which $461 million related to the discontinued farm and construction equipment business.
(f) In 1994, Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

                                                        (Continued on next page)

(Continued from previous page)

(g) For purposes of computing earnings per share, Series A preferred stock was included in average common shares outstanding until its conversion into common stock in December 1994; therefore, the preferred dividends paid were not deducted from net income (loss) to determine net income (loss) to common stock. The inclusion of Series A preferred stock in the computation of earnings per share was antidilutive for the years and certain quarters in 1994, 1993 and 1992. Other convertible securities and common stock equivalents outstanding during each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 were not materially dilutive.
(h) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Tenneco or as an alternative to operating cash flows as a measure of liquidity.
(i) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, preferred stock dividend requirements of subsidiaries, the portion of rental expense considered representative of the interest factor and capitalized interest. For purposes of computing these ratios, preferred stock dividends have been included in the calculations on a pre-tax basis. The pro forma ratios give effect to the Transaction and Refinancing Transactions discussed in the "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements," included elsewhere herein.

                              RECENT DEVELOPMENTS

TENNECO

  On October 22, 1996, Tenneco announced consolidated earnings for the nine months ended September 30, 1996. The prior year's results have been restated to reflect Tenneco's farm and construction equipment business as a discontinued operation.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1996      1995
                                                              --------  --------
                                                                 (UNAUDITED)
   (IN MILLIONS EXCEPT PER SHARE DATA)
   Revenues.................................................  $  8,320  $  6,497
                                                              ========  ========
   Income before interest expense, income taxes and minority
    interest................................................  $    963  $    855
   Interest expense.........................................       268       222
   Income tax expense.......................................       247       265
   Minority interest........................................        15        17
                                                              --------  --------
   Income from continuing operations........................       433       351
   Income from discontinued operations, net of income tax...       339       201
   Extraordinary loss, net of income tax....................        (1)      --
                                                              --------  --------
   Net income...............................................       771       552
   Preferred stock dividends................................         7         8
                                                              --------  --------
   Net income to common stock...............................  $    764  $    544
                                                              ========  ========
   Earnings (loss) per average common share:
     Continuing operations..................................  $   2.50  $   1.96
     Discontinued operations................................      1.99      1.15
     Extraordinary loss.....................................      (.01)      --
                                                              --------  --------
                                                              $   4.48  $   3.11
                                                              ========  ========

  Revenues for the nine months increased by 28 percent from $6.5 billion to $8.3 billion. All divisions posted volume gains. Revenues at Tenneco Automotive and Tenneco Packaging increased by approximately $1.1 billion due to recent acquisitions, while in Tenneco's energy segment, revenues increased 46 percent due primarily to higher gas prices in both regulated and non-regulated operations. The revenue increase of $147 million in Tenneco's shipbuilding segment was primarily attributable to increased carrier construction activity and activity on the overhaul of the carrier Eisenhower, offset by decreased submarine construction and conversion work.

  Income before interest expense, income taxes and minority interest ("operating income") increased by 13 percent to $963 million for the nine month period. Tenneco Automotive's operating income increased approximately $21 million as a result of recent acquisitions with the balance of the increase due primarily to higher volumes in most of Tenneco Automotive's businesses. The operating income increase of $53 million in Tenneco's energy segment resulted from income from Australian assets which was up $10 million from 1995, an increase of $14 million from oil and gas production operations, and a $29 million increase primarily due to benefits derived from the new rate case implemented in July 1995 and increased volume activity. Tenneco Packaging's operating income declined by $14 million. While recent acquisitions contributed approximately $127 million in operating income and Tenneco Packaging realized a $50 million gain on the sale of two recycled paperboard mills to a joint venture, lower price realizations in the paperboard business more than offset that increase. Earnings in Tenneco's shipbuilding segment declined $8 million primarily due to $57 million of estimated contract losses on commercial product tankers as well as lower margins on conversion work, offset by productivity improvements and increased activity on the overhaul of the carrier Eisenhower. Also, results in 1995 included a $25 million reserve related to the liquidation of surplus real estate holdings.

  Interest expense increased due to higher borrowings resulting from acquisitions completed late in 1995 and during 1996.

  Income from discontinued operations primarily reflects Tenneco's sale of its remaining shares of Case Corporation ("Case") and Tenneco's share of Case's income in 1995. The current period's net income included an extraordinary loss of $1 million due to the early retirement of debt.

  Average common shares outstanding decreased by 4.4 million shares versus the prior year due to shares repurchased. During the third quarter the stock buyback program was completed.

THE ENERGY BUSINESS

  Earnings for the Energy Business, which includes certain of Tenneco's corporate operations, for the nine months ended September 30, 1996 and 1995 are summarized below (amounts in millions).

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                                (UNAUDITED)
   Revenues................................................. $  1,997  $  1,368
                                                             ========  ========
   Income before interest expense and income taxes.......... $    264  $    182
   Interest expense.........................................      101        86
   Income tax expense.......................................       36        44
                                                             --------  --------
   Income before extraordinary loss.........................      127        52
   Extraordinary loss, net of income tax....................       (1)      --
                                                             --------  --------
   Net income............................................... $    126  $     52
                                                             ========  ========

  The revenue increase for the Energy Business in 1996 compared to 1995 resulted primarily from higher gas prices as well as benefits from a new rate case implemented on July 1, 1995. Volumes also increased in both of Energy's regulated and non-regulated operations.

  Operating income from regulated operations increased $43 million to $251 million due to benefits derived from the new rate case, increased volume activity and a reduction in controllable costs. Year ago results also included $24 million in operating income from Kern River Pipeline which was sold in late 1995. Non-regulated operations contributed $31 million in 1996, up $10 million from 1995. The increase is primarily due to higher income of $10 million from the acquisition of Australian assets and higher earnings of $14 million from oil and gas production. Also, results in 1995 included a $25 million reserve related to the liquidation of surplus real estate holdings.

NEW TENNECO

  New Tenneco's earnings, on a stand alone basis, for the nine months ended September 30, 1996 and 1995, are summarized below (amounts in millions).

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (UNAUDITED)
   Revenues.................................................. $  4,886 $  3,839
                                                              ======== ========
   Income before interest expense, income taxes and minority
    interest................................................. $    585 $    551
   Interest expense..........................................      145      113
   Income tax expense........................................      171      180
   Minority interest.........................................       15       17
                                                              -------- --------
   Net income................................................ $    254 $    241
                                                              ======== ========

  Automotive's revenues for the year to date period increased approximately $360 million. Recent acquisitions contributed $136 million of the increase while the remainder resulted primarily from volume increases. Packaging's revenues were $2,671 million for the first nine months of 1996 compared with $1,983 million in 1995. Lower price realizations in the paperboard business were more than offset by revenues from recent acquisitions of approximately $966 million.

  Operating income for automotive for the first nine months of 1996 was $245 million, an increase of $50 million from the same period in 1995. Of the increase, approximately $21 million was due to recent acquisitions with the remainder primarily due to volume increases. Packaging reported operating income of $341 million compared to $355 million in 1995. The lower pricing realizations in the paperboard business were offset by operating income of approximately $127 million from recent acquisitions and a $50 million gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a joint venture.

  Interest expense increased due to higher borrowings resulting from acquisitions completed in late 1995 and during 1996.

                                 RISK FACTORS

  The following factors and other information described elsewhere herein should be carefully considered by each prospective investor before deciding to tender Old Securities for exchange pursuant to the Exchange Offers. Neither New Tenneco nor Tenneco makes, nor is any other person authorized to make, any representation as to the future value of either the New Securities or the Old Securities.

RISK FACTORS RELATING TO HOLDERS TENDERING IN THE EXCHANGE OFFERS

 Reduction of Scope of Business Due to the Distributions

  Currently, Tenneco, the obligor under the Old Securities, is engaged in, and directly and indirectly owns the assets comprising each of, the Energy Business, the Shipbuilding Business and the Industrial Business. Upon consummation of the Distributions and the other components of the Transaction, however, New Tenneco, the obligor of the New Securities, will only be engaged in, and will directly and indirectly own only the assets comprising, the Industrial Business. Consequently, the cash flow generated from, and the assets comprising, each of the Energy Business and the Shipbuilding Business will not be available to satisfy New Tenneco's obligations under the New Securities. Tenneco will not guarantee the New Securities, and holders who tender Old Securities in exchange for New Securities will no longer be creditors of Tenneco. Accordingly, upon consummation of the Transaction, the holders of the New Securities will have no claims against the assets or earnings of Tenneco and its subsidiaries or of Newport News and its subsidiaries. See "Description of the Transaction."

 Uncertainty Regarding Debt Rating of New Securities

  New Tenneco has been advised by Moody's and S&P that the New Securities will have investment grade ratings of [to come] by Moody's and [to come] by S&P. However, no assurance can be given that the New Securities will actually have or be able to maintain these investment grade ratings. A reduction in the rating of the New Securities would have an adverse effect on their value.

 New Tenneco's Potential Co-obligor Status

  If New Tenneco elects to consummate any of the Exchange Offers despite the failure of the Minimum Tender Condition, New Tenneco would not only be the obligor of the New Securities delivered in the Exchange Offers, but may also be required to become a co-obligor of the Old Securities and any Other Securities that remain outstanding following consummation of the Tender Offers and thereby become potentially liable for the obligations under such Old Securities and such Other Securities. See "The Proposed Amendments."

 Uncertainty Regarding Markets For and Prices of New Securities

  Although the New Securities are expected to be approved for listing, subject to issuance, on the NYSE, trading of the New Securities may be limited and sporadic, and information concerning trading volume and prices may be difficult to obtain. Depending on the amount of the New Securities outstanding after the Exchange Offers, the trading market for the New Securities may be more limited than the trading market for the Old Securities prior to the Exchange Offers, which might adversely affect the liquidity and market price of the New Securities. If a market for the New Securities does develop, the New Securities may trade at a discount, depending on prevailing interest rates, the market for similar securities, performance of New Tenneco and other factors. However, there is no assurance that an active market in the New Securities will develop or be maintained and no assurance as to the prices at which the New Securities may be traded.

 Claims of Other Creditors

  Holders of the New Securities will become holders of unsubordinated and unsecured obligations of New Tenneco ranking pari passu with all existing and future unsubordinated and unsecured obligations of New

Tenneco (including trade payables). At June 30, 1996, subsidiaries of New Tenneco would have had approximately $70 million of debt (excluding intercompany debt). Claims of holders of New Securities will be effectively subordinated to the claims of holders of the debt (including trade payables) of New Tenneco's subsidiaries with respect to the assets of such subsidiaries.

 Potential Liabilities Due to Fraudulent Transfer Considerations and Legal Dividend Requirements

  The Corporate Restructuring Transactions, the Debt Realignment and the Distributions are subject to review under federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy of Tenneco or New Tenneco as a debtor-in-possession) were to determine that, at the time of the Distributions or the incurrence of indebtedness or transfer of assets in connection with the Corporate Restructuring Transactions or the Debt Realignment, Tenneco, New Tenneco or any of their subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness or transferring assets in connection with the Corporate Restructuring Transactions or the Debt Realignment, and Tenneco or New Tenneco, or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they mature, then such court could order the holders of the New Tenneco Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the New Tenneco Common Stock, and invalidate, in whole or in part, the Corporate Restructuring Transactions, the Debt Realignment or the Distributions, as fraudulent conveyances.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities), or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco, New Tenneco or any of their subsidiaries was "insolvent" at the time of, or after giving effect to, the Corporate Restructuring Transactions, the Debt Realignment and the Distributions.

  In addition, the Distributions and the distributions pursuant to the Corporate Restructuring Transactions and the Debt Realignment are subject to review under state corporate distribution statutes. Under Section 170 of the Delaware General Corporation Law (the "DGCL"), a corporation may pay dividends to its stockholders only either (i) out of its surplus (net assets minus capital), and not out of capital, or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although all distributions are intended to be made entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distributions were unlawful.

  Prior to the Distributions, the Tenneco Board of Directors expects to obtain an opinion from a third-party financial advisor regarding the solvency of New Tenneco and Tenneco and the permissibility of the Distributions under Section 170 of the DGCL. The Tenneco Board of Directors and Tenneco's management believe that, in accordance with this opinion (i) each of New Tenneco and Tenneco will be solvent (and thus not insolvent) at the time of, and after giving effect to, the Distributions (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distributions and will have sufficient capital to carry on its business, and
(ii) the Distributions will be made entirely out of surplus in accordance with
Section 170 of the DGCL. There is no certainty, however, that a court would find the solvency opinion rendered by Tenneco's financial advisor to be binding on creditors of New Tenneco or Tenneco or that a court would reach the same conclusions set forth in such opinion in determining whether New Tenneco or Tenneco was insolvent at the time of, or after giving effect to, the Distributions or whether lawful funds were available for the Distributions. If a court reached conclusions contrary to such opinion, then such court could invalidate, in whole or part, the Industrial Distribution as a fraudulent conveyance.

 Potential Responsibility for Liabilities Not Expressly Assumed

  The Distribution Agreement and Ancillary Agreements allocate among Tenneco, New Tenneco and Newport News responsibility for various debts, liabilities and obligations. It is possible that a court would disregard this contractual allocation of debt, liabilities and obligations among the parties and require New Tenneco to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations. Any such additional responsibility could have adverse consequences to the holders of New Securities which remain outstanding after the Transaction including, but not limited to, the impairment of the ability of New Tenneco to service its debt obligations.

RISK FACTORS RELATING TO HOLDERS NOT TENDERING IN THE EXCHANGE OFFERS

 Effect of the Proposed Amendments

  If the Proposed Amendments become operative, they will be effective as to all Old Securities that were not exchanged pursuant to the Exchange Offers (regardless of whether or not the holder thereof consented to the Proposed Amendments). Certain of the Proposed Amendments may potentially have adverse consequences to holders of Old Securities not exchanged pursuant to the Exchange Offers.

  The Proposed Amendments would, among other things, add provisions to the Old Indenture which would specifically provide that nothing in the Old Indenture shall prohibit, or place any restrictions or conditions on, consummation of the Distributions and the transactions contemplated thereby. The effect of these provisions would be to allow consummation of such transactions without compliance with covenants that might, if held to apply to such transactions, otherwise require New Tenneco and Newport News to sign supplemental indentures and become co-obligors of the Old Securities and Other Securities that remain outstanding after consummation of the Exchange Offers and Tender Offers (the application of which, in any event, New Tenneco and Tenneco believe is uncertain in these circumstances). As a result, such Old Securities and Other Securities will remain obligations solely of Tenneco following consummation of the Transaction and holders thereof will have no claims on the assets of New Tenneco or Newport News.

  The Proposed Amendments would also provide further operational flexibility to Tenneco by (i) modifying the negative pledge covenant contained in the Old Indenture to (a) apply only to principal properties of Tenneco and its subsidiaries located in the United States or Canada (rather than all properties and assets), (b) permit liens incurred in connection with improvements to properties, (c) increase the amount of debt that may be secured by a lien notwithstanding the provisions of the negative pledge covenant, and (d) not apply to liens in existence as of, or arising under an "after-acquired" property or similar provision in existence as of, the date of the Supplemental Indenture, and (ii) eliminate certain events of default that would otherwise arise from the default by Tenneco or one or more of its subsidiaries under other debt obligations. Such flexibility might have adverse consequences for non-tendering holders of Old Securities not exchanged pursuant to the Exchange Offers. For a description of the Proposed Amendments, see "The Proposed Amendments."

 Potential Adverse Impact of Substantial Leverage on Ability to Meet Interest and Dividend Obligations

  If the Transaction and the Refinancing Transactions had been consummated on June 30, 1996, on a pro forma basis, Tenneco would have had indebtedness for money borrowed of approximately $1,844 million (all of which would have been pari passu with any outstanding Old Securities), and stockholders' equity of $1,347 million. The degree to which Tenneco is leveraged could have important consequences to holders of Old Securities not tendering such Old Securities in the Exchange Offer, including the following: (i) Tenneco's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Tenneco's cash flow from operations must be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available to Tenneco for other purposes; (iii) the agreements governing Tenneco's indebtedness contain certain restrictive financial and operating covenants; (iv) certain indebtedness of Tenneco will be at variable rates of interest, which will cause Tenneco to be vulnerable to increases in interest rates; (v) Tenneco may be hindered in its ability to adjust rapidly to changing market conditions; and (vi) Tenneco's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. See "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements."

 Lack of Operating History as Separate Entity and Potential Disruptions in Operations

  Upon consummation of the Distributions, Tenneco (as a subsidiary of El Paso) will own and operate the Energy Business, New Tenneco will own and operate the Industrial Business and Newport News will own and operate the Shipbuilding Business. The Energy Business does not have any recent operating history as a separate entity and has historically been able to rely on the earnings, assets and cash flow of the Industrial Business and Shipbuilding Business for capital requirements and certain administrative services.

  Pursuant to the Merger Agreement, the current directors of El Paso Subsidiary as of the Merger Effective Time will become the directors of Tenneco upon consummation of the Merger, provided that the holders of Tenneco Junior Preferred Stock will have the right to elect one-sixth of the Tenneco board of directors. In addition, as of the Merger Effective Time, it is expected that substantially all of the executive officers of Tenneco will resign and become the initial executive officers of New Tenneco and the executive officers of El Paso Subsidiary as of the Merger Effective Time will become the executive officers of Tenneco. There can be no assurance that such transition in the management of Tenneco will not disrupt, at least temporarily, the operations of the Energy Business.

  In addition, the division of Tenneco and its subsequent acquisition by El Paso in the Merger may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company, and also will result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies.

 Reduction of Debt Ratings of Untendered Old Securities

  The ratings of the Old Securities which remain outstanding after consummation of the Transaction may be lower than the current ratings of the Old Securities (which are currently rated Baa2 (under review with direction uncertain) by Moody's and BBB- (on CreditWatch with developing implications) by S&P). There can be no assurance that any Old Securities that remain outstanding after consummation of the Exchange Offers will be able to maintain an investment grade debt rating. In addition, if the issuance of El Paso common stock to Tenneco stockholders in connection with the Merger (the "Stock Issuance"), which is being submitted to El Paso's stockholders at a special meeting presently scheduled to be held on December 9, 1996, is not approved, the Merger is still expected to be consummated, except that El Paso will issue to the holders of Tenneco Common Stock depositary receipts representing interests in a new series of adjustable rate El Paso preferred stock in lieu of certain shares of El Paso common stock that would have been issued had the Stock Issuance been approved. The issuance by El Paso of such depositary receipts could result in a downgrading of the ratings of the securities of El Paso and its subsidiaries, including the Old Securities that remain outstanding after consummation of the Exchange Offers. Any reduction in the rating of such securities would have an adverse effect on their value.

 Potential Conflicts of Interest Due to Control by El Paso

  After consummation of the Merger, Tenneco will be a subsidiary of El Paso, which will own 100% of the common equity of Tenneco and will thus control the management of Tenneco's business and operations. El Paso's interests as a common equity holder of Tenneco may conflict with the interests of holders of Old Securities which remain outstanding after consummation of the Exchange Offers. See "Description of Tenneco Energy--Operation of the Energy Business after the Merger."

 Uncertainty Surrounding Integration of Operations

  El Paso is currently engaged in a comprehensive review of the business and operations of the Energy Business. Following the completion of such review and the Merger, El Paso plans to integrate, for the most part, the operations of Energy Business with those of El Paso in order to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. The future operations of the Energy Business as a subsidiary of El Paso may vary significantly from its historical operations as a division of Tenneco. While El Paso believes that operational, financial and administrative synergies can be achieved through the combination of El Paso and the Energy Business, the amount and timing of realization of such synergies will depend upon the ability of El Paso to integrate successfully the businesses and operations of the companies, and the time period over which such integration is effected.

 Reduced Liquidity of Old Securities

  The trading market for Old Securities that are not tendered or accepted for exchange could become more limited due to the reduction in the amount of Old Securities outstanding after the Exchange Offers, which might adversely affect the liquidity and market price of such Securities. The following Old Securities are listed on the NYSE: Old 7 7/8% Notes due 2002, Old 8% Notes due 1999, Old 9% Debentures due 2012, Old 9 7/8% Notes due 2001 and Old 10% Debentures due 2008. If the amount of such Old Securities outstanding after the Exchange Offers is sufficiently small, such Old Securities will be delisted. Under the current rules of the NYSE, debt securities are subject to delisting if the aggregate market value or principal amount of publicly held debt securities is less than $1 million. El Paso has informed Tenneco that it intends to seek to have such Old Securities delisted following consummation of the Transaction. If a market develops for the Old Securities that remain outstanding following the Exchange Offers, such Old Securities may trade at a discount depending on prevailing interest rates, the market for securities with similar credit features, the performance of Tenneco and other factors. Furthermore, the prices at which any such trading occurs in the Old Securities could be extremely volatile if the amount of such Old Securities outstanding after the Exchange Offers is substantially reduced. There can be no assurance that an active market in the Old Securities will develop following consummation of the Exchange Offers and no assurance as to the prices at which the Old Securities may trade.

 Consummation of Refinancing Transactions

  El Paso has indicated that it currently intends to enter into the Refinancing Transactions. However, there can be no assurance that any of the Refinancing Transactions will occur or as to the price, terms or provisions of any of such transactions. See "Description of Tenneco Energy--Operation of the Energy Business After the Merger" and "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements."

 Liabilities of Tenneco Energy for Discontinued Businesses

  Tenneco has certain actual and contingent liabilities which, under the terms of the Distribution Agreement, will be liabilities of the Energy Business after the Distributions. These liabilities relate to, among other things, retiree medical and other retiree costs of former employees of Tenneco and its subsidiaries, litigation, environmental matters, and liabilities (including environmental liabilities) relating to discontinued businesses and operations of Tenneco and its subsidiaries (other than the discontinued businesses of New Tenneco and Newport News). El Paso has estimated that the aggregate amount of these liabilities is approximately $600 million. However, the actual amount of such liabilities could vary materially from such estimate.

 Purchase Accounting Adjustments

  Certain of the pro forma adjustments under "Description of Tenneco-- Unaudited Pro Forma Consolidated Financial Statements" reflect preliminary estimated acquisition adjustments under the purchase method of accounting. A number of these adjustments reflect El Paso's management's intended business strategies and El Paso's allocations to property, plant and equipment of the excess of the total purchase price of the Energy Business over the fair value of the net assets acquired. This allocation reflects El Paso's internal evaluation of the excess purchase price and is subject to the completion of an independent appraisal of the fair value of the property acquired. Should the independent valuation not support such allocation, the excess of total purchase price over the fair value of the net assets acquired will be reflected as goodwill. There can be no assurance as to the effect on Tenneco or the Old Securities or the proposed Refinancing Transactions if the final purchase accounting adjustments are materially different from those reflected in the "Unaudited Pro Forma Consolidated Financial Statements of Tenneco", included elsewhere herein.

                              THE EXCHANGE OFFERS

  New Tenneco hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, to exchange New Securities for any and all of the Old Securities that are validly tendered and not withdrawn at or prior to the Expiration Time. New Tenneco will accept tenders of Old Securities only in principal amounts of $1,000 or integral multiples of $1,000. Each of the Exchange Offers will commence at 9:00 a.m.,
New York City time, on    , November [ ], 1996, and will expire at 5:00 p.m.,
New York City time, on Tuesday, December 10, 1996, unless extended by New Tenneco in its sole discretion, subject to the right of New Tenneco, in its sole discretion, to the extent that it is legally permitted to do so, to terminate or amend any Exchange Offer at any time as discussed below.

  Holders of Old Securities may choose to participate in the Exchange Offers by following the procedures described herein. Holders of Old Securities who tender their Old Securities in response to an Exchange Offer will be required, as a condition to a valid tender, to consent to the Proposed Amendments with respect to the tendered Old Securities. The proper tender of Old Securities for exchange pursuant to one of the procedures set forth herein will constitute the giving of a Consent to the Proposed Amendments and execution of the Supplemental Indenture with respect to such Old Securities. See "--The Consent Solicitation."

TERMS OF THE EXCHANGE OFFERS

  Subject to the terms and conditions set forth in this Prospectus and in the Letter of Transmittal, New Tenneco is offering to exchange the New Securities described below in exchange for the Old Securities described below.

             OUTSTANDING
              AGGREGATE                                     THE EXCHANGING HOLDERS WILL RECEIVE
              PRINCIPAL    FOR EACH $1,000 PRINCIPAL AMOUNT   $1,000 PRINCIPAL AMOUNT OF THE
CUSIP NO.*      AMOUNT     OF THE FOLLOWING OLD SECURITIES:      FOLLOWING NEW SECURITIES:
----------  -------------- -------------------------------- -----------------------------------

                          [to be filed by amendment]

--------
* CUSIP numbers are provided solely as a convenience to holders. No representation is made as to the correctness or accuracy of any CUSIP numbers set forth herein, and the terms of the Exchange Offers shall not be affected by any defect in or omission of such CUSIP numbers.

In each case, accrued but unpaid interest on the Old Securities to, but excluding, the applicable Issuance Date will be paid to the holders of the Old Securities exchanged pursuant to the Exchange Offers; provided, however, that if the Issuance Date occurs before an interest payment date for any series of Old Securities but after the record date relating to such interest payment date, then Tenneco (rather than New Tenneco) will pay accrued interest up to, but excluding, the applicable Issuance Date on such series of Old Securities to the holders of such Old Securities as of such record date, on the applicable Issuance Date (rather than on the regularly scheduled interest payment date). Interest will cease to accrue on and after the applicable Issuance Date for Old Securities exchanged pursuant to the Exchange Offers. The accrued interest for the Old Securities properly tendered and accepted for exchange will be paid to the Exchange Agent, which will then pay to such holders such interest in immediately available (same-day) funds on the third NYSE trading day following the applicable Expiration Time or as soon as possible thereafter (i.e., the Exchange Date). Interest on the New Securities will accrue at the applicable rate from and including the Issuance Date.

  Upon consummation of the Exchange Offers, Tenneco will purchase (and thereafter extinguish) the Old Securities accepted by New Tenneco for exchange pursuant to the Exchange Offers, and New Tenneco will then distribute such proceeds as a dividend to Tenneco.

  Holders of Old Securities who tender into the Exchange Offers will be required, as a condition to a valid tender, to consent to the Proposed Amendments. The proper tender of Old Securities for exchange pursuant to one of the procedures set forth herein will constitute the giving of a Consent to the Proposed Amendments and to the execution of the Supplemental Indenture.

  The terms of each series of New Securities will be substantially the same in all material respects as the terms of the corresponding series of Old Securities except that (i) the New Securities will be issued by New Tenneco,
(ii) the interest rate on each series of New Securities will be higher than the interest rate on each corresponding series of Old Securities as set forth herein and (iii) the New Indenture will contain a negative pledge covenant, events of default and other provisions which differ, in certain respects, from the corresponding provisions in the Old Indenture. See "Description of the New Securities."

THE CONSENT SOLICITATION

  As part of the Exchange Offers, New Tenneco, on behalf of Tenneco, is soliciting Consents to the Proposed Amendments. The Consent Solicitation (together with the solicitation of Consents being made pursuant to the Tender Offers) is being made to obtain the Requisite Consents of holders of Old Securities and Other Securities to the Proposed Amendments. See "--Procedures for Tendering Old Securities for Exchange and Giving Consents" and "The Proposed Amendments." NEW TENNECO WILL MAKE NO PAYMENTS FOR CONSENTS DELIVERED IN THE CONSENT SOLICITATION.

  To amend the Old Indenture, the registered holders of at least a majority of the outstanding aggregate principal amount of all series of the Old Securities and Other Securities, considered together as a single class, must tender Consents thereto. There are presently outstanding an aggregate principal amount of $1,950 million and $675 million of Old Securities and Other Securities, respectively. Accordingly, the Old Indenture could be amended by the registered holders of the Old Securities without regard to the registered holders of the Other Securities.

  Tenneco and the Old Trustee intend to execute the Supplemental Indenture (providing for the Proposed Amendments to the Old Indenture) following the receipt of the Requisite Consents but prior to acceptance for exchange or payment, as the case may be, of the related Old Securities and/or Other Securities. Although the Supplemental Indenture will be executed prior to acceptance of the Old Securities under the Exchange Offers, the Proposed Amendments contained therein will not become operative until the date and time that all Old Securities and/or Other Securities underlying the related Requisite Consents are accepted for exchange or payment, as the case may be.

  If the Proposed Amendments with respect to the Old Indenture become effective, they will apply to all Old Securities and Other Securities. Each holder of Old Securities that were not tendered for exchange or accepted hereunder will be bound by the Proposed Amendments regardless of whether such holder consented to the Proposed Amendments. Accordingly, consummation of the Exchange Offers may potentially have adverse consequences on non-tendering holders of Old Securities. See "Risk Factors."

EXPIRATION TIME; EXTENSIONS; TERMINATION; AMENDMENTS

  Each Exchange Offer will expire at 5:00 p.m., New York City Time, on December 10, 1996, subject to extension or earlier termination by New Tenneco as herein provided.

  New Tenneco expressly reserves the right, in its sole discretion, subject to applicable law, at any time or from time to time, to (i) terminate any of the Exchange Offers and not accept for exchange any Old Securities if any of the conditions set forth below under "--Conditions to the Exchange Offers" are not satisfied and are not waived by New Tenneco, (ii) waive any condition to any Exchange Offer and accept all Old Securities previously tendered for exchange pursuant to such Exchange Offer, (iii) extend the Expiration Time of any of the Exchange Offers and retain all Old Securities tendered pursuant thereto, subject, however, to the withdrawal rights of holders and/or, (iv) amend any Exchange Offer in any respect until the Old Securities are accepted for exchange. If New Tenneco extends any Exchange Offer, or if, for any reason, the acceptance for exchange of Old Securities is delayed, or if New Tenneco is unable to accept for exchange Old Securities pursuant to any Exchange Offer, then, the Exchange Agent may retain tendered Old Securities that have not been previously withdrawn on behalf of New Tenneco, and such Old Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer).

  Any extension, termination or amendment of any of the Exchange Offers may be made by giving written or oral notice thereof to the Exchange Agent, which will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, a public announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Exchange Offer or Exchange Offers subject to such extension. Without limiting the manner in which New Tenneco may choose to make any public announcement, New Tenneco shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or otherwise as required by law. All Old Securities tendered pursuant to an Exchange Offer prior to any extension and not subsequently withdrawn will remain subject to such Exchange Offer.

  The terms of any extension or amendment of any Exchange Offer may vary from the original Exchange Offers depending on such factors as prevailing interest rates and the principal amount of Old Securities previously tendered. There can be no assurance that New Tenneco will exercise its right to extend, terminate or amend any of the Exchange Offers. New Tenneco expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Old Securities tendered under any of the Exchange Offers or the exchange for the Old Securities accepted for exchange (subject to Rule 14e-1(c) under the Exchange Act) if any of the conditions of the Exchange Offers shall not have been satisfied or waived or in order to comply, in whole or in part, with applicable law. If, prior to the Expiration Time, New Tenneco amends the terms of any Exchange Offer, such amendment will apply to all Old Securities of the same series tendered pursuant thereto but will not (unless expressly provided) apply to any other Exchange Offer. New Tenneco does not presently intend to change the consideration currently offered.

  If New Tenneco makes a material change in the terms of any Exchange Offer or the information concerning any Exchange Offer or waives any condition of any Exchange Offer that results in a material change to the circumstances of such Exchange Offer, New Tenneco will disseminate additional exchange offer materials if and to the extent required by applicable law and will extend such Exchange Offer if and to the extent required in order to permit holders of the Old Securities subject to such Exchange Offer adequate time to consider such materials. If New Tenneco shall decide, in its sole discretion, to decrease the principal amount of Old Securities being sought in any Exchange Offer or to increase or decrease the consideration offered to holders of Old Securities subject to any Exchange Offer, New Tenneco will, to the extent required by applicable law, cause such Exchange Offer to be extended, if necessary, so that such Exchange Offer remains open at least until the expiration of ten business days from the date that such notice is first published, sent or given by New Tenneco. For purposes of this paragraph "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act. In addition, with respect to any other material change in the terms of any Exchange Offer or the information concerning any Exchange Offer, the minimum period during which any such Exchange Offer must remain open following such material change depends upon the facts and circumstances, including the relative materiality of such terms or information.

EFFECT OF TENDER

  Tenders of Old Securities pursuant to the Exchange Offers described herein, in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery (as defined) will constitute a binding agreement between the tendering holder of Old Securities and New Tenneco upon the terms and subject to the conditions of the Exchange Offers. The acceptance of an Exchange Offer by a tendering holder of Old Securities will constitute the agreement by such holder to deliver good and marketable title to the tendered Old Securities free and clear of all liens, charges, adverse claims, encumbrances, interests and restrictions of any kind.

ACCEPTANCE OF OLD SECURITIES TENDERED FOR EXCHANGE; DELIVERY OF NEW SECURITIES

  Upon the terms and subject to the conditions of the Exchange Offers (including, if any Exchange Offer is extended or amended, the terms and conditions if any such extension or amendment) and applicable law, New Tenneco shall be deemed to have accepted for exchange tendered Old Securities as, if and when New Tenneco gives oral or written notice to the Exchange Agent of New Tenneco's acceptance of such Old Securities for exchange. Payment of accrued interest and delivery of New Securities for Old Securities so accepted will be made by delivery to the Exchange Agent of New Securities and accrued interest on the exchanged Old Securities. In all cases, however, New Securities will be issued in exchange for Old Securities only after timely receipt by the Exchange Agent at its address on the back cover page hereof of (i) certificates for all physically delivered Old Securities in proper form for transfer or confirmation of a book-entry transfer of such Old Securities into the Exchange Agent's account at DTC pursuant to the procedures set forth herein, (ii) a properly completed and duly executed Letter of Transmittal or properly transmitted Agent's Message, and (iii) any other documents required by the Letter of Transmittal, in each case together with any applicable signature guarantees.

  The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Old Securities and transmitting payments and/or New Securities to or at the direction of such holders. Tenders for exchange of Old Securities will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000.

  If any tendered Old Securities are not accepted for exchange for any reason, or if Old Securities in a principal amount in excess of the principal amount indicated as being tendered on the Letter of Transmittal are submitted, an Old Security in a principal amount equal to the principal amount not accepted for exchange or tendered will be issued, without expense to the tendering holders of Old Securities, as promptly as practicable following the expiration or termination of the Exchange Offers.

  New Tenneco reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to acquire Old Securities tendered pursuant to any Exchange Offer, but any such transfer or assignment will not relieve New Tenneco of its obligations under such Exchange Offers or prejudice the rights of tendering holders to receive New Securities in exchange for Old Securities validly tendered and accepted for exchange pursuant to such Exchange Offers.

PROCEDURES FOR TENDERING OLD SECURITIES FOR EXCHANGE AND GIVING CONSENTS

  Holders of Old Securities wishing to participate in any of the Exchange Offers must tender Old Securities in accordance with the procedures set forth herein and in the Letter of Transmittal at or prior to the Expiration Time. HOLDERS WHO DESIRE TO TENDER THEIR OLD SECURITIES PURSUANT TO ANY EXCHANGE OFFER AND RECEIVE NEW SECURITIES IN EXCHANGE THEREFOR AS DESCRIBED HEREIN ARE REQUIRED TO DELIVER A CONSENT TO THE PROPOSED AMENDMENTS. THE PROPER TENDER OF OLD SECURITIES PURSUANT TO ONE OF THE PROCEDURES SET FORTH HEREIN WILL CONSTITUTE THE GIVING OF A CONSENT TO THE PROPOSED AMENDMENTS.

  The procedures by which Old Securities may be tendered and Consents given by beneficial owners that are not registered holders will depend upon the manner in which the Old Securities are held, as described below.

  TENDER OF OLD SECURITIES HELD THROUGH A NOMINEE. Any beneficial owner of Old Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee and who wishes to tender Old Securities should contact such record holder promptly and instruct such record holder to tender the Old Securities and deliver a Consent on such beneficial owner's behalf according to one of the procedures described herein. Pursuant to authority granted by DTC, any DTC participant that has Old Securities credited to its DTC account (and thereby held of record by DTC's nominee) may directly tender such Old Securities and deliver Consents with respect thereto as if they were the record holders thereof (and references herein to registered or record holders shall include such participants). A Letter of Instructions is contained in the solicitation materials provided along with this Prospectus which may be used by a beneficial owner to instruct the record holder to tender Old Securities and deliver Consents.

  TENDER OF OLD SECURITIES HELD WITH DTC. The Exchange Agent and DTC have confirmed that the Exchange Offers are eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of any Exchange Offer (and thereby provide their Consent to the Proposed Amendments with respect to the Old Securities tendered) by causing DTC to transfer Old Securities to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent. Delivery of tendered Old Securities by a DTC participant must be made to the Exchange Agent pursuant to the book-entry procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

  The term "Agent's Message" means a message, transmitted by DTC to, and, received by, the Exchange Agent and forming a part of the Book-Entry Confirmation (as defined), which states that DTC has received an express acknowledgment from a DTC participant tendering Old Securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (including, without limitation, the fact that such participant has consented to the Proposed Amendments in accordance with the terms of such Letter of Transmittal) and that each of New Tenneco and Tenneco may enforce such agreement against such participant.

  BOOK-ENTRY DELIVERY PROCEDURES FOR HOLDERS TENDERING OLD SECURITIES HELD WITH DTC. Within two business days after the date of this Prospectus, the Exchange Agent will establish accounts with respect to the Old Securities at DTC for purposes of the Exchange Offers. Any participant in DTC may make book-entry delivery of Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account at DTC in accordance with DTC's procedures for such transfer. Timely book-entry delivery requires receipt of a confirmation of book-entry transfer into the Exchange Agent's account at DTC (a "Book-Entry Confirmation") by the Exchange Agent at or prior to the Expiration Time. In addition, although delivery of Old Securities may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message in connection with a book-entry transfer or the Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and other required documents, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this Prospectus at or prior to the Expiration Time or the guaranteed delivery procedures described below must be complied with. A tender for exchange of Old Securities will not be deemed validly made until such documents are received by the Exchange Agent. Delivery of a Letter of Transmittal or other documents to DTC will not constitute a valid delivery to the Exchange Agent.

  TENDER OF OLD SECURITIES HELD IN PHYSICAL FORM. A holder of Old Securities held in physical form must comply with the following instructions to tender Old Securities in any of the Exchange Offers: (i) complete and sign the Letter of Transmittal in accordance with the instructions set forth therein and (ii) deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and other required documents, and the Old Securities covered thereby in physical form suitable for transfer to the Exchange Agent at its address set forth on the back cover page of this Prospectus at or prior to the Expiration Time. A holder who desires to tender physical Old Securities and who cannot comply with the procedures set forth herein for tender on a timely basis or whose physical Old Securities are not immediately available must comply with the procedures for guaranteed delivery set forth below.

  If tendered physical Old Securities are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to validly tender such Old Securities pursuant to the Exchange Offers, such Old Securities must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such registered holder or holders appear on the Old Securities, with the signature(s) on the Old Securities or instruments of transfer guaranteed as provided below. In addition, such tender of Old Securities must be accompanied by a properly executed Consent form, or a valid proxy of, such registered holder or holders, since Old Securities may not be tendered without also delivering a Consent with respect to such Old Securities, and only registered holders are entitled to deliver Consents.

  LETTERS OF TRANSMITTAL AND PHYSICAL OLD SECURITIES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OLD SECURITIES TO TENNECO, NEW TENNECO, THE INFORMATION AGENT, DTC OR THE DEALER MANAGER.

  GUARANTEED DELIVERY PROCEDURES. Holders of Old Securities who wish to tender their Old Securities and (i) whose Old Securities are not immediately available, (ii) who cannot deliver their Old Securities, the Letter of Transmittal or any other required documents to the Exchange Agent at or prior to the Expiration Time or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made by or through one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution (each an "Eligible Institution");

    (b) a properly completed and duly executed Notice of Guaranteed Delivery and Consent (a "Notice of Guaranteed Delivery"), in the form provided by New Tenneco herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by New Tenneco, is received by the Exchange Agent at or prior to the applicable Expiration Time; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or a properly transmitted Agent's Message, as well as the certificate(s) representing all tendered Old Securities or confirmation of a book-entry transfer of such Old Securities into the Exchange Agent's account at DTC in proper form for transfer, and all other documents required by such Letter of Transmittal are received by the Exchange Agent within two NYSE trading days after the Expiration Time.

  The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Exchange Agent at its address on the back cover page of this Prospectus and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery provided by New Tenneco. Failure to complete the guaranteed delivery procedure outlined above will not, of itself, affect the validity of, or effect a revocation of, any Consent properly executed by a holder of Old Securities who attempted to use the guaranteed delivery procedures.

  Notwithstanding any other provision hereof, the issuance of New Securities in exchange for Old Securities tendered and accepted for exchange pursuant to a Notice of Guaranteed Delivery will, in all cases, occur only after timely receipt by the Exchange Agent of (i) such Old Securities or confirmation of a book-entry transfer of such Old Securities as described above, and (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any other required documents, with any required signature guarantees or a properly transmitted Agent's Message.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY NEW TENNECO BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. THE PAYMENT FOR ANY OLD SECURITY TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR AN EQUIVALENT OLD SECURITY DELIVERED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE PROVISIONS HEREOF AT OR PRIOR TO THE APPLICABLE EXPIRATION TIME, EVEN IF THE OLD SECURITY TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES IS NOT DELIVERED TO THE EXCHANGE AGENT IN A TIMELY MANNER AS DESCRIBED ABOVE AND THEREFORE DELIVERY TO THE EXCHANGE AGENT ON ACCOUNT OF SUCH OLD SECURITY IS NOT MADE UNTIL AFTER THE ISSUANCE DATE.

  PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL. The method of delivery of Old Securities, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the option and risk of the tendering holders and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made when actually received by the Exchange Agent. If delivery is by mail, New Tenneco recommends that the mailing be made (i) by registered mail with return receipt requested, properly insured, and (ii) sufficiently in advance of the applicable Expiration Time to allow enough time to ensure timely delivery.

  Except as otherwise provided below, all signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) such Letter of Transmittal is signed by the registered physical holder(s) of Old Securities tendered therewith or by a participant in DTC whose name appears on a security position listing as the owner of Old Securities tendered therewith and such holder(s) have not completed the portion entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) such Old Securities are tendered for the account of an Eligible Institution. See Instruction 2 in the Letter of Transmittal.

  If the Letter of Transmittal is signed by the registered holder(s) of Old Securities tendered thereby, the signature(s) must correspond with the name(s) as written on the face of Old Securities without alteration, enlargement or any change whatsoever. If any of the Old Securities tendered thereby are held by two or more registered holders, all such registered holders must sign such Letter of Transmittal. If any of the Old Securities tendered thereby are registered in different names on different Old Securities, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

  If the certificates for New Securities issued pursuant to the Exchange Offers are to be registered in the name of, or payments are to be made to, a person other than the person whose signature is on the Letter of Transmittal, or if Old Securities that are not tendered for exchange pursuant to the Exchange Offers are to be returned to a person other than the registered owner, then certificates for such Old Securities must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution.

  If a Letter of Transmittal is signed by a person other than the registered holder(s) of Old Securities tendered thereby, then, in order to validly tender such Old Securities pursuant to the Exchange Offers, such Old Securities must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such registered holders(s) appear(s) on the Old Securities, with the signature(s) on such Old Securities or instruments of transfer guaranteed by an Eligible Institution. In addition, such tender of Old Securities must be accompanied by either a valid proxy of, or a Consent signed by, such registered holder(s) guaranteed by an Eligible Institution, since Old Securities may not be tendered without also delivering a Consent with respect to such Old Securities, and only registered holders are entitled to deliver Consents.

  No alternative, conditional, irregular or contingent tenders or Consents will be accepted. By executing the Letter of Transmittal (or facsimile thereof) or transmitting an Agent's Message, the tendering holders of Old Securities waive any right to receive any notice of the acceptance for exchange of their Old Securities.

  Tendering holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments, certificates evidencing New Securities and/or substitute certificates evidencing Old Securities for amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing such Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payments, New Securities or Old Securities not tendered or not accepted for exchange, as the case may be, will be issued to and returned to the registered holder of Old Securities tendered at the address listed in the register maintained by the Old Trustee for such Old Securities (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures set forth herein, such Old Securities will be credited to the account maintained at DTC from which such Old Securities were delivered).

  DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Securities pursuant to the procedures described above will be determined by New Tenneco in its sole discretion, whose determination will be final and binding. New Tenneco reserves the absolute right to reject any or all tenders of Old Securities determined by it not to be in proper form or the acceptance of which may, in the opinion of counsel for New Tenneco, be unlawful. New Tenneco also reserves the absolute right, in its sole discretion, subject to applicable law, to waive any of the conditions of the Exchange Offers as set forth under "--Conditions to the Exchange Offers" or any defects or irregularities of any tender as to Old Securities, whether or not similar defects or irregularities are waived in the case of other tendered Old Securities. New Tenneco's interpretation of the terms and conditions of the Exchange Offers (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as New Tenneco shall determine. None of New Tenneco, the Exchange Agent, the Information Agent, DTC and the Dealer Manager shall be under any duty to give notification of defects in any tenders and shall not incur liabilities for failure to give such notification. Tenders of Old Securities will not be deemed to have been made until such irregularities have been cured or waived. Any Old Securities received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Time.

  TRANSFER TAXES. New Tenneco will pay all transfer taxes, if any, applicable to the transfer and sale of Old Securities to it pursuant to the Exchange Offers. If, however, New Securities and/or substitute Old Securities for Old Securities not tendered for exchange or not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of Old Securities tendered, or if tendered Old Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer or sale of Old Securities to New Tenneco pursuant to the Exchange Offers, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

  BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. U.S. federal income tax law requires that a holder of Old Securities whose tendered Old Securities are accepted for exchange must provide the Exchange Agent (as payor) with such holder's correct taxpayer identification number, which, in the case of a holder who is an individual, is his or her social security number, or otherwise establish a basis for an exemption from backup withholding. Exempt holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. If the Exchange Agent is not provided with the correct taxpayer identification number or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the IRS and amounts paid to the holder under an Exchange Offer may be subject to 31% backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained by such holder from the IRS.

  To prevent backup U.S. federal income tax withholding, each tendering holder of Old Securities must complete the IRS Substitute Form W-9 provided in the Letter of Transmittal and provide either (i) his or her correct taxpayer identification number and certain other information under penalties of perjury, or (ii) an adequate basis for an exemption. For a discussion of other federal income tax consequences to holders, see "Certain U.S. Federal Income Tax Considerations."

CONDITIONS TO THE EXCHANGE OFFERS

  Notwithstanding any other provision of the Exchange Offers (or any extensions or amendments thereof) and in addition to (and not in limitation
of) New Tenneco's rights to extend or amend any Exchange Offer at any time in its sole discretion, New Tenneco will not be required to accept or exchange any Old Securities tendered for exchange and may terminate any Exchange Offer if, at or prior to the Expiration Time:

    (i) the Minimum Tender Condition shall not have been satisfied;

    (ii) all conditions to the Tender Offers shall not have been satisfied;

    (iii) any material condition to the consummation of the Distributions or the Merger remains unsatisfied (see "The Distributions--Conditions to Consummation of the Distributions" and "The Merger--Conditions Precedent");

    (iv) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to any component of the Transaction (including the Exchange Offers and the Tender Offers) by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which
  (a) challenges the making of any component of the Transaction or might directly or indirectly prohibit, prevent, restrict or delay consummation of any component of the Transaction or otherwise adversely affects in any material manner any component of the Transaction, or (b) in the sole judgment of New Tenneco, could materially adversely affect, before or after giving effect to the Transaction, the business, financial condition, income, operations, properties, assets, liabilities or prospects of Tenneco and its subsidiaries, taken as a whole, New Tenneco and its subsidiaries, taken as a whole, or Newport News and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of any component of the Transaction to Tenneco, New Tenneco or Newport News;

    (v) there shall have occurred or be likely to occur any event affecting the business or financial affairs of Tenneco or any of its subsidiaries that, in the sole judgment of New Tenneco, would or might prohibit, prevent, restrict or delay consummation of any component of the Transaction, or that will, or is reasonably likely to, materially impair the contemplated benefits of any component of the Transaction to Tenneco, New Tenneco or Newport News, or might be material to holders of Old Securities in determining whether to accept the Exchange Offers;

    (vi) there shall have occurred (a) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory), (b) any significant adverse change in the price of the Old Securities, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or (g) any significant adverse change in United States securities or financial markets generally or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; or

    (vii) the Old Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of New Tenneco, adversely affect the consummation of any of the Tender Offers, the Exchange Offers, any other component of the Transaction or Tenneco's ability to effect the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by New Tenneco in soliciting the Consents to the Proposed Amendments (including the form thereof) or in the making of the Exchange Offers or the acceptance of the Old Securities tendered for exchange or the procedures used by Tenneco in soliciting Consents to the Proposed Amendments (including the forms thereof) or in the making of the Tender Offers or the acceptance of the Other Securities tendered for purchase.

  The Tender Offers are subject to substantially the same conditions as the Exchange Offers, provided however, that the Tender Offers are also subject to the consummation of the transactions contemplated by the

Debt Realignment and certain of the Tender Offers are subject to the consent of 66 2/3% of the aggregate principal amount of the securities subject to such Tender Offers.

  The foregoing conditions are for the sole benefit of New Tenneco and may be waived by New Tenneco, in whole or in part, in its sole discretion. Any determination made by New Tenneco concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

WITHDRAWAL RIGHTS

  Tenders of Old Securities may be withdrawn at any time at or prior to the applicable Expiration Time and thereafter only if the applicable Exchange Offer is terminated without any Old Securities being exchanged thereunder. A valid withdrawal of tendered Old Securities effected at or prior to the Expiration Time shall be deemed a revocation of the related Consent.

  Tenders of Old Securities that have not been accepted for exchange may be withdrawn at or prior to the Expiration Time. For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover of this Prospectus, or (ii) the appropriate procedures of DTC's ATOP system must be complied with. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Securities to be withdrawn, (ii) identify the Old Securities to be withdrawn (including the certificate number or numbers and principal amount of such Old Securities), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Securities were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by New Tenneco in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution, and (iv) specify the name in which such Old Securities are to be registered, if different from the the person who tendered such Old Securities pursuant to such documents to transfer. If Old Securities have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. Withdrawal of Old Securities can only be accomplished in accordance with the foregoing procedures.

  Any permitted withdrawals of tenders of Old Securities may not be rescinded, and any Old Securities so withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers; provided, however, that withdrawn Old Securities may again be tendered by completing the procedures for tendering at or prior to the Expiration Time.

  Any Old Securities that have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's accounts at DTC pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account maintained with DTC for the Old Securities as soon as practicable after withdrawal.

  ALL QUESTIONS AS TO THE VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY NEW TENNECO, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF TENNECO, NEW TENNECO, THE EXCHANGE AGENT, DTC, THE DEALER MANAGER AND ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL, OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

DEALER MANAGER

  Tenneco and New Tenneco have engaged Morgan Stanley to act as exclusive Dealer Manager in connection with the Exchange Offers and to provide certain financial advisory services to New Tenneco in connection therewith. Any holder who has questions concerning the terms of the Exchange Offers may contact the Dealer Manager at the address and telephone number set forth on the back cover page of this Prospectus.

  Tenneco and New Tenneco have agreed to pay the Dealer Manager predetermined compensation for the Dealer Manager's financial advisory services and to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel. Tenneco and New Tenneco have agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Manager has provided in the past, and currently is providing, other investment banking and financial advisory services to Tenneco and its affiliates, including services in connection with the Transaction.

  Morgan Stanley is also acting as exclusive Dealer Manager in connection with the Tender Offers, lead underwriter in connection with the NPS Issuance and one of the placement agents in connection with certain financings to be undertaken by Newport News in connection with the Transaction.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offers. Letters of Transmittal and all correspondence in connection with the Exchange Offers should be sent or delivered by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the address and telephone numbers set forth on the back cover page of this Prospectus.

  Any holder who has questions concerning tender procedures or whose Old Securities have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address and telephone number set forth on the back cover page of this Prospectus for instructions.

INFORMATION AGENT

  Georgeson & Company Inc. has been appointed as Information Agent for the Exchange Offers. Requests for assistance or additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover page of this Prospectus. Holders of Old Securities may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

TRUSTEE

  The Chase Manhattan Bank is serving as the Old Trustee under the Old Indenture and will serve as trustee (the "New Trustee") under the New Indenture. All deliveries, correspondence and questions sent or presented to the Old Trustee or the New Trustee relating to the Exchange Offers should be directed to the Old Trustee at 450 W. 33rd St., 10th Floor, New York, New York 10001.

  Tenneco and New Tenneco maintain, or may, in the future, maintain, normal banking relationships with The Chase Manhattan Bank in the ordinary course of business.

FEES AND EXPENSES

  New Tenneco will pay the Exchange Agent, the Information Agent and the Old Trustee reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. New Tenneco will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Securities, and in handling or forwarding tenders for their customers. All such fees and expenses will be paid by New Tenneco.

                        MARKET AND TRADING INFORMATION

  The [describe] are listed and traded on the NYSE (collectively, the "Listed Securities"). The following table sets forth for the calendar periods indicated the high and low closing sales prices for such Listed Securities, as reported by IDD Information Services.



                          [to be filed by amendment]

  On November 1, 1996, the last full day the Listed Securities traded prior to the date hereof, the reported closing sales prices on the NYSE for the Listed Securities were as follows: [to come]. There can be no assurance as to whether, or the prices at which, such Listed Securities might be traded following the Exchange Offers. Following the completion of the Exchange Offers, the Listed Securities will cease to be listed or traded on the NYSE. See "Risk Factors--Risk Factors Relating to Holders Not Tendering in the Exchange Offers--Reduced Liquidity of Old Securities." HOLDERS OF LISTED SECURITIES ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE MARKET PRICES OF THE LISTED SECURITIES.


                          [to be filed by amendment]


                  ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS

  The New Securities will be recorded by New Tenneco based on the fair value of the New Securities upon consummation of the Exchange Offers. The difference between the fair value of the New Securities and the recorded net carrying amount of the Old Securities will be recognized as an extraordinary charge by Tenneco. As a result of the issuance of FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is effective for transactions occurring after December 31, 1996, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board is addressing the issue of the appropriate accounting for substantive modifications and exchanges of debt. No assurances can be given that the EITF will reach a concensus which is consistent with New Tenneco's proposed accounting, which is based on current GAAP.

                            THE PROPOSED AMENDMENTS

  It is a condition to exchanging Old Securities that each holder tendering Old Securities consent to the Proposed Amendments with respect thereto. The Proposed Amendments are being presented as a single, unified proposal with respect to the Old Indenture.

  Although the Supplemental Indenture will be executed prior to acceptance of the Old Securities under the Exchange Offers, the Proposed Amendments contained therein will not become operative until after receipt of the Requisite Consents and upon acceptance for exchange or payment, as the case may be, of the Old Securities and/or the Other Securities relating to such Consents. If the Proposed Amendments become operative, the holders of Old Securities which remain outstanding will be bound by the Supplemental Indenture regardless of whether they consented to the Proposed Amendments. See "Risk Factors."

  The following sets forth a brief description, as well as the text, of the Proposed Amendments for which Consents are being sought pursuant to the Consent Solicitations. The summaries of provisions of the Old Indenture set forth below are qualified in their entireties by reference to the full and complete terms contained in the Old Indenture. Capitalized terms appearing below in regards to the amendments to the Old Indenture have the meanings assigned to such terms in the Old Indenture.

  The Proposed Amendments would effect the following principal changes: (i) the Old Indenture would be amended to (a) specifically provide that nothing in the Old Indenture shall prevent, or place any restrictions or conditions on, consummation of the transactions contemplated by the Distribution Agreement or the Merger Agreement and (b) specifically allow Tenneco to consummate such transactions without complying with the covenant in the Old Indenture (the "Tenneco Asset Transfer Covenant") that generally provides that Tenneco may not sell, lease, transfer or otherwise dispose of its property and assets as, or substantially as, an entirety unless the corporation to which such sale, lease, transfer or other disposition is made specifically assumes liability for securities issued thereunder and certain other conditions are met (the application of which Tenneco believes, in any event, is uncertain in these circumstances); (ii) the covenant restricting the creation by Tenneco and its subsidiaries of liens on their properties would be modified to apply only to (A) principal properties of Tenneco and its subsidiaries that are located in the United States or Canada, (B) permit liens incurred in connection with improvements to properties, (C) increase the amount of debt that may be secured by a lien notwithstanding the provisions of the negative pledge covenant, and (D) not apply to liens in existence as of, or arising under an "after-acquired" property or similar provision in existence as of, the date of the Supplemental Indenture; (iii) certain events of default arising from the default by Tenneco or one or more of its subsidiaries under other debt obligations would be eliminated; (iv) the defeasance provisions of the Old Indenture would be amended to among other things, allow the defeasance of securities that are to become due and payable or are to be redeemed within one year of such defeasance without requiring Tenneco to deliver an IRS ruling or a tax opinion as to the tax consequences of the defeasance; and (v) definitions of certain terms used in connection with the foregoing amendments would be added to the Old Indenture.

  Set forth below are the Proposed Amendments to the Old Indenture in the form that will be adopted in the Supplemental Indenture as described above. A copy of the proposed Supplemental Indenture is an exhibit to the Registration Statement of which this Prospectus is a part, is on file with the Old Trustee and is available for inspection by all of the holders of Old Securities at the Old Trustee's offices located at 450 W. 33rd St., 15th Floor, New York, NY 10001. Unless otherwise indicated, article and section references are to the Old Indenture.

 DEFINITIONS

  (S) 1.01 of the Supplemental Indenture. The definition of "Consolidated Net Tangible Assets" is hereby amended to read as follows:

   Consolidated Net Tangible Assets

    The term "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long- term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries for the Company's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

  (S) 1.02 of the Supplemental Indenture. The following definitions are hereby added to Article 1 of the Original Indenture (which, for purposes of the Supplemental Indenture, shall be defined as the Old Indenture):

   Distribution Agreement

    The term "Distribution Agreement" means the Distribution Agreement dated as of November 1, 1996, among the Company, New Tenneco Inc. and Newport News Shipbuilding Inc., as the same may be amended, modified or supplemented from time to time.

   Excluded Conveyance:

    The term "Excluded Conveyance" shall mean any transaction contemplated by the Distribution Agreement or the Merger Agreement.

   Merger Agreement:

    The term "Merger Agreement" means the Agreement and Plan of Merger dated as of June 19, 1996, among El Paso Natural Gas Company, El Paso Merger Company and the Company, as the same may be amended, modified or supplemented from time to time.

   Principal Property:

    The term "Principal Property" shall mean (i) any pipeline assets of the Company or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located within the continental United States of America or Canada, and (ii) any processing or manufacturing plant owned or leased by the Company or any Subsidiary that is located within the continental United States of America or Canada, except in the case of either clause (i) or (ii), any such assets or plant which in the opinion of the Board of Directors is not material in relation to the activities of the Company and its Subsidiaries as a whole.

   Stated Maturity:

    The term "Stated Maturity," when used with respect to any Security or any installment of interest thereon, shall mean the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.

 MODIFICATION OF NEGATIVE PLEDGE COVENANT

  (S) 1.03 of the Supplemental Indenture. Section 4.04 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

    (S) 4.04. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on [the date of execution of the Supplemental Indenture] or hereafter acquired, to secure any Debt of the Company or any other Person (other than the Securities), without in any such case making effective provision whereby all of the Securities outstanding shall (so long as such other Debt shall be so secured) be directly secured equally and ratably with (or prior to) such Debt, excluding, however, the following:

      (i) any Lien upon any property or assets of the Company or any Subsidiary in existence on [the date of execution of the Supplemental Indenture] or created pursuant to an "after-acquired property" clause or similar term (including Liens created upon substitution of cash or collateral of similar value) in existence on [the date of execution of the Supplemental Indenture] of any mortgage, pledge agreement, security agreement or other similar instrument in existence on [the date of execution of the Supplemental Indenture];

      (ii) any Lien upon any property or assets created at the time of the acquisition of such property or assets by the Company or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

      (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by the Company or any Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Subsidiary);

      (iv) any Lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise;

      (v) the assumption by the Company or any Subsidiary of obligations secured by any Lien existing at the time of the acquisition by the Company or any Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the person which owns such property or assets;

      (vi) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

      (vii) any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

      (viii) any Lien arising from or in connection with a conveyance by the Company or any Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

      (ix) any Lien in favor of the Company or any Subsidiary;

      (x) any Lien created or assumed by the Company or any Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or any Subsidiary;

      (xi) Liens upon rights-of-way for pipeline purposes;

      (xii) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

      (xiii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

      (xiv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Company or any Subsidiary in good faith;

      (xv) Liens of, or to secure performance of, leases;

      (xvi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

      (xvii) any Lien upon property or assets acquired or sold by the Company or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

      (xviii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

      (xix) any Lien upon property or assets of any foreign Subsidiary to secure Debt of that foreign Subsidiary;

      (xx) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by the Company or any Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

      (xxi) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xx) inclusive of this (S)4.04; or

      (xxii) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xxi) inclusive of this (S)4.04; provided, however, that the principal amount of

    Debt so secured pursuant to this clause (xxii) shall not exceed the principal amount of Debt so secured (plus the aggregate amount of premiums, other payments, costs, and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) at the time of such extension, renewal, refinancing, refunding or replacement, and that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

    Notwithstanding the foregoing provisions of this (S)4.04, the Company may, and may permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure Debt of the Company or any other person (other than the Securities) which is not excepted by clauses (i) through (xxii) inclusive above without securing the Securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens does not exceed 15% of Consolidated Net Tangible Assets. For the purpose of this (S)4.04, no Lien to secure any Debt will be deemed to be created, assumed, incurred or suffered to exist by any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

 ELIMINATION OF CROSS-DEFAULT PROVISIONS

  (S) 1.04 of the Supplemental Indenture. Clauses (g), (h) and (i) of Section
5.01 of the Original Indenture are hereby deleted and replaced with the following:

     (g) [Intentionally omitted]

     (h) [Intentionally omitted]

     (i) [Intentionally omitted]

 MODIFICATION OF DEFEASANCE PROVISIONS

  (S) 1.05 of the Supplemental Indenture. Article 9 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE 9

           Satisfaction and Discharge of Indenture; Unclaimed Moneys

  (S) 9.01 Satisfaction and Discharge of Indenture. (A) If at any time

     (a) the Company shall have paid or caused to be paid the principal of and interest on all the Securities of any series outstanding hereunder (other than Securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in (S)2.10) as and when the same shall have become due and payable, or

     (b) the Company shall have delivered to the Trustee for cancellation all Securities of any series theretofore authenticated (other than any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in (S)2.10), or

     (c) in the case of any series of Securities where the exact amount (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (ii) below, (i) all the Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and
   (ii) the Company shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds the entire amount in cash (other than moneys repaid by the Trustee or any paying agent to the Company in accordance with (S)9.04) or, in the case of any series of Securities the payments on which may only be made in legal coin or currency of the United States, U.S. Government Obligations, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay (A) the principal and interest on all Securities of such series on each date that such principal or interest is due and payable and (B) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series, and if, in any such case, the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer and exchange of Securities of such Series and the Company's right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of holders of Securities to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor or on the specified redemption dates therefor (but not upon acceleration), and remaining rights of the holders to receive mandatory sinking fund payments, if any, (iv) the rights, obligations, duties and immunities of the Trustee hereunder, (v) the rights of the holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them, and (vi) the obligations of the Company under (S)4.02), and the Trustee, on demand of the Company accompanied by an officers' certificate and an opinion of counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture; provided, that the rights of holders of the Securities to receive amounts in respect of principal of and interest on the Securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Securities are listed.

 (B) The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a resolution of the Board of Directors certified by a secretary or assistant secretary of the Company, officers' certificate or indenture supplemental hereto provided pursuant to
(S)2.02. In addition to discharge of the Indenture pursuant to subsection (A) above of this (S)9.01, in the case of any series of Securities the exact amounts (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (a) below, the Company shall be deemed to have paid and discharged the entire indebtedness on all the Securities of such a series thereto on the 91st day after the date of the deposit referred to in subparagraph (a) below, and the provisions of this Indenture with respect to the Securities of such series shall no longer be in effect (except as to (i) rights of registration of transfer and exchange of Securities of such series and the Company's right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of holders of Securities to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor or on the specified redemption dates therefor (but not upon acceleration), and remaining rights of the holders to receive mandatory sinking fund payments, if any, (iv) the rights, obligations, duties and immunities of the Trustee hereunder, (v) the rights of the holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them and (vi) the obligations of the Company under (S)4.02), and the Trustee, at the expense of the Company, shall at the Company's request, execute proper instruments acknowledging the same, if the conditions set forth below are satisfied (hereinafter, "defeasance"):

  (a) the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Securities of such series (i) cash in an amount, or (ii) in the case of any series of Securities the payments on which may only be made in legal coin or currency of the United States, U.S. Government Obligations, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay
 (A) the principal and
 interest on all Securities of such series on each date that such principal or interest is due and payable or on any redemption date established pursuant to clause (c) below, and (B) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series;

  (b) the Company has delivered to the Trustee an opinion of counsel based on the fact that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and such opinion shall confirm that, the holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred;

  (c) if the Securities are to be redeemed prior to stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to this Indenture or provisions therefor satisfactory to the Trustee shall have been made; and

  (d) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this provision have been complied with.

 (C) The Company shall be released from its obligations under (S)4.04,
(S)4.05, (S)7.02 and (S)11.01 with respect to the Securities of any series outstanding on and after the date the conditions set forth below are satisfied (hereinafter, "covenant defeasance"). For this purpose, such covenant defeasance means that, with respect to the outstanding Securities of any series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly by reason of any reference elsewhere herein to such Section or by reason of any reference in such Section to any other provision herein or in any other document and such omission to comply shall not constitute a default under (S)5.01, but the remainder of this Indenture and such Securities shall be unaffected thereby. The following shall be the conditions to application of this subsection (C) of this (S)9.01:

  (a) The Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Securities of such series, (i) cash in an amount, or (ii) in the case of any series of Securities the payments on which may only be made in legal coin or currency of the United States, U.S. Government Obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay (A) the principal and interest on all Securities of such series, and (B) any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series including any redemption date established pursuant to clause (b) below.

  (b) if the Securities are to be redeemed prior to stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to this Indenture or provisions therefor satisfactory to the Trustee shall have been made; and

  (c) The Company shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for relating to the covenant defeasance contemplated by this provision have been complied with.

 (S) 9.02 Application by Trustee of Funds Deposited for Payment of
Securities. Subject to (S)9.04, all moneys or U.S. Government Obligations deposited with the Trustee (or other trustee) pursuant to (S)9.01 (and all funds earned on such moneys or U.S. Government Obligations) shall be held in trust and applied by it to the payment, either directly or through any paying agent (including the Company acting as its own paying agent), to the holders of the particular Securities of such series for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest; but such money need not be segregated from other funds except to the extent required by law. Subject to (S)9.01, the Trustee promptly shall pay to the Company upon request any excess moneys held by them at any time.

 (S) 9.03 Repayment of Moneys Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to Securities of any series, all moneys then held by any paying agent under the provisions of this Indenture with respect to such series of Securities shall, upon demand of the Company, be repaid to it or paid to the Trustee and thereupon such paying agent shall be released from all further liability with respect to such moneys.

 (S) 9.04 Return of Moneys Held by Trustee and Paying Agent Unclaimed for Two Years. Any moneys deposited with or paid to the Trustee or any paying agent for the payment of the principal of or interest on any Security of any series and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable, shall, upon the written request of the Company and unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to the Company by the Trustee for such series or such paying agent, and the holder of the Securities of such series shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Company for any payment which such holder may be entitled to collect, and all liability of the Trustee or any paying agent with respect to such moneys shall thereupon cease; provided, however, that the Trustee or such paying agent, before being required to make any such repayment with respect to moneys deposited with it for any payment (a) in respect of registered Securities of any series, shall at the expense of the Company, mail by first-class mail to holders of such Securities at their addresses as they shall appear on the Security register, and (b) in respect of unregistered Securities of any series, shall at the expense of the Company cause to be published once, in The Wall Street Journal (Eastern Edition), notice, that such moneys remain and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

 AMENDMENTS TO THE TENNECO ASSET TRANSFER COVENANT

  (S) 1.06 of the Supplemental Indenture. Article 11 of the Original Indenture is hereby amended and restated to read in its entirety as follows:

    (S) 11.01. Nothing contained in this Indenture or in the Securities shall be deemed to prevent the consolidation or merger of the Company with or into any other person, or the merger into the Company of any other person, or the sale, lease, transfer or other disposition by the Company of its property and assets as, or substantially as, an entirety; provided, however, that (1) in case of any such consolidation or merger, the person resulting from such consolidation or any person other than the Company into which such merger shall be made shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the party of the first part hereto and shall become liable and be bound for, and shall expressly assume, by indenture supplemental hereto in form reasonably satisfactory to the Trustee executed and delivered to the Trustee, the due and punctual payment of the principal of, and the premium, if any, and interest on, all the Securities then outstanding and the performance and observance of each and every covenant and condition of this Indenture on the part of the Company to be performed or observed, and (2) in case of any such sale, lease, transfer or other disposition of the property and assets of the Company as, or substantially as, an entirety, the person to which such property and assets shall be sold, leased, transferred or otherwise disposed of shall execute and deliver to the Trustee a proper indenture supplemental hereto in form reasonably satisfactory to the Trustee, whereby such person shall assume the due and punctual payment of the principal of, and the premium, if any, and interest on, all the Securities then outstanding and the performance and observance of each and every covenant and condition of this Indenture on the part of the Company to be performed or observed, to the same extent that the Company be bound and liable. Notwithstanding the foregoing, any person that acquires such properties and assets in an Excluded Conveyance shall not be required to assume any payment on the Securities or performance or observance of any covenants or conditions of this Indenture.

    (S) 11.02. Upon any consolidation or merger, or any sale, lease, transfer or other disposition of the property and assets of the Company as, or substantially as, an entirety, in accordance with the provisions of this
  Article 11, the person formed by such consolidation or into which the Company shall have been merged or to which such sale, lease, transfer or other disposition (other than an Excluded Conveyance in which the persons that acquire such properties and assets do not expressly assume any payment on the Securities or performance or observance of any covenants or conditions of this Indenture) shall have been made shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter from time to time such person may exercise each and every right and power of the Company under this Indenture, in the name of the Company or in its own name; and any act or proceeding by and provision of this Indenture required or permitted to be done by any board or officer of the Company may be done with like force and effect by the like board or officer of any person that shall at the time be the successor of the Company hereunder. Upon compliance with the conditions set forth in this Article 11, in connection with the sale, lease, transfer or other disposition by the Company of its property and assets as, or substantially as, an entirety, the Company shall automatically be released and discharged from all its obligations under the Securities and this Indenture and, upon request of the Company, the Trustee shall execute and deliver a writing to the Company in form satisfactory to it acknowledging such release and discharge.

 AMENDMENT TO SPECIFICALLY PERMIT DISTRIBUTIONS

  (S)1.07 of the Supplemental Indenture. Section 13.09 is hereby added to the Original Indenture to read in its entirety as follows:

    (S)13.09 Notwithstanding anything to the contrary herein, nothing contained in this Indenture or in any of the Securities shall be deemed to prevent, or place any restrictions or conditions on, the consummation by the Company or any of its Subsidiaries of any of the transactions contemplated by the Distribution Agreement or the Merger Agreement. Without limiting the generality of the foregoing, the Company may sell, lease, transfer or otherwise dispose of any of its property or assets (including, but not limited to, those related to its automotive, packaging and shipbuilding businesses) in connection with the transactions contemplated by the Distribution Agreement or the Merger Agreement and the corporation or corporations or other person or persons to which such sale, lease, transfer or other disposition is made shall not be required to assume any obligations under this Indenture or under the Securities.

                       DESCRIPTION OF THE NEW SECURITIES

  The New Securities are to be issued under an Indenture (as amended and supplemented from time to time the "New Indenture") between New Tenneco and the New Trustee, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the New Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, the detailed provisions of the New Indenture, including the definitions of certain terms contained in the New Indenture and capitalized in this Prospectus. Wherever particular sections or defined terms of the New Indenture are referred to in this Prospectus, such sections or defined terms are incorporated herein by reference. As used under this caption, the term "Debt Securities" means all evidences of indebtedness for money borrowed which may be issued under the New Indenture.

GENERAL

  The New Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series as from time to time authorized by New Tenneco. The Debt Securities will be unsubordinated and unsecured obligations of New Tenneco and will rank pari passu with other unsubordinated and unsecured obligations of New Tenneco (including trade payables).

  The New Indenture does not limit the amount of other indebtedness or securities which may be issued by New Tenneco or its Subsidiaries, although the issuance, assumption or guarantee of indebtedness secured by certain property is subject to the restrictions described under "--Certain Covenants of New Tenneco." There are no provisions of the New Indenture which afford holders of the New Securities protection in the event of a highly leveraged transaction involving New Tenneco.

NEW SECURITIES

 New 6 3/4% Notes due 2005

CERTAIN COVENANTS OF NEW TENNECO

  Negative Pledge. If New Tenneco or any Restricted Subsidiary (as defined below) shall issue, assume, incur or guarantee any debt secured by a Mortgage (as defined below) on any Principal Manufacturing Property (as defined below) of New Tenneco or any Restricted Subsidiary or on any shares of capital stock or debt of any Restricted Subsidiary, New Tenneco will secure, or cause such Restricted Subsidiary to secure, the outstanding Debt Securities equally and ratably with such secured debt, unless after giving effect thereto the aggregate amount of all such secured debt together with all Attributable Debt (as defined below) of New Tenneco and its Subsidiaries in respect of sale and leaseback transactions involving Principal Manufacturing Properties would not exceed 15% of the Consolidated Net Tangible Assets (as defined below) of New Tenneco and its Consolidated Subsidiaries. This restriction will not apply in the case of

    (a) the creation of Mortgages on any Principal Manufacturing Property acquired by New Tenneco or a Restricted Subsidiary after the date of the New Indenture to secure or provide for the payment or financing of all or any part of the purchase price thereof or construction of fixed improvements thereon (prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation thereof), or existing Mortgages on any Principal Manufacturing Property acquired by New Tenneco or a Restricted Subsidiary (whether or not such Mortgages are assumed), provided the Mortgage shall not apply to any property theretofore owned by New Tenneco or a Restricted Subsidiary, other than any theretofore unimproved real property;

    (b) any Mortgages on any Principal Manufacturing Property of a corporation which is merged into or consolidated with New Tenneco or a Restricted Subsidiary or substantially all of the assets of which are acquired by New Tenneco or a Restricted Subsidiary (whether or not the obligations secured thereby are assumed by New Tenneco or a Restricted Subsidiary);

    (c) Mortgages in favor of governmental bodies of the United States or any State thereof or any other country or any political subdivision thereof to secure partial, progress, advance or other payments pursuant to any contract or statute, or to secure any debt incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Mortgages;

    (d) Mortgages on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining, development, maintenance or operation thereof intended to obtain or increase the production and sale or other disposition of oil, gas, coal, natural gas, carbon dioxide, sulphur, helium, metals, minerals, steam, timber, or other natural resources therefrom, or any debt created, issued, assumed or guaranteed to provide funds for any or all such purposes;

    (e) Mortgages securing Debt (as defined below) of a Restricted Subsidiary owing to New Tenneco or another Restricted Subsidiary;

    (f) Mortgages on any Principal Manufacturing Property of New Tenneco or a Restricted Subsidiary which Mortgages were in existence on the date of the New Indenture; provided, however, that each such Mortgage shall be limited to all or a part of the property which secured such Mortgage at such date (plus improvements and construction on such property);

    (g) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses; and

    (h) Permitted Mortgages.

(Section 3.6 of the New Indenture.) The New Indenture will not restrict the incurrence of unsecured debt by New Tenneco or any Subsidiary.

  Restrictions on Sale and Leaseback Transactions. Neither New Tenneco nor any Restricted Subsidiary may, after the effective date of the New Indenture, enter into any sale and leaseback transaction involving any Principal Manufacturing Property which has been or is to be sold or transferred by New Tenneco or any Restricted Subsidiary, unless

    (a) New Tenneco or such Restricted Subsidiary would be entitled to create debt secured by a Mortgage on such property as described in clauses (a)-(h) under "Negative Pledge" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the outstanding Debt Securities;

    (b) during the period commencing 12 months prior to and ending 12 months after a sale and leaseback transaction, New Tenneco or such Restricted Subsidiary expends for facilities comprising a Principal Manufacturing Property (or part thereof) all or a part of the net proceeds of such sale and leaseback transaction and elects to designate such amount as a credit against such sale and leaseback transaction; or

    (c) to the extent not credited as described above, New Tenneco applies to the retirement of long-term indebtedness of New Tenneco or any Restricted Subsidiary an amount equal to the Attributable Debt with respect to such sale and leaseback transaction.

(Section 3.6 of the New Indenture.) This restriction will not apply to any sale and leaseback transaction (a) between New Tenneco and a Restricted Subsidiary or between Restricted Subsidiaries, (b) involving the taking back of a lease for a period of three years or less or (c) if after giving effect to a sale and leaseback transaction, permitted secured debt plus Attributable Debt of New Tenneco and its Subsidiaries (as defined below) in respect of sale and leaseback transactions involving Principal Manufacturing Properties would not exceed 15% of the Consolidated Net Tangible Assets of New Tenneco and its consolidated Subsidiaries.

  Except as may be applicable to a particular series of Debt Securities that may be issued in the future, there are no covenants or other provisions in the New Indenture providing for a put or increased interest or that would otherwise afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of New Tenneco or a highly leveraged transaction.

  The following terms which are used in the New Indenture have the meanings set forth below:

  "Attributable Debt" means the total net amount of the rent required to be paid during the remaining term of any lease, discounted at the weighted average rate per annum then borne by the outstanding Debt Securities. (Section
1.1 of the New Indenture.)

  "Consolidated Net Tangible Assets" means the total assets shown on the consolidated balance sheet of New Tenneco and its consolidated Subsidiaries for the most recent fiscal quarter, after deducting the amount of all current liabilities and intangible assets. (Section 1.1 of the New Indenture.)

  "Debt" of any person shall mean any debt for money borrowed which is issued, assumed, incurred or guaranteed in any manner by such person. (Section 1.1 of the New Indenture.)

  "Mortgage" means any mortgage, pledge, lien or other encumbrance securing Debt of any person. (Section 1.1 of the New Indenture.)

  "Permitted Mortgage" means:

    (a) any governmental, mechanics', materialmen's, carriers' or similar lien created in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;

    (b) any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

    (c) any lien of taxes and assessments which is (A) for the current year, or (B) not at the time delinquent or (C) delinquent but the validity of which is being contested at the time by New Tenneco or any Subsidiary in good faith;

    (d) any lien arising from or in connection with a conveyance by New Tenneco or any Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

    (e) any lien to secure obligations imposed by statute or governmental regulations; or

    (f) any lien of, or to secure performance of, leases (other than leases relating to a sale and leaseback transaction). (Section 1.1 of the New Indenture.)

  "Principal Manufacturing Property" means any manufacturing plant or testing or research and development facility of New Tenneco or a Subsidiary located in the United States unless the New Tenneco Board determines that such plant or facility is not of material importance to the total business conducted by New Tenneco and its consolidated Subsidiaries. "Principal Manufacturing Property" shall include, without limitation, additions, improvements, replacements, repairs, fixtures, appurtenances or component parts of any such plant or facility attaching to or required to be attached to property or assets pursuant to the terms of any Mortgage (including, without limitation, pursuant to any "after-acquired property" clause or similar term thereof). (Section 1.1 of the New Indenture.)

  "Restricted Subsidiary" means any Subsidiary owning or leasing any Principal Manufacturing Property. (Section 1.1 of the New Indenture.)

  "Subsidiary" means any corporation, partnership or other entity of which more than 50% of the outstanding voting stock or equity interests is directly or indirectly owned or controlled by New Tenneco. (Section 1.1 of the New Indenture.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  New Tenneco may not merge or consolidate with any other person or sell, lease or convey substantially all of its assets to any person, unless (i) either New Tenneco is the continuing entity or the successor or transferee or lessee is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and expressly assumes New Tenneco's obligations under the Debt Securities and the New Indenture, and (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists. (Section 9.1 of the New Indenture.) Upon any such consolidation, merger, sale, lease or conveyance the successor corporation formed by such consolidation, or into which New Tenneco is merged or to which such sale, lease or conveyance is made, shall succeed to, and be substituted for, New Tenneco under the New Indenture and under the Debt Securities. (Section 9.2 of the New Indenture.)

EVENTS OF DEFAULT

  Any one of the following events will constitute an Event of Default under the New Indenture with respect to Debt Securities of any series: (i) failure to pay any interest on any Debt Security of that series when due and continuance of such default for 30 days; (ii) failure to pay principal of any Debt Security of that series when due, either at maturity, upon any redemption, by declaration or otherwise; (iii) failure to observe or perform any other of the covenants or agreements of New Tenneco in the New Indenture (other than a covenant the default or breach of which is otherwise specifically dealt with in the New Indenture) for 60 days after written notice as provided in the New Indenture; (iv) certain events of bankruptcy, insolvency or reorganization of New Tenneco; or (v) any other Event of Default provided in a supplemental indenture with respect to Debt Securities of that series. (Section 5.1 of the New Indenture.)

  If any Event of Default occurs and is continuing, either the New Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of each affected series (or, in certain instances, all series), voting as a single class, by written notice to New Tenneco (and to the New Trustee, if given by such holders of Debt Securities), may declare the principal amount of (or, if the Debt Securities of an affected series are original issue discount debt securities, such portion of the principal amount as may be specified therefor) and accrued interest on all the Debt Securities of each affected series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.1 of the New Indenture.)

  The New Indenture provides that the New Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all defaults known to it unless such default shall have been cured or waived; provided that except in the case of a default in payment on the Debt Securities of that series, the New Trustee may withhold the notice if and so long as it in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 5.11 of the New Indenture.)

  The New Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (with all such series voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the New Trustee for such series, or exercising any trust or power conferred on the New Trustee. (Section 5.9 of the New Indenture.)

  The holders of a majority in aggregate principal amount outstanding of all series of Debt Securities with respect to which an Event of Default has occurred (voting as a single class) by notice to the New Trustee may waive, on behalf of the holders of all Debt Securities of all such series, any past default or Event of Default with respect to that series and its consequences except in respect of a convenant or provision of the New Indenture which cannot under the terms of the New Indenture be amended or modified without the consent of the holder of each outstanding Debt Security affected. (Section
5.10 of the New Indenture.)

  The New Indenture includes a covenant that New Tenneco will file annually with the New Trustee a certificate as to New Tenneco's compliance with all conditions and covenants of the New Indenture. (Section 3.5 of the New Indenture.)

MODIFICATION OF THE NEW INDENTURE

  The New Indenture contains provisions permitting New Tenneco and the New Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to transfer or pledge any property to the New Trustee as security for the Debt Securities of any series; (ii) to evidence the succession of another corporation to New Tenneco and the assumption of the covenants of New Tenneco by a successor to New Tenneco; (iii) to add to the covenants of New Tenneco such further covenants or provisions so as to further protect the holders of Debt Securities; (iv) to establish the form or terms of Debt Securities; (v) to evidence and provide for successor New Trustees; or (vi) to cure any ambiguity or correct or supplement any defective provisions or to make any other provisions as New Tenneco deems necessary or desirable, provided such action does not adversely affect the interests of any holder of Debt Securities of any series. (Section 8.1 of the New Indenture.)

  The New Indenture also contains provisions permitting New Tenneco and the New Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (voting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the New Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected, (i) extend the time for payment of principal or interest on any Debt Security; (ii) reduce the principal of, or the rate of interest on, any Debt Security; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any original issue discount security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of the New Indenture. (Section 8.2 of the New Indenture.)

DEFEASANCE AND COVENANT DEFEASANCE

  The New Indenture provides that New Tenneco, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) ("defeasance") or (b) need not comply with certain covenants of the Indenture, including those described under "Certain Covenants of New Tenneco" and "--Consolidation, Merger and Sale of Assets," and the occurrence of an event described in clause (iii) under "--Events of Default" shall no longer be an Event of Default ("covenant defeasance"), in each case, if New

Tenneco deposits, in trust, with the New Trustee money or U.S. Government Obligations (as defined below) which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Debt Securities of such series, and any mandatory sinking fund or analogous payments, on the dates such payments are due in accordance with the terms of the Debt Securities of such series. If such defeasance is to occur at least one year prior to the date such Debt Securities become due and payable or are to be redeemed such defeasance may only be established if New Tenneco shall have delivered an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as if such defeasance had not occurred. In addition, such opinion of counsel must be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the New Indenture. "U.S. Government Obligations" means obligations issued or guaranteed as to principal and interest by the United States or by an entity controlled or supervised by or acting as an instrumentality of the United States Government. (Article 10 of the New Indenture.)

THE NEW TRUSTEE

  The Chase Manhattan Bank is the New Trustee under the New Indenture. New Tenneco may also maintain banking and other commercial relationships with the New Trustee in the ordinary course of business.

GLOBAL SECURITIES

  Unless an exchanging holder of Old Securities requests New Securities in physical form, each New Security will be issued in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, DTC (the "Depository"). Unless and until it is exchanged in whole or in part for New Securities of that series in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depository for such Global Security, or by a nominee of the Depository to the Depository or another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

PHYSICAL SECURITIES

  If a holder of Old Securities so requests, New Securities initially issued to such holder may be in physical form. Following initial issuance, physical New Securities will be issued to a holder of New Securities upon request to New Tenneco and the New Trustee subject to compliance with the procedures therefor of the Depository. If the Depository is at any time unwilling or unable to continue as a depositary for the Global Securities and a successor depositary is not appointed by New Tenneco within 90 days, New Tenneco will issue certificated Debt Securities in exchange for the Global Securities.

BOOK-ENTRY SYSTEM

  Each Global Security will be registered in the name of Cede & Co., the nominee of the Depository. Accordingly, beneficial interests in the Global Securities will be shown on, and transfer thereof will be effected only through, records maintained by the Depository and its participants.

  The Depository has advised New Tenneco and the Dealer Manager as follows: the Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant not the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Direct Participants") deposit with the Depository. The Depository also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Commission.

  The Depository advises that its established procedures provide that (i) upon issuance of the Global Securities by New Tenneco, the Depository will credit the accounts of Direct Participants designated by New Tenneco with the principal amounts of the New Securities issued pursuant to the Exchange Offers and (ii) ownership of interests in the Global Securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depository, the Direct Participants and the Indirect Participants.

  So long as a nominee of the Depository is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of such Global Securities under the New Indenture.

  Neither New Tenneco, the New Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the New Securities registered in the name of the Depository's nominee will be made in immediately available funds to the Depository's nominee as the registered owner of the Global Securities. Under the terms of the New Securities, New Tenneco and the New Trustee will treat the persons in whose names the New Securities are registered as the owners of such New Securities for the purpose of receiving payment of principal and interest on such New Securities and for all other purposes whatsoever. Therefore, neither New Tenneco, the New Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the New Securities to owners of beneficial interests in the Global Securities. The Depositary has advised New Tenneco and the New Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depository's records. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depository, the New Trustee, or New Tenneco, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of New Tenneco or the New Trustee; disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depository and Direct and Indirect Participants.

  So long as the Depository continues to make its Same-Day Funds Settlement System available to New Tenneco, all payments of principal and interest on the Global Securities will be made by New Tenneco in immediately available funds.

                        DESCRIPTION OF THE TRANSACTION

  The Distributions, Merger and Charter Amendment are separate parts of the Transaction, none of which will be consummated unless the Transaction as a whole is approved at the Tenneco Special Meeting (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved). The Charter Amendment is expected to be filed on the day following the Tenneco Special Meeting, if the Transaction is approved by the holders of Tenneco stock. The Distributions are expected to be consummated as soon as practicable thereafter, and in any event one day prior to the anticipated consummation of the Merger. The Distributions will not be consummated until all other conditions to the Merger that are capable of being satisfied at that time have been satisfied (or can be contemporaneously satisfied).

  The principal transactions which will be undertaken to consummate the Transaction include the (i) NPS Issuance, (ii) Debt Realignment, (iii) Corporate Restructuring Transactions, (iv) Cash Realignment, (v) Charter Amendment, (vi) Distributions, and (vii) Merger.

  The Transaction is being submitted as a single, unified proposal to Tenneco's existing stockholders for consideration at the Tenneco Special Meeting. Approval of the Transaction requires the affirmative vote of (i) holders of a majority of the outstanding shares of the Tenneco Common Stock, and Tenneco's $7.40 Cumulative Preferred Stock (the "$7.40 Preferred Stock"), voting together as a class, and (ii) holders of a majority of the shares of $7.40 Preferred Stock and Tenneco's $4.50 Cumulative Preferred Stock (the "$4.50 Preferred Stock"), voting together as a class. If the Tenneco Junior Preferred Stock is issued prior to effectiveness of the Charter Amendment, the holders thereof will be entitled to vote on the Distributions and the Charter Amendment. In such event, Tenneco will obtain the consent of the initial record holders of the Tenneco Junior Preferred Stock to the Distributions and the Charter Amendment in connection with the NPS Issuance.

  The following sections entitled "The NPS Issuance," "Debt and Cash Realignment," "Corporate Restructuring Transactions," "The Distributions" and "The Merger" contain descriptions of certain provisions of the Distribution Agreement and Merger Agreement. These descriptions are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and the Merger Agreement. Copies of the Distribution Agreement and Merger Agreement as currently in effect are available, without charge, to any holder of Old Securities upon written or oral request to Karl A. Stewart, Vice President and Secretary, Tenneco Inc., 1275 King Street, Greenwich, Connecticut 06831, telephone (203) 863-1000.

                               THE NPS ISSUANCE

  Prior to the Merger, Tenneco will issue in a public offering new shares of Tenneco Junior Preferred Stock in one or more series pursuant to the NPS Issuance in an amount calculated to have, to the extent possible, an aggregate value as of the Merger Effective Time that is equal to approximately 25% (but in any event more than 20%) of the total value of all shares of Tenneco capital stock then outstanding. Holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance will possess the right to elect, voting as a class, a number of directors of Tenneco representing one-sixth of the members of the Board of Directors of Tenneco and the number of directors comprising the entire Tenneco Board of Directors will be set at six or an integral multiple of six. The proceeds of the NPS Issuance (the "NPS Issuance Proceeds") are estimated to be $275 million. Tenneco expects to use the net NPS Issuance Proceeds (estimated to be $265 million) to repay a portion of the outstanding Tenneco Energy Consolidated Debt pursuant to the Debt Realignment.

  Under the existing terms of the Tenneco Charter, the approval of a majority of the outstanding Tenneco Junior Preferred Stock will be required to effect the Distributions and the approval of two-thirds of the outstanding Junior Preferred Stock will be required to effect the Charter Amendment if the Tenneco Junior Preferred Stock is issued prior to the effectiveness of the Charter Amendment (which is expected to occur on the day following the Tenneco Special Meeting, if the Transaction is approved thereat). Accordingly, if the NPS Issuance occurs prior to the effectiveness of the Charter Amendment, as part of the NPS Issuance, the Charter Amendment and Distributions will be submitted for approval by the initial record holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance (which will be the underwriters for the public offering) by written consent in lieu of a meeting. Notwithstanding such approval, persons who become record holders of the Tenneco Junior Preferred Stock on or prior to the date of the Tenneco Special Meeting will have the right to demand appraisal of their shares of Tenneco Junior Preferred Stock at or prior to the Tenneco Special Meeting.

  The shares of Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance will not be converted or otherwise exchanged in the Merger and will remain outstanding immediately following consummation thereof (held by the persons who were the holders of such shares prior to the Merger), and the holders thereof will receive no consideration in respect thereof in connection with the Merger.

  Although the NPS Issuance is one of the transactions contemplated by the Merger Agreement on which Tenneco stockholders are being asked to vote at the Tenneco Special Meeting, the NPS Issuance is expected to be consummated prior to the Tenneco Special Meeting and thus regardless of the outcome of the vote on the Transaction at the Tenneco Special Meeting.

                           DEBT AND CASH REALIGNMENT

  In general, from and after the Distributions each of Tenneco, New Tenneco and Newport News will be responsible for the debts, liabilities and obligations related to the business or businesses that it owns and operates following consummation of the Corporate Restructuring Transactions. See "Corporate Restructuring Transactions" and "The Distributions." Tenneco's historical practice, however, has been to generally incur indebtedness for its consolidated group at the parent company level or at the level of a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Merger Agreement, Distribution Agreement and Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Energy Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, New Tenneco and Newport News of the total amount of cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment, and (iii) the allocation of responsibility for certain capital expenditures related to the Energy Business.

DEBT REALIGNMENT

  The Merger Agreement requires Tenneco to, or to cause its relevant subsidiaries to, obtain the requisite consents of the various lenders to permit consummation of the Transaction and tender for, exchange, redeem, prepay, defease or let mature the Tenneco Energy Consolidated Debt prior to the Distributions.

  The Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to the total amount of certain other obligations of Tenneco Energy outstanding as of the Merger Effective Time (i.e., the Actual Energy Debt Amount), equals the Base Debt Amount. As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was approximately $4,443 million, including $634 million of short-term debt (excluding the current portion of long-term debt), $75 million of non-public debt and $3,734 million book value ($3,955 million principal amount) of publicly held debt, including the Old Securities and the Other Securities (the "Public Debt"). The short-term debt consists primarily of commercial paper and bank borrowings under Tenneco's current credit facilities. The Public Debt includes an aggregate of $2,619 million, $436 million and $679 million book value ($2,625 million, $650 million and $680 million principal amount) of Public Debt issued in various series under several different trust indentures by Tenneco, Tennessee and TCC, respectively.

  The short-term debt and the $75 million of non-Public Debt will be retired with cash. In addition to the Exchange Offers, Tenneco and its subsidiaries will defease or let mature approximately $428 million of Public Debt and offer to purchase for cash approximately $1,580 million of aggregate principal amount of Public Debt pursuant to the Tender Offers. The defeasances, Tender Offers and related extinguishments described above, as well as the retirement of existing short-term and non-public debt, will be financed by internally generated cash, borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction (the "Tenneco Credit Facility"), the net NPS Issuance Proceeds and a cash distribution of $600 million to be paid by Newport News to Tenneco or one of its subsidiaries principally using borrowings under one or more credit facilities and/or financings to be entered into by Newport News in connection with the Transaction (the "Newport News Financings"). The balance of the funding will be financed by a cash distribution to be paid by New Tenneco to Tenneco principally using borrowings under a new $1.75 billion credit facility to be entered into by New Tenneco in connection with the Transaction (the "New Tenneco Credit Facility"). Upon consummation of the Exchange Offers, Tenneco will then purchase for cash (and subsequently extinguish) the Public Debt held by New Tenneco (which cash will then be distributed to Tenneco).

  Accordingly, after giving effect to the Debt Realignment, Tenneco and its appropriate subsidiaries, as applicable, will remain responsible for all of the Tenneco Energy Consolidated Debt which remains outstanding and any borrowings under the Tenneco Credit Facility, Newport News and its appropriate subsidiaries, as applicable, will be responsible for all borrowings under the Newport News Financings and New Tenneco will be responsible for the New Securities and all borrowings under the New Tenneco Credit Facility. Completion of the Debt Realignment is a condition to the obligation of Tenneco and El Paso to consummate the Merger.

  The Debt and Cash Allocation Agreement to be entered into among Tenneco, New Tenneco and Newport News in connection with the Distributions (the "Debt and Cash Allocation Agreement") contemplates that, as of the Merger Effective Time, the Actual Energy Debt Amount will be limited to the Base Debt Amount. The Base Debt Amount will equal $2.65 billion less the NPS Issuance Proceeds,
(i) plus the sum of: (a) the amount of all cash payments made by Tenneco and its subsidiaries during the period from June 19, 1996 to the Merger Effective Time (the "Merger Interim Period") in respect of gas purchase contracts as a result or in respect of any settlement, judgment or satisfaction of a bond in excess of the market price for gas received under such contracts by Tenneco and its subsidiaries reduced by the amount of any cash payments received by Tenneco and its subsidiaries from customers, insurers or other third parties in respect of any such settlement, judgment or satisfaction of a bond (other than refunds prior to the Merger Effective Time) or with respect to any GSR costs recovered (and not refunded) on or prior to the Merger Effective Time; (b) the amount of any purchase price paid by Tenneco or its subsidiaries during the Merger Interim Period to acquire an additional interest in certain existing pipeline operations; (c) the amount of all cash payments made by Tenneco and any of its direct and indirect subsidiaries remaining after giving effect to the Distributions (the "Energy Subsidiaries") during the Merger Interim Period in settlement of any significant claim, action, suit or proceeding to the extent such matter would be an Energy Liability (as defined) and with the consent of El Paso, which shall not be arbitrarily withheld, reduced by the amount of any payments by or recoveries from third parties received by Tenneco or its subsidiaries during the Merger Interim Period relating to any such settlement, and (d) the amount of certain other capital expenditures and settlements of certain claims by the Energy Business during the Merger Interim Period, and
(ii) less (a) the amount, calculated as of the Merger Effective Time, of any rate refunds, including interest, which would be payable to customers pursuant to the rate settlement at FERC Docket RP95-112 and which have not been paid as of the Merger Effective Time, whether such amounts are to be paid to customers or credited against GSR costs pursuant to a settlement with customers and (b) the proceeds of the monetization of certain assets of the Energy Business during the Merger Interim Period. The Actual Energy Debt Amount will include the following amounts, as of the Merger Effective Time: (i) outstanding amounts under the Tenneco Revolving Debt (plus accrued and accreted interest and fees); (ii) the value of any remaining Public Debt; (iii) the outstanding amount of other Tenneco Energy Consolidated Debt (plus accrued and accreted interest and fees); (iv) the unpaid amount of Transaction expenses incurred by Tenneco and its subsidiaries; (v) certain sales and use, gross receipt or other transfer taxes applicable to the Transaction; (vi) certain income taxes resulting from the Transaction; (vii) the outstanding amount of any off-balance sheet indebtedness incurred after the date of the Merger Agreement to finance the acquisition by Tenneco of an additional interest in the pipeline operations referred to above; (viii) unpaid dividends declared on Tenneco stock which have a record date before the Merger Effective Time; and (ix) dividends accrued on the Tenneco Junior Preferred Stock which are unpaid as of the Merger Effective Time.

  Pursuant to the Debt Cash Adjustment, if the post-Transaction audit conducted by the parties determines that the Actual Energy Debt Amount as of the Merger Effective Time exceeds the Base Debt Amount, New Tenneco will be required to pay the excess to Tenneco in cash. Likewise, Tenneco will be required to pay to New Tenneco in cash the amount, if any, by which such Actual Energy Debt Amount is less than the Base Debt Amount.

  The Debt Realignment is expected to create tax benefits to Tenneco of approximately $120 million. Pursuant to the tax sharing agreement to be entered into by Tenneco, New Tenneco, Newport News and El Paso in connection with the Distributions, any such tax benefits will be allocated to New Tenneco. For a description of this tax sharing agreement, see "The Distributions--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

  Also in connection with the Debt Realignment, Tenneco has agreed that (i) the indebtedness for borrowed money of the Energy Subsidiaries as of the Merger Effective Time (other than amounts outstanding under the Tenneco Credit Facility) will contain only specified financial and operational covenants, and
(ii) with respect to the Public Debt for which Tenneco and the Energy Subsidiaries will remain liable after the Merger, there shall be no extension of maturity or average life, increase in interest rates or adverse change in defeasance or redemption provisions.

CAPITAL EXPENDITURE ADJUSTMENT

  Also as part of the Debt Realignment, Tenneco has agreed to make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction Tenneco will be required to pay the excess to New Tenneco in cash. Likewise, New Tenneco will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion) from January 1, 1997 to the Merger Effective Time.

CASH REALIGNMENT

  Pursuant to the Cash Realignment, as of the Merger Effective Time, Tenneco will be allocated cash and cash equivalents equal to $25 million plus a percentage of the proceeds from the sale of certain Energy Business receivables. Newport News will be allocated $5 million of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand. Following the post-Transaction audit described above, New Tenneco will be required to pay to Tenneco or Newport News, as the case may be, the amount of any shortfall as of the Merger Effective Time from the above-reflected allocation. Likewise, Tenneco and Newport News will each be required to pay to New Tenneco any excess cash and cash equivalents as of the Merger Effective Time determined pursuant to such audit.

                     CORPORATE RESTRUCTURING TRANSACTIONS

  Pursuant to the Distribution Agreement, prior to consummation of the Distributions, Tenneco will effect the Corporate Restructuring Transactions through a series of intercompany transfers and distributions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured, divided and separated so that, upon consummation of the Distributions, the assets, liabilities and operations of (i) the Industrial Business will be owned and operated, directly and indirectly, by New Tenneco, and (ii) the Shipbuilding Business will be owned and operated, directly and indirectly, by Newport News. As a result of the Corporate Restructuring Transactions, upon consummation of the Distributions the remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will consist solely of those related to the Energy Business, which includes liabilities and limited assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business.

  The assets which will be owned by New Tenneco upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the past and current conduct of the Industrial Business, as reflected on the New Tenneco June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement and included elsewhere herein, to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to New Tenneco and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. As part of the Corporate Restructuring Transactions, New Tenneco will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights, other intellectual property and certain office space and related equipment. The assets which will be owned by Newport News (the "Shipbuilding Assets") upon consummation of the Corporate Restructuring Transactions are generally those related to the past and current conduct of the Shipbuilding Business, as reflected on the Newport News June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement, to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to Newport News and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. The remaining assets of Tenneco (the "Energy Assets") will continue to be owned and operated by Tenneco following the Transaction. See "Description of Tenneco Energy."

  The liabilities to be retained or assumed by New Tenneco pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the New Tenneco June 30, 1996 pro forma balance sheet which remain outstanding as of the Distribution Date (plus outstanding liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon) (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of certain documents relating to, or filed or delivered by or on behalf of, New Tenneco in connection with the Transaction, and (iii) those liabilities expressly allocated to New Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Newport News pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the aforementioned Newport News June 30, 1996 pro forma balance sheet which remain outstanding as of the Distribution Date (plus outstanding liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon) (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of certain documents relating to, or filed or delivered by or on behalf of, Newport News in connection with the Transaction, and (iii) those liabilities expressly allocated to Newport News or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco and/or Energy Subsidiaries pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Energy Business June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement and included elsewhere herein which remain outstanding as of the Distribution Date (plus outstanding liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement, and (iii) all other liabilities of Tenneco or any of the Energy Subsidiaries which do not constitute Industrial Liabilities or Shipbuilding Liabilities (including certain liabilities for violations of securities or other laws).

  It is expected that a substantial number of the Corporate Restructuring Transactions will be consummated prior to the date of the Tenneco Special Meeting. Tenneco does not presently intend to unwind any such transactions if the Transaction is not approved at the Tenneco Special Meeting.

  For a description of certain liabilities that will be expressly allocated among Tenneco, New Tenneco and Newport News by the Distribution Agreement and Ancillary Agreements, including liabilities for the Tenneco Energy Consolidated Debt, taxes and certain employee benefits, see "Debt and Cash Realignment," "The Distributions--Certain Other Pre-Distribution Transactions" and "The Distributions--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

                               THE DISTRIBUTIONS

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board of Directors will declare the special distribution to effect the Distributions and will set the Distribution Record Date and the Distribution Date (which will be prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute, pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date, (i) one share of New Tenneco Common Stock for every share of Tenneco Common Stock so held, and
(ii) one share of Newport News Common Stock for every five shares of Tenneco Common Stock so held.

CERTAIN OTHER PRE-DISTRIBUTION TRANSACTIONS

  Settlement of Intercompany Accounts. Pursuant to the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) between entities which will be members of separate business groups following consummation of the Distributions must be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements between members of different business groups (other than those contemplated by the Transaction) will be terminated.

  Certain Consent Requirements. Pursuant to the Distribution Agreement, each party has agreed to use its best efforts to obtain any third-party consents or approvals that are required to consummate the transactions contemplated thereby. As described elsewhere herein, Tenneco is seeking Consents to the Proposed Amendments in connection with the Exchange Offers and Tender Offers. In addition, Tenneco and its subsidiaries will be required to obtain the consent of the holders of certain other issues of Tenneco Energy Consolidated Debt in connection with the Distributions. Tenneco presently believes that it will be able to obtain in a timely manner all required third-party consents with respect to its material contractual obligations in connection with the Distributions.

  Other. The Distribution Agreement also requires that a variety of other actions be taken by Tenneco and/or its subsidiaries prior to consummation of the Distributions, including, without limitation, (i) certain corporate organizational actions with respect to New Tenneco and Newport News, (ii) the transfer and assignment of certain licenses and permits among Tenneco and its subsidiaries after giving effect to the Transaction (the "Energy Group"), New Tenneco and its subsidiaries after giving effect to the Transaction (the "Industrial Group") and Newport News and its subsidiaries after giving effect to the Transaction (the "Shipbuilding Group"), (iii) assignment and assumption of agreements that relate exclusively to the Energy Business, the Industrial Business or the Shipbuilding Business to the Energy Group, the Industrial Group or the Shipbuilding Group, as appropriate (with joint agreements to be assigned and assumed in part), and (iv) the preparation and filing of NYSE listing applications and necessary federal and state securities laws filings.

RELATIONSHIP AMONG TENNECO, NEW TENNECO AND NEWPORT NEWS AFTER THE
DISTRIBUTIONS

  Tenneco, New Tenneco and Newport News have entered into the Distribution Agreement, which governs certain aspects of their relationships both prior to and following the Distributions. See "--Certain Other Pre-Distribution Transactions." In addition, Tenneco, New Tenneco and/or Newport News (and their appropriate subsidiaries) have entered into, or will prior to the Distributions enter into, the Ancillary Agreements, which are intended to further effect the disaffiliation of the Energy Business, the Industrial Business and the Shipbuilding Business and to govern certain additional aspects of their ongoing relationships.

  Terms of the Distribution Agreement. In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other agreements governing the relationship among Tenneco, New Tenneco and Newport News prior to and following the Distributions.

  The Distribution Agreement provides that, from and after the Distribution Date, (i) Tenneco shall (and shall cause the other members of the Energy Group to) assume, pay, perform and discharge all Energy Liabilities in accordance with their terms, (ii) New Tenneco shall (and shall cause the other members of the Industrial Group to) assume, pay, perform and discharge all Industrial Liabilities in accordance with their terms, and (iii) Newport News shall (and shall cause the other members of the Shipbuilding Group to) assume, pay, perform and discharge all Shipbuilding Liabilities in accordance with their terms. See "Corporate Restructuring Transactions."

  In addition, the Distribution Agreement provides for cross-indemnities that require (i) Tenneco to indemnify New Tenneco and Newport News (and their respective subsidiaries, directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) New Tenneco to indemnify Tenneco and Newport News (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by New Tenneco, and (iii) Newport News to indemnify Tenneco and New Tenneco (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Newport News.

  Notwithstanding the foregoing cross-indemnification provisions, New Tenneco and Newport News have agreed to certain other arrangements with respect to certain inquiries from the Defense Contract Audit Agency (the "DCAA") concerning the disposition of the Tenneco Inc. Retirement Plan (the "Tenneco Retirement Plan"), which covers salaried employees of Newport News and other Tenneco divisions. The DCAA has been advised that (i) the Tenneco Retirement Plan will retain the liability for all benefits accrued by Newport News' employees through the Distribution Date, (ii) Newport News' employees will not accrue additional benefits under the Tenneco Retirement Plan after the Distribution Date, and (iii) no liabilities or assets of the Tenneco Retirement Plan will be transferred from the Tenneco Retirement Plan to any plan maintained by Newport News. A determination of the ratio of assets to liabilities of the Tenneco Retirement Plan attributable to Newport News will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against Newport News and/or New Tenneco with respect to the amount, if any, by which the assets of the Tenneco Retirement Plan attributable to Newport News' employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of Newport News, will defend against any claim by the Government and, in the event there nevertheless is a determination that an amount with respect to this matter is due to the Government, New Tenneco and Newport News will share the obligation for such amount and related defense expenses in the ratio of 80% and 20%, respectively. Although at this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, New Tenneco does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Transaction transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, New Tenneco and Newport News and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

  Terms of the Ancillary Agreements. Below are descriptions of the principal Ancillary Agreements which have been, or prior to consummation of the Distributions will be, entered into by Tenneco, New Tenneco and/or Newport News (and, in certain circumstances, their appropriate subsidiaries).

  Benefits Agreement

   The Benefits Agreement to be entered into by and among Tenneco, New Tenneco and Newport News (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date, each of Tenneco, New Tenneco and Newport News will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan (the "TRP") and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and Tenneco and Newport News will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of Tenneco and Newport News in the Tenneco Thrift Plan will be transferred. The benefits accrued by Tenneco and Newport News employees in the TRP will be frozen as of the last day of the calendar month including the Distribution Date, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Supplemental Executive Retirement Plan will be assumed by New Tenneco pursuant to the Benefits Agreement; however, New Tenneco is entitled to reimbursement for certain payments thereunder from Tenneco and Newport News. Generally, each of Tenneco, New Tenneco and Newport News will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of Tenneco and Newport News in the Tenneco Inc. Deferred Compensation Plan and the 1993 Deferred Compensation Plan will be discontinued.

  Debt and Cash Allocation Agreement

   The Debt and Cash Allocation Agreement will govern the allocation among the parties of the cash and cash equivalents of Tenneco and its consolidated subsidiaries on hand as of the Merger Effective Time and responsibility for certain capital expenditures related to the Energy Business, as described under "Debt and Cash Realignment." The Debt and Cash Allocation Agreement will also (i) require Newport News to make a $600 million distribution to Tenneco or one or more of its subsidiaries to be used in connection with the Debt Realignment, (ii) govern certain terms of the Tenneco Credit Facility,
 (iii) govern the conduct of the post-Transaction audit to be undertaken to ascertain the Actual Energy Debt Amount and the amount of cash and cash equivalents held by each of Tenneco, New Tenneco and Newport News upon consummation of the Transaction, and (iv) require New Tenneco to pay in cash to Tenneco the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Debt Amount (and require Tenneco to pay in cash to New Tenneco the amount, if any, by which the Actual Energy Debt Amount is less than the Base Debt Amount). See "Debt and Cash Realignment."

  Insurance Agreement

   Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco,

 Newport News and New Tenneco (the "Insurance Agreement") in connection with the Distributions will provide for the respective continuing rights and obligations from and after the Distribution Date of the parties with respect to these insurance policies (other than directors' and officers' liability insurance policies, which are addressed by the Merger Agreement).

   In general, following consummation of the Transaction policies which relate exclusively to the Energy Business or a member of the Energy Group will be retained by Tenneco, policies which relate exclusively to the Industrial Business or a member of the Industrial Group will be retained by New Tenneco and policies which relate exclusively to the Shipbuilding Business or a member of the Shipbuilding Group will be retained by Newport News.

   Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of New Tenneco or cancelled, at New Tenneco's option. In general, "go-forward" coverage under these policies for the Energy Group and Shipbuilding Group (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto; and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Group, Industrial Group and Shipbuilding Group (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace exhausted policy limits). Each respective group will be liable for and get the benefit of premiums, costs and charges under these policies that relate to its coverage thereunder.

   Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Group following the Distributions and shall provide no go-forward coverage to the Industrial Group or Shipbuilding Group. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Distributions, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement

   The Tax Sharing Agreement to be entered into among Tenneco, Newport News, New Tenneco and El Paso (the "Tax Sharing Agreement") will provide for the allocation among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to New Tenneco or Newport News under the specific terms of the Tax Sharing Agreement. Generally, New Tenneco will be liable for taxes imposed exclusively on the Industrial Group, and Newport News will be liable for taxes imposed exclusively on the Shipbuilding Group (including for pre-Distribution periods, taxes imposed on Newport News. In the case of federal income taxes imposed on the combined activities of Tenneco, the Industrial Group and the Shipbuilding Group, each of New Tenneco and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group, and (ii) tax benefits attributable to certain items included in the Base Debt Amount ("Base Debt Amount Adjustment Items") will be specifically allocated to Tenneco. New Tenneco will also be responsible for tax items attributable to certain discontinued operations of Tenneco to the extent that such items exceed forecasted amounts by more than a specified amount. In the case of state income taxes imposed on the combined activities of the business groups,

 Tenneco will be responsible for payment of the combined tax to the state tax authority, and New Tenneco and Newport News will pay Tenneco a deemed tax equal to the tax that would be imposed if the Industrial Group and the Shipbuilding Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Debt Amount Adjustment Items will be specifically allocated to New Tenneco and Tenneco, respectively.

   In general, and except as provided below, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). New Tenneco will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS ruling letter (the "IRS Ruling Letter") or the tax opinion to be received by Tenneco in connection with the Transaction (the "Tax Opinion") to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Shipbuilding Group or El Paso. Newport News and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of New Tenneco, Newport News and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with the tax treatment contemplated in the IRS Ruling Letter or Tax Opinion. Certain Transaction Taxes (i.e., transfer taxes, and federal and state income taxes imposed on those Corporate Restructuring Transactions which are known to be taxable) are included in the determination of the Actual Energy Debt Amount and consequently may be economically borne by New Tenneco (because New Tenneco must pay to Tenneco in cash the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Debt Amount). If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax shall be shared equally between New Tenneco and Tenneco.

  Transition Services Agreement

   TBS currently provides certain administrative services to Tenneco, including mainframe computing services, backup, recovery and related operations, consulting services and payroll services. Under the Transition Services Agreement entered into among Tenneco, TBS and El Paso (the "Transition Services Agreement"), at the request of El Paso at least 45 days prior to the Merger Effective Time, TBS (which will, following the Distributions, be a subsidiary of New Tenneco) will continue to provide the services specified in El Paso's request for a period of 12 months from the Merger Effective Time at a price to be negotiated among the parties and based on the market rate for comparable services. If elected, any or all of the services may be terminated by Tenneco on 45 days notice to TBS.

  TBS Services Agreements

   TBS will enter into a series of separate services agreements (the "Service Agreements"), as described below, with Newport News and New Tenneco (and its subsidiaries other than TBS), which together will constitute the "TBS Services Agreement" which is to be delivered as an "Ancillary Agreement" under the Distribution Agreement.

   One of the Service Agreements between TBS and Newport News will be for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to Newport News for a period from the Merger Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if Newport News requests a change in the scope of services. TBS will lease the space currently used by it at the Newport News headquarters for the period from the Merger Effective Time through December 31, 1998, with an option for TBS to extend for one-month periods for up to 12 months, for continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year plus pass-throughs of certain occupancy-related costs.

   TBS has also entered into a supplier participation agreement (the "NNS Supplier Participation Agreement") with Newport News to govern the procedures under which Newport News will continue to participate with New Tenneco in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement will provide for continued participation of Newport News in various purchase programs, absent a termination for cause, for the full existing terms of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by Newport News at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge Newport News a fixed fee of $5,000 per month for TBS contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

   Additionally, as described above, a separate Service Agreement may also be entered into with Tenneco for transition services to be supplied by TBS to Tenneco and its subsidiaries. The services covered and the compensation for such services would depend on the services elected by Tenneco, and the negotiation among the parties, pursuant to the Transition Services Agreement.

  Trademark Transition License Agreements

   Upon consummation of the Corporate Restructuring Transactions, New Tenneco will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco" "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) New Tenneco and Tenneco, and
 (ii) New Tenneco and Newport News. Pursuant to these agreements, New Tenneco will grant to each of Tenneco and Newport News a limited, non-exclusive, royalty-free license to use the Trademarks, with respect to specified goods and services as follows: (a) Tenneco and Newport News will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution Date), (b) Tenneco and Newport News will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements, and (c) Tenneco and Newport News will be permitted to use the Trademarks on existing signs, displays or other identifications for a period of two years (in the case of Tenneco) and one year (in the case of Newport News) after the date of the agreements. However, so long as Tenneco or Newport News continues to use the Trademarks, it must maintain certain quality standards prescribed by New Tenneco in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and Newport News will agree to indemnify New Tenneco from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor Newport News may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement shall be immediately terminable by New Tenneco upon a material breach of the agreement by Tenneco or Newport News, as the case may be.

  Directors. After the Distribution Date, there will be one director of New Tenneco who also serves on the Board of Directors of Newport News.

CONDITIONS TO CONSUMMATION OF THE DISTRIBUTIONS

  The Distributions are conditioned on, among other things, approval of the Distributions by the holders of Tenneco Stock (as defined) at the Tenneco Special Meeting and by the holders of Tenneco Junior Preferred Stock, if issued prior to the effectiveness of the Charter Amendment, and formal declaration of the Distributions by the Tenneco Board of Directors. Other conditions to the Distributions include (i) execution and delivery of certain of the Ancillary Agreements and consummation of the various pre-Distribution transactions (such as the Corporate Restructuring Transactions and the Debt Realignment), (ii) receipt of the IRS Ruling Letter to the effect that for federal income tax purposes the Distributions will be tax-free to Tenneco and its stockholders under Section 355 of the Code and that certain internal spin-off transactions involving Tenneco or its subsidiaries to be effected pursuant to the Corporate Restructuring Transactions will also be tax-free, (iii) approval for listing on the NYSE of the New Tenneco Common Stock and Newport News Common Stock, (iv) registration of the New Tenneco Common Stock and Newport News Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement,
(vi) performance of the various covenants required to be performed prior to the Distribution Date (see "--Certain Other Pre-Distribution Transactions" and "--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions"), and (vii) lack of prohibition of the Distributions by any law or governmental authority. On October 30, 1996, the IRS issued the IRS Ruling Letter, which satisfied the condition referred to in clause (ii) above. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right to, under certain circumstances, amend or terminate the Distribution Agreement and the transactions contemplated thereby. The Tenneco Board of Directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board of Directors to consider amending or terminating the Distributions. See "--Amendment or Termination of the Distributions." Although the foregoing conditions may be waived by Tenneco to the extent permitted by law, the Tenneco Board of Directors presently has no intention to proceed with the Distributions unless each of these conditions is satisfied.

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of its stockholders or New Tenneco or Newport News, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, New Tenneco and Newport News. Certain amendments or terminations after the Distributions also require the consent of third-party beneficiaries to the extent that the Distribution Agreement has expressly guaranteed them rights.

                                  THE MERGER

GENERAL

  On June 19, 1996 the respective Boards of Directors of El Paso, El Paso Subsidiary and Tenneco each approved, and El Paso, El Paso Subsidiary and Tenneco each executed and delivered, the original Merger Agreement. On November 1, 1996, the parties approved and executed an amended and restated Merger Agreement to make certain technical changes and to fix the allocation of the consideration among the holders of Tenneco stock. The Merger Agreement provides that, at the Merger Effective Time, El Paso Subsidiary will be merged with and into Tenneco, with Tenneco continuing as the surviving corporation of the Merger and as a subsidiary of El Paso, and the separate existence of El Paso Subsidiary will cease.

  The consideration to be paid by El Paso in the Merger consists of (i) the retention by Tenneco of any outstanding Tenneco Energy Consolidated Debt as of the Merger Effective Time (subject to the Debt Cash Adjustment) and Tenneco's obligations to the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance, (ii) the retention by Tenneco after the Merger of liabilities related to certain discontinued businesses of Tenneco estimated by El Paso at approximately $600 million, and (iii) the issuance of El Paso equity securities with an aggregate value equal to approximately $750 million (subject to the effect of a collar on the average market price of El Paso's common stock, par value $3.00 per share ("El Paso Common Stock")), to the holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock (collectively, the "Tenneco Stock").

  Pursuant to the provisions of the Merger Agreement (unless the parties otherwise agree), as soon as practicable (and in any event within two business days) after the satisfaction or waiver of certain conditions summarized herein, the closing of the transactions contemplated by the Merger Agreement will take place (the "Closing") and a Certificate of Merger will be prepared, executed and acknowledged and thereafter delivered to the Secretary of State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at the Merger Effective Time, which shall be the time of the filing of the Certificate of Merger with the Secretary of State of Delaware (or such later date or time set forth therein). As used herein, the term "Closing Date" refers to the date on which the Closing occurs.

EFFECTS OF THE MERGER

  The Merger will have the effects specified in the DGCL. In addition, the Merger Agreement provides that the Tenneco Charter will be further amended as of the Merger Effective Time, altering the authorized capital stock of Tenneco, eliminating the authorized class of preferred stock of Tenneco and renaming Tenneco's junior preferred stock as preferred stock, eliminating certain restrictions on business combinations with interested stockholders, modifying the number of members of and the structure of the Tenneco Board of Directors, and eliminating provisions regarding transactions between Tenneco and members of its Board with certain interests in the transactions. The Merger Agreement also provides that the bylaws of El Paso Subsidiary, as in effect immediately prior to the Merger Effective Time and amended to include specified provisions regarding the indemnification of and advancement of expenses to directors and officers, shall become the bylaws of Tenneco. In addition, the Merger Agreement provides that the directors of El Paso Subsidiary at the Merger Effective Time will be the initial directors of Tenneco after the Merger.

CERTAIN OTHER PRE-MERGER TRANSACTIONS

  The Merger Agreement requires that the Distributions be consummated before the Merger Effective Time with only such changes or modifications as do not adversely affect, other than to a de minimis extent, the Energy Business. Accordingly, the pre-Distribution transactions and conditions must generally be consummated or satisfied, as the case may be, substantially as described herein prior to the Merger.

  Notwithstanding the foregoing, the Merger Agreement contemplates that under certain circumstances Tenneco may enter into negotiations and/or an agreement regarding a sale, merger or other disposition transaction involving either or both of the Shipbuilding Business and Industrial Business, or any portion thereof (an "S/I Transaction"), and thereby abandon one or both of the Distributions. With prior notice to El Paso, Tenneco may enter into an S/I Transaction so long as such transaction is not adverse, other than to a de minimis extent, to El Paso or the Energy Business and would not render the Merger impossible or impracticable or materially delay the consummation thereof. If the S/I Transaction would have any of the foregoing effects, the transaction may nonetheless be pursued prior to approval of the Merger by Tenneco stockholders if the Tenneco Board of Directors determines in good faith after consultation with counsel that there is a substantial risk that failure to do so would constitute a breach of its fiduciary duties under applicable law.

EL PASO GUARANTY OF TENNECO PERFORMANCE

  Pursuant to the Merger Agreement and certain instruments to be executed in connection therewith, from and after the Merger Effective Time, El Paso will guarantee the full and timely payment and performance by Tenneco and the other members of the Energy Group of their obligations under the Merger Agreement, Distribution Agreement and each and every other agreement to be entered into pursuant thereto. Such agreements will not require El Paso to guarantee any of Tenneco's obligations under any of the Old Securities.

EMPLOYEE BENEFITS

  The Merger Agreement requires Tenneco to enter into the Benefits Agreement and to perform its obligations thereunder. See "The Distributions-- Relationship Among Tenneco, New Tenneco and Newport News After the Distributions." In addition, pursuant to the Merger Agreement, El Paso has agreed to provide (or cause Tenneco to provide) certain benefits to certain employees and former employees of Tenneco and their dependents from and after the Merger Effective Time.

  El Paso has agreed to provide severance benefits, vacation pay, outplacement services and other benefits to certain employees of the Energy Business who are terminated within one year of the Merger Effective Time (other than for death, disability or cause). Pursuant to this agreement, approximately 50 high-level employees of the Energy Business would be eligible to receive severance benefits ranging from 12 to 24 months' base pay and approximately 3,200 other employees of the Energy Business would be eligible to receive severance benefits ranging from six to 52 weeks' base pay. Additionally, El Paso has agreed to provide health care coverage to these employees on an optional basis (with the costs being shared by the employee as are shared by similarly situated active El Paso employees) for a period equal to the months of pay received as severance, up to 12 months.

  El Paso has also agreed to provide retiree medical and life benefits for at least ten years from the Merger Effective Time to former employees of Tenneco and their dependents and to current employees who are eligible to retire as of the Merger Effective Time and who retire within a window period after the Merger Effective Time to be selected by El Paso, which will be not less than six months. However, El Paso may institute changes to the retiree medical plan to implement appropriate cost containment features and other methods of providing comparable benefits.

  El Paso has further agreed to provide retention payments to key and other Energy Business employees. Under the executive retention program, certain key employees will be paid an aggregate of $9 million if they cooperate with the effort to sell the Energy Business and remain full-time active employees until the Merger Effective Time. Additionally, a separate retention program has been implemented for approximately 200 lower management and staff level employees with similar conditions and an aggregate of $4 million in payments.

  Employees of the Energy Business will also receive credit for past service with Tenneco in determining entitlements under certain El Paso benefit programs. El Paso has also agreed to satisfy certain obligations owed by Tenneco to specific individuals.

CONDITIONS PRECEDENT

 Conditions to Obligations of the Parties

  The respective obligations of each of Tenneco, El Paso and El Paso Subsidiary to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (i) the Merger Agreement, the Merger and the Distributions shall have been approved and adopted by the requisite vote of the stockholders of Tenneco, in accordance with the DGCL and the Tenneco Charter;

    (ii) any waiting period applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated (which condition has been satisfied);

    (iii) all authorizations, consents, orders and approvals of, and declarations or filings with, and expiration of waiting periods imposed by, any governmental authority or other person shall have been obtained or filed and shall be in full force and effect, other than those which if not obtained or filed would not have a material adverse effect on El Paso and its consolidated subsidiaries, the Energy Business or the ability of any party to consummate the transactions contemplated by the Merger Agreement prior to the June 30, 1997 (the "Termination Date");

    (iv) no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute or rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement;

    (v) the securities of El Paso issuable to the holders of Tenneco Stock in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

    (vi) Tenneco shall have received (a) the IRS Ruling Letter as described under "The Distributions--Conditions to Consummation of the Distributions" and (b) to the extent not covered by the IRS Ruling Letter, the Tax Opinion that, among other things, the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code (because the IRS Letter Ruling was received on October 30, 1996 and covered the matter to be addressed in the Tax Opinion, delivery of the Tax Opinion is a condition of the consummation of the Merger which has been satisfied);

    (vii) the Distributions, the Debt Realignment, the Charter Amendment and the other transactions contemplated by the Distribution Agreement shall have been effected; and

    (viii) the NPS Issuance shall have been consummated.

 Conditions to Obligations of Tenneco

  The obligations of Tenneco to consummate the transactions contemplated by the Merger Agreement are also subject to the satisfaction, at the Closing, of the following conditions, any or all of which may be waived, in whole or in part, by Tenneco:

    (i) the representations and warranties of El Paso and El Paso Subsidiary in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except for changes permitted by the Merger Agreement and failures to remain true and correct which do not have a material adverse effect on El Paso and its consolidated subsidiaries and will not prevent consummation of the transactions contemplated by the Merger Agreement by El Paso or El Paso Subsidiary prior to the Termination Date);

    (ii) each of El Paso and El Paso Subsidiary shall have performed in all material respects their respective obligations under the Merger Agreement to be performed at or prior to the Closing; and

    (iii) delivery to Tenneco by El Paso and El Paso Subsidiary of officers' certificates with respect to the matters identified in clauses (i) and (ii) and certain other corporate proceedings.

 Conditions to Obligations of El Paso and El Paso Subsidiary

  The obligations of El Paso and El Paso Subsidiary to effect the transactions contemplated by the Merger Agreement are also subject to the satisfaction, at the Closing, of the following conditions, any or all of which may be waived, in whole or in part, by El Paso and El Paso Subsidiary:

    (i) the representations and warranties of Tenneco contained in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except for changes permitted by the Merger Agreement and failures to remain true and correct which do not have a material adverse effect on the Energy Business and will not prevent consummation of the transactions contemplated by the Merger Agreement by Tenneco prior to the Termination Date);

    (ii) Tenneco shall have performed in all material respects its obligations under the terms of the Merger Agreement to be performed at or prior to the Closing;

    (iii) El Paso shall not have reasonably determined, in good faith after consultation with Tenneco and its advisors, that as a result of an announcement or introduction of legislation by certain U.S. government officials identified in the Merger Agreement there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes to Tenneco and El Paso; and

    (iv) delivery to El Paso by Tenneco of officers' certificates with respect to the matters identified in clauses (i) and (ii) and certain other corporate proceedings.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after the approval of the Merger Agreement, the Merger or the Distributions by the stockholders of Tenneco and the approval of the issuance (the "Stock Issuance") of El Paso Common Stock in the Merger by the stockholders of El Paso (which is being submitted to such stockholders at a special meeting to be held on December 9, 1996), by: (i) the mutual written consent of El Paso and Tenneco authorized by their respective Boards of Directors; (ii) El Paso or Tenneco, if the Merger is not consummated by the Termination Date (other than for the terminating party's failure to observe any of the covenants, agreements and conditions of the Merger Agreement to be performed or observed by such party prior to the Closing
Date); (iii) El Paso or Tenneco, if there has been a material breach on the part of the other party of any covenant, representation or warranty set forth in the Merger Agreement, or any failure on the part of the other party to comply with its obligations under the Merger Agreement, or any other circumstances have occurred such that the conditions to El Paso's or Tenneco's consummation of the Merger, respectively, could not be satisfied on or prior to the Termination Date; (iv) El Paso or Tenneco, if the stockholders of Tenneco at the Tenneco Special Meeting do not approve the Transaction; (v) El Paso, if the Board of Directors of Tenneco withdraws, amends or modifies in a manner adverse to El Paso its favorable recommendation to its stockholders of the Transaction or promulgates any favorable recommendation with respect to certain business combination transactions not involving El Paso (other than in response to a situation described in clause (iii) above); (vi) Tenneco, if the Board of Directors of El Paso withdraws, amends or modifies in a manner adverse to Tenneco its favorable recommendation to its stockholders or approves an agreement for or recommends to its stockholders a business combination transaction not involving Tenneco (other than in response to a situation described in clause (iii) above); (vii) El Paso or Tenneco, under certain circumstances where, prior to approval of the Transaction by Tenneco stockholders, Tenneco enters into an S/I Transaction which would adversely impact El Paso or the Energy Business, or render the Merger impossible or impracticable or prevent or materially delay consummation of the Merger;
(viii) El Paso, if there has occurred since June 19, 1996 any event, change or effect which, in the aggregate with all other events, changes or effects, reduces the value of the Energy Business as of June 19, 1996 by more than $75 million (excluding negative events, changes or effects which result from (A) any action by El Paso or certain affiliated parties, (B) changes in general economic, financial markets or industrial conditions, or (C) matters related to the GSR Ruling (as defined)); (ix) Tenneco, if there has occurred since June 19, 1996 any event, change or effect which, in the aggregate with all other events, changes or effects, reduces the value of El Paso as of June 19, 1996 by more than $75 million (excluding negative events, changes or effects which result from (A) any action by Tenneco or certain affiliated parties, or (B) changes in general economic, financial markets or industrial conditions); or (x) Tenneco or El Paso (but only prior to approval of the Transaction by Tenneco's stockholders) if Tenneco receives a "Higher Proposal" (which is a proposal for an acquisition or similar transaction involving Tenneco and/or the Energy Business if (a) it is reasonably likely to result in the consummation of such a transaction which is more favorable, from a financial point of view, to Tenneco stockholders, and (b) Tenneco's Board of Directors determines, in good faith after consultation with independent legal counsel, that there is a substantial risk that failure to pursue such transaction would be found to constitute a breach of its fiduciary duties under applicable law) that it advises El Paso in writing that it wishes to accept and El Paso does not make, within five business days of receipt of such written notice, an offer that the Board of Directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as the Higher Proposal.

  If the Merger Agreement is terminated as permitted above, the Merger Agreement will become void and there will be no liability or obligation on the part of the terminating party, or the directors, officers, stockholders, employees, agents, consultants or representatives of such party, except that such termination shall not relieve any other party of any damages or other amounts for which it would otherwise be liable, including Tenneco's obligation to pay to El Paso a termination fee under certain circumstances. See "-- Termination Fee."

  Prior to the Merger Effective Time, whether before or after approval and adoption of the Transaction by the stockholders of Tenneco, the provisions of the Merger Agreement may be amended by a written agreement executed and delivered by the parties thereto, subject to applicable law. After the Merger Effective Time, the provisions of the Merger Agreement may be amended only by a written agreement executed and delivered by El Paso, Tenneco (as the surviving corporation of the Merger) and New Tenneco.

WAIVER

  Any time prior to the Merger Effective Time, any party to the Merger Agreement may, by action of its Board of Directors set forth in writing, to the extent legally permissible, extend the time for performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto, and waive compliance by any of the other parties thereto with any of the agreements or conditions contained therein.

TERMINATION FEE

  The Merger Agreement requires Tenneco to pay to El Paso a termination fee of $25 million (the "Termination Fee"), plus up to $10 million in actual out of pocket expenses incurred and payable to third parties by El Paso, if the Merger Agreement is terminated: (i) by El Paso or Tenneco, if prior to approval of the Transaction by Tenneco stockholders Tenneco enters into an S/I Transaction which would adversely impact El Paso or the Energy Business or would prevent or materially delay consummation of the Merger upon a good faith determination (after consultation with and based upon advice of independent counsel) by Tenneco's Board of Directors that there is a substantial risk that the failure to do so would result in a breach of its fiduciary duties under applicable law; (ii) by El Paso or Tenneco, if the Tenneco stockholders do not adopt and approve the Transaction; or (iii) by Tenneco or El Paso (but only prior to approval of the Transaction by Tenneco's stockholders), if Tenneco receives a Higher Proposal that it advises El Paso in writing that it wishes to accept and El Paso does not make, within five business days of receipt of such written notice, an offer that the Board of Directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as such Higher Proposal. The Termination Fee shall be payable by Tenneco in exchange for a complete release of any liabilities under the Merger Agreement from El Paso.

CONSULTING ARRANGEMENT

  Tenneco and El Paso have entered into a consulting agreement (the "Consulting Agreement") pursuant to which El Paso is providing certain consulting services to Tenneco for the six-month term of the Consulting Agreement with respect to enhancing the Energy Business' relationships with customers, plaintiffs in material litigation and regulatory authorities. As consideration for these services, El Paso is entitled to an aggregate consulting fee of $60 million. Under the terms of the Consulting Agreement, however, this fee is only due and payable by Tenneco if the Merger Agreement is terminated by El Paso or Tenneco in the manner described in either clause
(i) or (iii) under "--Termination Fee," or in the manner described in clause
(ii) under "--Termination Fee," if Tenneco's Board of Directors withdraws, amends or modifies its recommendation of the Transaction prior to the vote of the holders of Tenneco Stock at the Tenneco Special Meeting.

                             THE CHARTER AMENDMENT

  If the Transaction is approved at the Tenneco Special Meeting, the Tenneco Charter will be amended the following day to eliminate specified rights, powers and preferences of the authorized class of Tenneco junior preferred stock thereunder. Certain of the rights, powers and preferences eliminated in the Charter Amendment may be preserved for the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance in the Certificates of Designation of the series.

  The Charter Amendment would allow the Tenneco Board of Directors additional flexibility in establishing the powers, preferences and relative and other special rights, including voting rights, of any series of the Tenneco junior preferred stock issued in the future, and to take certain actions without first obtaining the consent of holders of any outstanding Tenneco junior preferred stock, unless otherwise required by law and unless the Tenneco Board of Directors elected to provide voting rights with respect to any of the foregoing actions pursuant to the terms of any series of Tenneco junior preferred stock issued in the future.

                          DESCRIPTION OF NEW TENNECO

INTRODUCTION

  New Tenneco is a newly formed Delaware corporation which, upon completion of the Industrial Distribution, will be an independent, publicly held company (symbol "TEN"). New Tenneco will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the principal industrial businesses of Tenneco: Tenneco Automotive and Tenneco Packaging. New Tenneco will also own and operate the administrative services unit of
Tenneco: TBS. Upon consummation of the Merger, New Tenneco will change its name to "Tenneco Inc."

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of New Tenneco pursuant to the Industrial Distribution for legal, tax and other reasons, New Tenneco will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) New Tenneco will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) New Tenneco will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut;
(iii) the New Tenneco Board will consist of those persons currently constituting the Tenneco Board; (iv) New Tenneco's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by New Tenneco will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment ("OE") market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

BUSINESS STRATEGY

New Tenneco

  The Distributions and the Merger represent the most important step to date in accomplishing Tenneco's overall strategic objective of transforming itself from a highly diversified industrial corporation to a global manufacturing company focused on Tenneco Automotive and Tenneco Packaging. For the past several years, Tenneco's management team has redeployed resources from slower growth, more cyclical businesses to these higher growth businesses. The Distributions are expected to provide New Tenneco with greater flexibility to pursue additional growth opportunities for Tenneco Automotive and Tenneco Packaging as a result of the increased management focus and additional financial flexibility at New Tenneco. These additional growth opportunities are expected to include, among other things, strategic acquisitions, joint ventures, strategic alliances and further organic growth from additional product development and international expansion initiatives.

  Management Focus. As a result of the Distributions and the Merger, Tenneco's executive management team will be able to focus all of its efforts on exploring and implementing the most appropriate growth opportunities for Tenneco Automotive and Tenneco Packaging.

  Implementation of Management Programs. Tenneco's strategy of focusing on the Industrial Business will allow New Tenneco to further refine and implement certain management processes that have been developed over the past several years in order to improve operating performance. These programs include: (i) the Cost of Quality program through which New Tenneco has successfully reduced the failure costs in its manufacturing and administrative processes; (ii) the working capital initiative through which New Tenneco plans to further reduce its working capital requirements; and (iii) the shared services program, administered by TBS, through which New Tenneco plans on further improving efficiency and reducing the cost of general and administrative support functions. New Tenneco believes that Tenneco Automotive and Tenneco Packaging are particularly well-suited to benefit from these types of programs due to the fragmented, non-regulated nature of the industries in which they operate.

  Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an important element of New Tenneco's overall growth strategy. Tenneco's current executive management team, which will continue to serve as New Tenneco's executive management team following the Industrial Distribution, has a proven track record of identifying, structuring and integrating strategic acquisitions. As a result of management's experience in implementing strategic acquisitions, New Tenneco has developed comprehensive plans to efficiently integrate new companies into its existing corporate infrastructure. New Tenneco intends to continue to pursue appropriate acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; reducing selling, distribution, purchasing and administrative costs; increasing market share within either a geographic or product market; and acquiring businesses that possess leading brand name products.

  Continued growth in revenues and earnings at the pace sought by New Tenneco will require continued success in completing major acquisitions and similar expansion efforts, and then successfully integrating the acquired businesses and operations into New Tenneco. The identity, timing, frequency, terms and other factors involved in the overall acquisition/expansion program, and those relating to any particular major acquisition, will impact, positively or negatively, New Tenneco's success in achieving its financial and other goals. Although certain factors in this regard will be beyond New Tenneco's control, its executive management team believes that New Tenneco will have the requisite significant opportunities, and the expertise, resources and commitment to successfully act on an appropriate number of those opportunities, to achieve its goals.

  Employee Incentives. In addition, the Distributions and the Merger will allow Tenneco's executive management team to develop incentive compensation systems for employees that are more closely aligned with the operational success of Tenneco Automotive and Tenneco Packaging.

 Tenneco Automotive

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the world's leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the original equipment manufacturer ("OEM") supplier base,
(ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:
(a) capitalizing on brand-name strength; (b) retaining and enhancing market shares; (c) continuing development of high value-added products; (d) increasing ability to deliver full-system capabilities (rather than merely component parts); (e) continuing international expansion and strategic acquisitions; (f) maintaining operating cost leadership; and (g) continuing focus on the customer.

 Tenneco Packaging

  Tenneco Packaging's primary goal is to maintain and enhance its position as a leading specialty packaging company offering a broad line of products suited to provide customers with the best packaging solutions. Tenneco Packaging intends to capitalize on certain significant existing and emerging trends in the packaging industry, including (i) increasing materials substitution, (ii) changing fiber availability and (iii) global demand growth. Key components of Tenneco Packaging's strategy include: (a) continued development and growth of multi-material uses, broad product lines and packaging offering customers enhanced functionality and value; (b) fiber flexibility (primarily in the mix of virgin and recycled fiber sources); (c) growth through domestic and international acquisitions and joint ventures; (d) internal growth in base businesses; (e) reduction of sensitivity to changes in economic cyclicality through the pursuit of specialty and other high value-added product growth; and (f) maintenance of market leadership positions in its primary business groups.

TENNECO AUTOMOTIVE

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the OE market and aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries, manufacturing and marketing its automotive exhaust systems primarily under the Walker(R) brand name and its ride control equipment primarily under the Monroe(R) brand name.

Overview of Automotive Parts Industry

  The global market for automotive parts was approximately $435.3 billion in 1995, comprised of $352 billion in OE sales and $83.3 billion in aftermarket sales. This market is expected to grow by 7.6% to $468.4 billion in 1996 and by approximately 7.2% per year through 2000 resulting in a total market size of approximately $617.6 billion in that year. As the North American and Western European automotive markets are relatively mature (expected to grow at an estimated rate of 7.0% and 6.0%, respectively through 2000), OEMs and automotive parts suppliers are increasingly focusing on emerging markets for additional growth opportunities, particularly China, Eastern Europe, India and Latin America.

  Automotive parts are generally segmented into two categories: (i) OE sales in which parts are sold in large quantities directly to the vehicle manufacturers and (ii) aftermarket sales in which parts are sold in varying quantities to a wide range of wholesalers, retailers and repair shops as replacement parts in the aftermarket. Demand for automotive parts in the OE market is driven by the number of new vehicle sales which in turn are determined by prevailing economic conditions. Factors affecting demand in the aftermarket include the number of vehicles on the road, the average useful life of parts, the average age of such vehicles and number of miles driven.

Industry Trends


  Currently, there are significant existing and emerging trends that are dramatically reshaping the automotive industry. As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends affecting automotive parts suppliers include:

  Consolidation of Parts Suppliers. The automotive parts industry, particularly with respect to OE suppliers, has been rapidly consolidating for the last several years. The number of Tier I suppliers has decreased from 3,000 to 1,500 since 1990. By the year 2000, the number of suppliers is expected to decrease by nearly 75%, leaving approximately 400 Tier I suppliers. The primary reasons for this consolidation include: (i) an increasing desire by OEMs to work with fewer, larger suppliers that can provide fully-integrated systems and (ii) the inability of smaller suppliers to compete on price with the larger companies who benefit from purchasing and distribution economies of scale.

  Full-System Integration by Parts Suppliers. OEMs are moving towards outsourcing entire automotive parts systems in order to take advantage of the lower cost structure of the automotive parts suppliers. Development of advanced electronics has enabled formerly independent components to become "interactive," leading to a shift in demand from individual parts to fully-integrated systems. OEMs seem to have accepted the need to work more closely with suppliers, whose roles are now being transformed from "parts suppliers" to "developers of modules and systems." This shift has created the role of the systems integrator, who will increasingly have the ability to execute a number of activities, such as design, product development, engineering, testing of component systems, and purchasing from Tier II suppliers. It is estimated that there will be approximately 60 systems integrators by the year 2005. This emerging structure should allow the vehicle manufacturers to concentrate on the activities which are core to their success such as product planning and marketing, thus limiting their involvement to setting the "look and feel" and cost parameters for new vehicle platforms. OEMs are also stimulating further manufacturing cost improvements by implementing strategies that would provide parts suppliers with greater input and allow them to share in the benefits of cost savings and productivity enhancements, thus strengthening the role and potential margins of the surviving Tier I suppliers.

  Globalization of the Automotive Industry. As a result of several factors, OEMs are increasingly requiring "global" parts suppliers with global management expertise. As the customer base of OEMs changes, and emerging markets become more important to achieving growth, suppliers must be prepared to provide products any place in the world. This requires a worldwide approach to engineering, sales and distribution.

  . Location of Production Closer to End Markets. OEMs have relocated production globally on an "on-site" basis that is closer to end markets. This international expansion allows suppliers to pursue sales in developing markets, to take advantage of relatively lower labor costs and, to some extent, to offset the counter-cyclicality of the European and North American markets.

  . Growing Importance of Emerging Markets. As the North American and Western
    European automotive markets are relatively mature, OEMs are increasingly focusing on emerging markets for growth opportunities, particularly China, Eastern Europe, India and Latin America. The increased focus on the OE markets has in turn increased the growth opportunities in the aftermarket.

  . Increasing Requirement of Government for Local Parts Content. Many governments are beginning to require certain percentages of local content.

  Standardization of OEM Vehicle Platforms. OEMs are increasingly designing "world cars" with standard bases and localized features, while also developing niche market products such as multipurpose vehicles, four-wheel drive and sports cars for mature markets. OEMs have learned that they can realize significant economies of scale by limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures, fasteners, and power window and door lock mechanisms. This shift towards standardization will have a large impact on components manufacturers, who should experience a reduction in production costs if the OEMs reduce components variations. This should result in not only higher production volumes per unit and greater economies of scale, but also lower investment costs for molds and dies, reduced development and prototype costs and more efficient die changes and retooling.

  Aftermarket. There are several factors that are positively affecting the North American demand for automotive parts in the aftermarket, including:

  . The average age of vehicles on the road is at an industry record-high of
    8.4 years.

  . The aggregate number of annual miles driven by all vehicles has increased by 38% from 1,925 billion miles in 1988 to 2,360 billion miles in 1995.

  . The size of the vehicle fleet has increased from approximately 157 million registrations in 1988 to approximately 188 million registrations in 1995.

On the other hand, a factor negatively affecting the demand for aftermarket parts is the increasing average useful life of most OEM automotive parts as a result of technological advancements.

  Emphasis on Clean Air and Efficiency. The enactment of strict environmental regulations regarding both pollution and recycling content has led suppliers and OEMs to design products and develop materials to comply with increasingly stringent requirements. The Clean Air Act Amendments of 1990 require substantial reductions in automobile tailpipe emissions, longer warranties on certain parts of an automobile's pollution-control equipment and additional equipment to control fuel-vapor emissions. Manufacturers have responded by focusing their efforts towards technological development, thus lowering costs while minimizing industrial waste and pollution. Automakers are designing vehicles that will be easier to dismantle and recycle at the end of their useful lives and nearly all component manufacturers now deliver parts and components in reusable shipping containers to reduce the amount of waste produced at an assembly plant.

Overview of Tenneco Automotive

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the OE market and the aftermarket. Tenneco Automotive is a global business that sells its products in over 100 markets worldwide. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name, and its ride control equipment is primarily manufactured under the Monroe(R) brand name.

  The following table sets forth information relating to the net sales of both of Tenneco Automotive's primary product groups:

                                                 NET SALES ($ IN MILLIONS)
                                             ----------------------------------
                                              SIX MONTHS   YEAR ENDED DECEMBER
                                                 ENDED             31,
                                             JUNE 30, 1996  1995   1994   1993
                                             ------------- ------ ------ ------
EXHAUST SYSTEMS PRODUCTS GROUP
  Aftermarket...............................    $  348     $  637 $  609 $  562
  OE Market.................................       499        829    465    385
                                                ------     ------ ------ ------
                                                   847      1,466  1,074    947
                                                ------     ------ ------ ------
RIDE CONTROL PRODUCTS GROUP
  Aftermarket...............................       406        687    644    580
  OE Market.................................       210        326    271    258
                                                ------     ------ ------ ------
                                                   616      1,013    915    838
                                                ------     ------ ------ ------
    Total Tenneco Automotive................    $1,463     $2,479 $1,989 $1,785
                                                ======     ====== ====== ======

  Brands. Tenneco Automotive has established leading brand-name products. Monroe(R) and Walker(R) are two of the most recognized brand names in the automotive parts industry. As Tenneco Automotive acquires related product lines, it is envisioned that they will be incorporated within these existing product families.

  Customers. Tenneco Automotive has developed long-standing business relationships with many of its customers around the world, working with its customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. Tenneco Automotive has a strong and established reputation with its customers for providing high quality products at competitive prices as well as for timely delivery and customer service. Attention to these customer priorities has been recognized by numerous customers who have awarded Tenneco Automotive supplier quality awards.

  Tenneco Automotive serves both the OE market and the aftermarket since the investment and technology required to produce products for the OEMs can be profitably parlayed into the higher margin aftermarket. Tenneco Automotive serves over 25 different OEM customers on a global basis, including the following:

     NORTH AMERICA          EUROPE                          JAPAN
     CAMI                   BMW                             Mazda
     Chrysler               DAF                             Nissan
     Ford                   Daihatsu                        Suzuki
     General Motors         Fiat                            Toyota
     Honda                  Ford
     Mazda                  Jaguar                          AUSTRALIA
     Mitsubishi             Lada                            Ford
     Nissan                 Leyland                         General Motors
     NUMMI                  Mercedes-Benz                   Mitsubishi
     Toyota                 Mitsubishi                      Toyota

                            Nissan
     SOUTH AMERICA          Opel
     Fiat                   Peugeot/Citroen
     Ford                   Porsche
     General Motors         Renault/Matra
     Volkswagen             Rover/Land Rover
                            Saab/Scania
                            Toyota
                            Volkswagen/Audi/SEAT/Skoda
                            Volvo

  Tenneco Automotive's aftermarket customers include such wholesalers and retailers as National Auto Parts Association (NAPA), Big A Stores, Midas International Corp. ("Midas"), Speedy Muffler King and Western Auto in North America, and Midas, Pit Stop and Kwik-Fit in Europe.

Exhaust Systems

  Tenneco Automotive designs, manufactures and distributes exhaust systems primarily under the Walker(R) brand name. These products include a variety of automotive exhaust systems and emission control products, including mufflers, catalytic converters, tubular exhaust manifolds, pipe, exhaust accessories and electronic noise cancellation products. Founded in 1888 and a division of Tenneco Automotive since 1967, the Walker business group ("Walker") is the replacement market leader for exhaust systems in North America, Europe and Australia. Walker is a leading supplier in the OE market in the U.S. as well, supplying exhaust systems used in 7 of the 10 top-selling 1996 new car models sold in the U.S. Walker has long been the European market leader in the replacement market for exhaust systems, and with the acquisition of Heinrich Gillet GmbH & Company ("Gillet") in 1994, Walker became Europe's leading OE supplier.

  Exhaust systems play a critical role in safely conveying noxious gases away from the passenger compartment, reducing the level of pollutants and reducing engine exhaust noise to an acceptable level. Precise engineering of the manifold, pipe, catalytic converter and muffler leads to a pleasant, tuned engine sound, minimal pollutants and optimized engine performance.

  Manufacturing and Engineering. With plants in North America, Europe, South America, South Africa, Asia and Australia, Walker locates its manufacturing facilities in close proximity to its OE customers to provide just-in-time delivery. In the U.S., Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities. Walker also has two research and development facilities in the U.S. In addition, Walker operates 26 manufacturing facilities located in Argentina, Australia, Canada, China, the

Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden. Walker is in the process of establishing a production line in Brazil. It also has one engineering and technical center at its facility in Germany and one at its facility in Australia. Its engineering facilities include full anechoic chambers in the U.S. and Europe.

  Strategic Acquisitions/Joint Ventures. As part of its international growth strategy, Walker acquired ownership of Gillet, a manufacturer of exhaust systems, in November 1994. The acquisition of Gillet, Europe's largest OE exhaust supplier, recast Tenneco Automotive as the market leader in exhaust systems for the OE market in Europe. The acquisition also brought many new OE customers and orders to the Walker business. Before Gillet, Walker had only Toyota as a European OE exhaust customer. As a result of the acquisition of Gillet, a variety of new customers have been added, including: Audi, Ford-Europe, Opel (General Motors), Mercedes Benz, Peugeot/Citroen, Renault, Seat, Skoda and Volkswagen. Significantly, following the Gillet acquisition, Ford selected Walker as a supplier for its 1997 "world" car.

  In 1995, Walker acquired ownership of Manufacturas Fonos, S.L. ( "Fonos"), Spain's largest participant in the exhaust systems aftermarket, and Perfection Automotive Products, a U.S. catalytic converter producer, further expanding Walker's presence in the exhaust systems replacement market. In 1996, Walker established a joint venture in China (Dalian) to supply exhaust systems to the northern Chinese automotive market.

  The following table sets forth information relating to Tenneco Automotive's sales of exhaust systems:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS
                                          ENDED    YEAR ENDED DECEMBER 31,
                                         JUNE 30,  ---------------------------
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     42%         46%       48%       52%
        OE Market......................     58          54        52        48
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     40%         42%       68%       70%
        OE Market......................     60          58        32        30
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     42%         42%       58%       60%
        European Union.................     44          45        24        23
        Canada.........................      8           7        10        12
        Other areas....................      6           6         8         5
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Ride Control Products

  Tenneco Automotive designs, manufactures and distributes ride control equipment primarily under the Monroe(R) brand name. Tenneco Automotive's ride control equipment consists of hydraulic shock absorbers, air adjustable shock absorbers, spring assisted shock absorbers, gas charged shock absorbers and struts, replacement cartridges and electronically adjustable suspension systems. Tenneco Automotive manufactures and markets replacement shock absorbers for virtually all domestic and foreign makes of automobiles. In addition, Tenneco Automotive manufactures and markets shock absorbers and struts for use as original equipment on passenger cars and trucks, as well as for other uses. Founded in 1916, the Monroe business group ("Monroe") introduced the world's first shock absorber in 1926 and became part of Tenneco Automotive in 1977. Tenneco Automotive is the market leader for ride control equipment in the aftermarket in North America, Europe and Australia, as well as in the OE market in Australia.

  Superior ride control is governed by a vehicle's suspension system, including its shocks and struts. Shocks and struts are components that help maintain vertical loads placed on a vehicle's tires to help keep the tires in contact with the road. A vehicle's ability to steer, brake and accelerate depends on the adhesion, or friction, between the vehicle's tires and the road. Adhesion is directly influenced by shock absorber and strut performance. Worn or low quality shocks and struts allow weight to transfer from side to side (roll), from front to rear (sway) and up and down (bounce). Monroe shocks maintain vertical loads placed on tires by providing resistance to vehicle bounce, sway and roll. Variations in tire to road contact affect a vehicle's handling and braking performance and the safe operation of a vehicle; thus, by enhancing the tire to road contact, Monroe's ride control products actually function as safety components of a vehicle rather than merely providing a comfortable ride.

  Manufacturing and Engineering. Monroe has ten manufacturing facilities in the United States and 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, the Czech Republic, Mexico, the United Kingdom, Spain, Turkey and New Zealand. Monroe also has controlling interests in joint ventures that own manufacturing operations in China and India, as described below. In designing its shock absorbers and struts, Monroe uses advanced engineering and test capabilities to provide product reliability, endurance and performance. Monroe's engineering capabilities feature state-of-the-art testing equipment, advanced computer aided design equipment, and the talents of over 100 engineers. Monroe's dedication to innovative solutions has led to such technological advances as adaptive dampening systems; manual, hydraulic and electronically adjustable suspensions; semi-active and active systems; and air and hydraulic leveling systems. Conventional shocks and struts were only able to provide either ride comfort or vehicle control. Monroe's innovative new grooven-tube, gas-charged shocks and struts enable both ride comfort and vehicle control, resulting in improved handling (less roll), reduced vibration, a wider range of vehicle control and a lessening of the reduction in performance as the struts become overheated (fade). This new technology, together with Monroe's Position Sensitive Dampening(R) valve can be found in Monroe's premium quality Sensa-Trac(R) shocks.

  Strategic Acquisitions/Joint Ventures. As a means of expanding its product lines and offering OEMs a complete modular ride control system, in July 1996, Tenneco Automotive acquired Clevite. Clevite is a leading OE manufacturer of elastomeric vibration control components, including bushings and engine mounts, for the auto, light truck and heavy truck markets. With this acquisition, Tenneco Automotive now has the full capability to deliver complete suspension systems to the OEMs. The Clevite acquisition also complements Tenneco Automotive's interest in global growth opportunities, as both Clevite and Monroe have manufacturing operations in Mexico and Brazil. In addition to the operations mentioned in the preceding paragraph, Tenneco Automotive has a 51% interest in a joint venture that has three ride control manufacturing facilities in India and has a 51% interest in a joint venture that has one ride control manufacturing facility in China. It is anticipated that the joint venture in India will also manufacture exhaust systems.

  The following table sets forth information relating to Tenneco Automotive's sales of ride control equipment:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS
                                          ENDED    YEAR ENDED DECEMBER 31,
                                         JUNE 30,  ---------------------------
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     72%         70%       72%       72%
        OE Market......................     28          30        28        28
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     61%         66%       69%       63%
        OE Market......................     39          34        31        37
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     45%         48%       49%       50%
        European Union.................     36          36        32        29
        Canada.........................      4           3         5         7
        Other areas....................     15          13        14        14
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Sales and Marketing

  Both of the exhaust and ride control systems groups utilize similar sales and marketing systems to distribute Tenneco Automotive products. Both groups take advantage of a dedicated sales force and consumer brand marketing professionals together with extensive marketing support, including trade and consumer marketing, promotions and general advertising. Tenneco Automotive maintains a customer order fill rate, consistently exceeding 95%, which it believes is among the highest in the industry.

  Tenneco Automotive sells its OEM products directly. With respect to the aftermarket, Tenneco Automotive employs three primary distribution techniques:
(i) the traditional three-step distribution system: warehouse distributors, jobbers and installers; (ii) direct sales to retailers; and (iii) sales to buying groups.

Strategy

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the OEM supplier base, (ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:

  Branding. Tenneco Automotive, whose major strategic strength is the performance of its leading Monroe and Walker brand names and their market shares, intends to emphasize product differentiation to give consumers added reasons for specifying their brands. For example, Monroe introduced a premium grade shock and strut called Sensa-Trac(R) in 1994, which helped it regain its technological leadership in the ride control market, and Walker's Advantage(TM) and Dyno Max(TM) brands are the leading brands in their product categories. Tenneco Automotive also plans on capitalizing on its brand strength by incorporating newly acquired product lines within existing product families, as it did with Gillet.

  Maintain Focus on Core Business. Tenneco Automotive intends to retain market share in its core businesses with its primary customers while increasing market share with customers with whom it has not fully realized its potential market penetration. These objectives are designed to enable Tenneco Automotive to respond better to the OEMs' evolving purchasing requirements, where in addition to manufacturing, the supplier is required to provide design, engineering and project management support for a complete package of integrated products.

  Continue to Develop High Value-Added Products. Tenneco Automotive intends to continue to manufacture high value-added products and to develop strategic alliances with Tier I and Tier II suppliers in order to facilitate development of these value-added products, including the development of highly engineered or complex assemblies or systems. Tenneco Automotive intends to expand its product lines by continuing to identify and fill new fast-growing niche markets, by developing new products for existing markets, by acquiring companies with product portfolios that complement the products currently applied by Tenneco Automotive and by establishing strategic alliances with other suppliers.

  Increase Ability to Provide Full-System Capabilities. The automotive parts industry is encountering a consolidation of parts suppliers as OEMs require suppliers to provide design assistance and innovation and full-system capabilities rather than just specific parts. In response to this trend, New Tenneco plans to dedicate more resources towards strengthening technical capability and design expertise and pursue appropriate strategic acquisitions, joint ventures and strategic alliances in order to increase Tenneco Automotive's ability to deliver such full-system capability. For example, the recent acquisition of Clevite now gives Tenneco Automotive the ability to deliver complete suspension systems to OEMs.

  International Expansion. As Tenneco Automotive's OE customers expand their assembly operations globally and in response to the development of global aftermarkets, Tenneco Automotive plans to continue its international expansion through joint ventures, acquisitions and strategic alliances. For example, since August 1995, Tenneco Automotive has made eight acquisitions and entered into four international joint ventures. These strategic initiatives have given Tenneco Automotive an enhanced presence in Argentina, Brazil, China, Australia, the Czech Republic, Spain, India and, most recently, Turkey. In September 1996, Tenneco Automotive acquired ownership of its Borusan Amortisor shock absorber joint venture in Turkey ("Borusan Amortisor"). Borusan Amortisor currently has approximately 23% of the OE market and 30% of the aftermarket in Turkey. Both markets are expected to grow significantly by the year 2000. The recent international acquisitions complement the November 1994 acquisitions of Gillet, Europe's largest supplier of automotive exhaust equipment for the OEM market, which has already been successfully integrated into Tenneco Automotive. Rather than segment the world, Tenneco Automotive plans to integrate its international operations through the standardization of products and processes, improvements in information technology and the global coordination of purchasing, costing and quoting procedures.

  Strategic Acquisitions. Strategic acquisitions have been, and management believes will continue to be, an important element of Tenneco Automotive's growth. Through such acquisitions, Tenneco Automotive can expand its product portfolio, gain access to new customers and achieve leadership positions within new geographic markets, while drawing on the strengths of existing distribution channels with OEM relationships. Tenneco Automotive has developed comprehensive integration plans to quickly integrate new companies into its infrastructure. Tenneco Automotive intends to continue to pursue acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; and reducing selling, distribution, purchasing and administrative costs.

  Operating Cost Leadership. Tenneco Automotive will continue to seek cost reductions as it standardizes its product and processes throughout its international operations, improves its information technology, increases employee training, invests in more efficient machinery and enhances the global coordination of purchasing, costing and quoting procedures.

Other

  As of July 1, 1996, Tenneco Automotive had approximately 21,000 employees. Tenneco Automotive believes that its relations with its employees are good.

  The principal raw material utilized by Tenneco Automotive is steel. Tenneco Automotive believes that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers.

  Tenneco Automotive holds a number of domestic and foreign patents and trademarks relating to its products and businesses. It manufactures and distributes its products primarily under the names Walker(R) and Monroe(R), which are well recognized in the marketplace. The patents, trademarks and other intellectual property owned by Tenneco Automotive are important in the manufacturing and distribution of its products.

  The operations of Tenneco Automotive face competition from other manufacturers of automotive equipment, including affiliates of certain of its customers, in both the OE market and the aftermarket.

  Tenneco Automotive is headquartered in Deerfield, Illinois.

TENNECO PACKAGING

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

Overview of Packaging Industry

  The global packaging market is estimated at nearly $360 billion with about one quarter in North America, slightly less in Europe and the balance spread throughout the rest of the world. Tenneco Packaging now ranks as the fourth largest packaging manufacturer in North America by sales and the tenth largest in the world. Packaging remains one of the most fragmented major industries, with the top five companies comprising only a 10% worldwide market share. Within packaging material categories, Tenneco Packaging participates in the three growing segments of paper, plastic and aluminum, with substantial or leading market shares in virtually all of its product segments.

Business Strategy

  Tenneco Packaging has embarked upon an aggressive growth plan to be the leading specialty packaging company offering a broad line of packaging products to provide customers with the best packaging solutions. In the past two years, Tenneco Packaging has doubled its size to nearly $4 billion in annualized revenues through internal growth in its base businesses, productivity gains and 12 acquisitions that have been completed since early 1995.

  As a result of these redeployment activities, Tenneco Packaging has significantly reduced its sensitivity to changes in economic cyclicality:

  . Tenneco Packaging's business is now over half specialty (including the full year impact of the Mobil Plastic acquisition and the recently announced Amoco Foam Products purchase), which reduces exposure to business cycles.

  . On the paperboard side, four acquisitions in specialty graphics and the purchase of Hexacomb Corporation ("Hexacomb"), the world's largest supplier of kraft paper honeycomb products used for protective packaging, have reduced its sensitivity to raw material prices and offer greater opportunities to add value. Currently, over 20% of Tenneco Packaging's paperboard business is in higher margin, enhanced graphics including folding cartons, point-of-purchase displays and point-of-sale packaging, as well as protective packaging products.

  In the future, Tenneco Packaging will continue to pursue value-added, non-cyclical growth opportunities, maintain market leadership positions in its primary business groups and leverage its new product development expertise.

  As with any manufacturing company whose product demand is sensitive to general economic conditions, Tenneco Packaging's business results may be adversely impacted by several uncertainties including raw material cost fluctuations and pricing variability related to industry supply/demand dynamics. In addition, potential packaging legislation or regulatory changes, material substitution, new packaging technologies and changes in consumer preferences or distribution channels could have an adverse impact on New Tenneco. However, Tenneco Packaging has positioned itself to deal strategically with these challenges through its:

  . Multi-material focus, broad product line and concentration of growth in packaging that offers customers greater functionality and value;

  . Fiber flexibility, which enables Tenneco Packaging's paperboard business to manage its mix of virgin and recycled fiber sources to take advantage of changing market conditions;

  . Raw material purchasing leverage in both fiber and plastic resin;

  . Technology and new product development expertise, offering innovative packaging design and materials applications; and

  . Global expansion strategy of growing its international business through value-added acquisitions, joint ventures, and multi-national customer partnerships.

  Tenneco Packaging believes that factors critical to its success include a focused strategic direction, operating cost leadership, management expertise, a committed and skilled workforce and a systems infrastructure to meet stringent customer quality requirements and service needs. Tenneco Packaging will spend approximately $110 million by the end of 1998 to provide state-of-the-art customer linked manufacturing systems, shop floor scheduling and real-time data for marketing and production management.

Overview of Tenneco Packaging

  Tenneco Packaging is an industry leader in the manufacture and sale of packaging products, offering a wide range of fiber-based materials and packaging for consumer, institutional and industrial applications, as well as aluminum and plastic-based specialty packaging for consumer, retail, food service and food processing applications.

  The following tables set forth information relating to the net sales of both of Tenneco Packaging's primary business groups, in dollars and by percentages:

                                                 NET SALES (MILLIONS)
                                          ------------------------------------
                                                        YEAR ENDED DECEMBER
                                           SIX MONTHS           31,
                                              ENDED     ----------------------
                                          JUNE 30, 1996  1995    1994    1993
                                          ------------- ------  ------  ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers and
   containerboard products...............    $  751     $1,589  $1,214  $1,086
  Folding cartons and recycled paperboard
   mill products.........................        92        204     196     196
  Paper Stock and other..................        60        135     119     100
                                             ------     ------  ------  ------
                                                903      1,928   1,529   1,382
                                             ------     ------  ------  ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum packag-
   ing products..........................       756        593     434     442
  Molded fiber products..................       100        191     186     183
  Other..................................        16         40      35      35
                                             ------     ------  ------  ------
                                                872        824     655     660
                                             ------     ------  ------  ------
    Total Tenneco Packaging..............    $1,775     $2,752  $2,184  $2,042
                                             ======     ======  ======  ======
                                               PERCENTAGE OF NET SALES
                                          ------------------------------------
                                                        YEAR ENDED DECEMBER
                                           SIX MONTHS           31,
                                              ENDED     ----------------------
                                          JUNE 30, 1996  1995    1994    1993
                                          ------------- ------  ------  ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers and
   containerboard products...............        42%        58%     56%     53%
  Folding cartons and recycled paperboard
   mill products.........................         5          7       9      10
  Paper Stock and other..................         4          5       5       5
                                             ------     ------  ------  ------
                                                 51         70      70      68
                                             ------     ------  ------  ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum
   packaging products....................        43%        22%     20%     22%
  Molded fiber products..................         5          7       9       9
  Other..................................         1          1       1       1
                                             ------     ------  ------  ------
                                                 49         30      30      32
                                             ------     ------  ------  ------
    Total Tenneco Packaging..............       100%       100%    100%    100%
                                             ======     ======  ======  ======
SALES BY GEOGRAPHIC AREA(A)
  United States..........................        92%        91%     90%     88%
  European Union.........................         5          5       6       8
  Canada.................................         1          1       1       2
  Other areas............................         2          3       3       2
                                             ------     ------  ------  ------
                                                100%       100%    100%    100%
                                             ======     ======  ======  ======

--------
(a) Restated 1995, 1994 and 1993 to reflect countries included in European Union as of December 31, 1995: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain and Sweden.

Paperboard Products

  The paperboard business group manufactures and sells corrugated containers, folding cartons, containerboard, lumber and building products, and has a joint venture in recycled paperboard. The group's product line includes high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. It produces over 2 million tons of containerboard that is converted by its corrugated container plants and sold to both domestic and export customers. Over 80% of the containerboard used by the corrugated converting operations is either produced by Tenneco Packaging's own mills or supplied through trade partnerships for other grades in exchange for product produced at Tenneco Packaging's mills, which helps assure a secure supply of product in a wide variety of grades to meet the requirements of its customers. It also produces high quality, innovative folding carton products utilizing the latest in printing and cutting technology for the sheet-fed offset, narrow-web flexo and rotogravure processes. Finally, Tenneco Packaging participates in the wood products business and has access to over 1.0 million acres of timberland in the United States through both owned and leased properties.

  Sales and Marketing. Tenneco Packaging maintains a sales and marketing organization of over 400 sales personnel. Tenneco Packaging also has four graphics design centers with two more planned which help it meet its customers' design and functional requirements.

  New Product Development and Design. Tenneco Packaging's paperboard group is establishing a nationwide network of new product development and creative packaging design centers to develop and manufacture product packaging and product display solutions to meet more sophisticated, complex customer needs. This network includes four regional design centers, 22 primary and mid-range graphics facilities and almost 100 sales personnel, new product development engineers, and product graphics and design specialists. These centers offer state-of-the-art computer and design equipment for 24-hour turnaround and reduced product delivery times.

  Manufacturing and Engineering. Tenneco Packaging has two kraft linerboard mills and two medium mills, located in Tennessee, Georgia, Michigan and Wisconsin, which together account for 7% of annual U.S. production, or 2.1 million tons. As of June 30, 1996, Tenneco Packaging had invested $75 million at the Counce, Tennessee mill, which added 120,000 tons annually of capacity and enabled the mill to meet a growing demand for lighter weight board. Each of the mills has a strong focus on quality and is ISO 9002 certified. Two paperstock recycling facilities provide some of the mills' recycled fiber requirements.

  Domestically, Tenneco Packaging's corrugated container network includes 64 geographically dispersed plants that manufacture approximately 7% of the total annual U.S. corrugated shipments based on revenue, as well as seven kraft paper honeycomb product plants, making it one of the top six integrated producers. Tenneco Packaging also operates six folding carton plants located primarily in the Midwest.

  Tenneco Packaging has access to 1.0 million acres of timberland in the United States through both owned and leased properties. To maximize the value of the timber harvested, Tenneco Packaging operates four wood products operations which produce hardwood dimensional lumber and utility poles. Further, Tenneco Packaging is a party to a joint venture in a chip mill, as well as a wood drying facility.

  Tenneco Packaging's paperboard group operates a manufacturing and technical support center located in Skokie, Illinois which provides engineering, manufacturing and technical support to its corrugated operations. In addition, it currently has a network of four design centers and a design organization which includes more than 60 structural, graphic and package engineering specialists for its corrugated and folding carton converting operations.

  Strategic Acquisitions/Joint Ventures. As part of Tenneco Packaging's value-added growth strategy, eight acquisitions were made during 1995 in the Paperboard Products Group. Tenneco Packaging expanded its graphics and printing capabilities to that of a full service supplier of point-of-purchase displays and point-of-sale packaging by acquiring four facilities with expertise in high impact graphics and design. The addition of Lux Packaging, in Waco, Texas; the United Group in Los Angeles, California; Menasha Corporation's South Brunswick, New Jersey plant; and DeLine Box in Windsor, Colorado have broadened Tenneco Packaging's offering of products and services to include permanent point-of-purchase displays, rotogravure preprint, litho-lamination and advanced graphics design.

  Tenneco Packaging added to its network of specialty sheet plants through the acquisition of Mid-Michigan Container in Michigan; Sun King Container in El Paso, Texas; and Domtar Packaging's Watertown, New York facility. It also increased its protective packaging capabilities through the purchase of Hexacomb, the world's largest supplier of honeycomb corrugated products used for protective packaging, materials handling and specialized structural applications.

  In June 1996, Tenneco Packaging and Caraustar Industries ("Caraustar") entered a joint venture pursuant to which Tenneco Packaging contributed its two recycled paperboard mills (Rittman, Ohio and Tama, Iowa) and a recovered paper stock and brokerage operation for cash and a 20% equity position in the business. The mills will continue to supply recycled paperboard to Tenneco Packaging's six folding carton plants.

Specialty Products

  Tenneco Packaging's Specialty Products Group produces disposable aluminum, foam and clear plastic products for the food processing, food preparation and food service industries. It also manufactures molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch film. Consumer products are sold under such recognized brand names of Hefty(R), Baggies(R), Hefty OneZip(TM) and E-Z Foil(R).

  Tenneco Packaging's lightweight, durable plastic packaging for in-store deli, produce, bakery and catering applications maintain quality and enhance presentation. Plastic food storage and trash bags, foam and molded fiber dinnerware, disposable aluminum baking pans and related products are sold through a variety of retail outlets. Tenneco Packaging also manufactures molded fiber for produce and egg packaging, food service items and institutional tableware.

  Sales and Marketing. Specialty packaging products are marketed to five primary market segments: food service, supermarkets, institutional, packer processor and industrial users. The sales organization is specialized by user segment and its teams work in alliance with strategic customers to build sales. Approximately 85% of specialty packaging products are sold to its distributors, while the remainder are sold directly to retailers.

  Consumer products are marketed primarily through three classes of retailers or channels of trade: grocery (supermarkets and convenience stores), non-food (mass merchandisers, drug stores, hardware stores, home centers), and warehouse clubs with sales distributed 66%, 30%, and 4%, respectively, based on 1994 net revenues. Consumer products' internal sales management personnel are augmented by a national network of grocery brokers and manufacturing representatives to provide headquarter and in-store sales coverage for the grocery channel. Consumer products covers warehouse clubs and selected non-food retailers on a direct basis. The overall sales breakdown is approximately 19% direct and 81% broker/representative.

  Manufacturing and Engineering. In North America, Tenneco Packaging operates 30 specialty products facilities. With the acquisitions of Mobil Plastics and Amoco Foam Products, Tenneco Packaging now has polystyrene production in 18 locations in 13 states. It produces polyethylene products in six locations including a Canadian facility. Aluminum roll stock is converted at five locations, including three locations shared with polystyrene production. Molded fiber packaging is produced in six locations. Finally, pressed paperboard products are manufactured at one facility in Columbus, Ohio. Research and development centers for packaging and process development are located in Macedon, New York and Northbrook, Illinois.

  Within the Specialty Products Group there are two major types of plastic manufacturing plants, offering excellent process technology and high quality equipment in polystyrene extrusion/thermoforming/automation, consumer waste bags and stretch films. Tenneco Packaging's polyethylene plants produce liners, food bags, grocery sacks and stretch film, as well as retail waste and food bags for consumer applications. Most of the Specialty Products Group's polyethylene processes are in-line. Polystyrene plants make foam products including consumer tableware, foodservice disposables, meat trays and clear containers. With multiple production lines, each plant is generally capable of making several product types. Polystyrene pellets are marketed and extruded and subsequently thermoformed and converted into finished products.

  Strategic Acquisitions. Tenneco Packaging acquired Mobil Plastics in late 1995 which more than doubled the size of its Specialty Products Group and added new technologies and product development capabilities. It provides strong consumer branded products such as Hefty(R) trash bags, Baggies(R) food bags, and Hefty OneZip(TM) food storage bags. In addition, it manufactures clear and foam polystyrene food service containers; plates and meat trays; and, polyethylene film products including can liners, produce and retail bags, and medical and industrial disposable packaging.

  In August 1996, Tenneco Packaging purchased Amoco Foam Products. Amoco Foam Products, with 1995 sales of $288 million, manufactures foam polystyrene tableware including cups, plates, carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry; and industrial products for residential and commercial construction applications. The closing of this acquisition was completed in August 1996.

International

  Tenneco Packaging has a growing international presence with a revenue base of nearly $200 million and an additional $100 million in export sales to approximately 38 countries, manufacturing products that serve a wide range of packaging needs. It expects to significantly enlarge its international operations by growing its base businesses, strengthening its export capabilities for both fiber-based and plastic products, and by growing selectively in new markets, geographies or channels that represent high-potential opportunities.

  Manufacturing and Engineering. Tenneco Packaging currently operates or has an ownership interest in 12 international manufacturing locations. Omni-Pac is Europe's leading manufacturer of molded fiber packaging with facilities in Elsfleth, Germany and Great Yarmouth, England. Tenneco Packaging's Alupak operation in Belp, Switzerland is a major producer of smoothwall aluminum portion packs. In plastic, Tenneco Packaging has the leading share of single-use thermoformed plastic food containers in the United Kingdom, with four manufacturing operations in England, Scotland and Wales.

  Tenneco Packaging also operates a folding carton plant in Budapest, Hungary and is building a wood products operation in Romania. It participates in several international joint ventures, including folding carton plants in Donngguan, China and Bucharest, Romania and a corrugated converting facility in Zhejiang, China.

  Acquisitions/Business Development. In 1995, Tenneco Packaging purchased Penlea and Delyn, two plastic thermoforming operations in the United Kingdom. In 1996, it entered the European wood products business with the startup of a venture in Buchin, Romania. In addition to harvesting rights in excess of 1.8 million cubic meters of timber, Tenneco Packaging is constructing a wood processing plant for value-added furniture components, to be supported by a full sawmill operation.

Other

  As of June 30, 1996, Tenneco Packaging had approximately 19,000 employees. Tenneco Packaging believes that its relations with its employees are good.

  Tenneco Packaging holds a number of domestic and foreign patents and trademarks relating to its products and businesses. The patents, trademarks and other intellectual property owned by Tenneco Packaging are important in the manufacturing, marketing and distribution of its products.

  The principal raw materials used by Tenneco Packaging in its manufacturing operations are virgin pulp, recycled fiber, plastic resin and aluminum roll stock. Tenneco Packaging obtains its virgin pulp from timberland owned or controlled by it as well as from outside purchases. Recycled fiber is supplied from both outside contractual sources as well as internally from its two recycling centers and its own containerboard clippings and trim. Tenneco Packaging obtains plastic resin and aluminum roll stock from various suppliers.

  As of June 30, 1996, Tenneco Packaging owned approximately 188,000 acres of timberland in Alabama, Michigan, Mississippi and Tennessee and leased, managed or had cutting rights on an additional 808,000 acres of timberland in Alabama, Mississippi, Tennessee, Florida, Wisconsin and Georgia. In 1995, 1994, and 1993, approximately 30%, 28% and 28%, respectively, of the virgin fiber used by Tenneco Packaging in its mill operations was obtained from Tenneco Packaging-controlled timberlands.

  The operations of Tenneco Packaging face competition from other manufacturers of packaging products, including manufacturers of alternative products, in each of its geographic and product markets.

  Tenneco Packaging is headquartered in Evanston, Illinois.

TENNECO BUSINESS SERVICES

  TBS designs, implements and administers shared administrative service programs for the various Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  Primary service areas of TBS include (i) Financial Accounting Services, including asset management, general accounting, purchasing and payables, travel and entertainment, tax compliance and reporting and other applications;
(ii) Supplier Development and Administration, including vendor negotiations and contract administration; (iii) Employee Benefits Administration for all major salaried and hourly benefit plans; (iv) Technology Services, including main frame computing services, telecommunication services and distributed processing services; (v) Human Resources and Payroll Services, including payroll processing, relocation services, government compliance services and expatriate relocation and repatriation services; and (vi) Environmental Health and Safety Services, including remediation consultation, operations risk analysis and compliance audits.

  TBS has to date only serviced other Tenneco businesses and, on an as requested basis, former Tenneco businesses such as Case Corporation. However, TBS is in the process of investigating opportunities to provide similar services to outside businesses. It is anticipated that after the Distributions, TBS will continue to provide services to Newport News and Tenneco pursuant to the terms of the TBS Services Agreement. See "The Distributions-- Relationships Among Tenneco, New Tenneco and Newport News After the Distributions--Terms of the Ancillary Agreements--TBS Services Agreement."

  In connection with its operations, TBS holds numerous software licenses, owns and operates computer equipment and has agreements with numerous vendors for supplies and services.

  As of June 30, 1996, TBS had approximately 300 employees. TBS believes that its relations with its employees are good.

  Although to date TBS has provided its administrative programs exclusively to current and former Tenneco businesses, once TBS attempts to begin providing similar services to outside businesses it will face intense competition from other providers of administrative services, many of whom are larger and have more experience providing administrative services in a competitive environment.

  TBS is headquartered in The Woodlands, Texas.

PROPERTIES

Corporate Headquarters

  New Tenneco's corporate offices are located in Greenwich, Connecticut.

Tenneco Automotive

  In the United States, Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities, and also has two research and development facilities. In addition, Walker operates 25 manufacturing facilities located in Australia, Canada, China, the Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden, and also has one engineering and technical center in Germany.

  Monroe has seven manufacturing facilities and one research and development facility and three distribution centers. In addition, Monroe has 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, China, the Czech Republic, India, Mexico, the United Kingdom, Spain, Turkey and New Zealand.

  Overall, Tenneco Automotive now operates 65 facilities in 21 countries in North America, Europe, South America, Australia and the Asia-Pacific region.

Tenneco Packaging

  In North America, Tenneco Packaging operates or has an ownership interest in a total of 122 facilities. The paperboard business group has 71 corrugated products plants, six folding carton plants and nine containerboard machines at four mills. Two of the mills (located in Georgia and Wisconsin), including substantially all of the equipment associated with both mills, are leased from third parties. Additionally, the paperboard business group operates a wood products group including two hardwood facilities, one dimensional lumber plant, one utility pole facility, one air drying facility for wood, and a joint venture in a chip mill. Two recycled paperstock facilities provide furnish for the mills. Tenneco Packaging also has a minority equity position in two recycled paperboard mills and one recycling center and brokerage operation.

  In July 1996, Tenneco Packaging exercised its early termination and purchase options under the leases of the two mills located in Georgia and Wisconsin discussed above, pursuant to which Tenneco Packaging has the right to purchase the mills at an agreed cost of approximately $750 million in January 1997. Tenneco Packaging has reached an agreement in principle pursuant to which another lessor will acquire the mills directly from Tenneco's original lessor and thereafter enter into a new lease with Tenneco Packaging. This agreement is subject to the completion of definitive documentation and the consent of the original lessor to allow the assignment of Tenneco Packaging's rights under the purchase option. In the event this new lease transaction is not consummated, Tenneco Packaging would be required to complete the purchase of both mills.

  Tenneco Packaging's Specialty Products Group operates six molded fiber plants, one pressed paperboard plant and 23 disposable plastic and aluminum packaging products plants in North America.

  Internationally, Tenneco Packaging operates or has an ownership position in 15 locations. These include three folding carton operations, one corrugated container plant and a wood products operation. Additionally, it also manufactures plastics products at four locations, aluminum portion packs at one facility, molded fiber products at two locations, and protective packaging products at two locations.

TBS

  TBS operates out of its headquarters in The Woodlands, Texas, as well as offices in Evanston, Illinois, Newport News, Virginia and Houston, Texas.

  New Tenneco believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and as supplemented by planned construction are expected to remain adequate for the near future.

  New Tenneco is of the opinion that it and its subsidiaries have generally satisfactory title to the properties owned and used in their respective businesses, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of such property or the interests therein or the use of such properties in their businesses.

ENVIRONMENTAL MATTERS

  New Tenneco estimates that its subsidiaries will make capital expenditures for environmental matters of approximately $15 million in 1996 and that capital expenditures for environmental matters will be approximately $71 million in the aggregate for the years 1996 through 2006.

  For information regarding environmental matters, see "--Legal Proceedings," "--Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 14, "Commitments and Contingencies," to the Combined Financial Statements of New Tenneco.

LEGAL PROCEEDINGS

  On August 2, 1993, the U.S. Department of Justice filed suit against Tenneco Packaging in the Federal District Court for the Northern District of Indiana, alleging that wastewater from Tenneco Packaging's molded fiber products plant in Griffith, Indiana, interfered with or damaged the Town of Griffith's municipal sewage pumping station on two occasions in 1991 and 1993, resulting in discharges by the Town of Griffith of untreated wastewater into a river. Tenneco Packaging and the Department of Justice have executed a consent decree which has been lodged with the court and published for public notice and comment. New Tenneco believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of New Tenneco and its subsidiaries.

  In 1993 and 1995 the U.S. Environmental Protection Agency (the "U.S. EPA") issued notices of violation for particulate and opacity violations at the three coal-fired boilers of the Rittman, Ohio paperboard mill (owned by Tenneco Packaging until June 1996). Tenneco Packaging filed responses disputing the alleged violations. Stack testing has demonstrated Tenneco Packaging's compliance. In July 1996, Tenneco Packaging received a U.S. EPA administrative complaint seeking a $126,997 penalty for alleged emissions violations. Tenneco Packaging has filed its answer to the complaint. New Tenneco believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of New Tenneco and its subsidiaries.

  At July 1, 1996, New Tenneco had been designated as a potentially responsible party in 12 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain sites, New Tenneco is fully indemnified by third parties. With respect to certain other of these sites, New Tenneco has sought to resolve its liability through settlements which provide for payments of New Tenneco's allocable share of remediation costs. For the remaining sites, New Tenneco has estimated its share of the remediation costs to be between $3 million and $23 million or .003% to .020% of the total remediation costs for those sites and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, New Tenneco's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that New Tenneco could be required to pay in excess of its pro rata share of remediation costs. New Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in New Tenneco's determination of its estimated liability. New Tenneco believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste sites referenced above will not be material to its consolidated financial position or results of operations.

  For additional information concerning environmental matters, see "-- Management's Discussion and Analysis of Financial Condition and Results of Operations," and the caption "Environmental Matters" under Note 14, in the Combined Financial Statements of New Tenneco.

  New Tenneco and its subsidiaries are parties to numerous other legal proceedings arising from their operations. New Tenneco believes that the outcome of these other proceedings, individually and in the aggregate, will have no material effect on New Tenneco's combined financial condition or results of operations.

NEW TENNECO CREDIT FACILITY

  New Tenneco intends to enter into the New Tenneco Credit Facility in connection with the Transaction, under which it is expected that a syndicate of banks (the "Lenders") will commit to provide up to $1,750 million of financing to New Tenneco on an unsecured basis. It is expected that Morgan Guaranty Trust Company of

New York will arrange the New Tenneco Credit Facility and will act as Administrative Agent for the Lenders. It is expected that Bank of America Illinois will act as Documentation Agent. The New Tenneco Credit Facility is expected to be a revolving credit facility, which will terminate in November 2001, the proceeds of which will be used to effect the Debt Realignment and for other general corporate purposes.

  Initial borrowings under the New Tenneco Credit Facility are expected to occur on or shortly before the Merger Effective Time. See "Description of New Tenneco--Unaudited Pro Forma Combined Financial Statements" for a description of the application of the proceeds of such borrowings.

  Borrowings under the New Tenneco Credit Facility are expected to bear interest at a rate per annum equal to, at New Tenneco's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined pursuant to a pricing schedule; or (iii) a rate based on money market rates pursuant to competitive bids by the Lenders.

  It is expected that the New Tenneco Credit Facility will require that New Tenneco's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a prepayment event under the New Tenneco Credit Facility that will enable the Lenders to refuse to loan funds to New Tenneco and to require prepayment of the indebtedness thereunder after a 30 day cure period.

  It is also expected that the New Tenneco Credit Facility will impose prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, and dispositions of substantially all of its assets, among others.

  It is expected that the New Tenneco Credit Facility will contain certain default provisions, including, among other things, (i) nonpayment of any amount due to the Lenders under the New Tenneco Credit Facility, (ii) material breach of representations and warranties, (iii) default in the performance of covenants following a 30 day cure period, (iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million in any one instance or $200 million of aggregate indebtedness (but only aggregating any single item of indebtedness of at least $20 million) and (vi) a judgment suffered by New Tenneco in excess of $100 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days.

MANAGEMENT

 Board of Directors

  Upon consummation of the Industrial Distribution, the New Tenneco Board of Directors will consist of 11 members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his or her successor shall have been elected and qualified. Pursuant to the Restated Certificate of Incorporation of New Tenneco (the "Certificate"), the New Tenneco Board of Directors is divided into three classes. Information concerning the individuals who will serve as directors of New Tenneco as of the Distribution Date is set forth below.

Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  MARK ANDREWS has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. and Case Corporation. Mr. Andrews is 70 years old and has been a director of Tenneco since 1987. He has served as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of New Tenneco.

  W. MICHAEL BLUMENTHAL has been a consultant to Lazard Freres & Co. L.L.C., an investment banking firm, since January 1995 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices (Debis) AG. Mr. Blumenthal is 70 years old and has been a director of Tenneco since 1985. He has served as a member and the Chairman of the Nomination and Management Development Committee of Tenneco, and will serve as a member and the Chairman of the Nomination and Management Development Committee of New Tenneco.

  BELTON K. JOHNSON is engaged in farming, ranching and investments and has pursued such interest for more than five years. He is also a director of AT&T Corp. Mr. Johnson is 66 years old and has been a director of Tenneco since 1979. He has served as a member of the Executive Committee and the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Executive Committee and the Compensation and Benefits Committee of New Tenneco.

  WILLIAM L. WEISS has been Chairman Emeritus of Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than five years. Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker Oats Company. Mr. Weiss is 67 years old and has been a director of Tenneco since January 1994. He has served as a member of the Audit Committee of Tenneco and will serve as a member of the Audit Committee of New Tenneco.

Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  M. KATHRYN EICKHOFF has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987 she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985 was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc. and Fleet N.A. Ms. Eickhoff is 57 years old and has been a director of Tenneco since 1987. She has served as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of New Tenneco. She previously served as a member of the Tenneco Board from 1982 until her resignation to join the Office of Management and Budget in 1985.

  PETER T. FLAWN is a former President of The University of Texas at Austin, having served in such capacity for more than five years preceding his retirement in 1985. He is also a director of National Instruments Corp., Harte-Hanks Communications, Inc., Global Marine Inc. and Input/Output, Inc. Dr. Flawn is 70 years old and has been a director of Tenneco since 1980. He has served as a member of the Executive Committee and is a member and the Chairman of the Audit Committee of Tenneco, and will serve as a member of the Executive Committee and as a member and Chairman of the Audit Committee of New Tenneco.

  JOHN B. MCCOY is Chairman and Chief Executive Officer of Banc One Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal Health, Inc., the Federal Home Loan Mortgage Corporation, and Ameritech Corporation. He also serves on the advisory council of the American Bankers Association. Mr. McCoy is 53 years old and has been a director of Tenneco since 1992. He has served as a member of the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee of New Tenneco.

  DANA G. MEAD is Chairman and Chief Executive Officer of New Tenneco and has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of Tenneco since April 1992. He has served as a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees of Tenneco, and will serve as a member and Chairman of the Executive Committee and as an ex officio member of the Audit and Nominating and Management Development Committees of New Tenneco.

Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  HENRY U. HARRIS, JR., since 1992, has been Vice Chairman Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm. Mr. Harris is 69 years old and has been a director of Tenneco since 1968. He has served as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of New Tenneco.

  CLIFTON R. WHARTON, JR., served as Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association and the College Retirement Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S. Department of State, from January to November of 1993. From 1978 to 1987 he served as Chancellor of the State University of New York System. From 1970 to 1978 Mr. Wharton served as President of Michigan State University. Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the Rockefeller family philanthropic interests. He is also a director of the TIAA Board of Overseers, Ford Motor Company, the New York Stock Exchange, Inc. and Harcourt General, Inc. Mr. Wharton is 69 years old and has been a director of Tenneco since June 1994. He has served as a member and Chairman of the Compensation and Benefits Committee of Tenneco, and will serve as a member and Chairman of the Compensation and Benefits Committee of New Tenneco.

  SIR DAVID PLASTOW is Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences. He served as Chairman of Inchcape plc from June 1992 to December 1995 and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group plc. Sir David Plastow is 64 years old and has been a director of Tenneco since May 14, 1996. He previously served as a member of the Tenneco Board from 1985 until his resignation in 1992. He has served as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of New Tenneco.

 Executive Officers

  The following table sets forth certain information concerning the persons who have served as executive officers of Tenneco and, upon consummation of the Industrial Distribution, will serve as executive officers of New Tenneco after the Industrial Distribution. Each such person will be elected to the indicated office with New Tenneco in anticipation of the Industrial Distribution and will serve at the discretion of the New Tenneco Board of Directors. Those persons who have been officers and/or employees of Tenneco and/or Newport News will relinquish such positions in connection with the Industrial Distribution.

                                                                       EFFECTIVE DATE OF TERM
NAME (AND AGE AT JULY                                                   AS EXECUTIVE OFFICER
31, 1996)                                OFFICES HELD*                       OF TENNECO
---------------------                    -------------                 ----------------------
Dana G. Mead (60).......  Chairman                                     May 1994
                          Chief Executive Officer                      February 1994
                          Director                                     April 1992
                          Chairman of the Executive Committee          February 1994
                          Member of the Executive Committee            May 1992
Theodore R. Tetzlaff      General Counsel                              July 1992
 (51)...................
Robert T. Blakely (54)..  Executive Vice President                     May 1996
                          Chief Financial Officer                      July 1981
Stacy S. Dick (39)......  Executive Vice President                     January 1996
John J. Castellani (45).  Senior Vice President--Government            March 1995
                           Relations
Arthur H. House (54)....  Senior Vice President--Corporate Affairs     March 1995
Barry R. Schuman (55)...  Senior Vice President--Human Resources       March 1993
Kenneth D. Allen (57)...  Vice President                               March 1987
David T. Ellis (43).....  Vice President--Environment, Health and      July 1995
                           Safety
Ilene S. Gordon (43)....  Vice President--Operations                   May 1994
Jack Lascar (42)........  Vice President--Investor Relations           July 1994
Mark A. McCollum (37)...  Vice President and Controller                May 1995
Robert S. McKinney (54).  Vice President and Chief Information Officer May 1996
Thomas G. Oakley (43)...  Vice President                               May 1996
Karen R. Osar (47)......  Vice President and Treasurer                 January 1994
Robert G. Simpson (44)..  Vice President--Tax                          May 1990
Stephen J. Smith (51)...  Vice President--Human Resources              July 1994
Karl A. Stewart (53)....  Vice President                               May 1991
                          Secretary                                    May 1986
Paul T. Stecko (51).....  President and Chief Executive Officer--      December 1993
                           Tenneco Packaging

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*Unless otherwise indicated, all offices held are with Tenneco.

  Each of the executive officers of Tenneco has been continuously engaged in the business of Tenneco, its subsidiaries, affiliates or predecessor companies during the past five years except that: (i) from 1986 to 1992, Dana G. Mead was employed by International Paper Co., last serving in the capacity of Executive Vice President; (ii) Theodore R. Tetzlaff has been a partner in the law firm of Jenner & Block, Chicago, for more than five years; (iii) from 1985 to 1992, Stacy S. Dick was employed by The First Boston Corporation, last serving in the capacity of Managing Director and from August 1992 to January 1996 he served as Senior Vice President--Strategy of Tenneco; (iv) from 1980 to 1992, John J. Castellani was employed by TRW Inc., last serving in the capacity of Vice President of Government Relations and from August 1992 to March 1995 he served as Vice President--Government Relations of Tenneco; (v) from 1988 until his employment by Tenneco in 1992, Barry

R. Schuman was employed by Union Pacific Railroad Company, last serving in the capacity of Vice President of Human Resources; (vi) from 1990 until 1992, Arthur H. House served as Vice President, Corporate Communications of Aetna Life & Casualty Company; from June 1992 until March 1995, he served as Vice President--Corporate Affairs of Tenneco; (vii) from 1990 to May 1996, Robert
S. McKinney was chief information officer and a member of the board of directors of Paine Webber; (viii) from 1975 to 1994, Karen R. Osar was employed by J.P. Morgan & Co., Inc., last serving in the capacity of Managing Director--Corporate Finance Group; (ix) from 1980 to 1994, Mark A. McCollum was employed by Arthur Andersen LLP, last serving as an Audit Partner and from January 1995 to May 1995 he served as Vice President--Financial Analysis and Planning of Tenneco; and (x) from 1977 to 1993, Paul T. Stecko was employed by International Paper Co., last serving as Vice President and General Manager of Publications Papers, Bristols and Converting Papers.

 Stock Ownership of Management

  Set forth below is the ownership as of September 30, 1996 (without giving effect to the Transaction) of the number of shares and percentage of Tenneco Common Stock beneficially owned by (i) each director of New Tenneco, (ii) each of the executive officers of New Tenneco whose names are set forth on the Summary Compensation Table and (iii) all executive officers and directors of New Tenneco.

                                SHARES OF TENNECO COMMON PERCENT OF TENNECO COMMON
      DIRECTORS                    STOCK OWNED(A)(B)         STOCK OUTSTANDING
      ---------                 ------------------------ -------------------------
      Mark Andrews............            5,404                     (c)
      W. Michael Blumenthal...            3,555                     (c)
      M. Kathryn Eickhoff.....            3,697                     (c)
      Peter T. Flawn..........            3,850                     (c)
      Henry U. Harris, Jr.....            5,802                     (c)
      Belton K. Johnson.......            6,111                     (c)
      John B. McCoy...........            2,850                     (c)
      Dana G. Mead............          199,310                     (c)
      Sir David Plastow.......            2,100                     (c)
      William L. Weiss........            4,850                     (c)
      Clifton R. Wharton, Jr..            2,350                     (c)
      EXECUTIVE OFFICERS
      ------------------
      Theodore R. Tetzlaff....           33,637                     (c)
      Robert T. Blakely.......           55,262                     (c)
      Stacy S. Dick...........           32,062                     (c)
      Paul T. Stecko..........           28,151                     (c)
      All executive officers
       and directors as a
       group..................          690,753(d)                  (c)

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(a) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (b) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under Tenneco's restricted stock plans and (ii) shares that executive officers of New Tenneco have the right to acquire pursuant to Tenneco's stock option plans. It is anticipated that all restricted stock held by employees (including executive officers) will be vested prior to the consummation of the Distributions except that a small number of TBS employees will be given cash in lieu of vesting of their restricted stock. It is also anticipated that restricted stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting. As described in footnote (f) to the Option Grant

   Table, it is anticipated that Tenneco options held by New Tenneco employees will be replaced by options to acquire New Tenneco Common Stock upon consummation of the Industrial Distribution.
(b) Includes shares that are: (i) held in trust under Tenneco's restricted stock plans; at September 30, 1996, Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko held 24,500; 15,000; 7,775; 7,000; and 5,000 restricted shares, respectively; and (ii) subject to options, which were granted under Tenneco's stock option plans, and are exercisable at September 30, 1996 or within 60 days of said date, for Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko to purchase 133,335; 16,667; 16,259; 12,667; and 18,667 shares, respectively.
(c) Less than one percent.
(d) Includes 305,231 shares of Tenneco Common Stock that are subject to options that are exercisable at September 30, 1996 or within 60 days of said date by all executive officers of New Tenneco as a group, and includes 198,250 shares that are held in trust under the Tenneco restricted stock plans, for all executive officers and directors of New Tenneco as a group.

 Committees of the Board of Directors

  The New Tenneco Board of Directors will establish four standing committees as permitted by the By-laws of New Tenneco, which will have the following described responsibilities and authority:

  The Audit Committee will have the responsibility, among other things, to (i) recommend the selection of New Tenneco's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of New Tenneco's basic accounting system and the effectiveness of New Tenneco's internal audit plan and activities, (iv) review with management and the independent public accountants New Tenneco's certified financial statements and exercise general oversight of New Tenneco's financial reporting process and (v) review with New Tenneco litigation and other legal matters that may affect New Tenneco's financial condition and monitor compliance with New Tenneco's business ethics and other policies.

  The Compensation and Benefits Committee will have the responsibility, among other things, to (i) establish the salary rate of officers and employees of New Tenneco and its subsidiaries, (ii) examine periodically the compensation structure of New Tenneco and (iii) supervise the welfare and pension plans and compensation plans of New Tenneco.

  The Nominating and Management Development Committee will have the responsibility, among other things, to (i) review possible candidates for election to the New Tenneco Board of Directors and recommend a slate of nominees for election as directors at New Tenneco's annual stockholders' meeting, (ii) review the function and composition of the other committees of the New Tenneco Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of New Tenneco.

  Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee will have, during the interval between the meetings of New Tenneco Board of Directors, the authority to exercise all the powers of the New Tenneco Board of Directors that may be delegated legally to it by the New Tenneco Board in the management and direction of the business and affairs of New Tenneco.

 Executive Compensation

  Prior to the Industrial Distribution, the Industrial Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of New Tenneco has been employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries (i) to the Chairman of the Board and Chief Executive Officer of New Tenneco and (ii) to each of the four key executive officers expected to be the most highly compensated executive officers of New Tenneco, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with Tenneco:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                               ---------------------------------- ------------------
                                                                  RESTRICTED
        NAME AND                                   OTHER ANNUAL     STOCK                  ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY(A)  BONUS   COMPENSATION(B) AWARDS(C)  OPTIONS    COMPENSATION(D)
   ------------------     ---- --------- -------- --------------- ---------- -------    --------------- ---
Dana G. Mead              1995 $957,375  $800,000    $143,970           --   100,000(e)    $149,972(f)
Chairman and Chief        1994 $878,177  $900,000    $149,110      $647,256  100,000       $142,966
 Executive Officer        1993 $664,839  $700,000    $ 60,007      $582,813   50,000       $ 93,979
Theodore R. Tetzlaff      1995 $400,000  $350,000    $ 14,400           --    18,000(e)         -- (f)
General Counsel           1994 $400,000  $300,000    $    307      $539,380   16,000            --
                          1993 $350,000  $250,000         --       $243,440      --             --
Robert T. Blakely         1995 $422,760  $230,000    $ 33,684           --    16,000       $ 44,570
Executive Vice President  1994 $407,640  $230,000    $ 10,704      $230,585   15,675       $ 44,144
 and Chief Financial      1993 $393,846  $200,000    $ 11,288      $163,188      --        $ 49,616
 Officer
Stacy S. Dick             1995 $377,736  $280,000    $ 31,317           --    14,000       $ 31,432
Executive Vice President  1994 $343,560  $235,000    $    582      $215,752   12,000       $ 24,926
                          1993 $325,214  $200,000    $ 95,392      $139,875      --        $ 23,744
Paul T. Stecko            1995 $381,545  $300,000    $ 21,027           --    24,000       $ 31,974
President and Chief       1994 $320,004  $200,000    $200,724      $269,690   16,000       $ 30,605
 Executive Officer        1993 $ 23,188  $500,000         --            --       --             --
 Tenneco Packaging

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(a) Includes base salary plus amounts paid in lieu of Tenneco matching contributions to the Tenneco Thrift Plan.
(b) Includes amounts attributable to (i) the value of personal benefits provided by Tenneco to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Tenneco owned property, membership dues, and assistance provided to such person with regard to financial, tax and estate planning, (ii) reimbursement for taxes and (iii) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $38,984 for use of Tenneco owned property, $29,750 for financial planning services, $28,706 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $4,437, $16,917 and $1,827 for reimbursement for taxes and $14,400, $14,400 and $19,200 in Dividend Equivalents for Messrs. Blakely, Dick, and Stecko, respectively; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; During 1994:
    $57,540 for use of Tenneco owned property and $50,606 for reimbursement for taxes for Mr. Mead; $100,794 in relocation expenses and $59,954 in reimbursement for taxes for Mr. Stecko; and $307, $582, and $582 for reimbursement for taxes for Messrs. Tetzlaff, Blakely, and Dick, respectively; During 1993: $34,832 for use of Tenneco owned property, $19,950 for financial planning services and $824 for reimbursement for taxes for Mr. Mead; $823 for reimbursement for taxes for Mr. Blakely; and $50,000 in relocation expenses and $35,266 for reimbursement for taxes for Mr. Dick.
(c) Includes the dollar value of grants of restricted stock made pursuant to Tenneco's restricted stock plans based on the price of Tenneco Common Stock on the date of grant. At December 31, 1995, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko held 49,500; 24,000; 20,280; 31,000; and 17,000 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995 (based on a per share price of $49.625 on that date) of all restricted shares and/or performance share equivalent units held was $2,456,438 for Mr. Mead; $1,191,000 for Mr. Tetzlaff; $1,006,395 for Mr. Blakely; $1,538,375 for Mr. Dick; and $843,625 for Mr. Stecko. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.
(d) Includes amounts attributable during 1995 to benefit plans of Tenneco as follows:
  (i) The amounts contributed pursuant to the Tenneco Thrift Plan for the accounts of Messrs. Mead, Blakely, Dick, and Stecko were $4,625;
      $9,240; $4,626; and $6,000, respectively.
  (ii) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Blakely, Dick, and Stecko were $108,405; $32,167; $23,764; and $23,132, respectively.
  (iii) Amounts imputed as income for federal income tax purposes under Tenneco's group life insurance plan for Messrs. Mead, Blakely, Dick, and Stecko were $36,942; $3,163; $3,041; and $2,842, respectively.
(e) In addition to the options granted by Tenneco in 1995, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of Tenneco during 1995) ("Case"), was granted an option by Case to acquire 1,000 shares of Case common stock. Information on terms of Tenneco options and the Case options is set forth in "Option Grants in 1995."
(f) As directors of Case, Messrs. Mead and Tetzlaff each received a director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their director fees in common stock of Case. The amounts in the above table do not include the payments from Case.

                             OPTION GRANTS IN 1995

  The following table sets forth the number of options to acquire Tenneco Common Stock that were granted by Tenneco during 1995 to the persons named in the Summary Compensation Table.

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                      FOR OPTION TERM(D)
                         --------------------------------------------------------- ---------------------
                                            % OF TOTAL   EXERCISE
                                             OPTIONS     OR BASE
                         OPTIONS GRANTED    GRANTED TO    PRICE
                             (NO. OF        EMPLOYEES      PER
          NAME           SHARES)(A)(B)(F) IN FISCAL YEAR SHARE(C) EXPIRATION DATE      5%        10%
          ----           ---------------- -------------- -------- ---------------- ---------- ----------
Dana G. Mead............     100,000(e)        6.7%      $42.875  January 10, 2005 $2,696,000 $6,833,000
Theodore R. Tetzlaff....      18,500(e)        1.2%      $42.875  January 10, 2005 $  485,280 $1,229,940
Robert T. Blakely.......      16,000           1.1%      $42.875  January 10, 2005 $  431,360 $1,093,280
Stacy S. Dick...........      14,000            .9%      $42.875  January 10, 2005 $  377,440 $  956,620
Paul T. Stecko..........      24,000           1.6%      $42.875  January 10, 2005 $  647,040 $1,639,920

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(a) The options reported in this column and in the Summary Compensation Table consist of non-qualified options. The options become exercisable at the rate of one-third per year on January 10 of 1996, 1997 and 1998, respectively. As described in footnote (f) below, it is anticipated that Tenneco options held by New Tenneco employees will be replaced by options to acquire New Tenneco Common Stock upon consummation of the Industrial Distribution.

(b) These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.
(c) All options were granted at 100% of the fair market value on the date of grant.
(d) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (f) below, however, it is anticipated that options to acquire Tenneco Common Stock held by New Tenneco employees will be replaced by options to acquire New Tenneco Common Stock upon consummation of the Industrial Distribution.
(e) In addition, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case, were granted an option to purchase 1,000 shares of Case common stock at a purchase of $21.125 per share. These options, which are each less than 1% of the total options granted by Case to employees in 1995, become exercisable on January 1, 1998 and expire January 1, 2005. The potential realizable value, calculated for the period from the date of grant to the expiration of the respective option, at 5% and 10% assumed annual rates of stock price appreciation for the term of the options would be $13,285 and $33,665, respectively. In order to realize these potential values, the per share price of the Case common stock would be $34.41 and $54.79, respectively, or 63% and 160%, respectively, above the exercise or base price. The 5% and 10% annual appreciation rates are not intended to forecast possible future appreciation, if any, in the price of Case common stock. No gain to the optionee is possible without an increase in the price of the Case common stock.
(f) All Tenneco stock options held by employees of New Tenneco will be cancelled as of the Industrial Distribution. New Tenneco has adopted a plan (the "New Tenneco Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Prior to the Industrial Distribution, Tenneco will have approved the New Tenneco Stock Ownership Plan as the sole shareholder of New Tenneco. Options will be granted under the New Tenneco Stock Ownership Plan as of the Industrial Distribution to all employees of New Tenneco who formerly held Tenneco options. Each such employee will receive options of New Tenneco under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of New Tenneco options will be the same as if the Tenneco options had remained outstanding except to the extent that New Tenneco Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of New Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by New Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in New Tenneco Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year.

              OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END VALUES

  The following table sets forth the number of options to acquire Tenneco Common Stock held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares of Tenneco Common Stock were exercised during 1995.

                                  TOTAL NUMBER OF        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                              AT DECEMBER 31, 1995(A)   AT DECEMBER 31, 1995(A)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Dana G. Mead................   66,667       183,333      $31,233     $690,617
Theodore R. Tetzlaff........    5,334        28,666          --      $121,500
Robert T. Blakely...........    5,700        26,450      $ 4,038     $108,000
Stacy S. Dick...............    4,000        22,000          --      $ 94,500
Paul T. Stecko..............    5,344        34,666          --      $162,000

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(a) As described in footnote (f) to the Option Grant Table, the options to acquire Tenneco Common Stock will be replaced by options to acquire New Tenneco Common Stock.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995 by Tenneco.

                                   PERFORMANCE
                                    OR OTHER
                         NUMBER OF   PERIOD
                          SHARES,     UNTIL     ESTIMATED FUTURE PAYOUTS UNDER
                         UNITS OR  MATURATION   NON-STOCK PRICE BASED PLANS(A)
                           OTHER       OR      ---------------------------------
          NAME           RIGHTS(B)  PAYOUT(C)  THRESHOLD(D) TARGET(D) MAXIMUM(D)
          ----           --------- ----------- ------------ --------- ----------
Dana G. Mead............  25,000     4 years        --       12,500     25,000
Theodore R. Tetzlaff....   9,000     4 years        --        4,500      9,000
Robert T. Blakely.......   9,000     4 years        --        4,500      9,000
Stacy S. Dick...........   9,000     4 years        --        4,500      9,000
Paul T. Stecko..........  12,000     4 years        --        6,000     12,000

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(a) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of Tenneco. Earnings per share for 1995 were $4.16 and represent achievement of 25% of the performance goal applicable to this award. Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko each were provisionally credited with 100% of their performance goal for 1995 and 6,250; 2,250; 2,250; 2,250; and 3,000 shares were credited to their respective Plan accounts, subject to adjustment, for payout at the end of the performance cycle.
(b) Each performance share equivalent unit represents one share of Tenneco's Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(c) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, it is anticipated that prior to the consummation of the Industrial Distribution the conditions to issuance of all shares of Tenneco Common Stock underlying the performance share unit equivalent awards will be waived and the maximum number of shares of Tenneco Common Stock subject thereto will be issued.
(d) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan, the Tenneco Inc. Benefit Equalization Plan (the "Tenneco Benefit Equalization Plan"), and the Tenneco Inc. Supplemental Executive Retirement Plan (the "Tenneco Supplemental Executive Retirement Plan") to persons in specified remuneration and years of credited participation classifications, each of which plans were assumed by New Tenneco pursuant to the Benefits Agreement. Under the Distribution Agreement and the Benefits Agreement, New Tenneco will continue to sponsor those plans, but all other entities will cease to sponsor them, and the benefits that the employees of such entities have accrued under those plans will be frozen.

                              PENSION PLAN TABLE

                            YEARS OF CREDITED PARTICIPATION
                ----------------------------------------------------------------
REMUNERATION       15           20           25            30             35
------------    --------     --------     --------     ----------     ----------
 $  350,000     $ 82,500     $110,000     $137,500     $  165,000     $  192,500
    400,000       94,300      125,700      157,100        188,600        220,000
    450,000      106,100      141,400      176,800        212,100        247,500
    500,000      117,900      157,100      196,400        235,700        275,000
    550,000      129,600      172,900      216,100        259,300        302,500
    600,000      141,400      188,600      235,700        282,900        330,000
    650,000      153,200      204,300      255,400        306,400        357,000
    700,000      165,000      220,000      275,000        330,000        365,000
    750,000      176,800      235,700      294,600        353,600        412,500
    800,000      188,600      251,400      314,300        377,100        440,000
    850,000      200,400      267,100      333,900        400,700        467,500
    900,000      212,100      282,900      353,600        424,300        495,000
    950,000      223,900      298,600      373,200        447,900        522,500
  1,000,000      235,700      314,300      392,900        471,400        550,000
  1,100,000      259,300      345,700      432,100        518,600        605,000
  1,200,000      282,900      377,100      471,400        565,700        660,000
  1,300,000      306,400      408,600      510,700        612,900        715,000
  1,400,000      330,000      440,000      550,000        660,000        770,000
  1,500,000      353,600      471,400      589,300        707,100        825,000
  1,600,000      377,100      502,900      628,600        754,300        880,000
  1,700,000      400,700      534,300      667,900        801,400        935,000
  1,800,000      424,300      565,700      707,100        848,600        990,000
  1,900,000      447,900      597,100      746,400        895,700      1,045,000
  2,000,000      471,400      628,600      785,700        942,900      1,100,000
  2,100,000      495,000      660,000      825,000        990,000      1,155,000
  2,200,000      518,600      691,400      864,300      1,037,100      1,210,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Tenneco Retirement Plan and the employee's average base salary during the final five years of credited participation in the Tenneco Retirement Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation under the Tenneco Retirement Plan (or any supplemental plan) For Messrs. Mead, Blakely, Dick and Stecko are 3, 14, 3 and 2, respectively. (See the paragraph below for additional information relating to Messrs. Mead, Dick and Stecko; and the "Summary Compensation Table" for salary and bonus information for Messrs. Mead, Blakely, Dick and Stecko).

  Pursuant to employment agreements with Messrs. Mead, Dick and Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangement" New Tenneco has agreed to pay Messrs. Mead, Dick and Stecko such supplemental payments (in addition to any benefits payable under New Tenneco's qualified and non-qualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with New Tenneco plus 14.6, 15 and 17 years, respectively, of credited service with each person's former employer, and on the compensation received from New Tenneco as salary and bonuses).

  New Tenneco provides Mr. Tetzlaff with an individual pension benefit. The benefit is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (See "Summary Compensation Table" for salary and bonus information on Mr. Tetzlaff).

 Compensation of Directors

  Following the Industrial Distribution, all directors who are not also officers of New Tenneco or its subsidiaries will each be paid a director's fee of $32,000 per annum and receive 300 restricted shares of New Tenneco Common Stock (discussed below) and each will be paid an attendance fee of $1,500 plus expenses for each meeting of the New Tenneco Board of Directors attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of New Tenneco Board will be paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees will be paid an additional fee of $4,000 per committee membership. Members of the Executive Committee will receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and an adjustment based upon changes in the Consumer Price Index For All Urban Households as computed by the Bureau of Labor Statistics, may be deferred at the election of the director until the earliest of (i) the year next following the date upon which he or she ceases to be a director of New Tenneco or (ii) the year selected by the director for commencement of payment of the deferred amount. The foregoing compensation structures and amounts are the same as currently apply to the Tenneco Board of Directors.

  During 1995, Tenneco had a retirement plan for directors who are not also officers of New Tenneco which provided retirement payments based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Prior to the Industrial Distribution, Tenneco eliminated this retirement plan, and increased the amount of restricted stock each director will receive each year in conjunction with their annual directors' fees. Messrs. Flawn, Harris and Johnson are vested under this prior retirement plan and, therefore, have the option to continue under such plan and to receive monthly payments upon retirement. This plan will be assumed by New Tenneco.

  Directors who are not also officers of New Tenneco will receive annually 300 restricted shares of New Tenneco Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture should the director cease to serve on the New Tenneco Board of Directors prior to the expiration of the restricted period that ends upon such director's normal retirement from the New Tenneco Board of Directors, unless such director is disabled, dies, or the Compensation and Benefits Committee of the New Tenneco Board of Directors, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

  It is anticipated that restricted shares of Tenneco Common Stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting.

 Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  Tenneco has an employment agreement and a supplemental pension agreement with Mr. Mead which will be continued by New Tenneco providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the New Tenneco Board of Directors) and the supplemental pension payments described above. Also, New Tenneco has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death or permanent disability, New Tenneco will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000.

  Tenneco also has an employment agreement with Mr. Dick which will also be continued by New Tenneco providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the New Tenneco Board of Directors). Also, New Tenneco has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death or permanent disability, New Tenneco will pay to Mr. Dick an amount equal to his annual salary.

  New Tenneco has an employment agreement with Mr. Stecko which will also be continued by New Tenneco providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the New Tenneco Board of Directors). Mr. Stecko is entitled to reimbursement for the cost of financial and estate planning up to $20,000 per year and to be provided a country club membership related to his performance as President and CEO of Tenneco Packaging. New Tenneco has also agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death or permanent disability, New Tenneco will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with New Tenneco's home purchase program. Additionally, in the event Mr. Stecko's employment is terminated within 3 years of the date of a change in control of Tenneco Packaging, New Tenneco will pay Mr. Stecko an amount equal to three times his base salary. The Transaction is not deemed to constitute a change in control of Tenneco Packaging under Mr. Stecko's employment agreement.

  New Tenneco will succeed to sponsorship of the Tenneco Benefits Protection Program (the "Benefits Protection Program") established by Tenneco to enable New Tenneco to continue to attract, retain and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of New Tenneco (as such term is defined in the Benefits Protection Program). The Benefits Protection Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Benefits Protection Program, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko would have become entitled to receive payments from New Tenneco in the amount of $5,175,000; $2,151,000; $1,860,000; $1,839,000; and $1,980,000, respectively, had their position been terminated on December 31, 1995, and, in addition, restricted shares held in the name of such individuals under Tenneco's restricted stock plans would have automatically reverted to Tenneco, and Tenneco would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid. The Transaction is not deemed to constitute a "Change in Control" for purposes of the Benefits Protection Program.

 Transactions with Management and Others

  During 1995 Tenneco and its subsidiaries paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of Tenneco, is a partner, approximately $9.4 million for legal services (pursuant to an agreement with Tenneco, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of Tenneco, and will not receive from Jenner & Block any part of the fees paid by Tenneco to that firm during such period he serves as General Counsel); and paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $31,000 for financial consulting services. All such transactions discussed above were in the ordinary course of business.

  Tenneco and certain of its subsidiaries held, as of December 31, 1995, approximately 21% of the outstanding common stock of Case, of which Mr. Mead is a director. During 1995, Tenneco received payments from Case of approximately $8.6 million in fixed charges for administrative and other services provided to Case by Tenneco and its subsidiaries. Additionally, a subsidiary of Tenneco paid Case approximately $11.8 million for retail receivable services. The fee for such services is based on the amount of outstanding receivables. Tenneco and Case have an agreement which provides for the allocation of obligations for income and franchise taxes with respect to Case and its subsidiaries for years preceding the 1994 reorganization and public offering of Case common stock.

  Certain executive officers of Tenneco are indebted to Tenneco, and upon consummation of the Industrial Distribution, will be indebted to the Company. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1996. The following sets forth the approximate aggregate amount outstanding as of September 30, 1996 (and is the largest aggregate amount outstanding during 1996): Robert T. Blakely, $404,000; Stacy S. Dick, $405,000; Barry R. Schuman, $404,000; Jack Lascar, $403,000; Mark A. McCollum, $405,000; Karen R. Osar, $404,000; Stephen J. Smith, $407,000; and Karl A.
Stewart, $410,000.

  Transactions involving Mr. McCoy are set out below under the caption "Compensation Committee Interlocks and Insider Participation."

 Compensation Committee Interlocks and Insider Participation

  Messrs. Andrews, Johnson, McCoy and Wharton are members of the Compensation and Benefits Committee of the Tenneco Board of Directors and each will serve as members of the Compensation and Benefits Committee of the New Tenneco Board of Directors.

  During 1995, an investment fund, of which a subsidiary of Tenneco owns 50%, paid approximately $558,000 to a subsidiary of Banc One Corporation, of which Mr. McCoy is a director and an executive officer, under a line of credit in an amount of approximately $10 million under which approximately $9.4 million is outstanding. Such line of credit is guaranteed 80% by a subsidiary of Tenneco and is due to mature in 1997. All such transactions involving Banc One Corporation were in the ordinary course of business.

 Benefit Plans Following the Industrial Distribution

  As described above, New Tenneco will succeed to sponsorship of two plans qualified under Section 401(a) of the Code: the Tenneco Retirement Plan and the Tenneco Thrift Plan. The Tenneco Retirement Plan is a defined benefit pension plan. The Tenneco Thrift Plan is a 401(k) plan with an employer matching contribution. New Tenneco will also succeed to sponsorship of the Tenneco Supplemental Executive Retirement Plan and Tenneco Benefit Equalization Plan, both of which are non-qualified plans designed to provide covered individuals with benefits which they would receive under the Tenneco Retirement Plan absent legal limitations. New Tenneco will also succeed to sponsorship of the Tenneco Benefits Protection Program as well as the Tenneco Inc. Deferred Compensation Plan and 1993 Deferred Compensation Plan, both of which are non-qualified deferred compensation plans.

  Prior to the consummation of the Industrial Distribution, New Tenneco will adopt the New Tenneco Stock Ownership Plan, which will be approved by Tenneco as the sole stockholder of New Tenneco. The New Tenneco Stock Ownership Plan will be substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and will provide for the grant of stock options, restricted stock, performance shares and other forms of awards. New Tenneco will adopt, and Tenneco will approve as its sole stockholder, an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.

CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of New Tenneco as of June 30, 1996, and unaudited pro forma capitalization of New Tenneco as of June 30, 1996, after giving effect to the transactions described in the "Unaudited Pro Forma Combined Financial Statements" of New Tenneco. The capitalization of New Tenneco should be read in conjunction with the Combined Financial Statements of New Tenneco, and notes thereto, the "Combined Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco, each contained elsewhere in this Prospectus.

                                                             NEW TENNECO
                                                         ---------------------
                                                            JUNE 30, 1996
                                                         ---------------------
                                                         HISTORICAL  PRO FORMA
                                                         ----------  ---------
                                                            (IN MILLIONS)
      Short-term debt:
       Allocated from Tenneco...........................   $  523(a)  $  --
       Other............................................        7         13
                                                           ------     ------
                                                              530         13
                                                           ------     ------
      Long-term debt:
       Allocated from Tenneco...........................    1,510(a)     --
       New Securities...................................      --       2,069(b)
       Other............................................       63         63
                                                           ------     ------
                                                            1,573      2,132
                                                           ------     ------
      Minority interest.................................      301        301
                                                           ------     ------
      Common stock......................................      --           2
      Paid-in capital...................................      --       2,986
      Retained earnings.................................      --         --
      Combined equity...................................    2,168        --
                                                           ------     ------
        Total equity....................................    2,168      2,988
                                                           ------     ------
      Total capitalization..............................   $4,572     $5,434
                                                           ======     ======

--------
(a) Represents debt allocated to New Tenneco from Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based on the portion of New Tenneco's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been generally to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt is reasonable; however, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment, nor debt that may be incurred by New Tenneco as a separate public entity.
(b) Represents the $1,950 million aggregate principal amount of New Securities assumed to be exchanged pursuant to the Exchange Offers, which will be recorded based on the fair value of the New Securities (estimated to be $2,069 million) upon consummation of the Exchange Offers. At this time, New Tenneco and Tenneco cannot determine the ultimate amount of Old Securities which will be exchanged by the applicable Tenneco Public Debt holders into New Securities pursuant to the Exchange Offers, and such amount could vary significantly. For purposes of the pro forma capitalization, it is assumed that 100% of the Old Securities are exchanged for New Securities pursuant to the Exchange Offers.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF NEW TENNECO

  The following Unaudited Pro Forma Combined Balance Sheet of New Tenneco as of June 30, 1996 and the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect: (i) the acquisition of Clevite in July 1996 and the acquisition of Amoco Foam Products in August 1996; (ii) the effect on New Tenneco of the Cash Realignment and Debt Realignment (including the Exchange Offers); (iii) the effect on New Tenneco of the Corporate Restructuring Transactions, and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of New Tenneco Common Stock as part of the Industrial Distribution. The "Combined Acquisitions" caption in the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995 also reflects the pro forma results of operations of Mobil Plastics prior to its acquisition in November 1995.

  The acquisitions of Clevite and Amoco Foam Products have been included in the accompanying Unaudited Pro Forma Combined Financial Statements for the respective periods under the caption "Combined Acquisitions." The Combined Acquisitions have been accounted for under the purchase method of accounting. As such, pro forma adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements to reflect a preliminary allocation of New Tenneco's purchase cost for the assets acquired and liabilities assumed as well as additional depreciation and amortization resulting from New Tenneco's purchase cost.

  The historical Combined Financial Statements reflect the financial position and results of operations for the Industrial Business whose net assets will be transferred to New Tenneco pursuant to the Corporate Restructuring Transactions, and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement. The accounting for the transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements of New Tenneco.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are unaudited and not necessarily indicative of the results that would have actually occurred if the transactions had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements of New Tenneco, and notes thereto, and the pre-acquisition Combined Financial Statements of Mobil Plastics, and notes thereto, included elsewhere herein. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements.

                                  NEW TENNECO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                                   (MILLIONS)

                                     COMBINED ACQUISITIONS
                                    -----------------------
                                                                   POST-
                            NEW                                 ACQUISITIONS TRANSACTION
                          TENNECO                PRO FORMA       PRO FORMA    PRO FORMA    PRO FORMA
                         HISTORICAL HISTORICAL* ADJUSTMENTS       COMBINED   ADJUSTMENTS   COMBINED
                         ---------- ----------- -----------     ------------ -----------   ---------
ASSETS
Current assets:
  Cash and temporary
   cash investments.....   $  129      $  2     $                  $  131      $    36 (e)  $  205
                                                                                    38 (f)
  Receivables...........      829        74                           903         (113)(a)   1,044
                                                                                   182 (b)
                                                                                   (48)(c)
                                                                                   120 (d)
  Inventories...........      820        46              6 (i)        872                      872
  Deferred income taxes.       28                                      28                       28
  Other current assets..      196         8                           204           (5)(c)     204
                                                                                     5 (e)
                           ------      ----     ----------         ------      -------      ------
   Total Current Assets.    2,002       130              6          2,138          215       2,353
                           ------      ----     ----------         ------      -------      ------
Goodwill and
 intangibles............      965                      384 (i)      1,349                    1,349
Other assets............      808         9                           817            9 (c)     836
                                                                                    10 (g)
Plant, property and
 equipment, net.........    2,748       148            144 (i)      3,040           39 (c)   3,079
                           ------      ----     ----------         ------      -------      ------
   Total Assets.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======
LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt.......   $  530      $        $      638 (i)     $1,168      $(1,155)(g)  $   13
  Payables..............      622        28                           650          (23)(a)     629
                                                                                     2 (b)
  Other current
   liabilities..........      558        76                           634           17 (c)     651
                           ------      ----     ----------         ------      -------      ------
   Total Current
    Liabilities.........    1,710       104            638          2,452       (1,159)      1,293
                           ------      ----     ----------         ------      -------      ------
Long-term debt..........    1,573         1                         1,574          558 (g)   2,132
Deferred income taxes...      451                       (5)(i)        446           13 (b)     459
Deferred credits and
 other liabilities......      320        53             30 (i)        403           41 (e)     444
Minority interest.......      301                                     301                      301
                           ------      ----     ----------         ------      -------      ------
  Total Liabilities.....    4,355       158            663          5,176         (547)      4,629
                           ------      ----     ----------         ------      -------      ------
Equity:
  Combined equity.......    2,168       129           (129)(i)      2,168          (90)(a)      --
                                                                                   167 (b)
                                                                                   (22)(c)
                                                                                   120 (d)
                                                                                    38 (f)
                                                                                   607 (g)
                                                                                (2,988)(h)
  Common Stock..........       --        --                            --            2 (h)       2
  Paid-in Capital.......       --        --                            --        2,986 (h)   2,986
  Retained Earnings.....       --        --                            --           -- (h)      --
                           ------      ----     ----------         ------      -------      ------
    Total Liabilities
     and Equity.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======

--------
  * Certain amounts have been reclassified to conform to New Tenneco's classification.

      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                  POST-
                             NEW                               ACQUISITIONS TRANSACTION
                           TENNECO                PRO FORMA     PRO FORMA    PRO FORMA     PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS     COMBINED   ADJUSTMENTS    COMBINED
                          ---------- ----------- -----------   ------------ -----------   -----------
Net Sales and Operating
 Revenues...............   $ 3,233      $272       $              $3,505      $           $     3,505
Other Income, Net.......        71        --                          71                           71
Costs and Expenses......     2,890       232             9 (j)     3,131                        3,131
                           -------      ----       -------        ------      -------     -----------
Income Before Interest
 Expense,
 Income Taxes and Minor-
 ity Interest...........       414        40            (9)          445                          445
Interest Expense........       100        12             7 (j)       119          (36)(k)          83
Income Tax Expense......       126         8            (1)(j)       133           14 (k)         147
Minority Interest.......        10                                    10                           10
                           -------      ----       -------        ------      -------     -----------
Income From Continuing
 Operations.............   $   178      $ 20       $   (15)       $  183      $    22     $       205
                           =======      ====       =======        ======      =======     ===========
Average number of common
 shares outstanding.....                                                                  170,351,740
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.20
                                                                                          ===========

--------
* Certain amounts have been reclassified to conform to New Tenneco's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                 POST-
                             NEW                              ACQUISITIONS TRANSACTION
                           TENNECO                PRO FORMA    PRO FORMA    PRO FORMA      PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS    COMBINED   ADJUSTMENTS     COMBINED
                          ---------- ----------- -----------  ------------ -----------    -----------
Net Sales and Operating
 Revenues...............    $5,221     $2,035       $            $7,256     $             $     7,256
Other Income, Net.......        39          6                        45                            45
Costs and Expenses......     4,588      1,888         17 (j)      6,493                         6,493
                            ------     ------       ----         ------     --------      -----------
Income Before Interest
 Expense,
 Income Taxes and Minor-
 ity Interest...........       672        153        (17)           808                           808
Interest Expense........       160        126          5 (j)        291         (125)(k)          166
Income Tax Expense......       231         19         (9)(j)        241           50 (k)          291
Minority Interest.......        23         --                        23                            23
                            ------     ------       ----         ------     --------      -----------
Income From Continuing
 Operations.............    $  258     $    8       $(13)        $  253     $     75      $       328
                            ======     ======       ====         ======     ========      ===========
Average number of common
 shares outstanding.....                                                                  173,995,941
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.89
                                                                                          ===========

--------
* Certain amounts have been reclassified to conform to New Tenneco's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect the settlement or capitalization of intercompany accounts receivable and payable with Tenneco affiliates pursuant to the Corporate Restructuring Transactions.

(b) To reflect the acquisition by New Tenneco of certain receivables from Tenneco Credit Corporation, a Tenneco affiliate, in connection with the Merger.

(c) To reflect the allocation between New Tenneco, Newport News and Tenneco of certain corporate assets and liabilities in connection with the Corporate Restructuring Transactions, the Distributions and the Merger.

(d) To reflect a $120 million receivable from El Paso pursuant to the Distribution Agreement and Merger Agreement for certain tax benefits to be realized as a result of the Debt Realignment.

(e) To reflect the transfer to New Tenneco of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited, a Tenneco affiliate, in connection with the Corporate Restructuring Transactions and the Merger.

(f) To reflect the cash contribution from Tenneco to New Tenneco pursuant to the Cash Realignment provisions of the Distribution Agreement and Merger Agreement. The contribution of cash between Tenneco and New Tenneco as part of the Cash Realignment may be adjusted by the sale of Energy Business receivables prior to the Merger Effective Time.

(g) To reflect adjustments to New Tenneco's indebtedness for the pre-Distribution restructuring and refinancing of debt pursuant to the Debt Realignment. If the Debt Realignment had been consummated on June 30, 1996, on a pro forma basis, New Tenneco would have had total long-term debt of $2,132 million, and short-term debt of $13 million. The total pro forma long-term debt includes $2,069 million of New Securities ($1,950 million aggregate principal amount) assumed to be exchanged in the Exchange Offers, which will be recorded based on the fair value of the New Securities, and $63 million of long-term debt of New Tenneco subsidiaries. At this time, New Tenneco and Tenneco cannot determine the ultimate amount of Old Securities which will be exchanged by the applicable Public Debt holders into New Securities pursuant to the Exchange Offers, and such amount could vary significantly. For purposes of these pro forma adjustments, it is assumed that 100% of the Old Securities are exchanged for New Securities pursuant to the Exchange Offers. Tenneco expects to incur an extraordinary charge as a result of the Debt Realignment. Tenneco estimates that this cost will be approximately $300 million after-tax based on current market rates of interest. Certain other costs will also be incurred in connection with the Corporate Restructuring Transactions and the Distributions which Tenneco estimates will be approximately $100 million after tax. The effect on New Tenneco's debt of these costs has been reflected in this pro forma adjustment. However, such charges have not been reflected in the pro forma income statement.

(h) To reflect the distribution of New Tenneco Common Stock to the holders of Tenneco Common Stock at an exchange ratio of one share of New Tenneco Common Stock for each share of Tenneco Common Stock.

(i) To reflect short-term debt issued to complete the Combined Acquisitions and the preliminary allocation of purchase price to the assets acquired and liabilities assumed related to the Combined Acquisitions. These purchase accounting adjustments for Clevite and Amoco Foam Products are based on preliminary estimates of fair values and will be adjusted when more complete evaluations of fair values are received. The preliminary allocations have been made solely for purposes of developing these Unaudited Pro Forma Combined Financial Statements.

(j) To reflect additional depreciation and amortization related to the Combined Acquisitions resulting from New Tenneco's purchase accounting adjustments, interest expense at an assumed rate of 5.90% on the debt issued to complete the acquisitions, and the related tax effects at an assumed effective tax rate of 40%. The excess of New Tenneco's purchase cost over the fair value of assets acquired and liabilities assumed is amortized over 40 years for Clevite and 30 years for Amoco Foam Products.

(k) To reflect the adjustment to interest expense, and related tax effects at an assumed effective tax rate of 40%, from the changes in the debt of New Tenneco pursuant to the Debt Realignment as discussed in (g) above. For purposes of this pro forma adjustment, the New Securities are assumed to bear interest at a weighted average annual effective interest rate of 7.5%. In addition, the pro forma adjustment to interest expense includes commitment fees on the unused borrowing capacity of the New Tenneco Credit Facility and amortization of deferred debt financing costs incurred in connection with the Exchange Offers and the New Tenneco Credit Facility. A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2.7 million, before the effect of income taxes.

(l) EBITDA, on a pro forma basis, was $603 million and $1,023 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.

                                  NEW TENNECO

                       COMBINED SELECTED FINANCIAL DATA

  The following combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of New Tenneco. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of New Tenneco. In the opinion of New Tenneco's management, the combined selected financial data of New Tenneco as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco and the Combined Financial Statements of New Tenneco, and notes thereto, included elsewhere herein.

                            SIX MONTHS
                          ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                          ----------------  -----------------------------------------------
                          1996(A)  1995(A)  1995(A)  1994(A)     1993(A)   1992       1991
(DOLLARS IN MILLIONS)     -------  -------  -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating
  revenues from
  continuing
  operations--
  Automotive............  $1,463   $1,263   $2,479   $1,989      $1,785   $1,763     $1,668
  Packaging.............   1,775    1,318    2,752    2,184       2,042    2,078      1,934
  Intergroup sales and
   other................      (5)      (4)     (10)      (7)         (7)      (5)        (5)
                          ------   ------   ------   ------      ------   ------     ------
   Total................  $3,233   $2,577   $5,221   $4,166      $3,820   $3,836     $3,597
                          ======   ======   ======   ======      ======   ======     ======
 Income from continuing
  operations before in-
  terest expense, income
  taxes and minority in-
  terest--
  Automotive............  $  163   $  134   $  240   $  223      $  222   $  237     $  188
  Packaging.............     256      244      430      209         139      221        139(c)
  Other.................      (5)      --        2       24          20        7          3
                          ------   ------   ------   ------      ------   ------     ------
   Total................     414      378      672      456         381      465        330
 Interest expense (net
  of interest
  capitalized)..........     100       74      160      104         101      102        111
 Income tax expense.....     126      124      231      114         115      154         80
 Minority interest......      10       12       23       --          --       --         --
                          ------   ------   ------   ------      ------   ------     ------
 Income from continuing
  operations............     178      168      258      238         165      209        139
 Loss from discontinued
  operations, net of
  income tax............      --       --       --      (31)         (7)      (7)       (12)
 Cumulative effect of
  changes in accounting
  principles, net of
  income tax............      --       --       --       (7)(d)      --      (99)(d)     --
                          ------   ------   ------   ------      ------   ------     ------
 Net income.............  $  178   $  168   $  258   $  200      $  158   $  103     $  127
                          ======   ======   ======   ======      ======   ======     ======
BALANCE SHEET DATA(B):
 Total assets...........  $6,523   $4,430   $6,117   $3,940      $3,029   $2,812     $2,792
 Short-term debt(e) ....     530      205      384      108          94      182        758
 Long-term debt(e) .....   1,573    1,246    1,648    1,039       1,178    1,675      1,555
 Minority interest......     301      297      301      301           1        1          2
 Combined equity........   2,168    1,163    1,852      987         533      (87)      (553)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............  $  199   $   (9)  $  489   $  571      $  324   $  121     $  503
 Net cash provided
  (used) by investing
  activities............    (340)    (206)  (2,041)    (303)       (152)     (78)      (237)
 Net cash provided
  (used) by financing
  activities............     169      (52)   1,297       50        (165)     (41)      (251)
 Capital expenditures
  for continuing
  operations............     263      179      562      280         217      159        202
OTHER DATA:
 EBITDA(f)..............  $  551   $  458   $  845   $  598      $  518   $  595     $  463
 Ratio of earnings to
  fixed charges(g) .....     2.9      3.4      2.8      3.2         2.9      3.4        2.4

-------
(a)For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see New Tenneco's "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein.
                                                       (Continued on next page)

(Continued from previous page)
(b) During 1995 and 1994, the Automotive and Packaging operating segments of New Tenneco each completed several acquisitions, the most significant of which was Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements of New Tenneco, included elsewhere herein, for further information on New Tenneco's acquisitions.
(c)Includes a gain of $42 million recorded by the Packaging operating segment related to the sale of three short-line railroads.
(d) In 1994, New Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits". In 1992, New Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(e) Historical amounts include debt allocated to New Tenneco from Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based upon the ratio of New Tenneco's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by New Tenneco as a separate public entity. See the Combined Financial Statements of New Tenneco, and notes thereto, included elsewhere herein.
(f) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.
(g) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, preferred stock dividend requirements of subsidiaries, the portion of rental expense considered representative of the interest factor and capitalized interest. The historical ratios are based upon the amount of interest expense on corporate debt allocated to New Tenneco by Tenneco as discussed in (e) above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following review of New Tenneco's financial condition and results of operations should be read in conjunction with the Combined Financial Statements of New Tenneco, and notes thereto, presented on pages F-3 to F-27. Reference is made to the "Basis of Presentation" section of Note 1 to such Combined Financial Statements for the definition of "New Tenneco" as utilized herein.

PROPOSED MERGER WITH EL PASO

  In the first quarter of 1996, Tenneco announced its intention to focus Tenneco on its automotive parts and packaging businesses. This strategic action included the spin-off of the Shipbuilding Business to the holders of Tenneco Common Stock and the development of options to separate the Energy Business from the Industrial Business. On June 19, 1996, Tenneco announced that it signed a definitive agreement to merge a subsidiary of El Paso into Tenneco. Prior to the Merger, Tenneco will effect the Industrial Distribution and the Shipbuilding Distribution.

  The Merger represents a total value for Tenneco stockholders of approximately $4 billion which includes:

  . New shares of El Paso equity valued at approximately $750 million (subject to the effect of a collar on the market price of El Paso Common Stock issuable in connection with the Merger).

  . Assumption by El Paso of $2.65 billion (subject to certain adjustments) of Tenneco Energy Consolidated Debt and Tenneco Junior Preferred Stock.

  . Other payments and certain liability retentions by El Paso which El Paso estimated at an aggregate of approximately $600 million.

  Consequently, after the Transaction is consummated, current holders of Tenneco Common Stock will hold shares of Newport News, New Tenneco (to be renamed Tenneco Inc.) and El Paso. New Tenneco would then consist of two industrial manufacturing businesses, Tenneco Packaging and Tenneco Automotive, both of which reported record earnings and revenues in 1995, and TBS, New Tenneco's administrative services unit.

  . Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  . Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  . TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  The consummation of the Transaction is conditioned upon approval thereof by Tenneco stockholders. In addition, the consummation of the Transaction is conditioned upon receipt of a favorable ruling by the IRS that the spin-offs of Newport News and New Tenneco will be tax-free for federal income tax purposes to Tenneco and its stockholders, which ruling was issued on October 30, 1996. The consummation of the Transaction is also subject to the satisfaction or waiver of a number of other conditions as described under "The Distributions--Conditions to Consummation of the Distributions."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

1996 STRATEGIC ACTIONS

  In the second quarter of 1996, New Tenneco continued its strategy to redeploy capital to faster-growing, more profitable and less cyclical business operations. In June, Tenneco Packaging and Caraustar entered into an agreement to jointly operate clay-coated recycled paperboard mills in Rittman, Ohio and Tama, Iowa and a recovered fiber recycling and brokerage business with operations in Rittman and Cleveland, Ohio. Tenneco Packaging sold these assets to the joint venture for cash and an equity ownership position in the new venture. This strategic action resulted in a pre-tax gain of $50 million.

  In addition, New Tenneco initiated several other strategic actions:

  . In early 1996, Tenneco Automotive acquired two ride control companies, National Springs, the largest manufacturer of automotive coil and leaf springs in Australia and New Zealand, and ATESO s.a., one of the largest automotive equipment manufacturing groups in the Czech Republic, for an aggregate of $31 million.

  . In July 1996, Tenneco Automotive acquired Clevite for approximately $330 million. Clevite is a leading North American original equipment manufacturer of automotive vibration control components, including bushings and engine mounts for the auto, light truck and heavy truck markets. Clevite will be integrated into Monroe to form an operation with the ability to design, manufacture, test and sell a complete automotive suspension system.

  . In June 1996, Tenneco Packaging announced that it had reached an agreement to acquire the stock of Amoco Foam Products for $310 million. Amoco Foam Products manufactures expanded polystyrene tableware, including cups, plates and carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry and industrial products for residential and commercial construction applications. The transaction closed in August 1996.

  . In August 1996, Tenneco Automotive acquired Luis Minuzzi e Hijos
    ("Minuzzi"), an Argentinian exhaust system manufacturer. The acquisition will establish Walker's presence in the rapidly growing Argentinean and South American automobile markets.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  New Tenneco's income from continuing operations for the 1996 first half of $178 million improved by six percent compared with $168 million in the first half of 1995 due to improved results from both Tenneco Packaging (which included the $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a joint venture) and Tenneco Automotive, all of which are discussed below.

NET SALES AND OPERATING REVENUES

                                                                  SIX MONTHS
                                                                  ENDED JUNE
                                                                      30,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $1,463  $1,263
      Tenneco Packaging.........................................  1,775   1,318
      Intergroup sales and other................................     (5)     (4)
                                                                 ------  ------
                                                                 $3,233  $2,577
                                                                 ======  ======

  New Tenneco's revenues for the first six months of 1996 increased $656 million or 25 percent, and benefited from higher sales volumes in the automotive business along with revenues from recent acquisitions. The results of each business group are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                   SIX MONTHS
                                                                   ENDED JUNE
                                                                       30,
                                                                  --------------
                                                                   1996    1995
                                                                  ------  ------
                                                                   (MILLIONS)
      Tenneco Automotive......................................... $  163  $  134
      Tenneco Packaging..........................................    256     244
      Other......................................................     (5)     --
                                                                  ------  ------
                                                                  $  414  $  378
                                                                  ======  ======

  New Tenneco's operating income for the first half of 1996 increased by $36 million compared with the 1995 period. Tenneco Automotive benefited from improved results in both the exhaust and ride control operations. Also, Tenneco Packaging recognized a gain from the sale of the recycled paperboard mills to a joint venture of $50 million in New Tenneco's 1996 second quarter. The results of each segment are discussed in detail below.

TENNECO AUTOMOTIVE

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,463 $1,263
      Operating income............................................    163    134

  Tenneco Automotive's revenues increased in both the exhaust and ride control operations. Revenues for exhaust increased 16 percent to $847 million. North American and European original equipment volumes were up, contributing $84 million in additional revenues driven by a record number of new product launches and new vehicle production. Exhaust aftermarket volumes also increased primarily due to the third quarter 1995 acquisition of Fonos. Fonos added $22 million in revenue in the first half of 1996.

  Ride control reported an increase in revenues of $83 million or 16 percent. Ride control's North American aftermarket revenues increased 13 percent as a result of new customers and consumer response to aggressive marketing programs. The European original equipment revenues improved $25 million driven by new vehicle production. Revenues in Australia increased $10 million as a result of the 1996 acquisition of National Springs.

  Exhaust's operating income for the 1996 first half improved 30 percent to $74 million primarily due to increased volumes, which contributed $10 million, and improved manufacturing efficiencies. Ride control's operating income increase of $12 million was due primarily to higher sales volumes and product mix.

OUTLOOK

  Tenneco Automotive's aggressive acquisition and business initiative strategy is helping it to maintain its market leadership positions around the world. New Tenneco has committed substantial resources to improve and expand production capacity, expand existing businesses and enter new markets in order to serve its customers throughout the world. During the first half of 1996, Tenneco Automotive announced an exhaust system joint venture in China and the acquisition of Clevite. The Clevite acquisition is expected to produce positive results immediately, impacting the second half of 1996. In addition, Tenneco Automotive continues to develop business opportunities in emerging markets such as China, India, Eastern Europe, and Latin America. Tenneco Automotive expects the North American aftermarket to remain at 1995 activity levels for the remainder of 1996. Original equipment volumes are expected to increase as a result of the high level of new product launches undertaken in 1995 and early 1996 and continued interest by original equipment customers in hydroforming technology. New Tenneco believes it is well positioned to respond to the many changes currently underway in the original equipment market.

TENNECO PACKAGING

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,775 $1,318
      Operating income............................................    256    244

  Tenneco Packaging's operating income was $256 million in the first half of 1996 compared with $244 million in the prior year period. The results for the 1996 first half included a $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a new joint venture between Tenneco Packaging and Caraustar. The results were also driven by a strong performance from its plastics business. The recently acquired plastics business contributed $73 million in operating income on revenues of $516 million for the first half of 1996.

  In Tenneco Packaging's paperboard business, revenues were down $75 million to $903 million compared with the 1995 first half. Operating income in the paperboard business declined $107 million to $98 million compared with the 1995 first half, excluding the 1996 second quarter $50 million pre-tax gain on the sale of assets to the joint venture with Caraustar. 1995 acquisitions contributed $88 million to revenues and $5 million to operating income in 1996. Excluding acquisitions, lower volume and price realization resulted in $157 million in lower revenues and $100 million in lower operating income for the paper board business. The 1996 operating income was also reduced by a $14 million cost related to downtime at mills taken to match inventories to market demand. In addition, the first half of 1995 included a $14 million gain on the sale of a mill in North Carolina.

  Revenues in Tenneco Packaging's specialty packaging business increased $532 million to $872 million compared with the 1995 first half, primarily as a result of the recently acquired plastics business which provided $516 million of this improvement.

  The specialty packaging business earned $108 million in operating income for the 1996 first half, an $83 million increase compared with the 1995 first half results. Operating income from the plastics business acquired in November 1995 contributed $73 million to this increase. The plastics, aluminum and molded fiber units also continued to improve due to lower raw material cost of aluminum and lower operating cost as a result of productivity improvements. Plastics volumes improved 5 percent for the first half of 1996 and demand continued to be strong.

OUTLOOK

  Tenneco Packaging anticipates strong revenue growth in the second half of 1996 in the specialty packaging unit. Tenneco Packaging will continue to make strong progress in lessening the effects on it of cyclicality in the paperboard industry as shown in the first half of 1996. The Amoco Foam Products acquisition, which was finalized in the third quarter, will be beneficial to building the specialty packaging product lines. In addition, Tenneco Packaging continues to achieve productivity improvements, to streamline manufacturing, and to obtain benefits from the recent restructuring in the molded fiber and aluminum product operations.

OTHER

  New Tenneco's other operations reported an operating loss of $5 million during the first half of 1996 compared with breakeven in the 1995 first half. This decrease in operating income resulted from decreased interest income resulting from lower cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense has been allocated to New Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based upon the ratio of New Tenneco's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7 percent, 8.3 percent and 7.4 percent for 1995, 1994 and 1993, respectively. Although interest expense, and the related tax effects, have been allocated to New Tenneco for financial reporting on a historical basis, New Tenneco has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of New Tenneco's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment nor debt and interest that may be incurred by New Tenneco as a separate public company. For additional information, see "Debt and Cash Realignment."

  Interest expense increased from $74 million in the 1995 first half to $100 million in the 1996 first half. The increase was primarily attributable to higher levels of allocated corporate debt. Interest capitalized was $5 million for the 1996 first half compared with $1 million for the prior year period.

INCOME TAXES

  Income tax expense for the first half of 1996 was $126 million compared with $124 million for the 1995 first half. The effective tax rate for the first half of 1996 was 40 percent compared with 41 percent in the prior year first half.

  In connection with the Industrial Distribution, the current tax sharing agreement will be cancelled and New Tenneco will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, New Tenneco will be liable for taxes imposed on New Tenneco and its affiliates engaged in the automotive and packaging businesses. In the case of federal income taxes imposed on the combined activities of the consolidated group, New Tenneco and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

CHANGE IN ACCOUNTING PRINCIPLES

  New Tenneco adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on New Tenneco's financial position or results of operations.

  In June 1996, the Financial Accounting Standards Board issued FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
      CASH PROVIDED (USED) BY:                               1996      1995
      ------------------------                             --------  --------
                                                              (MILLIONS)
      Operating activities................................ $    199  $     (9)
      Investing activities................................     (340)     (206)
      Financing activities................................      169       (52)

  New Tenneco's operating results, combined with proceeds from sales of assets and businesses, contributions from Tenneco and short-term borrowings, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for the first six months of 1996 increased due to higher income from operations and improvements in working capital. Working capital improved $147 million compared with the 1995 first half primarily due to lower inventories and New Tenneco's working capital initiatives. Inventories dropped as a result of downtime taken at the mills to keep inventories in line and higher exhaust and ride control revenues driven by new vehicle production.

Investing Activities

  New Tenneco invested $263 million in capital expenditures in its existing businesses during the first half of 1996. Capital expenditures during the first six months of 1996 included $84 million for Tenneco Automotive, $155 million for Tenneco Packaging and $24 million related to New Tenneco's other operations. For Tenneco Packaging, these expenditures related to the paper machine upgrade at the Counce, Tennessee mill and the expansion of specialty packaging facilities. Capital expenditures were $179 million for continuing operations during the first half of 1995.

Financing Activities

  Cash provided by financing activities was $169 million during the first six months of 1996, compared with cash used by financing activities of $52 million for the same period in the previous year. New Tenneco had a net decrease in short-term debt of $23 million in the first six months of 1996 compared to $2 million for the same period in 1995. New Tenneco also received $200 million in cash contributions from Tenneco in the first six months of 1996 compared to a $39 million cash contribution to Tenneco in the first six months of 1995. See "Liquidity" below for further discussion of cash contributions to and from Tenneco.

CAPITALIZATION

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (MILLIONS)
Short-term debt and current maturities....................  $  530     $  384
Long-term debt............................................   1,573      1,648
Minority interest.........................................     301        301
Combined equity...........................................   2,168      1,852
                                                            ------     ------
Total capitalization......................................  $4,572     $4,185
                                                            ======     ======

  Debt increased $71 million at June 30, 1996 compared with December 31, 1995 primarily due to higher levels of allocated debt. For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  The increase in New Tenneco's plant, property and equipment and receivables balances at June 30, 1996 when compared to December 31, 1995 is the result of the acquisitions of ATESO and National Springs by Tenneco Automotive and capital expenditures in the first half of 1996, as well as an increase in receivables due to higher sales revenues from those acquisitions in the first half of 1996.

LIQUIDITY

  Historically, New Tenneco's excess net cash flows from operating and investing activities have been used by its parent, Tenneco, to meet consolidated debt and other obligations. Conversely, when New Tenneco's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund New Tenneco's obligations. Also, depending on market and other conditions, New Tenneco has utilized external sources of capital to meet specific funding requirements. Management of New Tenneco believes that cash flows from operations will generally be sufficient to meet future capital requirements. However, during 1995, New Tenneco received on a net basis $1.3 billion from Tenneco primarily to fund its strategic acquisitions discussed below.

  Prior to the Transaction as discussed under the caption "Proposed Merger with El Paso," Tenneco intends to initiate a realignment of its existing indebtedness. As part of the Debt Realignment, New Securities will be offered in exchange for certain issues of Public Debt. Tenneco will initiate tender offers for other Public Debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, New Tenneco (which may declare and pay a dividend to Tenneco, as discussed below) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the Debt Realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and New Tenneco will have responsibility for any remaining Tenneco Energy Consolidated Debt.

  New Tenneco will enter into the New Tenneco Credit Facility, a portion of which may be borrowed by New Tenneco and distributed to Tenneco as a dividend for use by Tenneco in retiring certain of the Tenneco Energy Consolidated Debt. The remainder of the New Tenneco Credit Facility, along with cash flows from operations, will be available by New Tenneco to fund its future financing needs including working capital and possible acquisitions.

  For additional information, see "Debt and Cash Realignment" and "Description of New Tenneco--New Tenneco Credit Facility."

ENVIRONMENTAL MATTERS

  New Tenneco and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' cleanup experience and data released by the United States Environmental Protection Agency ("EPA") or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the financial statements.

  At July 1, 1996, New Tenneco had been designated as a potentially responsible party in 12 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain of these sites, New Tenneco is fully indemnified by third parties. With respect to certain other of these sites, New Tenneco has sought to resolve its liability through settlements which provide for payments of New Tenneco's allocable share of the remediation costs. For the remaining sites, New Tenneco has estimated its share of the remediation costs to be between $3 million and $23 million or .003 percent to
 .020 percent of the total remediation costs for those sites and has provided reserves it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, New Tenneco's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that New Tenneco could be required to pay in excess of its pro rata share of remediation costs. New Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in New Tenneco's determination of its estimated liability. New Tenneco believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste disposal sites referenced above will not be material to its financial position or results of operations.

RESULTS OF OPERATIONS FOR THE YEARS 1995, 1994 AND 1993

1995 STRATEGIC ACTIONS

  New Tenneco acquired or announced intentions to acquire several new businesses during 1995, as part of its strategy to redeploy capital to less cyclical, higher-growth businesses, including:

  . On November 17, 1995 Tenneco Packaging acquired Mobil Plastics, which is one of the largest North American producers of polyethylene and polystyrene packaging, for $1.3 billion. Its consumer products are marketed under the Hefty(R), Kordite(R), Baggies(R) and Hefty OneZip(TM) brand names. The acquired plastics business is also a leader in polystyrene foam packaging, thermoformed polystyrene packaging and polyethylene film products for food service and industrial consumers. In addition to this acquisition, during 1995 Tenneco Packaging acquired two plastics packaging operations in the United Kingdom for an aggregate of $25 million, making Tenneco Packaging a leading supplier of single-use, thermoformed plastic packaging in that market.

  . During 1995 Tenneco Packaging also completed eight acquisitions in the paperboard packaging business for an aggregate of $171 million in cash, notes and Tenneco Common Stock. Four of these acquisitions are in enhanced graphics which helps reduce sensitivity to raw material prices and offers greater opportunities to add value. Tenneco Packaging also acquired Hexacomb, one of the world's largest suppliers of paper honeycomb products, for $58 million. These acquisitions present many opportunities for internal and external synergies.

  . During 1995 Tenneco Automotive acquired an exhaust company in Spain and a catalytic converter company in the United States for an aggregate of $40 million and entered into two ride control joint ventures in India and China for an aggregate of $14 million.

RESULTS OF OPERATIONS--YEARS 1995 AND 1994

  New Tenneco's income from continuing operations in 1995 of $258 million increased by 8 percent compared with $238 million in 1994 due to improved results from both Tenneco Packaging and Tenneco Automotive, as discussed below.

  In 1994, New Tenneco recorded a loss of $31 million from the discontinued operations of Tenneco Automotive's brakes operations. Also, 1994 results included a charge of $7 million for the adoption of a new accounting principle, FAS No. 112, "Employers' Accounting for Postemployment Benefits." No similar costs were incurred in 1995.

NET SALES AND OPERATING REVENUES

                                                                  1995    1994
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $2,479  $1,989
      Tenneco Packaging.........................................  2,752   2,184
      Intergroup sales and other................................    (10)     (7)
                                                                 ------  ------
                                                                 $5,221  $4,166
                                                                 ======  ======

  New Tenneco's 1995 revenues increased $1,055 million, or 25 percent and benefited from strong market conditions in its automotive and packaging businesses along with revenues from acquisitions made in late 1994 and 1995. The results of each segment are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                     1995  1994
                                                                     ----- -----
                                                                     (MILLIONS)
      Tenneco Automotive............................................ $ 240 $ 223
      Tenneco Packaging.............................................   430   209
      Other.........................................................     2    24
                                                                     ----- -----
                                                                     $672  $ 456
                                                                     ===== =====

  New Tenneco's 1995 operating income increased by $216 million, or 47 percent compared with 1994. Tenneco Packaging benefited from favorable market conditions in the packaging industry and Tenneco Automotive improved as European original equipment and aftermarkets both performed well. The results of each segment are discussed in detail below.

  Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

  . Pre-tax gains on sales of assets and businesses of $15 million in 1995
    (primarily a mill in North Carolina) compared with gains of $5 million in 1994.

  . Reserves established in 1995 of $30 million for restructuring at Tenneco
    Packaging's molded fiber and aluminum foil packaging operations.

  . Charges in 1994 of $22 million at Tenneco Automotive for a plant closing in Ohio and consolidations in Europe associated with the acquisition of Gillet, the German exhaust manufacturer.

TENNECO AUTOMOTIVE

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,479 $1,989
   Operating income...............................................    240    223

  Revenues from Tenneco Automotive's exhaust operations increased during 1995 by $392 million to $1,466 million. Eighty-eight percent, or $346 million of this increase resulted from revenues at Gillet. European original equipment volumes were up significantly in 1995 where Gillet is the leading original equipment manufacturer of exhaust components. European exhaust business revenues were also stronger in the aftermarket. Of the 23% increase in European aftermarket revenues, $14 million resulted from volume increases and $10 million from the acquisition of Fonos while positive foreign exchange rate movements contributed $28 million. North American exhaust revenues declined slightly in 1995. The 7 percent decrease in the North American aftermarket was caused by an unusually mild winter in the northeast and midwest which slowed automotive parts replacement rates. In addition, the U.S. automakers' continued migration toward stainless steel exhaust systems has negatively impacted North American aftermarket revenues. The aftermarket decrease was partially offset by increased original equipment unit volumes, resulting in a $15 million increase in revenues, due to increased demand for light truck and sport-utility vehicle exhaust systems.

  Operating income for the exhaust operations increased during 1995 by $14 million to $114 million. The 1994 operating income included a $5 million charge recorded for a plant closing and a $17 million charge related to plant consolidations as part of the Gillet acquisition. The Gillet operations contributed $16 million to operating income in 1995. The remainder of the operating income change in 1995 is due primarily to a high level of costs related to new product launches. Tenneco Automotive's exhaust business launched 50 products for 1996 model year vehicles in 1995, more than twice the normal levels which adversely affected 1995 earnings. In connection with the new product launches, Tenneco Automotive incurred additional costs of $10 million in 1995 including those related to a new process, hydroforming. Hydroforming is a liquid, high-pressure process for bending and shaping metal parts in ways not feasible using traditional manufacturing technology.

  Revenues from Tenneco Automotive's ride control operations increased during 1995 by $98 million to $1,013 million. Fifty-seven percent or $56 million of this increase resulted from increased original equipment volumes in North America and Europe. Original equipment volumes increased due to higher demand for light truck and sport-utility vehicles in North America and improved economic conditions in Europe. An increase in aftermarket revenues in Europe more than offset the decrease in North American aftermarket revenues which declined due to the overall decline in the North American aftermarket.

  Operating income for the ride control operations increased in 1995 by $3 million to $126 million. The increased revenues in 1995 did not result in higher operating income primarily due to increased costs associated with the large number of new product launches for 1996 model year vehicles. These 18 launches, a significant increase over 1994 launches, adversely affected 1995 earnings.

  Tenneco Automotive's margins decreased to 9.7 percent from 11.2 percent in 1994. North American margins decreased to 10.2 percent in 1995 compared with
12.1 percent in 1994 due to higher costs related to new product launches and lower North American aftermarket sales volumes. European operations margins improved to 8.1 percent from 7.8 percent as a result of improved economic conditions in Europe and higher earnings associated with the Gillet acquisition.

TENNECO PACKAGING

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,752 $2,184
   Operating income...............................................    430    209

  Tenneco Packaging's paperboard operations experienced excellent results during 1995. Revenues were up $399 million to $1,928 million in 1995, primarily as a result of strong pricing improvements in linerboard prices during 1995 that began in late 1994 and continued to drive the paperboard business until the end of 1995. As a result of the move into higher margin graphics and specialty corrugated segments, Tenneco Packaging realized higher revenues on comparable volumes. In addition, strong industry demand for linerboard and corrugated products served to substantially increase prices for those products in 1995 and contributed to record revenues.

  Operating income in the paperboard operations improved by $260 million to $399 million in 1995. This improvement includes the 1995 pre-tax gain of $14 million on the sale of a recycled medium mill in North Carolina. Effective mix management allowed Tenneco Packaging to absorb rapidly rising raw material prices for corrugated products while posting increased margins. Additionally, Tenneco Packaging continued to post new productivity gains, especially in the operation of its containerboard mills, resulting in record operating margins in 1995.

  Revenues in Tenneco Packaging's specialty packaging operations increased by $169 million to $824 million during 1995. Revenues of $106 million from the recently acquired plastics business (November 1995) are included in the results of the specialty packaging business. The remainder of the revenue increase over 1994 resulted from price realizations in the aluminum product line.

  The specialty packaging business earned $31 million in operating income in 1995, a $39 million decrease compared with 1994 results. Specialty packaging recorded a restructuring charge of $30 million in 1995 for its molded fiber and aluminum foil packaging operations and recognized income from the recently acquired plastics business of $15 million. Excluding these two items, the decline in operating income for specialty packaging resulted from 20 percent raw material cost increases that more than offset the positive effects of the pricing increases initiated during the year. The major contributors to the raw material cost increases were higher prices for polystyrene, aluminum and old newspaper. However, these prices declined during the second half of the year.

OTHER

  New Tenneco's other operations reported operating income of $2 million during 1995. During 1994, other operations reported operating income of $24 million. This decrease in operating income resulted from lower interest income on temporary cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  New Tenneco's interest expense in 1995 was $160 million compared with $104 million in 1994. The higher interest expense in 1995 compared to 1994 is principally due to higher levels of allocated corporate debt. Interest capitalized was $5 million in 1995 compared with $2 million in 1994 due to higher levels of capital spending in 1995. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."

MINORITY INTEREST

  Minority interest of $23 million in 1995 related to dividends on preferred stock of a U.S. subsidiary which was issued in December 1994.

INCOME TAXES

  Income tax expense for 1995 was $231 million compared with $114 million in 1994. New Tenneco's effective tax rate was 45 percent in 1995, compared with 32 percent in 1994.

  The increased tax expense in 1995 was primarily from higher pre-tax income and higher foreign tax expense. In 1994, New Tenneco recorded tax benefits from the realization of deferred tax assets resulting from consolidation of New Tenneco's German operations.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million, resulted from the sale of Tenneco Automotive's brakes business. The loss on the sale of the brakes business was $26 million, net of income tax benefit of $15 million. Net loss in 1994 from the brakes operations was $5 million, net of income tax benefit of $5 million.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, New Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. As a result of adopting this statement, an after-tax charge of $7 million was recorded in 1994.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. New Tenneco has elected to continue to use the current method of accounting for stock issued to employees. Consequently, FAS No. 123 will have no impact on New Tenneco's consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

      CASH PROVIDED (USED) BY:                                    1995   1994
      ------------------------                                   ------  ----
                                                                 (MILLIONS)
      Operating activities...................................... $  489  $571
      Investing activities...................................... (2,041) (303)
      Financing activities......................................  1,297    50

  New Tenneco's operating results, combined with proceeds from sales of assets and businesses, and supplemented by contributions from Tenneco, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for 1995 declined compared with 1994 primarily due to the build up of paperboard inventories at Tenneco Packaging as a result of a planned mill shut-down in Counce, Tennessee in early 1996 and a net increase in other working capital balances.

Investing Activities

  Cash used for business acquisitions during 1995 totaled approximately $1.5 billion. The largest single transaction was the acquisition of Mobil Plastics by Tenneco Packaging for $1.3 billion, which was financed by a cash contribution from Tenneco. Also, Tenneco Packaging and Tenneco Automotive made other key acquisitions during the year. Further, New Tenneco invested $562 million in capital expenditures in its existing businesses during the year. Capital expenditures during the year included $208 million for Tenneco Automotive, $316 million for Tenneco Packaging and $38 million related to New Tenneco's other operations. For Tenneco Packaging, these expenditures included $60 million for a paper machine addition at the Counce, Tennessee mill as well as $33 million for a new container plant in Salt Lake City, Utah. Tenneco Automotive's capital spending included $22 million related to new product launches in plants related to Gillet, which Tenneco Automotive acquired in 1994 for $44 million, and $24 million for expanding a key exhaust plant and distribution center. Capital expenditures increased in 1995 compared with the prior year in all businesses. Net proceeds from sales of businesses and assets during 1995 were $56 million, which included the $30 million proceeds from the sale of a mill in North Carolina.

Financing Activities

  Cash flows from financing activities was $1.3 billion in 1995 and primarily included a $1.3 billion cash contribution from Tenneco for the acquisition of Mobil Plastics in November 1995. Cash provided from financing activities during 1994 was $50 million. In December 1994 Tenneco sold a 25 percent preferred stock interest in a subsidiary which resulted in net cash proceeds of $293 million. This was included in the balance sheet as minority interest at December 31, 1994. Furthermore, in 1994 New Tenneco had a net decrease in short-term debt of $94 million and retired $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995--Liquidity" for further discussion of cash contributions to and from Tenneco.

CAPITALIZATION

                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
      Short-term debt and current maturities..................... $  384 $  108
      Long-term debt.............................................  1,648  1,039
      Minority interest..........................................    301    301
      Combined equity............................................  1,852    987
                                                                  ------ ------
      Total capitalization....................................... $4,185 $2,435
                                                                  ====== ======

  For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  As a result of the acquisition of Mobil Plastics in November 1995 for $1.3 billion and other acquisitions made by New Tenneco in 1995, New Tenneco's plant, property and equipment, goodwill and intangibles, inventories and receivables increased at December 31, 1995 when compared to December 31, 1994.

RESULTS OF OPERATIONS--YEARS 1994 AND 1993

NET SALES AND OPERATING REVENUES

  Revenues for 1994 were $4.17 billion, up from $3.82 billion in 1993. Tenneco Automotive revenues were $1,989 million, a $204 million, or an 11 percent increase, compared with 1993 primarily due to increased new vehicle production in North America and an improving European economy. Aftermarket revenues also benefited from the introduction of Monroe's new premium ride control product, Sensa-Trac(R). A major trade and consumer promotion in North America of the new Sensa-Trac(R) products helped lead to an 11 percent increase in revenues for the ride control replacement business worldwide. Packaging revenues increased $142 million, or seven percent, to $2.18 billion in 1994, as prices in the paperboard business recovered from the seven-year low reached in the third quarter of 1993.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

  Operating income was $456 million for 1994. This was an improvement of $75 million compared with 1993's operating income of $381 million. Excluding gains from asset sales and other special items including plant consolidations, 1994 operating income increased $126 million, or 36 percent, compared with 1993 primarily due to improved pricing in Tenneco Packaging's containerboard business.

  Tenneco Automotive operating income for 1994 was $223 million, compared with $222 million in 1993. The 1994 operating income included a $17 million charge for plant consolidations in Europe associated with acquiring Gillet and a $5 million charge taken in the second quarter for closing a plant in Ohio. Excluding special items, operating income increased $23 million, or 10 percent, compared with 1993. This increase is a result of higher volumes in North America and Europe and was partially offset by higher costs for new product development and new facility start-up.

  Tenneco Automotive's margins were 11.2 percent in 1994 compared with 12.4 percent in 1993. North American margins decreased to 12.1 percent in 1994 compared with 13.6 percent in 1993 due to higher costs related to new product development and new facility start-up. European operations margins decreased to 7.8 percent from 9.5 percent as a result of costs for plant consolidations associated with the Gillet acquisition.

  In November 1994, Tenneco Automotive acquired Gillet for $44 million in cash and $69 million in assumed debt. Gillet is the leading manufacturer of original equipment exhaust systems and components for European automakers.

  Tenneco Packaging's operating income for 1994 was $209 million, compared with $139 million in 1993. The 1993 operating income included $29 million from gains related to asset realignment. Excluding these gains, operating income increased $99 million, or 90 percent, compared with 1993 primarily because of improved paperboard pricing.

  The paperboard business earned $139 million, up $104 million compared with 1993, excluding the 1993 asset realignment gains. Prices rose from depressed levels in 1993 and contributed $125 million, excluding the recycling business, of increased operating income. This was partially offset by higher raw material costs of $32 million, but improved productivity helped counter rising raw material costs. Paperboard productivity rose 1.6 percent, with mill operating rates exceeding rated capacity for the full year. The specialty business operating income for 1994 declined $5 million to $70 million, excluding the asset realignment gains in 1993. Both the aluminum and plastic packaging businesses reported improved operating income. Plastic packaging volumes grew seven percent in 1994 and demand continued to be strong. Operating income for plastics rose 40 percent in 1994, reflecting increased volumes and higher pricing. The increase in operating income provided by the aluminum and plastic businesses was more than offset by weak performance in the molded fiber business, where higher raw material costs had a negative effect on operating income. Prices for recycled newspaper, a major raw material for molded fiber, rose to over $100 per ton, compared with $26 per ton in 1993.

  New Tenneco's other operations reported operating income of $24 million in 1994, compared with operating income of $20 million for 1993.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  New Tenneco's interest expense in 1994 was $104 million compared with $101 million in 1993. Interest capitalized increased to $2 million in 1994 from $1 million in 1993 due to higher levels of major capital spending. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."


INCOME TAXES

  Income tax expense was $114 million for 1994 compared with $115 million for 1993. New Tenneco's effective tax rate was 32 percent in 1994, compared with 41 percent in 1993. The lower effective tax rate in 1994 was the result of tax benefits from the realization of deferred tax assets resulting from consolidation of New Tenneco's German operations.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, New Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." As a result, an after-tax charge of $7 million was recorded in 1994.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million resulted from New Tenneco's brakes business. Loss from discontinued operations in 1993 of $7 million, net of income tax benefit of $4 million, was also attributable to New Tenneco's brakes business.

CASH FLOW

Operating Activities

  Net cash provided by operating activities was $571 million for the year 1994, compared with $324 million for 1993, an increase of $247 million. This increase was due to higher income from operations and improved receivable collections.

Investing Activities

  Net cash used by investing activities in 1994 was $303 million, compared with $152 million in 1993. Net proceeds from the sale of businesses in 1993 of $83 million resulted from the sales of various international aluminum ventures.

  Expenditures for plant, property and equipment from continuing operations for 1994 were $280 million, compared with $217 million for 1993. Increased expenditures were reported for Tenneco Automotive ($20 million), Tenneco Packaging ($42 million) and New Tenneco's other operations ($1 million).

Financing Activities

  Cash flows used by financing activities in 1993 was $165 million compared with cash flows provided by financing activities of $50 million in 1994. Cash flows used by financing activities in 1993 included a net decrease of short-term debt of $29 million, the retirement of $21 million of long-term debt and a cash contribution to Tenneco of $115 million. Cash flows from financing activities in 1994 primarily included net cash proceeds of $293 million from the sale of a 25 percent preferred stock interest in a subsidiary, offset by a net decrease in short-term debt of $94 million and the retirement of $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995--Liquidity" for further discussion of cash contributions to and from Tenneco.

                            DESCRIPTION OF TENNECO

  Tenneco is a diversified industrial company conducting all of its operations through its subsidiaries. The major businesses of Tenneco are (a) the Energy Business--consisting primarily of the interstate and intrastate transportation and marketing of natural gas and all of the discontinued operations of Tenneco not involving the Industrial Business and the Shipbuilding Business, (b) the Industrial Business--consisting primarily of Tenneco's administrative services business and the manufacture and sale of automotive exhaust and ride control systems and packaging materials, cartons, containers and specialty packaging products for consumer, institutional industrial markets and Tenneco's administrative services business, and (c) the Shipbuilding Business-- consisting primarily of the design, construction, repair and overhauling of ships (primarily nuclear powered aircraft carriers and submarines for the United States Navy). See "Incorporation of Certain Information by Reference."

  Prior to the consummation of the Distributions, Tenneco and certain of its consolidated subsidiaries will complete the Corporate Restructuring Transactions, which are designed to facilitate the Distributions and the Merger by separating and dividing the Industrial Business and Shipbuilding Business from the Energy Business (including the assets and liabilities included therein that relate to the discontinued operations of Tenneco not involving the Industrial Business or the Shipbuilding Business). Accordingly, upon consummation of the Corporate Restructuring Transactions, New Tenneco and Newport News will each be a direct wholly owned subsidiary of Tenneco and will own and operate, directly and through its direct and indirect subsidiaries, the Industrial Business and the Shipbuilding Business, respectively.

  Immediately following the consummation of the Distributions, Tenneco will consist solely of the Energy Business. The Energy Business consists principally of the interstate transportation of natural gas, as well as certain other related business operations not generally subject to regulation by the FERC, such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures. After the Transaction, Tenneco will also continue to hold limited assets and be responsible for the liabilities of Tenneco and its subsidiaries that do not relate to the Industrial Business or the Shipbuilding Business, including those business operations that have been discontinued or sold. See "Description of Tenneco Energy."

CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of Tenneco as of June 30, 1996, and the unaudited pro forma capitalization of Tenneco as of June 30, 1996, after giving effect to the Transaction and the Refinancing Transactions. See "--Unaudited Pro Forma Consolidated Financial Statements" of Tenneco. The capitalization of Tenneco should be read in conjunction with the Tenneco and consolidated subsidiaries financial statements, and notes thereto, and Tenneco's "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which is incorporated by reference herein, and the Tenneco and consolidated subsidiaries "Selected Consolidated Financial Data."

                                                                  TENNECO
                                                            --------------------
                                                               JUNE 30, 1996
                                                            --------------------
                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
                                                               (IN MILLIONS)
   Short-term debt (a).....................................   $1,146    $  330
                                                              ------    ------
   Long-term debt:
     Notes (a).............................................    2,790       --
     Debentures (a)........................................      584       --
     Credit facilities.....................................      --      1,509
     Other.................................................      --          5
                                                              ------    ------
   Total long-term debt....................................    3,374     1,514
                                                              ------    ------
   Minority interest.......................................      320        18
                                                              ------    ------
   Preferred stock with mandatory redemption provisions....      112       --
                                                              ------    ------
   Shareowners' equity:
     Tenneco Junior Preferred Stock........................      --        265
     Subordinated Tenneco Preferred Stock..................      --        200
     Common equity.........................................    3,569       882
                                                              ------    ------
   Total equity............................................    3,569     1,347
                                                              ------    ------
   Total capitalization....................................   $8,521    $3,209
                                                              ======    ======

--------
(a) For purposes of the pro forma capitalization, it is assumed that 100% of the respective Public Debt holders accept the Exchange Offers and Tender Offers, as applicable. At this time, Tenneco cannot determine the ultimate amount of Public Debt securities which will be exchanged or tendered pursuant to the Exchange Offers and Tender Offers, respectively, and such amount could vary significantly.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF TENNECO

  The following Unaudited Pro Forma Consolidated Financial Statements of Tenneco (the "Pro Forma Financial Statements") illustrate the effect of: (i) the Corporate Restructuring Transactions, the Cash Realignment and Debt Realignment (including the Exchange Offers), the NPS Issuance and the Distributions (which are all part of the Transaction discussed elsewhere herein) and (ii) the Merger and the Refinancing Transactions. See "Risk Factors--Risk Factors Relating to Holders Not Tendering in the Exchange Offers--Consummation of Refinancing Transactions." The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Consolidated Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. The accompanying Pro Forma Financial Statements are based, in part, upon information and assumptions developed by El Paso management, principally relating to the "Merger and Refinancing Transactions" adjustments.

  The Corporate Restructuring Transactions represent a reorganization of companies, assets and liabilities under common control and, accordingly, the transfers of assets and liabilities pursuant to the Corporate Restructuring Transactions will be accounted for at historical cost. In addition, the Distributions represent the pro rata distribution of New Tenneco Common Stock and Newport News Common Stock to the holders of Tenneco Common Stock in a spin off transaction. Consequently, the Distributions will be recorded based on historical cost.

  As part of the Merger, El Paso will issue approximately $750 million (subject to the effects of a collar on the average El Paso Common Stock market price) of El Paso equity consideration to holders of Tenneco Stock. The composition of the El Paso equity consideration is dependent on whether holders of El Paso Common Stock approve the Stock Issuance. If the Stock Issuance is not approved, the Merger will be consummated with a combination of El Paso preferred depositary shares, with an assumed 10% dividend yield, and El Paso Common Stock. A special meeting of El Paso's stockholders will be held on Monday, December 9, 1996 (which is expected to occur one day prior to the Tenneco Special Meeting) to vote on the Stock Issuance. These Pro Forma Financial Statements assume that the Stock Issuance is approved (El Paso will issue only El Paso Common Stock to consummate the Merger) and the value of the El Paso Common Stock to be issued is calculated based on the average El Paso Common Stock price for the 20-day trading period ended October 28, 1996.
El Paso's acquisition of Tenneco will be accounted for under the purchase method and the purchase price adjustments will be reflected in the separate consolidated financial statements of Tenneco. According to El Paso management, a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma consolidated financial information. However, El Paso's management has represented to Tenneco that it believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Merger and the Refinancing Transactions. In addition, El Paso will undertake a study to determine the fair value of Tenneco's assets and liabilities and will revise purchase accounting adjustments upon completion of that study. Upon consummation of the Merger, the actual financial position and results of operations of Tenneco will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial information and the date on which the Merger takes place. See "Risk Factors--Risks Relating to Holders Not Tendering in the Exchange Offers--Purchase Accounting Adjustments."

   The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of Tenneco and its consolidated subsidiaries, which are incorporated by reference herein, and the Notes to the Pro Forma Financial Statements included elsewhere herein. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the transactions reflected therein occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

                                    TENNECO
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                   (MILLIONS)

                                  PRE-MERGER PRO FORMA               PRO FORMA MERGER
                          -------------------------------------  --------------------------
                                       RESTRUCTURING,
                                        REALIGNMENT,
                          CONSOLIDATED  NPS ISSUANCE   TENNECO    MERGER AND   CONSOLIDATED
                            TENNECO         AND           AS     REFINANCING     TENNECO
                           HISTORICAL  DISTRIBUTIONS   ADJUSTED  TRANSACTIONS   PRO FORMA
                          ------------ --------------  --------  ------------  ------------
ASSETS
Current assets:
 Cash and temporary cash
  investments...........    $   229       $  (166)(c)  $    25      $             $   25
                                              (38)(d)
 Receivables............      1,898        (1,138)(c)      760                       760
 Inventories............      1,175        (1,151)(c)       24                        24
 Other current assets...        349          (255)(c)       94                        94
                            -------       -------      -------      ------        ------
 Total current assets...      3,651        (2,748)         903                       903
                            -------       -------      -------      ------        ------
Net property, plant and
 equipment..............      6,496        (3,611)(c)    2,885       2,089 (g)     4,394
                                                                      (580)(j)
Goodwill and
 intangibles............      1,001          (964)(c)       37                        37
Other assets and
 deferred charges.......      2,114        (1,137)(c)      977        (590)(f)       467
                                                                        80 (j)
                            -------       -------      -------      ------        ------
 Total assets...........    $13,262       $(8,460)     $ 4,802      $  999        $5,801
                            =======       =======      =======      ======        ======
LIABILITIES AND
 SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt........    $ 1,146       $(1,146)(b)  $    --      $  330 (k)    $  330
 Payables...............      1,170          (751)(c)      222          20 (e)       242
                                             (197)(b)
 Other current
  liabilities...........      1,347          (660)(c)      605         120 (f)       725
                                              (82)(b)
                            -------       -------      -------      ------        ------
 Total current
  liabilities...........      3,663        (2,836)         827         470         1,297
                            -------       -------      -------      ------        ------
Long-term debt..........      3,374          (265)(a)    2,544        (500)(j)     1,514
                                             (565)(b)                 (200)(i)
                                                                      (330)(k)
Other liabilities and
 deferred credits.......      1,220          (626)(c)      594         151 (f)       745
Deferred income taxes...      1,004          (603)(c)      401         479 (h)       880
                            -------       -------      -------      ------        ------
                              9,261        (4,895)       4,366          70         4,436
                            -------       -------      -------      ------        ------
Minority interest.......        320          (302)(c)       18                        18
                            -------       -------      -------      ------        ------
Preferred stock with
 mandatory
 redemption provisions..        112                        112        (112)(l)        --
                            -------       -------      -------      ------        ------
Shareowners' equity:
 Tenneco Junior
  Preferred Stock.......         --           265 (a)      265                       265
 Subordinated Tenneco
  Preferred Stock.......         --                         --         200 (i)       200
 Common stock and paid-
  in capital............      4,504                      4,504         (20)(e)       882
                                                                      (861)(f)
                                                                     2,089
                                                                       (g)
                                                                      (479)(h)
                                                                       112 (l)
                                                                    (4,463)(m)
 Cumulative translation
  adjustments...........          4            (4)(c)       --                        --
 Retained earnings
  (accumulated deficit).         26         1,990 (b)   (3,498)      3,498 (m)        --
                                           (5,476)(c)
                                              (38)(d)
                            -------       -------      -------      ------        ------
                              4,534        (3,263)       1,271          76         1,347
 Less-Shares held as
  treasury stock, at
  cost..................        965                        965        (965)(m)        --
                            -------       -------      -------      ------        ------
                              3,569        (3,263)         306       1,041         1,347
                            -------       -------      -------      ------        ------
 Total liabilities and
  shareowners' equity...    $13,262       $(8,460)     $ 4,802      $  999        $5,801
                            =======       =======      =======      ======        ======

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                                    TENNECO

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

RESTRUCTURING, REALIGNMENT, NPS ISSUANCE AND DISTRIBUTIONS:

(a) To reflect the NPS Issuance of $275 million of Tenneco Junior Preferred Stock, with an assumed 8 1/2% dividend yield, for net NPS Issuance Proceeds of $265 million, and the use of the net NPS Issuance Proceeds for the repayment of Tenneco Energy Consolidated Debt.

(b) To reflect the restructuring and realignment of the Tenneco debt pursuant to the Debt Realignment, the Distributions and the applicable provisions of the Merger Agreement, and the assumed payment of accrued interest on the Tenneco Energy Consolidated Debt defeased, redeemed, tendered or exchanged as part of the Debt Realignment. The amount of "Tenneco as Adjusted" debt immediately prior to the Merger will consist primarily of borrowings under the Tenneco Credit Facility (assuming 100% acceptance of the Tender Offers and Exchange Offers) and is calculated from the provisions of the Merger Agreement as follows (in millions):

      Base Debt Amount per the Merger Agreement......................... $2,650
      Less: NPS Issuance Proceeds--see footnote (a).....................   (275)
                                                                         ------
                                                                          2,375
      Plus: Cash settlement payments....................................    439
      Less: Estimated collections subject to refund.....................   (270)
                                                                         ------
      Assumed "Tenneco as Adjusted" debt................................ $2,544
                                                                         ======

  At this time, Tenneco cannot determine the ultimate amount of securities which will be purchased in the Tender Offers, or the ultimate amount of Old Securities which will be exchanged into New Securities pursuant to the Exchange Offers, and such amounts could vary significantly. However, for purposes of these pro forma adjustments, it is assumed that 100% of the securities subject to the Tender Offers are purchased pursuant to the Tender Offers and 100% of the Old Securities are exchanged into New Securities pursuant to the Exchange Offers.

(c) To reflect the distribution of the New Tenneco Common Stock and Newport News Common Stock pursuant to the Industrial Distribution and the Shipbuilding Distribution.

(d) To reflect distribution of Tenneco cash (subsequent to the Distributions) in excess of $25 million pursuant to the Cash Realignment provisions of the Merger Agreement. The distribution of cash from Tenneco as part of the Cash Realignment may be adjusted by the sale of Energy Business receivables by Tenneco prior to the Merger Effective Time.

MERGER AND REFINANCING TRANSACTIONS:

(e) To reflect the liability for the estimated legal, investment banking and other costs of $20 million to be incurred by Tenneco in connection with the Merger. These costs have been included in the purchase price reflected in footnote (g).

(f) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting, which will be reflected in the separate financial statements of Tenneco to record assets acquired and liabilities assumed at estimated fair value for: (i) reduction of certain other assets, deferred charges and regulatory assets, (ii) the revision of benefit plan assumptions relating to the retiree medical plan obligation,
    (iii) adjustments related to other employee benefit costs and environmental costs, and (iv) the accrual of an obligation to New Tenneco which is expected to be paid after the completion of the transaction as a result of the utilization of certain tax benefits generated by the Debt Realignment. The following adjustments reflect El Paso management's intended business strategies which may differ from the business strategies employed by Tenneco management prior to the Merger (in millions):

   Other assets and deferred charges...................................... $590
   Other current liabilities..............................................  120
   Other liabilities and deferred credits.................................  151
                                                                           ----
                                                                           $861
                                                                           ====

(Continued)
(g) To reflect the allocation to property, plant and equipment of the excess purchase price of Tenneco, which will be reflected in the separate financial statements of Tenneco, as follows (in millions):

   Issuance of El Paso equity consideration in the Merger*............. $  882
   Less: Conversion of the $112 million book value of $4.50 and $7.40
    Preferred Stock....................................................   (112)
   Less: "Tenneco as Adjusted" net common book value subsequent to the
    Debt Realignment and Distributions.................................    (41)
   Acquisition adjustments to assets acquired and liabilities assumed..    861
   Transaction fees payable--see footnote (e)..........................     20
   Deferred income taxes on allocation of purchase price and acquisi-
    tion adjustments...................................................    479
                                                                        ------
                                                                        $2,089
                                                                        ======

  --------
  * Reflects the contribution to Tenneco's capital of the El Paso equity consideration issued as part of the Merger (assumed to only consist of El Paso Common Stock for this pro forma financial information). The composition of the El Paso equity consideration is dependent on whether holders of El Paso Common Stock approve the Stock Issuance to consummate the Merger. If the Stock Issuance is not approved, the Merger will be consummated by El Paso issuing a combination of El Paso preferred depositary shares, with an assumed 10% dividend yield, and El Paso Common Stock. A portion of the total El Paso equity consideration will be issued in exchange for the $112 million book value of $7.40 Preferred Stock and $4.50 Preferred Stock (see footnote (l) below) with the remainder exchanged for Tenneco Common Stock.

  The allocation above reflects El Paso's internal evaluation of the excess purchase price and is subject to the completion of an independent appraisal of the fair value of the property acquired. It is not expected that any excess purchase price allocated to property, plant and equipment will be allowed for regulatory purposes or recovery through rates. Should the independent appraisal not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as goodwill.
  The following adjustments are made to adjust the historical values of certain assets and liabilities to their estimated fair values (in millions):

   Increase in property, plant and equipment............................ $2,089
   Reduce other assets and deferred charges.............................   (590)
   Increase other current liabilities...................................   (140)
   Increase other liabilities and deferred credits......................   (151)
   Increase deferred income tax liability...............................   (479)
   Eliminate Tenneco shareowners' equity:
     Tenneco preferred stock............................................    112
     "Tenneco as Adjusted" common equity................................     41
                                                                         ------
   Total El Paso equity consideration................................... $  882
                                                                         ======

(h) To reflect the increase in deferred income taxes of $479 million which have been provided for temporary differences after the allocation of the pro forma purchase price and acquisition adjustments. The following pro forma adjustments were required for estimated book and tax basis differences resulting from the allocation of the pro forma purchase price, at an assumed effective tax rate of 39% (in millions):

   Property, plant and equipment......................................... $ 815
   Other assets..........................................................  (230)
   Other liabilities.....................................................  (106)
                                                                          -----
                                                                          $ 479
                                                                          =====

(i) To reflect the contribution by El Paso to Tenneco of proceeds from an assumed issuance of $200 million of El Paso Common Stock in exchange for Subordinated Tenneco Preferred Stock with an assumed dividend yield of 9%. The proceeds from Tenneco's issuance of Subordinated Tenneco Preferred Stock to El Paso will be utilized by Tenneco to pay down $200 million of the Tenneco Credit Facility.

(Continued)
(j) To reflect the assumed monetization of $500 million of assets through sales or project financings, at book value, and to reflect Tenneco's remaining $80 million investment in certain Australian projects using the equity method. These proceeds are assumed to be utilized for the repayment of the Tenneco Credit Facility.
(k) To reflect the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively.
(l) To reflect the conversion of the $7.40 Preferred Stock and $4.50 Preferred Stock into El Paso Common Stock.
(m) To reflect the retirement and cancellation of Tenneco Common Stock held as treasury stock and the capitalization of the pre-Merger "Tenneco as Adjusted" accumulated deficit.

                                    TENNECO

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                             (DOLLARS IN MILLIONS)

                                                 PRE-MERGER PRO FORMA              PRO FORMA MERGER
                                         ------------------------------------- -------------------------
                                                      RESTRUCTURING,
                                                       REALIGNMENT,
                                         CONSOLIDATED  NPS ISSUANCE   TENNECO   MERGER AND  CONSOLIDATED
                                           TENNECO         AND           AS    REFINANCING    TENNECO
                                          HISTORICAL  DISTRIBUTIONS   ADJUSTED TRANSACTIONS  PRO FORMA
                                         ------------ --------------  -------- ------------ ------------
Revenues...............................     $5,517       $(4,147)(c)   $1,370      $(46)(g)    $1,324
Operating costs and expenses...........      5,004        (3,763)(c)    1,241        26 (d)     1,247
                                                                                      4 (e)
                                                                                    (24)(g)
                                            ------       -------       ------      ----        ------
 Operating income......................        513          (384)         129       (52)           77
Other (income) expense, net............       (168)          104 (c)      (64)                    (64)
Interest expense.......................        179           (74)(b)      105       (28)(f)        73
                                                                                     (1)(g)
                                                                                     (3)(h)
                                            ------       -------       ------      ----        ------
 Income before income taxes and
  minority interest....................        502          (414)          88       (20)           68
Provision for income taxes *...........        175            29 (b)        8        (5)(g)         2
                                                            (196)(c)                 (1)(i)
Minority interest......................         10           (10)(c)       --                      --
                                            ------       -------       ------      ----        ------
 Net income from continuing operations.        317          (237)          80       (14)           66
Preferred stock dividends..............          5            12 (a)       17        (5)(j)        21
                                                                                      9 (k)
                                            ------       -------       ------      ----        ------
 Earnings from continuing operations
  available to common stock............     $  312       $  (249)      $   63      $(18)       $   45
                                            ======       =======       ======      ====        ======

--------
* The provision for income taxes for Tenneco reflects the realization of unrecognized deferred tax assets; therefore, the overall actual effective tax rate is significantly lower than the assumed effective tax rate of 39%. If the assumed effective tax rate had been used, the pro forma provision for income taxes would have increased by $25 million and the pro forma amount for earnings from continuing operations available to common stock would have been $20 million.


 See accompanying Notes to Unaudited Pro Forma Consolidated Income Statements.

                                    TENNECO

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                             (DOLLARS IN MILLIONS)

                                  PRE-MERGER PRO FORMA              PRO FORMA MERGER
                          ------------------------------------- -------------------------
                                       RESTRUCTURING,
                                        REALIGNMENT,
                          CONSOLIDATED  NPS ISSUANCE   TENNECO   MERGER AND  CONSOLIDATED
                            TENNECO         AND           AS    REFINANCING    TENNECO
                           HISTORICAL  DISTRIBUTIONS   ADJUSTED TRANSACTIONS  PRO FORMA
                          ------------ --------------  -------- ------------ ------------
Revenues................     $8,899       $(6,978)(c)   $1,921      $(47)(g)    $1,874
Operating costs and
 expenses...............      8,028        (6,278)(c)    1,750        52 (d)     1,769
                                                                       8 (e)
                                                                     (41)(g)
                             ------       -------       ------      ----        ------
 Operating income.......        871          (700)         171       (66)          105
Other (income) expense,        (225)                      (106)                   (106)
 net....................                      119 (c)
Interest expense........        306           (89)(b)      217       (56)(f)       152
                                                                      (3)(g)
                                                                      (6)(h)
                             ------       -------       ------      ----        ------
 Income before income
  taxes and minority
  interest..............        790          (730)          60        (1)           59
Provision for income            279            35 (b)      (44)       (1)(g)       (46)
 taxes (benefit)*.......                     (358)(c)                 (1)(i)
Minority interest.......         22           (22)(c)       --                      --
                             ------       -------       ------      ----        ------
 Net income from
  continuing operations.        489          (385)         104         1           105
Preferred stock                  12            24 (a)       36       (12)(j)        42
 dividends..............                                              18 (k)
                             ------       -------       ------      ----        ------
 Earnings from
  continuing operations
  available to common
  stock.................     $  477       $  (409)      $   68      $ (5)       $   63
                             ======       =======       ======      ====        ======

--------
* The provision for income taxes for Tenneco reflects the realization of unrecognized deferred tax assets; therefore, the overall actual effective tax rate is significantly lower than the assumed effective tax rate of 39%. If the assumed effective tax rate had been used, the pro forma provision for income taxes (benefit) would have increased by $69 million and the pro forma amount for earnings from continuing operations available to common stock would have been $(6) million.


 See accompanying Notes to Unaudited Pro Forma Consolidated Income Statements.

                                    TENNECO

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

RESTRUCTURING, REALIGNMENT, NPS ISSUANCE AND DISTRIBUTIONS:

(a) To reflect dividends in the Consolidated Pro Forma Income Statement on the Tenneco Junior Preferred Stock issued in the NPS Issuance at an assumed dividend yield of 8 1/2%.

(b) To reflect the effect on interest expense of the restructuring and realignment of Tenneco debt pursuant to the Debt Realignment, the Distributions and the applicable provisions of the Merger Agreement, and the related effect on the provision for income taxes (benefit) at an assumed effective tax rate of 39%. The "Tenneco as Adjusted" debt consists primarily of borrowings under the Tenneco Credit Facility (assuming 100% acceptance of the Tender Offers and Exchange Offers) at an estimated annual interest rate of 8%.

(c) To reflect the effects on Tenneco's results of operations from the Industrial Distribution and the Shipbuilding Distribution.

MERGER AND REFINANCING TRANSACTIONS:

(d) To reflect depreciation expense related to the increase in estimated fair value of property, plant and equipment, depreciated over a 40-year period which approximates the FERC approved depreciation rate for the regulated property, plant and equipment of Tenneco prospectively.

(e) To reflect the assumed pro forma postretirement benefit cost for Tenneco employees.

(f) To reflect an interest expense reduction relating to debt repaid with proceeds from the $200 million Subordinated Tenneco Preferred Stock issued to El Paso by Tenneco and proceeds from the monetization of $500 million of assets, and certain project financings, at book value.

(g) To remove the historical operating results of Tenneco Energy's exploration and production business which is assumed to be disposed of at book value.

(h) To reflect the interest expense reduction relating to the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively. A 1/8% change in interest rates would have the impact of increasing pro forma interest expense by approximately $1 million and $2 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

(i) To reflect the income tax expense (benefit) effects of pro forma adjustments at an assumed effective tax rate of 39%.

(j) To reflect the elimination of dividends on the $7.40 Preferred Stock and $4.50 Preferred Stock which will be converted into El Paso Common Stock as part of the Merger.

(k) To reflect dividends in the Consolidated Pro Forma Income Statement on the Subordinated Tenneco Preferred Stock issued to El Paso by Tenneco with an assumed dividend yield of 9%.

(l) EBITDA, on a pro forma basis, was $274 million and $459 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Tenneco or as an alternative to operating cash flows as a measure of liquidity.

                     TENNECO AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

  The following consolidated selected financial data as of and for each of the fiscal years in the five-year period ended December 31, 1995 were derived from audited financial statements of Tenneco and its consolidated subsidiaries. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants. The consolidated selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the selected financial data of Tenneco as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six-months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with Tenneco's financial statements, and the notes thereto, contained in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, which are incorporated by reference herein.

                               SIX MONTHS
                             ENDED JUNE 30,                         YEARS ENDED DECEMBER 31,
                         ------------------------  ------------------------------------------------------------------------
(DOLLARS IN MILLIONS
EXCEPT PER SHARE           1996(A)      1995(A)      1995(A)      1994(A)         1993(A)          1992            1991
AMOUNTS)                 -----------  -----------  -----------  -----------     -----------     -----------     -----------
STATEMENTS OF INCOME
 (LOSS) DATA(B):
 Net sales and operating
  revenues from
  continuing
  operations--
  Automotive............ $     1,463  $     1,263  $     2,479  $     1,989     $     1,785     $     1,763     $     1,668
  Energy................       1,366          937        1,916        2,378           2,862           2,183           2,183
  Packaging.............       1,775        1,318        2,752        2,184           2,042           2,078           1,934
  Shipbuilding..........         915          845        1,756        1,753           1,861           2,265           2,216
  Other.................          (2)          (2)          (4)          (6)             (5)             31              26
                         -----------  -----------  -----------  -----------     -----------     -----------     -----------
   Total................ $     5,517  $     4,361  $     8,899  $     8,298     $     8,545     $     8,320     $     8,027
                         ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Income from continuing
  operations before
  interest expense,
  income taxes and
  minority interest--
  Automotive............ $       163  $       134  $       240  $       223     $       222     $       237     $       188
  Energy................         185          148          333          415             411             360             561 (c)
  Packaging.............         256          244          430          209             139             221             139 (c)
  Shipbuilding..........          81           90          160          200             225             249             225
  Other.................          (4)         (11)         (67)         (25)             18             (32)            (98)
                         -----------  -----------  -----------  -----------     -----------     -----------     -----------
   Total................         681          605        1,096        1,022           1,015           1,035           1,015
 Interest expense (net
  of interest
  capitalized)..........         179          152          306          263             254             221             237
 Income tax expense.....         175          185          279          249             298             282             258
 Minority interest......          10           11           22            7             --              --              --
                         -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Income from continuing
  operations............         317          257          489          503             463             532             520
 Income (loss) from
  discontinued
  operations, net of
  income tax(d).........         339           81          246          (51)(e)         (12)(e)      (1,144)(e)      (1,252)(e)
 Extraordinary loss, net
  of income tax.........         --           --           --            (5)            (25)            (12)            --
 Cumulative effect of
  changes in accounting
  principles, net of             --           --           --           (39)(f)         --             (699)(f)         --
  income tax............ -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Net income (loss)......         656          338          735          408             426          (1,323)           (732)
 Preferred stock                   5            6           12           12              14              16              16
  dividends............. -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Net income (loss) to    $       651  $       332  $       723  $       396     $       412     $    (1,339)    $      (748)
  common stock.......... ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Average number of
  shares of common stock
  outstanding........... 170,351,740  175,829,883  173,995,941  180,084,909     168,772,852     144,110,151     122,777,910
 Earnings (loss) per
  average share of
  common stock--
  Continuing
   operations........... $      1.83  $      1.43  $      2.75  $      2.72     $      2.66     $      3.58     $      4.10
  Discontinued
   operations...........        1.99          .46         1.41         (.27)           (.07)          (7.93)         (10.19)
  Extraordinary loss....         --           --           --          (.03)           (.15)           (.08)            --
  Cumulative effect of
   changes in
   accounting                    --           --           --          (.22)            --            (4.86)            --
   principles........... -----------  -----------  -----------  -----------     -----------     -----------     -----------
  Net earnings (loss)... $      3.82  $      1.89  $      4.16  $      2.20 (g) $      2.44 (g) $     (9.29)(g) $     (6.09)
                         ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Cash dividends paid per
  common share.......... $       .90  $       .80  $      1.60  $      1.60     $      1.60     $      1.60     $      2.80

                                                 (Table continued on next page)

(Continued from previous page)

                              SIX MONTHS
                            ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                         ---------------------  ---------------------------------------------------------
                          1996(A)     1995(A)    1995(A)    1994(A)     1993(A)       1992        1991
                         ----------  ---------  ---------  ----------  ----------  ----------  ----------
(DOLLARS IN MILLIONS)
BALANCE SHEET DATA(B):
 Total assets........... $   13,262  $  12,090  $  13,451  $   12,251  $   11,105  $   11,320  $   12,985
 Short-term debt........      1,146        635        908         536         431         669       1,132
 Long-term debt.........      3,374      3,309      3,751       3,568       3,620       4,718       4,593
 Minority interest......        320        315        320         320         150         160         171
 Preferred stock with
  mandatory redemption
  provisions............        112        129        130         147         163         191         194
 Shareowners' equity....      3,569      2,911      3,148       2,900       2,601       1,330       2,774
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............ $     (215) $     255  $   1,443  $      450  $    1,615  $      929  $      950
 Net cash provided
  (used) by investing
  activities............        505        183     (1,146)       (117)       (338)        105        (660)
 Net cash provided
  (used) by financing
  activities............       (413)      (741)      (356)       (151)     (1,166)     (1,136)       (205)
 Capital expenditures
  for continuing
  operations............        464        322        976         653         424         447         564
OTHER DATA:
 EBITDA(h).............. $      956  $     804  $   1,523  $    1,321  $    1,385  $    1,391  $    1,350
 Ratio of earnings to
  fixed charges(i)......        2.8        2.6        2.4         2.7         2.9         3.4         3.0
 Ratio of earnings to
  fixed charges and
  preferred stock
  dividends(i)..........        2.7        2.5        2.4         2.3         2.3         2.7         2.9

-------
(a)For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Tenneco and Consolidated Subsidiaries included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference herein.
(b) During 1995 and 1994, Tenneco completed several acquisitions at its various operating segments, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 2 to the Financial Statements of Tenneco and Consolidated Subsidiaries included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, which is incorporated by reference herein, for further information on the Tenneco acquisitions.
(c) For Tenneco Energy, includes a gain of $265 million related to the sale of its natural gas liquids business, including its interest in an MTBE plant then under construction. Also, Tenneco Packaging recorded a gain of $42 million related to the sale of three short-line railroads.
(d) Discontinued operations reflected in the above periods include Tenneco's farm and construction equipment operations, which were discontinued in March 1996, its chemicals and brakes operations, which were discontinued during 1994, and its minerals and pulp chemicals operations, which were discontinued in 1992. In addition, certain additional costs related to Tenneco's discontinued oil and gas operations were reflected in 1991 results.
(e) Includes pre-tax restructuring charge of $920 million recorded in 1992 relating to the discontinued farm and construction equipment business. This pre-tax restructuring charge was reduced by $20 million in 1993 and $16 million in 1994. Additionally, a $473 million pre-tax restructuring charge was recorded in 1991, of which $461 million related to the discontinued farm and construction equipment business.
(f) In 1994, Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Then Pensions," and FAS No. 109, "Accounting for Income Taxes."
(g) For purposes of computing earnings per share, Series A preferred stock was included in average common shares outstanding until its conversion into common stock in December 1994; therefore, the preferred dividends paid were not deducted from net income (loss) to determine net income (loss) to common stock. The inclusion of Series A preferred stock in the computation of earnings per share was antidilutive for the years and certain quarters in 1994, 1993 and 1992. Other convertible securities and common stock equivalents outstanding during each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 were not materially dilutive.
(h) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Tenneco or as an alternative to operating cash flows as a measure of liquidity.
(i) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, preferred stock dividend requirements of subsidiaries, the portion of rental expense considered representative of the interest factor and capitalized interest. For purposes of computing these ratios, preferred stock dividends have been included in the calculations on a pre-tax basis.

                         DESCRIPTION OF TENNECO ENERGY

GENERAL

  As described elsewhere herein, immediately following the consummation of the Distributions, Tenneco will consist solely of the Energy Business. The Energy Business consists principally of the interstate transportation of natural gas, as well as certain other related business operations not generally subject to regulation by the FERC, such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures. The Energy Business also includes the assets and the liabilities of Tenneco and its subsidiaries that do not relate to the Industrial Business or the Shipbuilding Business, including those business operations that have been discontinued or sold. See "--Discontinued and Other Operations."

INTERSTATE PIPELINE OPERATIONS

  The interstate pipeline operations of the Energy Business include the pipeline systems of wholly owned subsidiaries Tennessee, Midwestern and East Tennessee, as well as certain joint ventures, which are primarily engaged in the transportation and storage of natural gas for producers, marketers, end-users and other gas transmission and distribution companies. Tennessee's multiple-line system begins in the gas-producing regions of Texas and Louisiana, including the continental shelf of the Gulf of Mexico, and extends into the northeastern section of the United States, including the New York City and Boston metropolitan areas. Midwestern's pipeline system extends from Portland, Tennessee, to Chicago, and principally serves the Chicago metropolitan area. East Tennessee's pipeline system serves the states of Tennessee, Virginia and Georgia. Revenues from the interstate gas sales and transportation operations of the Energy Business accounted for approximately 45%, 39% and 40% of the total revenues of the Energy Business for 1993, 1994 and 1995, respectively.

  The interstate gas transmission systems of the Energy Business include approximately 16,300 miles of pipeline, gathering lines and sales laterals (with 14,800 miles operated by Tennessee, 400 miles operated by Midwestern and 1,100 miles operated by East Tennessee), together with related facilities that include 90 compressor stations with an aggregate of approximately 1.5 million horsepower. The Energy Business also has interests in or contractual rights to six underground and above-ground gas storage facilities to permit increased deliveries of gas during peak demand periods. The total design delivery capacity of the Energy Business' interstate systems as of December 31, 1995 was approximately 4,800 million cubic feet ("MMCF") of gas per day, and approximately 5,600 MMCF on peak demand days, which includes gas withdrawn from storage.

 Gas Sales and Transportation

  The following table sets forth the volumes of gas, stated in billions of British thermal units ("BBtu"), sold and transported by the interstate pipeline of the Energy Business systems for the periods shown.

                                                     1995      1994      1993
                                                   --------- --------- ---------
      Sales*......................................    95,397   131,097   213,210
      Transportation*............................. 2,139,169 2,183,944 2,118,936
                                                   --------- --------- ---------
        Total..................................... 2,234,566 2,315,041 2,332,146
                                                   ========= ========= =========

--------
* Sales and transportation volumes include all natural gas sold or transported by the Energy Business' interstate pipeline systems (including the proportionate share of transportation volumes of the joint ventures in which the Energy Business had interests) and have not been adjusted to reflect the sale of (i) a 50% interest in Kern River Gas Transmission Company ("Kern River") in December 1995, (ii) a 13.2% general partnership interest in Iroquois Gas Transmission System, L.P. ("Iroquois") in June 1996, and (iii) a 100% interest in Viking Gas Transmission Company ("Viking") in 1993. Kern River owns a 904-mile pipeline system extending from Wyoming to California, Iroquois owns a 370-mile pipeline extending from the Canadian border at Waddington, New York to Long Island, New York and Viking owns a 549-mile pipeline extending from the

 Canadian border near Emerson, Manitoba to Marshfield, Wisconsin. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations of the Energy Business." Of the total transportation volumes shown, Kern River transported approximately 135,827 BBtu, 129,964 BBtu and 127,624 BBtu during 1995, 1994 and 1993, respectively, Iroquois transported approximately 45,272 BBtu, 32,489 BBtu and 32,721 BBtu during 1995, 1994 and 1993, respectively, and Viking transported approximately 58,579 BBtu during 1993.

  Customers of the interstate pipeline operations of the Energy Business include natural gas producers, marketers and end-users, as well as other gas transmission and distribution companies. Substantially all of the revenues of these operations are generated under long-term gas transmission contracts entered into between the Energy Business and its customers. Contracts representing approximately 70% of the firm transportation capacity of the interstate pipeline operations of the Energy Business will be expiring over the next five years, principally in the year 2000. Although the Energy Business presently intends to pursue the renegotiation, extension and/or replacement of these contracts, there can be no assurance as to whether the Energy Business will be able to obtain extended or replacement contracts.

 Federal Regulation

  The interstate natural gas pipeline companies included in the Energy Business are "natural gas companies" as defined in the Natural Gas Act of 1938, as amended (the "Natural Gas Act"). As such, these companies are subject to the jurisdiction of the FERC. The interstate pipeline operations of the Energy Business are operated pursuant to certificates of public convenience and necessity issued under the Natural Gas Act and pursuant to the Natural Gas Policy Act of 1978. The FERC regulates the interstate transportation and certain sales of natural gas, including, among other things, rates and charges allowed natural gas companies, extensions and abandonments of facilities and service, rates of depreciation and amortization and the accounting system utilized by the companies.

  Prior to the FERC's industry restructuring initiatives in the 1980's, the interstate pipeline companies included in the Energy Business operated primarily as merchants, purchasing natural gas under long-term contracts and reselling the gas to customers, also under long-term contracts. On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed to the U.S. Court of Appeals for the D.C. Circuit the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued its decision upholding, in large part, Order 636. The court remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their GSR costs.

  Tennessee implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert Tennessee from primarily a merchant to primarily a transporter of gas as required by Order 636. As a result of this restructuring, Tennessee's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing Tennessee to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, Tennessee has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of Tennessee's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

  Tennessee's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of Tennessee to file for the recovery of losses upon disposition of these assets. Tennessee has filed for appellate review of the FERC actions and believes that certain Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

  The filings implementing Tennessee's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: (i) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; (ii) recovery of TBO costs, which Tennessee is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and (iii) GSR cost recovery of 90% of such costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

  Following negotiations with its customers, Tennessee filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of approximately $100 million and the recovery of PGA costs associated with the transfer of storage gas inventory to new storage customers in Tennessee's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. Tennessee implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on the net income reported by the Energy Business. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. Tennessee believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

  Tennessee is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring Tennessee to refund certain costs from this surcharge and refunds were made in May 1996. Tennessee is appealing this decision and believes such appeal will likely be successful.

  With regard to Tennessee's GSR costs, Tennessee, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by Tennessee of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an ALJ. The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. Tennessee has filed exceptions to this initial decision. Tenneco believes that this decision will not impair Tennessee's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard in September 1996. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of 1996.

  Also related to Tennessee's GSR costs, on October 14, 1993, Tennessee was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that Tennessee had an obligation to purchase gas production which TransTexas thereafter attempted to add unilaterally to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from Tennessee for alleged damages caused by Tennessee's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, Tennessee reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate their contract rights, released Tennessee from liability under the contract, and indemnified Tennessee against future claims, including royalty owner claims. In connection with that litigation, certain royalty interest owners filed a claim in July 1996 against Tennessee in Webb County, Texas, alleging that they are sellers entitled to tender gas to Tennessee under the settled contract. This claim falls under the indemnification provisions of Tennessee's settlement with ICA and TransTexas, which requires ICA and TransTexas to defend and indemnify Tennessee on this claim.

  Tennessee has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued Tennessee. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Texas Court of Appeals favorable to Tennessee in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to Tennessee. In June 1996, Tennessee filed a motion for rehearing with the Texas Supreme Court which was denied in August 1996. The Texas Supreme Court's April 1996 ruling explicitly preserves Tennessee's defenses based on bad faith conduct of the producers. Nothing in the Texas Supreme Court's decision affects Tennessee's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in proceedings currently pending before the FERC. In addition, Tennessee has initiated two lawsuits against the holders of this gas purchase contract, seeking damages related to their conduct in connection with that contract. Tennessee has accrued amounts which it believes are appropriate to cover the resolution of the litigation associated with its contract reformation efforts.

  As of June 30, 1996, Tennessee has deferred GSR costs yet to be recovered from its customers of approximately $551 million, net of $380 million previously recovered from its customers, subject to refund. The GSR Proceeding is underway at the FERC with respect to the recovery of Tennessee's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues was originally set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) cancelling the October oral arguments,
(ii) convening settlement discussions which commenced on October 9, 1996, and
(iii) postponing scheduling an oral argument on eligibility.

  Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of Tennessee's GSR costs and Tennessee has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements. As described under "--Operation of the Energy Business After the Merger--Proposed Post-Merger Resolution of GSR Transition Cost Disputes," El Paso has reached, contingent upon consummation of the Merger and various other conditions (including approval by the FERC), the El Paso Preliminary GSR Understanding.

  Given the uncertainty over the results of ongoing discussions between Tennessee and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, Tenneco is unable to predict the timing or the ultimate impact that the resolution of these issues will have on the combined financial position or results of operations of the Energy Business.

  On December 30, 1994, Tennessee filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, Tennessee began collecting rates, subject to refund, reflecting an $87 million increase in Tennessee's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and Tennessee is reserving revenues it believes adequate to cover the income impact from any refunds that may be required upon final settlement of this proceeding. On October 30, 1996, the FERC approved the Stipulation for the settlement of the 1995 Rate Case, with certain modifications and clarifications which are not material and which should not cause changes which are adverse to the Energy Business.

  For a discussion of recent FERC proceedings relating to the recovery by the Energy Business of certain environmental costs as a component of the rates charged by its interstate pipeline operations see "--Environmental Matters."

  Tennessee, as with all interstate pipelines, is subject to FERC audit review of its books and records. Tennessee currently has an open audit covering the years 1991-1994. The FERC audit staff is expected to issue an audit report by year end.

 Competition

  The regulated natural gas pipeline industry is experiencing increasing competition, which results from actions taken by the FERC to strengthen market forces throughout the industry. In a number of key markets, Tenneco Energy's interstate pipelines face competitive pressure from other major pipeline systems, enabling local distribution companies and end-users to choose a supplier or switch suppliers based on the short term price of gas and the cost of transportation. Competition between pipelines is particularly intense in Midwestern's Chicago and Northern Indiana markets, in East Tennessee's Roanoke, Chattanooga and Atlanta markets, and in Tennessee's supply area, Louisiana and Texas. In some instances, pipelines of the Energy Business have been required to discount their transportation rates in order to maintain their market share. As noted above, transportation contracts representing approximately 70% of firm interstate transportation capacity will be expiring over the next five years, principally in the year 2000. The renegotiation of these contracts may be impacted by these competitive factors.

 Gas Supply

  With full implementation of Order 636, Tennessee's firm sales obligations requiring maintenance of long-term gas purchase contracts have declined from over a 1.4 billion dekatherm maximum daily delivery obligation to less than a 200 million dekatherm maximum daily delivery obligation. Tennessee has substantially reduced its natural gas purchase portfolio in line with these requirements through termination and assignment to third parties. Although Tennessee's requirements for purchased gas are substantially less than prior to its implementation of Order 636, the Energy Business is pursuing the attachment of gas supplies to Tennessee's pipeline system for transportation by others. Current gas supply activities include development of offshore and onshore pipeline gathering projects and utilization of production financing programs to spur exploration and development drilling in areas adjacent to Tennessee's system. Major gathering systems in the Gulf of Mexico were completed during the fourth quarter of 1994.

GAS MARKETING, INTRASTATE PIPELINES AND RELATED SERVICES

  Tenneco Energy Resources Corporation ("Tenneco Resources"), a wholly owned subsidiary of Tenneco, and its subsidiaries, are engaged primarily in the businesses of marketing natural gas and owning and operating approximately 1,300 miles of pipelines that serve the Texas Gulf Coast and West Texas markets.

  Tenneco Resources' interstate marketing operations buy, sell and contract for the transportation of up to 1.5 billion cubic feet of natural gas per day from approximately 200 suppliers, through 40 pipelines to about 400 customers, marketers and end-users. Tenneco Resources offers a portfolio of products and services which are intended to help distributors, end-users and producers manage their entire gas sales and purchasing processes, from budget control and risk management to flexible takes and daily balances. Tenneco Resources also owns and manages gas gathering systems and natural gas processing plants in Pennsylvania, Texas and Louisiana. Additionally, Tenneco Resources owns and operates, either directly or through joint ventures, approximately 1,300 miles of intrastate pipelines in the Texas Gulf Coast and West Texas markets. In addition to offering transportation capacity, these intrastate pipeline operations manage buying, selling and transportation services for almost one billion cubic feet of natural gas per day, serving approximately 150 suppliers and 50 customers and shippers. The intrastate pipeline operations also provide swing storage services and access to major intrastate and interstate pipelines in Texas. Revenues from the operations of Tenneco Resources accounted for approximately 55%, 61% and 57% of the total revenues of the Energy Business for 1993, 1994 and 1995, respectively.

  The following table sets forth the volumes of gas, stated in BBtu, sold and transported by Tenneco Resources for the periods indicated:

                                                        1995     1994     1993
                                                       ------- --------- -------
      Sales........................................... 642,096   739,432 741,800
      Transportation.................................. 229,415   273,587 235,940
                                                       ------- --------- -------
        Total......................................... 871,511 1,013,019 977,740
                                                       ======= ========= =======

  In February 1994, the Energy Business sold a 20% interest in Tenneco Resources to Ruhrgas AG, Germany's largest natural gas company. As part of the sale, Tenneco agreed that neither it nor any of its affiliates would engage in gas marketing activities in North America and certain gas processing and gathering activities except through Tenneco Resources. The Energy Business repurchased this 20% interest in Tenneco Resources in September 1996 for $41 million.

INTERNATIONAL, POWER GENERATION AND VENTURES

  The Energy Business is presently engaged in various other energy-related businesses that are consistent with Tenneco Energy's overall goal of diversifying its operations into businesses that are not regulated by the FERC.

  International Operations. The Energy Business has recently undertaken various activities to extend Tennessee's traditional activities in North American pipelines to international pipeline, power generation and energy-related projects, with a current focus on activities in Latin America, Southeast Asia, Australia and Europe.

  In 1995, the Energy Business was selected to construct, own and operate a 470-mile natural gas pipeline in Queensland, Australia at a total cost of $170 million. Construction of the pipeline commenced in late 1995 and completion is scheduled for December 1996. It is estimated that, as of June 30, 1996, completion of the Queensland pipeline would require an additional $56 million of capital expenditures. Additionally, in June 1995 Tenneco acquired the natural gas pipeline assets of the Pipeline Authority of South Australia ("PASA"), which includes a 488-mile pipeline, for $225 million. El Paso and Tenneco are currently working together to monetize certain of Tenneco's Australian assets as part of the Refinancing Transactions. See "--Operation of the Energy Business After the Merger" and "Description of Tenneco--Unaudited Pro Forma Consolidated Statements." Tenneco Energy also has interests in a consortium pursuing the development of a natural gas pipeline from Bolivia to Brazil and related gas-fired electric generation plants. In December 1995, Tenneco Energy was selected by the Beijing Natural Gas Transportation Company ("BGTC") to serve as a paid technical advisor for the construction of China's first major onshore natural gas pipeline. BGTC, a joint venture between the Chinese National Petroleum Corporation and the city of Beijing, will build a 600-mile line linking the Jingbian gas field in central China's Eerdous Basin with Beijing. Construction commenced in March 1996, with an in-service date scheduled for October 1997.

  Power Generation Operations. Tenneco Energy's power unit is involved in developing, building, owning, operating and acquiring energy-related infrastructure domestically and internationally, by capitalizing on Tenneco Energy's experience in major project development and gas technologies, transportation and supply. Areas targeted for development include Australia, Southeast Asia, central and eastern Europe and Latin America.

  Tenneco Power Generation Company ("Tenneco Power") has a 17.5% interest in a 240 megawatt power plant in Springfield, Massachusetts, and 50% interests in two additional cogeneration projects in Florida which have a combined capacity of 220 megawatts. El Paso and Tenneco are currently working together to monetize the Energy Business interest in one of these Florida cogeneration projects. See "--Operation of the Energy Business After the Merger" and "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements." In May 1996, Tenneco Power acquired from Energy Equity Corp., Ltd., an Australian company, a 50% interest in two of its subsidiaries which participate in a joint venture to construct a 135 megawatt gas-fired power plant in Indonesia.

  Tenneco Ventures. Tenneco Gas Production Corporation ("Tenneco Production") and Tenneco Ventures Corporation ("Tenneco Ventures"), subsidiaries of Tenneco, together with institutional investors and partners, invest in oil and gas properties and finance independent producers engaged in exploration and development projects. Tenneco Ventures and Tenneco Production hold various ownership interests in oil and gas fields located primarily in the Gulf of Mexico, Texas and Louisiana. Tenneco Ventures is also involved in Tenneco Energy's international projects through exploration and development of gas reserves in Indonesia, Poland and Bolivia. It is presently expected that, after consummation of the Merger, El Paso will sell Tenneco Ventures and Tenneco Production as part of the Refinancing Transactions, the proceeds of which will be used to repay a portion of the indebtedness expected to then be outstanding under the Tenneco Credit Facility. See "--Operation of the Energy Business After the Merger" and "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements."

DISCONTINUED AND OTHER OPERATIONS

  In addition to the operating assets and liabilities of the Energy Business, upon consummation of the Distributions, Tenneco will continue to hold certain limited assets and be responsible for the liabilities of the existing and discontinued operations and businesses of Tenneco and its subsidiaries other than those relating to the Industrial Business or the Shipbuilding Business. These assets and liabilities consist primarily of Tenneco's remaining interests in various discontinued operations which were engaged in (i) natural gas pipeline transmission, gathering and processing, (ii) chemicals production, (iii) the manufacture of farm and construction equipment through Case and related companies, (iv) the extraction of minerals and other natural resources, (v) oil and gas exploration, production and marketing through Tenneco Oil Company and other companies, (vi) agricultural and urban development, and (vii) insurance. Tenneco has established reserves which it believes are adequate to cover these liabilities related to the various discontinued operations of Tenneco for which it will remain liable following consummation of the Transaction. See Note 13 to the Tenneco Energy Combined Financial Statements included elsewhere herein and "--Environmental Matters."

EMPLOYEES

  As of June 30, 1996, the Energy Business had approximately 3,200 full-time employees.

PROPERTIES

  Tenneco believes that substantially all of the facilities and equipment of the Energy Business are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future. Tenneco also believes that it has generally satisfactory title to the properties owned and used in the Energy Business, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of such property or the interests therein or the use of such properties in its businesses.

OPERATION OF THE ENERGY BUSINESS AFTER THE MERGER

  General. El Paso is currently engaged in a comprehensive review of the business and operations of the Energy Business. Following the completion of such review and consummation of the Merger, El Paso has indicated that it plans to integrate, for the most part, the operations of Tenneco Energy with those of El Paso in order to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso has indicated that it anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and Tenneco Energy should provide the combined company with increased operating flexibility and access to additional customers and markets.

  Refinancing Transactions. El Paso has indicated that it intends to undertake the Refinancing Transactions in order to reduce the amount of Tenneco debt that would otherwise be outstanding after consummation of the Transaction. Accordingly, El Paso and Tenneco currently are working together to monetize certain assets of the Energy Business through asset sales and non-recourse project financings which currently are expected to provide net proceeds to Tenneco of approximately $500 million. El Paso has indicated that these proceeds will be used to repay outstanding borrowings under the Tenneco Credit Facility. Assets to be sold include Tenneco Ventures and Tenneco Production and a 50% interest in Tenneco's Australian pipeline operations. Project financings include one of Tenneco's U.S. cogeneration facilities and the Australian pipeline operations. See "--International, Power Generation and Ventures."

  Subject to market conditions, El Paso also currently intends to undertake a public offering of El Paso equity securities after the Merger for anticipated net proceeds of approximately $200 million. Using the proceeds of this offering, El Paso intends to purchase from Tenneco approximately $200 million of a series of its Subordinated Tenneco Preferred Stock. El Paso intends to use the proceeds from any sale of Subordinated Tenneco Preferred Stock to repay outstanding borrowings under the Tenneco Credit Facility.

  In addition, as market conditions may allow, El Paso may refinance Tenneco's remaining post-Transaction debt through a sale of senior debt securities of Tenneco and/or Tennessee. See "Description of Tenneco--Unaudited Pro Forma Consolidated Financial Statements of Tenneco."

  Proposed Post-Merger Resolution of GSR Transition Cost Disputes. On October 23, 1996, in anticipation of consummation of the Merger which will result in Tennessee becoming a subsidiary of El Paso, El Paso reached a preliminary understanding with certain of Tennessee's customers (i.e., the El Paso Preliminary GSR Understanding). Under the El Paso Preliminary GSR Understanding, if the Merger is consummated prior to April 1, 1997, then El Paso will settle the customers' challenges to Tennessee's GSR and other transition costs, effective January 1, 1997. It is unlikely that the El Paso Preliminary GSR Understanding will be finalized and filed with the FERC prior to December 31, 1996. The purchase accounting adjustments in the "Unaudited Pro Forma Consolidated Financial Statements of Tenneco" included elsewhere herein assume the settlement with respect to Tennessee's GSR costs on the terms of the El Paso Preliminary GSR Understanding. Finalization of the El Paso Preliminary GSR Understanding is subject to consummation of the Merger before April 1, 1997, and certain other conditions. If the Merger is not consummated prior to April 1, 1997, then Tennessee has the option to terminate the El Paso Preliminary GSR Understanding.

  Assuming the El Paso Preliminary GSR Understanding is finalized and filed with the FERC, non-consenting customers will have the opportunity to object to the proposed settlement. It is impossible to predict with certainty whether the FERC would approve the proposed settlement in the form ultimately presented to it.

ENVIRONMENTAL MATTERS

  Since 1988, Tennessee has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. EPA List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, Tennessee has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

  Tenneco has established a reserve for Tennessee's environmental expenses, which includes: (i) expected remediation expense and associated onsite, offsite and groundwater technical studies; (ii) legal fees; and (iii) settlement of third party and governmental litigation, including civil penalties. Through June 30, 1996, Tenneco has charged approximately $156 million against the environmental reserve, excluding recoveries related to Tennessee's environmental settlement as discussed below. Of the remaining reserve, $24 million has been recorded on the combined balance sheet under "Payables-trade" and $132 million under "Deferred credits and other liabilities."

  Due to the current uncertainty regarding the further activity necessary for Tennessee to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, Tenneco cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon Tennessee's evaluation and experience to date, Tenneco continues to believe that the recorded estimate for the reserve is adequate.

  Following negotiations with its customers, Tennessee in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; Tennessee believes the FERC order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the combined financial position or results of operations of the Energy Business. As of June 30, 1996, the balance of the regulatory asset is $61 million.

  Tenneco has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. Tenneco believes that the likelihood of recovery of a portion of these remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, Tennessee has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in Tennessee's recording of its environmental settlement with its customers.

  Tennessee is a party in proceedings involving federal and state authorities regarding the past use by Tennessee of a lubricant containing PCBs in its starting air systems. Tennessee has executed a consent order with the EPA governing the remediation of certain of its compressor stations and is working with the Pennsylvania and New York environmental agencies to specify the remediation requirements at the Pennsylvania and New York stations. Remediation activities in Pennsylvania are essentially complete; in addition, pursuant to the Consent Order dated August 1, 1995, between Tenneco and the Pennsylvania Department of Environmental Protection, Tenneco funded an environmentally beneficial project for $450,000 in April 1996. Remediation and characterization work at the compressor stations under its consent order with the U.S. EPA and the jurisdiction of the New York Department of Environmental Conservation is ongoing. Tenneco believes that the ultimate resolution of these matters will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  Tennessee sold its subsidiary which owns a 13.2% general partnership interest in Iroquois to ANR Iroquois Inc., a subsidiary of The Coastal Corporation. Iroquois owns an interstate gas pipeline from the Canadian border through the states of New York and Connecticut to Long Island. Tennessee is still under contract to provide gas dispatching as well as post-construction field operation and maintenance services for the operator of Iroquois, but Tennessee is not the operator and is not an affiliate of the operator of Iroquois' pipeline system. A global settlement was entered into during the second quarter of 1996 by Iroquois and the operator of Iroquois' pipeline system with the Federal and New York State authorities resolving all criminal, civil and administrative enforcement actions contemplated by such authorities as a result of their investigation of alleged environmental violations which occurred during the construction of the pipeline. Due to the sale of Tenneco's interest in Iroquois, Tenneco believes that any environmental matters relating to the construction and operation of the pipeline system by Iroquois will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  Tenneco has identified other sites in its various operating divisions included within the Energy Business where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. Tenneco believes that the provisions recorded for environmental exposures of the Energy Business are adequate based on current estimates.

  In Commonwealth of Kentucky, Natural Resources and Environmental Protection Cabinet v. Tennessee Gas Pipeline Company (Franklin County Circuit Court, Docket No. 88-C1-1531, November 16, 1988), the Kentucky environmental agency alleged that Tennessee discharged pollutants into the waters of the state without a permit and disposed of PCBs without a permit. The agency sought an injunction against future discharges, sought an order to remediate or remove PCBs, and sought a civil penalty. Tennessee has entered into agreed orders with the agency to resolve many of the issues raised in the original allegations, has received water discharge permits for its Kentucky stations from the agency, and continues to work to resolve the remaining issues. Counsel for Tenneco are unable to express an opinion as to the ultimate outcome. Tenneco believes that the resolution of this issue will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  Certain of the entities included in the Energy Business have been designated, have received notice that they could be designated or have been asked for information to determine whether they could be designated as potentially responsible parties with respect to 26 "Superfund" sites (of which 24 are related to discontinued operations included within the Energy Business). The Energy Business has sought to resolve its liability with respect to these sites through indemnification by third parties and/or settlements which provide for payment of the Energy Business' allocable share of remediation costs. Tenneco has estimated the Energy Business' share of the remediation costs at these sites to be between $7 million and $41 million and has provided reserves that it believes are adequate for such costs. Because the clean up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, Tenneco's estimate of the Energy Business' share of remediation costs could change. Moreover, liability under the federal Superfund statute (the Comprehensive Environmental Response, Compensation and Liability Act) is joint and several, meaning that the Energy Business could be required to pay in excess of its pro rata share of remediation costs. Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in its determination of the estimated liability of the Energy Business as described herein. Tenneco presently believes that the costs associated with the current status of members of such Energy Business entities as potentially responsible parties at the Superfund sites referenced above will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  In addition, the Energy Business includes liabilities to remediate a number of formerly owned or leased sites, and certain other sites associated with the discontinued operations included in the Energy Business, pursuant to state and federal laws enacted for the protection of the environment. Tenneco estimates the Energy Business' share of the remediation costs at these sites to be between $23 million and $43 million and has provided reserves that it believes are adequate for such costs. Because the cleanup costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, Tenneco's estimate of the Energy Business' share of remediation costs could change. Tenneco presently believes that the costs to remediate these sites will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  For additional information concerning environmental matters, see the caption "Environmental Matters" under Note 15 in the notes to the Tenneco Energy Combined Financial Statements included elsewhere herein.

  For a discussion of various regulatory proceedings involving cost recovery and contract reformation in connection with the interstate pipeline operations of the Energy Business, see "--Interstate Pipeline Operations--Federal Regulation."

LEGAL PROCEEDINGS

  In addition to the proceedings described herein under "--Interstate Pipeline Operations--Federal Regulation" and "--Environmental Matters," Tenneco and its subsidiaries are parties to numerous other legal proceedings relating to the Energy Business and arising from their present and former operations. Tenneco believes that the outcome of these other proceedings, individually and in the aggregate, will have no material adverse effect on the combined financial condition or results of operations of the Energy Business.

TENNECO CREDIT FACILITY

  Tenneco intends to enter into the Tenneco Credit Facility in connection with the Transaction, under which it is expected that a syndicate of banks (the "Lenders") will commit to provide up to $3 billion of financing to Tenneco on an unsecured basis. It is expected Chase Securities Inc. will arrange the Tenneco Credit Facility and The Chase Manhattan Bank will act as agent for the Lenders. The Tenneco Credit Facility is expected to be a 364-day revolving credit facility with a two-year term thereafter, the proceeds of which will be used to effect the Debt Realignment and for other general corporate purposes, and, upon consummation of the Merger will be guaranteed by El Paso.

  Initial borrowings under the Tenneco Credit Facility are expected to occur shortly before the Merger Effective Time. See "Description of Tenneco-- Unaudited Pro Forma Consolidated Financial Statements" for a description of the application of the proceeds of such borrowings. The borrowings under the Tenneco Credit Facility are expected to mature in November 1999.

  Borrowings under the Tenneco Credit Facility are expected to bear interest at a rate per annum equal to, at Tenneco's option, either

    (a) the highest of (i) the rate from time to time publicly announced by The Chase Manhattan Bank in New York City as its prime rate and (ii) the federal funds effective rate from time to time plus 1/2 of 1% (such higher rate, the "Alternate Base Rate"), plus in each case, the Applicable Margin (as defined herein), or

    (b) the average of the rates at which eurodollar deposits for one, two, three or six months or, subject to availability to each lender, nine or 12 months (as selected by Tenneco) are offered in the interbank eurodollar market in the approximate amount of the relevant loan (the "Eurodollar Rate"), plus the Applicable Margin.

It is expected that the "Applicable Margin" will be based on El Paso's senior long-term debt rating, as determined from time to time, or, if El Paso's debt is not rated, each rating agency will be assumed to have assigned its lowest rating.

  It is expected that the Tenneco Credit Facility will require that El Paso's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a default under the Tenneco Credit Facility that will enable the Lenders to refuse to loan funds to Tenneco and to accelerate the indebtedness thereunder.

  It's also expected that the Tenneco Credit Facility will impose prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, asset dispositions (with certain permitted exceptions) and dividends, among others.

  It is expected that the Tenneco Credit Facility will contain certain default provisions, including, among other things, (i) nonpayment of any amount due to the lenders under the Tenneco Credit Facility, (ii) material breach of representations and warranties, (iii) default in the performance of covenants,
(iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million, and (vi) a judgment suffered by El Paso in excess of $50 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days.


MANAGEMENT AFTER THE TRANSACTION

  Pursuant to the Merger Agreement, the directors of El Paso Subsidiary as of the Merger Effective Time will become the initial directors of Tenneco after consummation of the Merger. In addition, the executive officers of El Paso Subsidiary as of the Merger Effective Time will become the initial executive officers of Tenneco upon consummation of the Merger. El Paso has advised Tenneco that the following individuals will be the directors and executive officers of El Paso Subsidiary as of the Merger Effective Time and will become the directors and executive officers (holding the offices indicated below) of Tenneco upon consummation of the Merger:

          NAME           AGE                           POSITION
          ----           ---                           --------
William A. Wise......... 51  Chairman of the Board, President and Chief Executive Officer
H. Brent Austin......... 42  Senior Vice President, Chief Financial Officer and Director
Joel Richards III....... 49  Senior Vice President and Director
Britton White, Jr....... 53  Senior Vice President, General Counsel and Director
Jeffrey I. Beason....... 47  Vice President, Treasurer, Controller and Director

EXECUTIVE OFFICERS AND DIRECTORS

  WILLIAM A. WISE--Upon consummation of the Merger, Mr. Wise will become the Chairman of the Board, President and Chief Executive Officer of Tenneco. Mr. Wise has been Chairman of the Board of El Paso since January 1994 and the President and Chief Executive Officer of El Paso since January 1990. He was President and Chief Operating Officer of El Paso from April 1989 to December 1989. From March 1987 until April 1989, Mr. Wise was an Executive Vice President of El Paso. From January 1984 to February 1987, he was a Senior Vice President of El Paso. He is a member of the Board of Directors of Battle Mountain Gold Company.

  H. BRENT AUSTIN--Upon consummation of the Merger, Mr. Austin will become the Senior Vice President, Chief Financial Officer and a Director of Tenneco. Mr. Austin has been Executive Vice President of El Paso since May 1995 and he has been Chief Financial Officer of El Paso since April 1992. He was Senior Vice President of El Paso from April 1992 to April 1995. He was Vice President, Planning and Treasurer of Burlington Resources Inc. ("BR") from November 1990 to March 1992 and Assistant Vice President, Planning of BR from January 1989 to October 1990.

  JOEL RICHARDS III--Upon consummation of the Merger, Mr. Richards will become the Senior Vice President and a Director of Tenneco. Mr. Richards has been Senior Vice President of El Paso since January 1991 and he was Vice President from June 1990 to December 1990. He was Senior Vice President, Finance and Human Resources of Meridian Minerals Company, a wholly owned subsidiary of BR, from October 1988 to June 1990.

  BRITTON WHITE, JR.--Upon consummation of the Merger, Mr. White will become the Senior Vice President, General Counsel and a Director of Tenneco. Mr. White has been Senior Vice President and General Counsel of El Paso since March 1991 and from March 1991 to April 1992, he was also Corporate Secretary of El Paso. For more than five years prior to that time, Mr. White was a partner in the law firm of Holland & Hart.

  JEFFREY I. BEASON--Upon consummation of the Merger, Mr. Beason will become the Vice President, Treasurer, Controller and a Director of Tenneco. Mr. Beason has been Vice President, Controller and Treasurer of El Paso since April 1996 and from September 1993 to April 1996 he was Senior Vice President of Administration for Mojave Pipeline Operating Company, a subsidiary of El Paso. For more than five years prior to September 1993, Mr. Beason was Director of Financial Reporting for El Paso.

                                TENNECO ENERGY

COMBINED SELECTED FINANCIAL DATA

  The combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of Tenneco Energy. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of Tenneco Energy. In the opinion of Tenneco Energy's management, the combined selected financial data of Tenneco Energy as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business and Tenneco Energy's Combined Financial Statements, and notes thereto, included elsewhere herein.

                           SIX MONTHS
                         ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------------  -----------------------------------------------
                         1996(A)  1995(A)  1995(A)  1994(A)  1993(A)      1992       1991
(MILLIONS)               -------  -------  -------  -------  -------     ------     ------
STATEMENTS OF INCOME
 (LOSS) DATA(B):
 Net sales and operating
  revenues.............. $1,370   $  939   $1,921   $2,381   $2,866      $2,221     $2,216
                         ======   ======   ======   ======   ======      ======     ======
 Income before interest
  expense and income
  taxes ................ $  188   $  140   $  268   $  367   $  419      $  337     $  475(c)
 Interest expense (net
  of interest capital-
  ized).................     63       61      122      142      127          94        121
 Income tax expense
  (benefit).............     22       32      (11)      72      104          63        103
                         ------   ------   ------   ------   ------      ------     ------
 Income before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles, net of
  income tax............    103       47      157      153      188         180        251
 Extraordinary loss, net
  of income tax.........     --       --       --       --      (25)(d)      (9)(e)     --
 Cumulative effect of
  changes in accounting
  principles, net of in-
  come tax..............     --       --       --       --       --        (332)(f)     --
                         ------   ------   ------   ------   ------      ------     ------
 Net income (loss)...... $  103   $   47   $  157   $  153   $  163      $ (161)    $  251
                         ======   ======   ======   ======   ======      ======     ======
BALANCE SHEET DATA(B):
 Total assets........... $5,539   $5,799   $5,792   $5,730   $4,290      $4,054     $4,464
 Short-term debt(g).....    521      376      456      399      304         392        338
 Long-term debt(g)......  1,519    1,737    1,811    2,242    2,019       2,282      2,674
 Combined equity........  1,054      899      687      382     (652)     (1,503)    (1,120)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............ $ (185)  $  174   $  765   $ (278)  $  209      $  729     $   84
 Net cash provided
  (used) by investing
  activities............    117     (266)    (537)    (229)     (35)       (383)        61
 Net cash provided
  (used) by financing
  activities............    (81)      63      (27)     426      (49)       (393)      (190)
 Capital expenditures...    164      113      337      345      171         253        298

--------
(a)For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business included elsewhere herein.
(b) During 1995, 1994 and 1993, Tenneco Energy completed several acquisitions and dispositions, the most significant of which was the acquisition of the natural gas pipeline assets of the Pipeline Authority of South Australia in 1995 and the disposition of its 50% interest in Kern River Gas Transmission Company in 1995. See Notes 4 and 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere herein, for further information on the Tenneco Energy acquisitions and dispositions.
(c) Includes a gain of $265 million related to the sale of Tenneco Energy's natural gas liquids business, including its interest in an MTBE plant then under construction.
(d) During 1993, Tenneco Energy recorded an extraordinary loss as a result of the prepayment of long-term debt. See Note 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere herein, for further information on the Tenneco Energy extraordinary loss.
(e) During 1992, Tenneco Energy recorded an extraordinary loss as a result of the defeasance of $310 million of its high interest bearing long-term debt.
(f) In 1992, Tenneco Energy adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(g) Amounts are net of allocations from Tenneco to New Tenneco and Newport News. The allocation is based on the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based on the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of Tenneco Energy's debt and interest expense upon completion of the Debt Realignment. See Note 6 to the Combined Financial Statements of Tenneco Energy, included elsewhere herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ENERGY BUSINESS

  The following review of the financial condition and results of operations of the Energy Business should be read in conjunction with the Combined Financial Statements of Tenneco Energy and the notes thereto included elsewhere in this Prospectus. Such review includes certain forward-looking statements, which should be read in conjunction with the factors identified in "Risk Factors" herein.

PROPOSED MERGER WITH EL PASO

  In the first quarter of 1996, Tenneco announced its intention to focus on its automotive parts and packaging businesses. This strategic action included the spin-off of Newport News to the holders of Tenneco Common Stock and the development of options to separate Tenneco Energy from the packaging and automotive parts divisions. On June 19, 1996, Tenneco announced that it had signed the Merger Agreement, pursuant to which El Paso Subsidiary will be merged with and into Tenneco, with Tenneco surviving the Merger as a subsidiary of El Paso. Prior to the Merger, Tenneco will spin off New Tenneco and Newport News to the holders of Tenneco Common Stock as separate public companies.

  The Merger represents a total value for Tenneco stockholders of approximately $4 billion which includes:

  . New shares of El Paso equity to be issued to Tenneco stockholders valued at approximately $750 million (subject to the effect of a collar on the average market price of El Paso Common Stock issuable in connection with the Merger).

  . Retention by Tenneco after the Distributions and the Merger of approximately $2.65 billion (subject to adjustment as more fully described herein under "Debt and Cash Realignment") of Tenneco Energy Consolidated Debt and the Tenneco Junior Preferred Stock to be issued in the NPS Issuance.

  . Other payments and certain liability retentions by El Paso which El Paso has estimated at an aggregate of approximately $600 million. See "The Merger."

  Upon consummation of the Transaction, holders of Tenneco Common Stock will own equity securities of three separate, publicly held companies--New Tenneco, Newport News and El Paso (which will include Tenneco Energy as a subsidiary)-- and holders of $7.40 Preferred Stock and $4.50 Preferred Stock will hold El Paso Common Stock.

  The consummation of the Transaction is subject to certain conditions, including approval of the Transaction by Tenneco stockholders at the Tenneco Special Meeting and approval of the Distributions and the Charter Amendment by the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance (if issued prior to the Charter Amendment becoming effective). See "The Distributions--Conditions to Consummation of the Distributions" and "The Merger--Conditions Precedent."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  Net income for the 1996 first half of $103 million increased significantly compared with $47 million in the first half of 1995.

                                                                     SIX MONTHS
                                                                     ENDED JUNE
                                                                         30,
                                                                     -----------
                                                                      1996  1995
                                                                     ------ ----
                                                                     (MILLIONS)
      Revenues...................................................... $1,370 $939
      Operating income..............................................    188  140

NET SALES AND OPERATING REVENUES

  Revenues for the 1996 first half were $1.37 billion, an increase of 46 percent compared with $939 million for the year ago period.

  Revenues from Tenneco Energy's operations which are subject to regulation by the FERC (generally referred to herein as its "regulated" operations) increased to $423 million, or 21 percent. Non-recurring regulatory adjustments that had no operating income impact contributed $55 million to the increase. In addition, transportation revenues increased by $18 million primarily due to a new rate structure implemented in July 1995 and increased transportation volumes. Revenues from Tenneco Energy's energy-related operations which are not generally subject to regulation by the FERC (generally referred to herein as its "nonregulated" operations) increased 61 percent to $943 million, primarily the result of higher gas prices resulting in a $226 million revenue increase, an increase in gas volumes, which increased revenues by $101 million, the acquisition of the assets of the Pipeline Authority of South Australia ("PASA") in June 1995 which contributed $18 million in revenues and new processing and gathering projects which increased revenues by $11 million. Revenues from other operations were $4 million compared with $2 million in the prior-year period.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Operating income from regulated operations in the U.S. rose $32 million to $166 million. The increase included $15 million for a favorable legal settlement in addition to a $4 million gain on the sale of Tennessee's interest in Iroquois. Higher transportation revenues contributed $18 million to the increase while related operating costs primarily remained constant. Additionally, 1995 included a loss of $7 million from the sale of Tennessee's interest in Ozark Gas Transmission System ("Ozark") which added to the 1996 increase. Partially offsetting these increases was the absence of earnings contributed by Kern River, which added $16 million in the year-ago period. Tenneco Energy's 50 percent interest in Kern River was sold in late 1995.

  Nonregulated operating income increased to $19 million in the first half of 1996 from $14 million in the 1995 first half due to higher operating income from Tenneco Ventures' oil and gas production of $10 million and the acquisition of PASA in June 1995 which contributed $10 million. Partially offsetting the nonregulated earnings increase was lower operating income of $5 million due to increased development costs on international programs and $5 million in unfavorable legal settlements.

  Tenneco Energy's other operations reported operating income of $3 million during the first half of 1996 compared with an operating loss of $8 million in the 1995 first half. The increase is due to the recognition of a $32 million deferred gain on the sale of Tenneco Energy's investment in Cummins Engine Company stock offset by lower interest income from the rolloff of Case retail receivables.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at an operating company level and to centrally manage various cash functions. Consequently, the corporate debt of Tenneco and its related interest expense have been allocated to New Tenneco and Newport News based upon the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based upon the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted average cost of all corporate debt, which was 7.7 percent, 8.3 percent and 7.4 percent for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to New Tenneco and Newport News in 1995, 1994 and 1993 was $180 million, $120 million and $124 million, respectively. New Tenneco and Newport News have also been allocated tax benefits approximating 35 percent of the allocated pre-tax interest expense. Although interest expense and the related tax effects have been allocated to New Tenneco and Newport News for financial reporting on a historical basis, New Tenneco and Newport News have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of Tenneco Energy's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of what Tenneco Energy's debt and interest expense will be upon completion of the Debt Realignment and the other components of the Transaction. For additional information, see "Debt and Cash Realignment."

  Interest expense increased from $61 million in the 1995 first half to $63 million in the 1996 first half. The increase was primarily attributable to higher levels of debt.

INCOME TAXES

  Income tax expense for the first half of 1996 was $22 million compared with $32 million for the 1995 first half. The effective tax rate for the first half of 1996 was 18 percent compared with 41 percent in the prior year first half.

CHANGES IN ACCOUNTING PRINCIPLES

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

  Tenneco Energy adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on Tenneco Energy's combined financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
      CASH PROVIDED (USED) BY:                               1996      1995
      ------------------------                             --------  --------
                                                              (MILLIONS)
      Operating activities................................ $   (185) $    174
      Investing activities................................      117      (266)
      Financing activities................................      (81)       63

  Tenneco Energy's operating results, combined with proceeds from sales of assets and businesses, supplemented by net contributions from affiliates and borrowings, have provided funds for acquisitions and capital investments in existing businesses, to repurchase Tenneco Common Stock and to retire long-term debt.

Operating Activities

  Operating cash flow for the first six months of 1996 declined due to lower sales of customer receivables compared with the first half of 1995. This decrease was due primarily to trade receivables sold to Asset Securitization Cooperative Corporation ("ASCC"), which were $140 million lower in the first half of 1996 compared with the first half of 1995. Operating cash flow in the first half of 1996 also declined as a result of higher tax payments compared with the first half of 1995 due to the settlement of 1987 through 1989 federal tax liabilities and Tennessee's gas contract settlement with ICA and TransTexas for $125 million.

Investing Activities

  The sale of other businesses and assets, primarily Tenneco Energy's 50 percent interest in Kern River, generated an additional $278 million of cash during the first half of 1996. The acquisition of assets, primarily the acquisition of PASA, required $225 million of cash during the first half of 1995.

  Tenneco Energy invested $164 million in capital expenditures in its existing businesses during the first half of 1996. Capital expenditures were $113 million during the first half of 1995.

Financing Activities

  Cash used by financing activities was $81 million during the first six months of 1996, a $144 million decrease from the same period in 1995. Tenneco repurchased $122 million in common stock in the first half of 1996, down $328 million from the previous year. Tenneco had short term debt outstanding at the end of June 1996 of $130 million more than 1995. Tenneco also retired $292 million of long-term debt in the first six months of 1996 compared to $180 million retired in 1995. Finally, Tenneco received $301 million in cash contributions from affiliates, down from $786 million received in the first six months of 1995. Cash contributions from affiliates vary based on cash generated by affiliates from operations net of cash required for operating and investing activities.

CAPITALIZATION

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (MILLIONS)
      Short-term debt and current maturities..............  $  521     $  456
      Long-term debt......................................   1,519      1,811
      Minority interest...................................      18         19
      Preferred stock.....................................     112        130
      Combined equity.....................................   1,054        687
                                                            ------     ------
      Total capitalization................................  $3,224     $3,103
                                                            ======     ======

  Debt decreased $227 million at June 30, 1996 compared with December 31, 1995. For additional information on corporate debt allocation, see "--Interest Expense (net of interest allocated to affiliates)" above.

LIQUIDITY

  Historically, Tenneco Energy's excess net cash flows from operating and investing activities have been used to meet consolidated debt and other obligations. Conversely, when Tenneco Energy's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund Tenneco Energy's obligations. Also, depending on market and other conditions, Tenneco Energy has utilized external sources of capital to meet specific funding requirements. However, during 1995, Tenneco made cash distributions of approximately $1.3 billion, in the aggregate, to its Tenneco Automotive, Tenneco Packaging and Newport News subsidiaries to fund strategic acquisitions and capital spending. The disposition of the Albright and Wilson chemicals operations and the sales of Case common stock and other assets provided approximately $1.6 billion for these cash distributions.

  Prior to the Transaction, Tenneco will restructure its consolidated indebtedness for money borrowed pursuant to the Debt Realignment through a series of tender offers, exchange offers, payments, defeasances and prepayments. In connection with the Debt Realignment, Tenneco will enter into the Tenneco Credit Facility, which will consist of a one-year committed revolving credit facility. Initial borrowings under the Tenneco Credit Facility will be used to finance certain aspects of the Debt Realignment. For additional information, see "Description of Tenneco Energy--Tenneco Credit Facility" and "Debt and Cash Realignment."

  After giving effect to the Refinancing Transactions and based on El Paso's representations regarding the operations of the Energy Business after the Merger, Tenneco believes that internally generated funds of the Energy Business and the availability under the Tenneco Credit Facility will provide adequate sources of funds to finance the future capital requirements of the Energy Business including any payments associated with the settlement of the GSR issues discussed herein. See "Risk Factors--Risk Factors Relating to Holders Not Tendering in the Exchange Offers."

RESULTS OF OPERATIONS FOR THE YEARS 1995 AND 1994

1995 STRATEGIC ACTIONS

  In December 1995, Tenneco Energy sold its 50 percent interest in Kern River, a joint venture that owns a 904-mile pipeline extending from Wyoming to California. The sales price was $206 million, resulting in a pre-tax gain of $30 million.

  Tenneco Energy acquired the natural gas pipeline assets of PASA, which includes a 488-mile pipeline, in June 1995 for approximately $225 million and a 50 percent interest in two gas-fired cogeneration plants from ARK Energy in November 1995 for approximately $65 million in cash and Tenneco Common Stock.

  During 1995, Tenneco completed the $500 million common stock repurchase program announced in December 1994. Also, in 1995, Tenneco announced two additional share buyback programs, one for up to 3 million shares and another for 2.5 million shares. These programs were designed to offset the growth in common shares resulting from shares issued pursuant to employee benefit plans. The 3 million share repurchase program was completed in 1995. Since December 1994, Tenneco has repurchased a total of 14.3 million common shares at a cost of $646 million.

RESULTS OF OPERATIONS--YEARS 1995 AND 1994

  Tenneco Energy's net income for 1995 of $157 million increased by three percent compared with $153 million in 1994. The increased results occurred in both the regulated and nonregulated businesses, all of which are discussed below.

  Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

  . Pre-tax gains on sales of assets and businesses of $11 million in 1995
    (primarily Tenneco Energy's interest in Kern River) compared with gains of $24 million in 1994 (primarily from the sale of a 20 percent interest in Tenneco Resources).

  . Reserves established in 1995 of $25 million for the liquidation of surplus real estate holdings and notes and $30 million for estimated regulatory and legal settlement costs at Tenneco Energy.

  . A gain from a 1994 contract settlement between Tenneco Energy and Columbia Gas Transmission Corporation ("Columbia Gas") of $11 million.

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $1,921 $2,381
   Operating income...............................................    268    367

NET SALES AND OPERATING REVENUES

  The regulated portion of Tenneco Energy's business experienced a decline in revenues from $918 million in 1994 to $761 million in 1995. Lower regulated merchant gas sales caused a decline of approximately $222 million. Under FERC Order 636, customers assume the responsibility for acquiring their gas supplies, reducing sales by the pipeline. Other non-recurring regulatory adjustments that had no operating income impact also increased revenue by $63 million.

  Revenues in Tenneco Energy's nonregulated operations were $1,155 million, down $305 million compared with 1994. Average natural gas prices were lower in 1995 compared with 1994, contributing approximately $175 million to the revenue decrease. Furthermore, natural gas volumes declined contributing $148 million to the revenue decrease. Warmer weather in early 1995 resulted in lower levels of storage activity during the year, decreasing demand for natural gas and forcing prices lower. These effects were offset somewhat by $18 million in revenues earned by the PASA assets which were acquired by Tenneco Energy in June 1995.

  Revenues from Tenneco Energy's other operations were $5 million compared with $3 million in 1994.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Operating income in the regulated portion of Tenneco Energy's business was down by $27 million in 1995 as compared with 1994. The 1995 results included the $30 million pre-tax gain on the sale of Tenneco Energy's interest in Kern River, a $7 million loss on the sale of Tenneco Energy's interest in Ozark, and a $21 million reserve for estimated regulatory and legal settlement costs while 1994 included the $11 million benefit from the Columbia Gas contract settlement. Excluding these transactions, Tenneco Energy's regulated business operating income decrease of approximately $18 million was primarily due to the termination or expiration of transportation contracts.

  The 1995 operating income for the nonregulated business decreased $55 million compared with 1994. Operating income in 1994 included a $23 million gain from the sale of a 20 percent interest in Tenneco Resources to Ruhrgas AG. The remainder of the operating income decline was due to increased startup and development costs on international programs of approximately $12 million, a $9 million reserve for estimated legal settlement costs and lower margins and volumes due to lower demand in gas marketing which resulted in a $9 million decrease and an increase in administrative costs of approximately $5 million. Tenneco Energy operating results included $9 million in income from operating the PASA assets during the last half of 1995.

  Tenneco Energy's other operations reported an operating loss of $65 million during 1995. This included a $25 million charge to establish a reserve for liquidation of surplus real estate holdings and notes. During 1994, other operations reported $48 million in operating losses.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Tenneco Energy's interest expense in 1995 was $122 million compared with $142 million in 1994. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995--Interest Expense (net of interest allocated to affiliates)."

INCOME TAXES

  Income tax benefit for 1995 was $11 million compared with income tax expense of $72 million in 1994.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, Tenneco Energy adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on Tenneco Energy's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

      CASH PROVIDED (USED) BY:                                   1995   1994
      ------------------------                                   -----  -----
                                                                 (MILLIONS)
      Operating activities...................................... $ 765  $(278)
      Investing activities......................................  (537)  (229)
      Financing activities......................................   (27)   426

  Tenneco Energy's operating results, combined with proceeds from sales of assets and businesses, and supplemented by contributions from affiliates and short-term and long-term borrowings, have provided funds for acquisitions and capital investments in existing businesses and to repurchase Tenneco Common Stock.

Operating Activities

  Operating cash flow for 1995 improved as Tenneco Energy generated $783 million from the collection and sale of customer receivables compared with $245 million in 1994. This increase was due primarily to trade receivables sold to ASCC, which were $783 million higher in 1995 compared with 1994. The increase in collections of receivables was also due in part to the collection of approximately $300 million of Case retail receivables in 1995. In addition, rate refund payments of approximately $250 million were made to pipeline customers in 1994. The working capital increase of $652 million in 1994 resulted primarily from the reduction of the pipeline rate refund liability of approximately $250 million and lower tax accruals of $252 million. The lower tax accruals resulted from the utilization of capital losses related to the sale of assets.

Investing Activities

  Cash used for business acquisitions during 1995 totaled $241 million. This included the acquisition of PASA for approximately $225 million. Further, Tenneco Energy invested $337 million in capital expenditures in its existing businesses during the year. During 1994, Tenneco Energy's other cash sources included $68 million in proceeds from the sale of assets. Capital expenditures were $345 million for continuing operations.

Financing Activities

  In addition to business expansion, Tenneco Energy used its cash flow during the year for the scheduled retirement of $497 million in long-term debt, to reacquire Tenneco Common Stock for $655 million and to pay $286 million in dividends on Tenneco Stock. During 1994, Tenneco Energy had a net reduction of $605 million in debt and paid dividends on Tenneco Stock of $318 million. Other cash sources included net contributions from affiliates of $1,367 million.

CAPITALIZATION

                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
      Short-term debt and current maturities..................... $  456 $  399
      Long-term debt.............................................  1,811  2,242
      Minority interest..........................................     19     19
      Preferred stock............................................    130    147
      Combined equity............................................    687    382
                                                                  ------ ------
      Total capitalization....................................... $3,103 $3,189
                                                                  ====== ======

  Debt decreased $374 million at December 31, 1995 compared with December 31, 1994. For additional information on corporate debt allocation, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995--Interest Expense (net of interest allocated to affiliates)."

RESULTS OF OPERATIONS FOR THE YEARS 1994 AND 1993

NET SALES AND OPERATING REVENUES

  Revenues for 1994 were $2.38 billion, down from $2.87 billion in 1993. Tenneco Energy revenues were down $485 million or 17 percent as customers shifted from sales to transportation service in the regulated business which resulted in a decrease of approximately $390 million, and lower gas prices in the nonregulated gas marketing business which decreased revenues by $167 million. Offsetting these decreases, the nonregulated businesses reported a volume increase which resulted in increased revenues of $56 million and the contract settlement with Columbia Gas which increased 1994 revenues by $11 million.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Tenneco Energy reported operating income of $367 million in 1994 compared with $419 million in 1993.

  The energy operations reported operating income for 1994 of $415 million, compared with $411 million in 1993. Special items in 1994 included a $23 million gain on the sale of a 20 percent interest in Tenneco Resources to Ruhrgas AG and an $11 million contract settlement with Columbia Gas. Special items in 1993 included a $31 million gain on the sale of Viking and Dean Pipeline Company. When non-recurring items in both years are excluded, operating income in 1994 declined slightly, compared with 1993. Declines during 1994 in the regulated business were primarily due to transportation contract expirations amounting to $12 million. Declines in nonregulated gas marketing prices resulted in a $10 million decrease. Offsetting these declines was significant growth in the nonregulated businesses which contributed $24 million.

  Tenneco Energy's other operations reported an operating loss of $48 million in 1994, compared with operating income of $8 million for 1993. The 1993 operating income included a gain of $39 million from contributing Tenneco Energy's investment in Cummins Engine Company to the Case Corporation Pension Plan for Hourly Paid Employees.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Net interest expense increased $15 million from $127 million in 1993 to $142 million in 1994. For additional information on corporate debt allocation, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995-- Interest Expense (net of interest allocated to affiliates)."

INCOME TAXES

  Income tax expense for 1994 was $72 million compared with $104 million reported for 1993. The lower tax expense in 1994 was primarily the result of lower pre-tax earnings.

EXTRAORDINARY LOSS

  Extraordinary loss for 1993 was $25 million, net of income tax benefit of $13 million. This was the result of redemption premiums from prepaying high interest-bearing long-term debt.

LIQUIDITY & CAPITAL RESOURCES

Operating Activities

  Net cash used by operating activities was $278 million for the year 1994, compared with net cash provided of $209 million for 1993, a decrease of $487 million. This decrease was due in part to lower sales of receivables in 1994. Trade receivables sold to the ASCC were $313 million less in 1994 compared with 1993. In addition, rate refund payments of approximately $250 million were made to pipeline customers in 1994. The working capital increase of $652 million for 1994 resulted primarily from the reduction of the pipeline rate refund liability of approximately $250 million and lower tax accruals of $252 million. The lower tax accruals resulted from the utilization of capital losses related to the sale of assets.

Investing Activities

  Net cash used by investing activities in 1994 was $229 million, compared with net cash used of $35 million in 1993. Net proceeds from the sale of businesses and assets were $68 million in 1994. Net proceeds from the sale of businesses in 1993 of $114 million resulted from the sales of Dean Pipeline Company and Viking.

  Expenditures for plant, property and equipment from continuing operations for 1994 were $345 million, compared with $171 million for 1993.

Financing Activities

  Cash provided by financing activities was $426 million in 1994 compared to cash used of $49 million in 1993. During 1993, Tenneco issued $1.2 billion of common stock which was used to retire long term debt. In 1994, Tenneco issued common stock for $188 million, received cash from affiliates of $1.4 billion, including approximately $700 million in proceeds from sales of assets by affiliates, and retired debt of $508 million.

FERC MATTERS

  Tennessee has deferred certain costs it has incurred associated with renegotiating GSR costs as a result of FERC Order 636. For a discussion of Tennessee's ongoing settlement and contract reformation discussions with holders of long-term gas purchase contracts, ongoing discussions between Tennessee and its customers related to the recovery of GSR costs and various FERC proceedings relating to Tennessee cost recovery of transition costs incurred pursuant to implementation of Order 636, see "Description of Tenneco Energy--Interstate Pipeline Operations--Federal Regulation."

ENVIRONMENTAL MATTERS

  Tenneco Energy and certain of its subsidiaries are subject to various environmental claims and proceedings relating to its current businesses and discontinued operations. See "Description of Tenneco Energy--Environmental Matters."

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following discussion is a summary of certain U.S. federal income tax consequences of the Exchange Offers to holders of Old Securities ("Holders"). This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's particular circumstances, or to certain types of Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, employee stock ownership plans, banks, brokers, dealers, Holders that hold Old Securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes or that have a "functional currency" other than the United States dollar, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences (e.g., estate or gift tax) other than income tax consequences, that may be applicable to particular Holders. Further, this summary assumes that Holders hold their Old Securities as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

  EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFERS.

TAX CONSIDERATIONS FOR HOLDERS WHO TENDER IN THE EXCHANGE OFFERS

  A Holder who participates in the Exchange Offers will recognize capital gain or loss at the time the Holder's Old Securities are exchanged by New Tenneco in an amount equal to the difference between the issue price of the New Securities (other than the amount, if any, in respect of accrued interest) and the Holder's adjusted tax basis of the Old Securities surrendered. Such capital gain or loss will be long-term or short-term depending on whether the Holder's holding period for the Old Securities on the Issuance Date by New Tenneco exceeds one year. The "issue price" of the New Securities will be equal to (i) the fair market value of the Old Securities or the New Securities if either the Old Securities or the New Securities are traded on an established market or (ii) the stated principal amount of the New Securities if neither the Old Securities nor the New Securities are traded on an established market.

  An exception to the capital gain or loss treatment described above applies to a Holder who holds Old Securities with "market discount". Market discount is the amount by which the Holder's basis in its Old Securities immediately after their acquisition is exceeded by the stated redemption price at maturity of the Old Securities. If, however, such excess is less than 1/4 of 1% of the stated redemption price at maturity of the Old Securities multiplied by the number of complete years from the Holder's acquisition date of the Old Securities to its maturity date, the Old Securities will be considered to have no market discount. The gain, if any, realized by a Holder of market discount Old Securities on the exchange of such Old Securities will be treated as ordinary income to the extent that market discount has accrued from the Holder's acquisition date to the Issuance Date, unless the Holder has elected to include market discount in income currently as it accrues. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above. Generally, market discount obligations do not include any Old Securities acquired by the Holder at their original issue. If a Holder had interest expense attributable to market discount Old Securities which interest expense was not allowed as a deduction under Section 1277(a) of the Code, such interest expense may be allowable in whole or in part upon such Holder's disposition of the Old Securities. Holders of Old Securities having market discount should consult their own tax advisors as to the effect to them of the market discount rules on the exchange of Old Securities pursuant to the Exchange Offers.

  If either the Old Securities or the New Securities are traded on an established market, the New Securities may have original issue discount ("OID") or amortizable bond premium in an amount equal to the difference between their issue price and their stated principal amount. Holders would include any OID in income as it accrues on the basis of a constant yield to the maturity date, and would be required to include amounts in income prior to the date such income is actually paid in cash. Holders may elect to deduct amortization of any bond premium, using a constant yield method, over the remaining term of the New Securities. Such an election requires basis reductions in the amounts of the deductions, and applies to all taxable debt obligations then owned or thereafter acquired by the taxpayer.

  Any portion of the payment received by a Holder on the Issuance Date which is attributable to accrued interest on the Old Securities up to the Issuance Date will be taxable as ordinary income in accordance with the Holder's method of accounting for U.S. federal income tax purposes.

TAX CONSIDERATIONS FOR HOLDERS WHO DO NOT TENDER IN THE EXCHANGE OFFERS

  A Holder whose Old Securities are not exchanged in the Exchange Offers will not recognize gain or loss for U.S. federal income tax purposes unless such Old Securities were issued under the Old Indentures and the Supplemental Indenture with respect to such Indenture becomes effective and is deemed to constitute a significant modification of the Old Securities under applicable Treasury Regulations. The changes in the terms of the Old Securities should not constitute a significant modification under the applicable Treasury Regulations, and should not result in a deemed exchange of securities for U.S. federal income tax purposes. Accordingly, holders of Old Securities who elect to retain their Old Securities should not recognize gain or loss as a result of the changes to the terms of the Old Securities effected by the Proposed Amendments.

BACKUP WITHHOLDING

  Under the U.S. federal Income tax backup withholding provisions of the Code and applicable Treasury Regulations, a Holder may be subject to backup withholding at the rate of 31% with respect to interest and redemption proceeds unless such Holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number to the Depositary, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Holder's U.S. federal income tax liability. To prevent backup withholding with respect to the payment of interest, each Holder must complete and sign a substitute Form W-9, which is included as part of the Letter of Transmittal, and return it to the Exchange Agent. If the Depositary is not provided with the correct taxpayer identification number, the Holder may also be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained by such Holder from the IRS.

                                 LEGAL MATTERS

  Certain legal matters regarding the New Securities will be passed upon for New Tenneco by Theodore R. Tetzlaff, General Counsel of New Tenneco and a partner of Jenner & Block, Chicago, Illinois. Certain federal income tax matters are also being passed upon for New Tenneco by Jenner & Block.
Mr. Tetzlaff beneficially owns 33,637 shares of Tenneco Common Stock (including options to purchase 16,667 shares of Tenneco Common Stock, which options are either presently exercisable or exercisable within 60 days of such date), and other Jenner & Block attorneys participating in this matter beneficially owned 458 shares of Tenneco Common Stock. Certain legal matters relating to Exchange Offers will be passed upon for the Dealer Manager by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Cahill Gordon & Reindel has in the past represented and continues to represent Tenneco in certain matters.

                                    EXPERTS

  The following financial statements and schedules included or incorporated by reference in this Prospectus or elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports: (i) Tenneco and consolidated subsidiaries included in Tenneco's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, incorporated by reference herein; (ii) the Businesses of Tenneco Energy, included herein; and (iii) the Businesses of New Tenneco, included herein.

  The combined financial statements of Mobil Plastics for the year ended December 28, 1994 appearing in the Current Report of Tenneco on Form 8-K dated November 17, 1995, which is incorporated by reference herein, and the combined financial statements of Mobil Plastics for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 included herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and herein. Such financial statements have been incorporated herein by reference and included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULES

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF NEW TENNECO
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Income for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-4
  Combined Statements of Cash Flows for each of three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended
   December 31, 1995 and for the six months ended June 30, 1996........... F-6
  Notes to Combined Financial Statements.................................. F-7
THE MOBIL PLASTICS DIVISION OF MOBIL CORPORATION
  Report of Independent Auditors.......................................... F-28
  Combined Statements of Net Assets--December 28, 1994 and November 17,
   1995................................................................... F-29
  Combined Statements of Operations Before Income Taxes--Year ended Decem-
   ber 28, 1994 and period ended November 17, 1995........................ F-30
  Combined Statements of Changes in Net Assets--Year Ended December 28,
   1994 and period ended November 17, 1995................................ F-31
  Combined Statements of Cash Flows--Year ended December 28, 1994 and pe-
   riod ended
   November 17, 1995...................................................... F-32
  Notes to Combined Financial Statements.................................. F-33
THE BUSINESSES OF TENNECO ENERGY
  Report of Independent Auditors.......................................... F-41
  Combined Statements of Income for each of the three years in the period ended
   December 31, 1995 and for the six months ended June 30, 1996 and 1995.. F-42
  Combined Balance Sheets December 31, 1995 and 1994 and June 30, 1996.... F-43
  Combined Statements of Cash Flows for each of the three years in the pe-
   riod ended December 31, 1995 and for the six months ended June 30, 1996 and 1995............................................................... F-44
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and for the six months ended June
   30, 1996 and 1995...................................................... F-45
  Notes to Combined Financial Statements.................................. F-46
FINANCIAL STATEMENT SCHEDULES
  Valuation and Qualifying Accounts--The Businesses of New Tenneco ....... S-1
  Valuation and Qualifying Accounts--The Businesses of Tenneco Energy..... S-2

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

We have audited the accompanying combined balance sheets of the businesses of New Tenneco (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of New Tenneco as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the combined financial statements, effective January 1, 1994, the businesses of New Tenneco changed its method of accounting for postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of New Tenneco taken as a whole.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                         THE BUSINESSES OF NEW TENNECO

                         COMBINED STATEMENTS OF INCOME

                                     YEARS ENDED DECEMBER    SIX MONTHS ENDED
                                             31,                 JUNE 30,
                                     ----------------------  ------------------
(MILLIONS)                            1995    1994    1993     1996      1995
----------                           ------  ------  ------  --------  --------
                                                                (UNAUDITED)
REVENUES
Net sales and operating revenues--
  Automotive.......................  $2,479  $1,989  $1,785  $  1,463  $  1,263
  Packaging........................   2,752   2,184   2,042     1,775     1,318
  Intergroup sales and other.......     (10)     (7)     (7)       (5)       (4)
                                     ------  ------  ------  --------  --------
                                      5,221   4,166   3,820     3,233     2,577
Other income, net..................      39      (2)     42        71        30
                                     ------  ------  ------  --------  --------
                                      5,260   4,164   3,862     3,304     2,607
                                     ------  ------  ------  --------  --------
COSTS AND EXPENSES
Cost of sales (exclusive of depre-
 ciation shown below)..............   3,737   3,050   2,854     2,303     1,828
Engineering, research and develop-
 ment expenses.....................      67      43      39        44        33
Selling, general and administra-
 tive..............................     588     473     451       396       276
Depreciation, depletion and amorti-
 zation............................     196     142     137       147        92
                                     ------  ------  ------  --------  --------
                                      4,588   3,708   3,481     2,890     2,229
                                     ------  ------  ------  --------  --------
Income before interest expense, in-
 come taxes and minority
 interest..........................     672     456     381       414       378
Interest expense (net of interest
 capitalized)......................     160     104     101       100        74
                                     ------  ------  ------  --------  --------
Income before income taxes and mi-
 nority interest...................     512     352     280       314       304
Income tax expense.................     231     114     115       126       124
                                     ------  ------  ------  --------  --------
Income before minority interest....     281     238     165       188       180
Minority interest..................      23      --      --        10        12
                                     ------  ------  ------  --------  --------
Income from continuing operations..     258     238     165       178       168
Loss from discontinued operations,
 net of income tax.................      --     (31)     (7)       --        --
                                     ------  ------  ------  --------  --------
Income before cumulative effect of
 change in accounting
 principle.........................     258     207     158       178       168
Cumulative effect of change in ac-
 counting principle, net of
 income tax........................      --      (7)     --        --        --
                                     ------  ------  ------  --------  --------
Net income.........................  $  258  $  200  $  158  $    178  $    168
                                     ======  ======  ======  ========  ========

The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                         THE BUSINESSES OF NEW TENNECO

                            COMBINED BALANCE SHEETS

                                                  DECEMBER 31,
                                                  -------------  JUNE 30,
(MILLIONS)                                         1995   1994     1996
----------                                        ------ ------ ----------- ---
                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments............ $  103 $  350   $  129
  Receivables--
    Customer notes and accounts (net)............    351    284      477
    Affiliated companies.........................    117     53      114
    Income taxes.................................     41      2       52
    Other........................................     54     45      186
  Inventories....................................    838    557      820
  Deferred income taxes..........................     23     24       28
  Prepayments and other..........................    168    152      196
                                                  ------ ------   ------
                                                   1,695  1,467    2,002
                                                  ------ ------   ------
Investments and other assets:
  Long-term notes receivables....................     16     11       16
  Goodwill and intangibles, net..................  1,024    320      965
  Deferred income taxes..........................     52     49       61
  Pension assets.................................    433    389      444
  Other..........................................    239    113      287
                                                  ------ ------   ------
                                                   1,764    882    1,773
                                                  ------ ------   ------
Plant, property and equipment, at cost...........  4,138  3,065    4,332
  Less--Reserves for depreciation, depletion and
   amortization..................................  1,480  1,474    1,584
                                                  ------ ------   ------
                                                   2,658  1,591    2,748
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities
   on long-term debt)............................ $  384 $  108   $  530
  Payables
    Trade........................................    589    465      599
    Affiliated companies.........................     47     68       23
  Taxes accrued..................................     45     --       74
  Accrued liabilities............................    237    129      242
  Other..........................................    257    282      242
                                                  ------ ------   ------
                                                   1,559  1,052    1,710
                                                  ------ ------   ------
Long-term debt...................................  1,648  1,039    1,573
Deferred income taxes............................    435    342      451
Postretirement benefits..........................    156    122      161
Deferred credits and other liabilities...........    166     97      159
Commitments and contingencies
Minority interest................................    301    301      301
Combined equity..................................  1,852    987    2,168
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                         THE BUSINESSES OF NEW TENNECO

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS
                                                YEARS ENDED          ENDED
                                                DECEMBER 31,       JUNE 30,
                                              ------------------  ------------
(MILLIONS)                                     1995   1994  1993  1996   1995
----------                                    ------  ----  ----  -----  -----
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Income from continuing operations...........  $  258  $238  $165  $ 178  $ 168
Adjustments to reconcile income from contin-
 uing operations to cash provided (used) by
 continuing operations--
  Depreciation, depletion and amortization..     196   142   137    147     92
  Deferred income taxes.....................      75    19     1     37     15
  Gain on sale of businesses and assets,
   net......................................     (15)   (5)  (29)   (49)   (14)
  Allocated interest, net of tax............      99    61    59     63     44
  Changes in components of working capital
   (Increase) decrease in receivables.......      30    87    55   (110)   (79)
   (Increase) decrease in inventories.......    (102)  (57)   (1)    18    (99)
   (Increase) decrease in prepayments and
    other current assets....................     (39)    8   (38)   (19)   (10)
   Increase (decrease) in payables..........       7    69    34    (13)   (59)
   Increase (decrease) in taxes accrued.....      23   (17)  (47)    23    (18)
   Increase (decrease) in other current lia-
    bilities................................     (15)   (3)   79    (43)   (26)
  Other.....................................     (28)   20   (85)   (33)   (23)
                                              ------  ----  ----  -----  -----
   Cash provided (used) by continuing opera-
    tions...................................     489   562   330    199     (9)
   Cash provided (used) by discontinued op-
    erations................................      --     9    (6)    --     --
                                              ------  ----  ----  -----  -----
Net cash provided (used) by operating activ-
 ities......................................     489   571   324    199     (9)
                                              ------  ----  ----  -----  -----
INVESTING ACTIVITIES
Net proceeds (expenditures) related to the
 sale of discontinued operations............      --     5    (4)    --     --
Net proceeds from sale of businesses and as-
 sets.......................................      56    16    83     10     34
Expenditures for plant, property and equip-
 ment.......................................    (562) (280) (217)  (263)  (179)
Acquisitions of businesses..................  (1,461)  (51)  (14)   (23)   (55)
Investments and other.......................     (74)    7    --    (64)    (6)
                                              ------  ----  ----  -----  -----
Net cash used by investing activities.......  (2,041) (303) (152)  (340)  (206)
                                              ------  ----  ----  -----  -----
FINANCING ACTIVITIES
Issuance of equity securities by a combined
 subsidiary.................................      --   293    --     --     --
Retirement of long-term debt................     (15) (152)  (21)    (8)   (11)
Net increase (decrease) in short-term debt
 excluding current maturities on long-term
 debt.......................................       8   (94)  (29)   (23)    (2)
Cash contributions from (distributions to)
 Tenneco....................................   1,304     3  (115)   200    (39)
                                              ------  ----  ----  -----  -----
Net cash provided (used) by financing activ-
 ities......................................   1,297    50  (165)   169    (52)
                                              ------  ----  ----  -----  -----
Effect of foreign exchange rate changes on
 cash and temporary cash investments........       8     4    (2)    (2)     4
                                              ------  ----  ----  -----  -----
Increase (decrease) in cash and temporary
 cash investments...........................    (247)  322     5     26   (263)
Cash and temporary cash investments, January
 1..........................................     350    28    23    103    350
                                              ------  ----  ----  -----  -----
Cash and temporary cash investments, Decem-
 ber 31 (Note)..............................  $  103  $350  $ 28  $ 129  $  87
                                              ======  ====  ====  =====  =====
Cash paid during the year for interest......  $    6  $ 14  $ 15  $   2  $   6
Cash paid during the year for income taxes
 (net of refunds)...........................  $  180  $137  $178  $  97  $ 137

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

    The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                         THE BUSINESSES OF NEW TENNECO

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)

Balance, December 31, 1992............................................. $  (87)
  Net income...........................................................    158
  Translation adjustment...............................................    (75)
  Allocated interest, net of tax.......................................     59
  Change in allocated corporate debt...................................    519
  Cash distributions to Tenneco........................................   (115)
  Noncash contributions from Tenneco...................................     74
                                                                        ------
Balance, December 31, 1993............................................. $  533
  Net income...........................................................    200
  Translation adjustment...............................................     56
  Allocated interest, net of tax.......................................     61
  Change in allocated corporate debt...................................     (5)
  Cash contributions from Tenneco......................................      3
  Noncash contributions from Tenneco...................................    139
                                                                        ------
Balance, December 31, 1994............................................. $  987
  Net income...........................................................    258
  Translation adjustment...............................................     49
  Allocated interest, net of tax.......................................     99
  Change in allocated corporate debt...................................   (887)
  Cash contributions from Tenneco......................................  1,304
  Noncash contributions from Tenneco...................................     42
                                                                        ------
Balance, December 31, 1995............................................. $1,852
  Net income...........................................................    178
  Translation adjustment...............................................    (25)
  Allocated interest, net of tax.......................................     63
  Change in allocated corporate debt...................................    (94)
  Cash contributions from Tenneco......................................    200
  Noncash distributions to Tenneco.....................................     (6)
                                                                        ------
Balance, June 30, 1996 (unaudited)..................................... $2,168
                                                                        ======


The accompanying notes to combined financial statements are an integral part of these
                   statements of changes in combined equity.

                         THE BUSINESSES OF NEW TENNECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all automotive
(collectively referred to as "Tenneco Automotive") and packaging (collectively referred to as "Tenneco Packaging") operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below).

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Industrial Distribution, as defined below, to Tenneco Automotive, Tenneco Packaging and certain administrative service operations of Tenneco (collectively, "New Tenneco") which New Tenneco Inc. will own and operate after the Industrial Distribution, and (ii) for periods after the Industrial Distribution, to New Tenneco Inc. and its consolidated subsidiaries.

  Reference is made to Note 13, "Segment and Geographic Area Information" for a description of the businesses of the Company.

2. THE INDUSTRIAL DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged into Tenneco (the "Merger"). The Merger is part of a larger Tenneco reorganization (the "Transaction") which includes the distribution of the common stock of the Company (the "Industrial Distribution") and Newport News Shipbuilding Inc. ("Newport News"), a subsidiary of Tenneco which will hold all of the assets, liabilities and operations of Tenneco's current shipbuilding business (the "Shipbuilding Distribution") (collectively, the "Distributions") to the holders of Tenneco common stock. Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities of the Company, Newport News and El Paso.

  Prior to the Transaction, Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain Company debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, the Company (which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and the Company will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco stockholders.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco intends to modify, amend or enter into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that (i) the Company will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) the Company will retain specific insurance policies which relate to its businesses and will retain continuing rights and obligations for certain parent-company insurance policies of Tenneco; and
(iii) the Company will provide certain corporate services, such as mainframe data processing and product purchasing services, to Tenneco and Newport News for a specified period of time.

                         THE BUSINESSES OF NEW TENNECO

3. SUMMARY OF ACCOUNTING POLICIES

Control

  All of the outstanding common stock of the Company is owned directly or indirectly by Tenneco. Thus, the companies which comprise Tenneco Automotive, Tenneco Packaging and certain administrative service operations are under the control of Tenneco.

Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not indicative of operating results for an entire year.

Research and Development

  Research and development costs are expensed as incurred. The amounts charged to "Engineering, research and development expenses" were $42 million, $27 million, and $38 million for 1995, 1994 and 1993, respectively.

Risk Management Activities

  The Company is currently a party to financial instruments to hedge its exposure to changes in foreign currency exchange rates. These financial instruments are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. After-tax net gains or losses on foreign currency contracts designated as hedges of the Company's net investments in foreign subsidiaries are recognized in the balance sheet caption "Combined equity." Net gains and losses of foreign currency contracts designated as hedges of firm commitments or other specific transactions are deferred and recognized when the offsetting gains or losses are recognized on the hedged items.

  In the Combined Statements of Cash Flows, cash receipts or payments related to the financial instruments are classified consistent with the cash flows from the transactions being hedged.

Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (1) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (2) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the

                         THE BUSINESSES OF NEW TENNECO

Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries for the applicable portion of the total tax payments. Cash taxes paid in the Combined Statement of Cash Flows include payments to Tenneco for U.S. federal income taxes.

  The Company does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $505 million at December 31, 1995. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

  In connection with the Distributions the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the automotive and packaging businesses. In the case of federal income taxes imposed on the combined activities of the consolidated group, New Tenneco and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the adoption of the new standard has not been determined.

  The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have a significant effect on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The Company recorded an after-tax charge of $7 million which was reported as a cumulative effect of change in accounting principle.

Inventories

  At December 31, 1995 and 1994, inventory by major classification was as follows:

      (MILLIONS)                                                       1995 1994
      ----------                                                       ---- ----
      Finished goods.................................................. $396 $267
      Work in process.................................................  102   81
      Raw materials...................................................  253  137
      Materials and supplies..........................................   87   72
                                                                       ---- ----
                                                                       $838 $557
                                                                       ==== ====

                         THE BUSINESSES OF NEW TENNECO

  Inventories are stated at the lower of cost or market. A portion of inventories are valued using the "last-in, first-out" method (47% and 27% at December 31, 1995 and 1994, respectively). All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by the Company for all inventories, inventories would have been $48 million, $46 million and $40 million higher at December 31, 1995, 1994 and 1993, respectively.

Goodwill and Intangibles

  At December 31, 1995 and 1994, goodwill and intangibles by major category was as follows:

      (MILLIONS)                                                      1995  1994
      ----------                                                     ------ ----
      Goodwill...................................................... $  632 $299
      Trademarks....................................................    194    1
      Patents.......................................................    160   --
      Other.........................................................     38   20
                                                                     ------ ----
                                                                     $1,024 $320
                                                                     ====== ====

  Goodwill is being amortized on a straight-line basis over periods ranging from 15 years to 40 years. Such amortization amounted to $10 million, $8 million and $8 million for 1995, 1994 and 1993, respectively, and is included in the Combined Statements of Income caption, "Depreciation, depletion and amortization."

  The Company has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years and was not significant during any of the periods presented in the accompanying combined financial statements.

  The majority of goodwill and intangibles at December 31, 1995, resulted from the acquisition of the plastics division of Mobil Corporation in November 1995. See Note 4, "Acquisitions," for further information on the acquisitions.

Plant, Property and Equipment, at Cost

  At December 31, 1995 and 1994, plant, property and equipment, at cost, by major category was as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Land, buildings and improvements........................... $1,125 $  978
      Machinery and equipment....................................  2,446  1,722
      Other, including construction in progress..................    567    365
                                                                  ------ ------
                                                                  $4,138 $3,065
                                                                  ====== ======

  Depreciation of the Company's properties is provided on a straight-line basis over the estimated useful lives of the related assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment. Depletion of timber and timberlands is provided on a unit-of-production basis.

Notes Receivable and Allowance for Doubtful Accounts

  Short-term notes receivable of $53 million and $31 million were outstanding at December 31, 1995 and 1994, respectively.

                         THE BUSINESSES OF NEW TENNECO

  At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $24 million and $15 million, respectively.

Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the combined financial statements.

  For further information on this subject, reference is made to Note 14, "Commitments and Contingencies--Environmental Matters."

Foreign Currency Translation

  Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses and gains and losses. Translation adjustments are reflected in the balance sheet caption "Combined equity."

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Income Taxes" section of this footnote and Notes 11, 12 and 14 for additional information on significant estimates included in the Company's combined financial statements.

4. ACQUISITIONS

  In June 1996, the Company entered into agreements to acquire The Pullman Company and its Clevite products division ("Clevite") for $328 million and Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), for $310 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Tenneco Automotive. Amoco Foam Products manufactures expanded polystyrene tableware, hinged-lid food containers, packaging trays and industrial products for residential and commercial construction applications. The Company anticipates closing the acquisition of Amoco Foam Products by the end of August 1996 and Amoco Foam Products will become part of Tenneco Packaging.

  In November 1995, Tenneco Packaging acquired the plastics division of Mobil Corporation for $1.3 billion. The plastics business is one of the largest North American producers of polyethylene and polystyrene consumer and food service packaging.

                         THE BUSINESSES OF NEW TENNECO

  Tenneco Packaging's acquisition of the plastics business was accounted for as a purchase; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on preliminary estimates of their fair values. Final purchase price allocations will be based on more complete evaluations and may differ from the original allocation. The excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption, "Goodwill and intangibles" and is being amortized on a straight-line basis over 40 years. The purchase was financed with a cash contribution from Tenneco.

  The following unaudited pro forma information of the Company illustrates the effect of the plastics business acquisition as if it had occurred at the beginning of 1994, after giving effect to certain pro forma adjustments including amortization of the excess purchase price, depreciation and other adjustments based on the preliminary purchase price allocation related to the acquisition, together with estimates of the related income tax effects.

                                                                   (UNAUDITED)
                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Net sales and operating revenues........................... $6,217 $5,203
      Income from continuing operations.......................... $  268 $  181

  The summarized pro forma information has been prepared for comparative purposes only. It is not intended to be indicative of the actual operating results that would have occurred had the acquisition been consummated at the beginning of 1994, or the results which may be attained in the future.

  Also during 1995, Tenneco Packaging completed the acquisitions of eight paperboard packaging businesses and two specialty packaging businesses for a total consideration of approximately $196 million. In addition, Tenneco Automotive completed four acquisitions for approximately $54 million.

  Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

  In 1994, Tenneco Automotive acquired Heinrich Gillet GmbH & Co. KG for $44 million in cash and $69 million in assumed debt.

5. TRANSACTIONS WITH TENNECO

Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of the Company. Changes in the "Combined equity" caption represent the net income of the Company, net cash and non-cash contributions from (distributions to) Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined equity" caption for the three years ended December 31, 1995 and six months ended June 30, 1996.

General and Administrative Expenses

  General and administrative expenses of $229 million, $154 million and $149 million in 1995, 1994 and 1993, respectively, are included in the "Selling, general and administrative" caption in the Combined Statements of Income. Of the total general and administrative expenses for 1995, 1994 and 1993, $61 million, $27 million and $21 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and

                         THE BUSINESSES OF NEW TENNECO
administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and their relative size based on revenues, gross property and payroll. Tenneco's corporate general and administrative expenses not budgeted for allocation are absorbed by the Company. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined financial statements are representative of the total general and administrative costs the Company would have incurred as a separate entity.

Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $152 million, $94 million and $90 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

Notes and Advances Receivable with Tenneco

  "Cash contributions from (distributions to) Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note receivable from Tenneco totaling $494 million and $310 million, respectively, which is payable on demand and is included as a component of the Company's combined equity.

Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Receivables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by the Company and charged to Newport News and Tenneco Energy. The "Payables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to the Company. Affiliated accounts receivable and accounts payable between Tenneco, the Company and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

Employee Benefits

  Certain employees of the Company participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject

                         THE BUSINESSES OF NEW TENNECO
to certain thresholds. The Company expects to establish similar plans for its employees after the Industrial Distribution. In connection with the Industrial Distribution, outstanding options on Tenneco common stock held by Company employees will be converted into options of the Company so as to preserve the aggregate value of the options held prior to the Industrial Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 11 and 12 for a further discussion of these plans.

Sales of Receivables

  At December 31, 1995 and 1994, the Company sold $513 million and $384 million, respectively, of trade receivables to Tenneco Credit Corporation ("TCC"), a wholly-owned subsidiary of Tenneco Inc. TCC sells these trade receivables to a third party in the ordinary course of its business.

6. DISCONTINUED OPERATIONS AND DISPOSITION OF ASSETS

Discontinued Operations

  In 1994, the Company sold its brakes operation. Net proceeds from the sale of the brakes operation was approximately $18 million. Net assets and results from discontinued operations as of and for the years ended December 31, 1994 and 1993, are as follows:

                                                                     1994  1993
      (MILLIONS)                                                     ----  ----
      Net assets at December 31..................................... $ --  $61
                                                                     ====  ===
      Net sales and operating revenues.............................. $ 62  $54
                                                                     ====  ===
      Loss before income taxes and interest allocation.............. $ (8) $(8)
      Income tax benefit............................................    5    4
                                                                     ----  ---
      Loss before interest allocation...............................   (3)  (4)
      Allocation of interest expense, net of income tax (a).........   (2)  (3)
                                                                     ----  ---
      Net loss......................................................   (5)  (7)
                                                                     ----  ---
      Loss on disposition...........................................  (41)  --
      Income tax benefit from loss on disposition...................   15   --
                                                                     ----  ---
      Net loss on disposition.......................................  (26)  --
                                                                     ----  ---
      Net loss from discontinued operations......................... $(31) $(7)
                                                                     ====  ===

--------
(a) The allocation of interest expense to discontinued operations is based on the ratio of net assets of discontinued operations to Tenneco consolidated net assets plus debt.

Disposition of Assets

  In the second quarter of 1996, Tenneco Packaging entered into an agreement to form a joint venture with Caraustar Industries whereby Tenneco Packaging sold its two recycled paperboard mills and recycling operation to the joint venture in return for cash and an equity interest in the joint venture. The Company recognized a $50 million pre-tax gain from the sale in the second quarter of 1996.

  In 1995, the Company sold certain facilities and assets, principally at its Tenneco Packaging segment. Proceeds from these dispositions were $56 million resulting in a pre-tax net gain of $15 million.

                         THE BUSINESSES OF NEW TENNECO

  During 1994, the Company disposed of several assets and investments including a facility, machinery and equipment at Tenneco Packaging. Proceeds from these dispositions were $16 million resulting in a pre-tax gain of $5 million.

  During 1993, the Company disposed several Tenneco Packaging operations. The proceeds from dispositions were $83 million and the pre-tax gain was $29 million.

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

Long-Term Debt

  A summary of long-term debt outstanding and allocated corporate debt obligations at December 31, 1995 and 1994, is set forth in the following table
(Note):

(MILLIONS)                                                       1995    1994
----------                                                      ------  ------
Notes due 1996 through 2014, average effective interest rate
 10.9% in 1995 and 7.9% in 1994 (net of $32 million in 1995
 and $33 million in 1994 of unamortized discount).............  $   41  $   52
Other obligations due 1996 through 2007, average effective in-
 terest rate 8.8% in 1995 and
 8.4 % in 1994................................................      26      20
Current maturities............................................      (6)     (5)
                                                                ------  ------
                                                                    61      67
                                                                ------  ------
Allocated corporate debt obligations, average effective inter-
 est rate 7.7% in 1995 and 8.3% in 1994.......................   1,587     972
                                                                ------  ------
                                                                $1,648  $1,039
                                                                ======  ======

Note: Reference is made to Note 5 for a discussion of allocated corporate debt obligations.

  At December 31, 1995 and 1994, approximately $72 million and $154 million, respectively, of gross plant, property and equipment was pledged as collateral to secure $30 million and $31 million, respectively, principal amounts of long-term debt.

  The aggregate maturities applicable to non-allocated issues outstanding at December 31, 1995, are $6 million, $7 million, $6 million, $5 million and $6 million for 1996, 1997, 1998, 1999 and 2000, respectively.

Short-Term Debt

  The Company uses lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term credit agreements for the years ended December 31, 1995 and 1994 follows:

(DOLLARS IN MILLIONS)                                                1995  1994
---------------------                                                ----  ----
Outstanding borrowings at end of year............................... $16   $ 22
Weighted average interest rate on outstanding borrowings at end of
 year............................................................... 6.8%   8.1%
Approximate maximum month-end outstanding borrowings during year.... $18   $163
Approximate average month-end outstanding borrowings during year.... $11   $ 53

Note: Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  The Company had other short-term borrowings outstanding of $17 million at December 31, 1995, and $8 million at December 31, 1994 and was allocated short-term corporate debt obligations of $345 million at December 31, 1995 and $73 million at December 31, 1994.

                         THE BUSINESSES OF NEW TENNECO

Financing Arrangements

  As of December 31, 1995, the Company had arranged committed credit facilities of $43 million of which approximately $12 million had been utilized. The credit facilities have various terms and the Company is generally required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

(MILLIONS)                                           1995            1994
----------                                      --------------  --------------
                                                CARRYING FAIR   CARRYING FAIR
ASSETS (LIABILITIES)                             AMOUNT  VALUE   AMOUNT  VALUE
--------------------                            -------- -----  -------- -----
Asset and Liability Instruments
  Cash and temporary cash investments..........  $ 103   $ 103   $ 350   $ 350
  Receivables (customer, affiliated and long-
   term).......................................    484     484     348     348
  Accounts payable (trade and affiliated)......   (636)   (636)   (533)   (533)
  Short-term debt (excluding current maturi-
   ties) (Note)................................    (33)    (33)    (30)    (30)
  Long-term debt (including current maturities)
   (Note)......................................    (67)    (52)    (72)    (74)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Foreign currency contracts.................      5       4      17      18
  Non-derivative
    Financial guarantees.......................     --     (15)     --     (20)

Note: The carrying amounts and estimated fair values of short-term and long-term debt are before allocation of corporate debt to the Company from Tenneco. See Note 5.

Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, the Company's aggregate customer and long-term receivable balance was concentrated by industry segment as follows: Tenneco Automotive, 77% and 76%, respectively, and Tenneco Packaging, 23% and 24%, respectively.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

Instruments With Off-Balance-Sheet Risk

 Derivative

  The Company utilizes foreign exchange forward contracts to hedge certain translation effects of the Company's investment in net assets in certain foreign affiliated companies. Pursuant to these arrangements, the Company recognized aggregate after-tax translation gains (losses) of $3 million, $(2) million and $5 million for 1995, 1994 and 1993, respectively, which have been included in the balance sheet caption "Combined equity."

  The Company routinely enters into various foreign currency forward purchase and sale contracts to hedge the transaction effect of exchange rate movements on receivables and payables denominated in foreign currencies. These foreign currency contracts generally mature in one year or less.

                         THE BUSINESSES OF NEW TENNECO

  In managing its foreign currency exposures, the Company identifies naturally occurring offsetting positions and then hedges residual exposures. The following table summarizes by major currency the contractual amounts of foreign currency contracts utilized by the Company:

                                                         NOTIONAL AMOUNT
                                                  -----------------------------
                                                  DECEMBER 31,   DECEMBER 31,
                                                      1995           1994
                                                  ------------- ---------------
      (MILLIONS)                                  PURCHASE SELL PURCHASE  SELL
      ----------                                  -------- ---- -------- ------
      Foreign currency contracts (in US$):
        Australian Dollars.......................   $  1   $202  $   94  $   26
        British Pounds...........................     81    125     277     964
        Canadian Dollars.........................     23     50      81      74
        French Francs............................     44     16      94      15
        U.S. Dollars.............................    240     81     244     377
        Other....................................    127     83     274     123
                                                    ----   ----  ------  ------
                                                    $516   $557  $1,064  $1,579
                                                    ====   ====  ======  ======

  Based on exchange rates at December 31, 1995 and 1994, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $15 million and $20 million, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. INCOME TAXES

  The domestic and foreign components of income from continuing operations before income taxes are as follows:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      U.S. income before income taxes........................... $361 $242 $169
      Foreign income before income taxes........................  151  110  111
                                                                 ---- ---- ----
      Income before income taxes................................ $512 $352 $280
                                                                 ==== ==== ====

  Following is a comparative analysis of the components of combined income tax expense applicable to continuing operations:

      YEARS ENDED DECEMBER 31 (MILLIONS)                        1995 1994  1993
      ----------------------------------                        ---- ----  ----
      Current--
        U.S.................................................... $ 54 $ 42  $ 58
        State and local........................................   38   23    21
        Foreign................................................   64   30    35
                                                                ---- ----  ----
                                                                 156   95   114
                                                                ---- ----  ----
      Deferred--
        U.S....................................................   61   31    (9)
        Foreign................................................   14  (12)   10
                                                                ---- ----  ----
                                                                  75   19     1
                                                                ---- ----  ----
      Income tax expense....................................... $231 $114  $115
                                                                ==== ====  ====

  Current U.S. income tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $53 million, $33 million and $32 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 5.

                         THE BUSINESSES OF NEW TENNECO

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the Combined Statements of Income:

YEARS ENDED DECEMBER 31 (MILLIONS)                             1995 1994  1993
----------------------------------                             ---- ----  ----
Tax expense computed at the statutory U.S. federal income tax rate......................................................... $179 $123  $ 98
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
   with no tax benefit........................................   17  (12)    7
  State and local taxes on income, net of U.S. federal income
   tax benefit................................................   25   16    13
  U.S. federal income tax rate change.........................   --   --     2
  Realization of unrecognized deferred tax assets.............   --  (12)   --
  Other.......................................................   10   (1)   (5)
                                                               ---- ----  ----
Income tax expense............................................ $231 $114  $115
                                                               ==== ====  ====

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                     1995  1994
      ----------                                                     ----  ----
      Deferred tax assets--
        Tax loss carryforwards...................................... $ 83  $ 76
        Postretirement benefits other than pensions.................   41    39
        Other.......................................................   31    54
        Valuation allowance.........................................  (83)  (72)
                                                                     ----  ----
        Net deferred tax asset......................................   72    97
                                                                     ----  ----
      Deferred tax liabilities--
        Tax over book depreciation..................................  204   163
        Pension.....................................................  158   146
        Book versus tax gains and losses on asset disposals.........   63    49
        Other.......................................................    7     8
                                                                     ----  ----
        Total deferred tax liability................................  432   366
                                                                     ----  ----
      Net deferred tax liability.................................... $360  $269
                                                                     ====  ====

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $83 million and $72 million at December 31, 1995 and 1994, respectively, which were not recognized in the Combined Statements of Income when generated. These benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities. At December 31, 1995, the Company had tax benefits of $83 million from foreign net operating loss carryforwards which will carry forward indefinitely.

10. MINORITY INTEREST

  At both December 31, 1995 and 1994, the Company reported minority interest in the balance sheet of $301 million. At December 31, 1995, $293 million of minority interest resulted from the December 1994 sale of a 25% preferred stock interest in Tenneco International Holding Corp. ("TIHC") to a financial investor. TIHC holds certain assets including the capital stock of Tenneco Canada Inc., Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A. and other subsidiaries included in the Tenneco Automotive segment. For financial reporting purposes, the assets, liabilities and earnings of TIHC and its subsidiaries are combined in the Company's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the Combined Balance Sheets.

                         THE BUSINESSES OF NEW TENNECO

  Dividends on the TIHC preferred stock are based on the issue price ($300 million) times a rate per annum equal to 1.12% over LIBOR and are payable quarterly in arrears on the last business day of each quarter commencing on March 31, 1995. For 1995, the weighted average rate paid on TIHC preferred stock was 7.30%. Additionally, beginning in 1996, the holder of the 12,000,000 shares of preferred stock will be entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC. For financial reporting purposes, dividends paid by TIHC to its financial investors have been recorded in the Company's Combined Statements of Income as "Minority interest."

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Postretirement Benefits

  The Company's employees participate in Tenneco's postretirement health care and life insurance plans which cover the Company's employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, co-payment provisions and other limitations, and Tenneco or the Company, as applicable, has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

  Generally, the Company will retain liabilities with respect to welfare benefits of its current and former employees and their dependents in connection with the Distributions.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the balance sheet at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                         1995   1994
----------                                                         -----  -----
Actuarial present value of accumulated postretirement benefit ob-
 ligation at September 30:
  Retirees.......................................................  $  82  $  76
  Fully eligible active plan participants........................     19     20
  Other active plan participants.................................     33     27
                                                                   -----  -----
Total accumulated postretirement benefit obligation..............    134    123
Plan assets at fair value at September 30........................     --     --
                                                                   -----  -----
Accumulated postretirement benefit obligation in excess of plan
 assets at September 30..........................................   (134)  (123)
Claims paid during the fourth quarter............................      2      2
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................    (12)   (13)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................     30     22
                                                                   -----  -----
Accrued postretirement benefit cost at December 31...............  $(114) $(112)
                                                                   =====  =====

Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                         THE BUSINESSES OF NEW TENNECO

  The net periodic postretirement benefit cost from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                                        1995  1994  1993
----------                                                        ----  ----  ----
Service cost for benefits earned during the year................. $ 3   $ 4   $ 3
Interest cost on accumulated postretirement benefit obligation...  10    10     9
Net amortization of unrecognized amounts.........................  (1)   (1)   --
                                                                  ---   ---   ---
Net periodic postretirement benefit cost......................... $12   $13   $12
                                                                  ===   ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $12 million, $10 million and $12 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. Implementation of this new rule reduced 1994 net income by $7 million, net of income tax benefits of $5 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP"). Also, included in the table below are pension obligations and assets related to certain former employees of Tenneco which the Company will retain after the Distributions.

  The Company will become the sole sponsor of the TRP after the Distributions. The benefits accrued by Tenneco and Newport News employees in the TRP will be frozen as of the last day of the calendar month including the Distributions and the Company will amend the TRP to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable.

                         THE BUSINESSES OF NEW TENNECO

  The funded status of the plans reconcile with amounts on the Combined Balance Sheets at December 31, 1995 and 1994, as follows:

                            PLANS IN
                          WHICH ASSETS    PLANS IN WHICH
                             EXCEED         ACCUMULATED
                           ACCUMULATED    BENEFITS EXCEED     ALL PLANS
                            BENEFITS          ASSETS           (NOTE)
                          --------------  ----------------  --------------  -------
(MILLIONS)                 1995    1994    1995     1994     1995    1994
----------                ------  ------  -------  -------  ------  ------
Actuarial present value
 of benefits based on
 service to date and
 present pay levels at
 September 30:
  Vested benefit obliga-
   tion.................  $1,793  $1,672  $    35  $    24  $1,828  $1,696
  Non-vested benefit ob-
   ligation.............      38      31        4        2      42      33
                          ------  ------  -------  -------  ------  ------
  Accumulated benefit
   obligation...........  $1,831  $1,703  $    39  $    26  $1,870  $1,729
Additional amounts re-
 lated to projected sal-
 ary increases..........      72      63        3        4      75      67
                          ------  ------  -------  -------  ------  ------
Total projected benefit
 obligation at September
 30.....................  $1,903  $1,766  $    42  $    30  $1,945  $1,796
Plan assets at fair
 value at September 30..   2,233   1,968        8        9   2,241   1,977
                          ------  ------  -------  -------  ------  ------
Plan assets in excess of
 (less than) total pro-
 jected benefit obliga-
 tion at September 30...  $  330  $  202  $   (34) $   (21) $  296  $  181
Contributions during the
 fourth quarter.........       4      14       --       --       4      14
Unrecognized net loss
 resulting from plan ex-
 perience and changes in
 actuarial assumptions..     142     234        2        3     144     237
Unrecognized prior serv-
 ice obligations result-
 ing from plan amend-
 ments..................      75      81        1        1      76      82
Remaining unrecognized
 net obligation (asset)
 at initial application.     (80)    (96)       1        1     (79)    (95)
Adjustment recorded to
 recognize minimum lia-
 bility.................      --      --       (2)      (2)     (2)     (2)
                          ------  ------  -------  -------  ------  ------
Prepaid (accrued) pen-
 sion cost at December
 31.....................  $  471  $  435  $   (32) $   (18) $  439  $  417
                          ======  ======  =======  =======  ======  ======

Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid (accrued) pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension costs (income) from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                   1995         1994         1993
----------                                -----------  -----------  -----------
Service cost--benefits earned during the
 year...................................        $  23        $  29        $  20
Interest accrued on prior years pro-
 jected benefit obligation..............          144          110           60
Expected return on plan assets--
  Actual (return) loss..................  (387)          16         (151)
  Unrecognized excess (deficiency) of
   actual return over expected return...   188         (175)          53
                                          ----         ----         ----
                                                 (199)        (159)         (98)
Net amortization of unrecognized
 amounts................................           (3)           1           (7)
                                                -----        -----        -----
Net pension income......................        $ (35)       $ (19)       $ (25)
                                                =====        =====        =====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively.

                         THE BUSINESSES OF NEW TENNECO

The rate of increase in future compensation was 5.1%, 5.1% and 4.9% for 1995, 1994 and 1993, respectively. The weighted average expected long-term rate of return on plan assets was 10% for 1995, 1994 and 1993.

13. SEGMENT AND GEOGRAPHIC AREA INFORMATION

  The Company is a global manufacturer with the following business segments:

Tenneco Automotive

  Manufacture and sale of exhaust and ride control systems, for both the original equipment and replacement markets.

Tenneco Packaging

  Manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets.

                         THE BUSINESSES OF NEW TENNECO

  The following tables summarize certain segment and geographic information of the Company's businesses (Note):

                                         SEGMENT
                                --------------------------
                                                             RECLASS.
                                                                AND
(MILLIONS)                      AUTOMOTIVE PACKAGING OTHER  ELIMINATION COMBINED
----------                      ---------- --------- -----  ----------- --------
AT DECEMBER 31, 1995, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $2,479    $2,752   $  --     $(10)     $5,221
                                  ======    ======   =====     ====      ======
Operating profit..............       248       440      44       --         732
Equity in net income of
 affiliated companies.........         1        --      --       --           1
General corporate expenses....        (9)      (10)    (42)      --         (61)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       240       430       2       --         672
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,874     3,405     925      (94)      6,110
Investment in affiliated
 companies....................         3         4      --       --           7
                                  ------    ------   -----     ----      ------
  Total assets................     1,877     3,409     925      (94)      6,117
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        84       110       2       --         196
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       208       316      38       --         562
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1994, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,989    $2,184   $  --     $ (7)     $4,166
                                  ======    ======   =====     ====      ======
Operating profit..............       231       217      35       --         483
Equity in net income of
 affiliated companies.........        --        --      --       --          --
General corporate expenses....        (8)       (8)    (11)      --         (27)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       223       209      24       --         456
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,472     1,537   1,082     (156)      3,935
Investment in affiliated
 companies....................         2         3      --       --           5
                                  ------    ------   -----     ----      ------
  Total assets................     1,474     1,540   1,082     (156)      3,940
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        51        89       2       --         142
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       113       166       1       --         280
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1993, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,785    $2,042   $  --     $ (7)     $3,820
                                  ======    ======   =====     ====      ======
Operating profit..............       230       146      24       --         400
Equity in net income of
 affiliated companies.........        --         2      --       --           2
General corporate expenses....        (8)       (9)     (4)      --         (21)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       222       139      20       --         381
                                  ======    ======   =====     ====      ======
Identifiable assets...........       987     1,433     576      (46)      2,950
Investment in affiliated
 companies....................         4         6      --       --          10
Identifiable assets related to
 discontinued operations......        70        --      --       (1)         69
                                  ------    ------   -----     ----      ------
  Total assets................     1,061     1,439     576      (47)      3,029
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        52        83       2       --         137
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........        93       124      --       --         217
                                  ======    ======   =====     ====      ======

Note: Included in "other" above is the operations of Tenneco Business Services ("TBS"). TBS designs, implements and administers shared administrative service programs for the Company as well as other Tenneco business entities.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1995, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,683   $149   $1,140   $249      $ --      $5,221
  Transfers among geo-
   graphic areas(a).......      75     43       27     21      (166)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,758    192    1,167    270      (166)      5,221
                            ======   ====   ======   ====      ====      ======
Operating profit..........     585     20      102     25        --         732
Equity in net income
 (loss) of affiliated
 companies................       1     --        1     (1)       --           1
General corporate ex-
 penses...................     (61)    --       --     --        --         (61)
                            ------   ----   ------   ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     525     20      103     24        --         672
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   4,664    207    1,077    241       (79)      6,110
Investment in affiliated
 companies................       3     --        2      2        --           7
                            ------   ----   ------   ----      ----      ------
    Total assets..........   4,667    207    1,079    243       (79)      6,117
                            ======   ====   ======   ====      ====      ======
AT DECEMBER 31, 1994, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,143   $165   $  624   $234      $ --      $4,166
  Transfers among geo-
   graphic areas(a).......      72     36       39     30      (177)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,215    201      663    264      (177)      4,166
                            ======   ====   ======   ====      ====      ======
Operating profit..........     376     31       47     29        --         483
Equity in net income
 (loss) of affiliated
 companies................       1     --       --     (1)       --          --
General corporate ex-
 penses...................     (27)    --       --     --        --         (27)
                            ------   ----   ------   ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     350     31       47     28        --         456
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   2,729    141    1,149     17      (101)      3,935
Investment in affiliated
 companies................       4     --       --      1        --           5
                            ------   ----   ------   ----      ----      ------
  Total assets............   2,733    141    1,149     18      (101)      3,940
                            ======   ====   ======   ====      ====      ======

See Notes on following page.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1993, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $2,875   $176    $569    $200      $ --      $3,820
  Transfers among geo-
   graphic areas(a).......      67     32      35      19      (153)         --
                            ------   ----    ----    ----      ----      ------
    Total.................   2,942    208     604     219      (153)      3,820
                            ======   ====    ====    ====      ====      ======
Operating profit..........     293     28      56      23        --         400
Equity in net income of
 affiliated companies.....       1     --       1      --        --           2
General corporate ex-
 penses...................     (21)    --      --      --        --         (21)
                            ------   ----    ----    ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     273     28      57      23        --         381
                            ======   ====    ====    ====      ====      ======
Identifiable assets.......   2,154    111     583     139       (37)      2,950
Investment in affiliated
 companies................       5     --       2       3        --          10
Identifiable assets re-
 lated to discontinued op-
 erations.................      54     15       1      --        (1)         69
                            ------   ----    ----    ----      ----      ------
    Total assets..........   2,213    126     586     142       (38)      3,029
                            ======   ====    ====    ====      ====      ======

Notes: (a) Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.
  (b) As reflected above, the Company's segments principally market their products and services in the United States, with significant sales in the European Union and other foreign countries.

  The Company is engaged in the sale of products for export from the United States. Such sales are reflected in the table below:

                                                                   (MILLIONS)
 GEOGRAPHIC AREA                PRINCIPAL PRODUCTS               1995 1994 1993
 ---------------    ------------------------------------------   ---- ---- ----
 Canada             Paperboard products, molded and pressed      $ 72 $ 75 $ 80
                    pulp goods, corrugated boxes, aluminum and
                    plastics
 European Union     Molded and pressed pulp goods, paperboard      23   21   22
                    products, corrugated boxes, aluminum and
                    plastics
 Other Foreign      Ride control systems, molded and pressed       69   49   45
                    pulp goods, paperboard products,
                    corrugated boxes, aluminum and plastics
                                                                 ---- ---- ----
 Total Export Sales                                              $164 $145 $147
                                                                 ==== ==== ====

14. COMMITMENTS AND CONTINGENCIES

Capital Commitments

  The Company estimates that expenditures aggregating approximately $567 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                         THE BUSINESSES OF NEW TENNECO

Lease Commitments

  The Company holds certain of its facilities and equipment under long-term leases. The minimum rental commitments under non-cancelable operating leases with lease terms in excess of one year are $134 million, $126 million, $124 million, $113 million and $117 million for the years 1996, 1997, 1998, 1999 and 2000, respectively, and $866 million for subsequent years. Of these amounts, $81 million for 1996, $84 million for 1997, $93 million for 1998, $86 million for 1999, $92 million for 2000 and $689 million for subsequent years are lease payment commitments to GECC, John Hancock, Metropolitan Life and others (collectively, the "Lessors") for assets purchased by these companies from Georgia-Pacific in January 1991 and leased to Tenneco Packaging.

  The Company has the right to purchase from the Lessors the various leased assets under certain conditions as specified in the agreements. In the event the purchase options are not exercised, and that no event of default, as defined, exists at the renewal dates, the Company also has the right to extend the various lease terms on a basis set forth in the agreements. Throughout the lease terms, the Company is required to maintain the leased properties which includes reforestation of the timberlands harvested.

  Commitments under capital leases were not significant to the accompanying combined financial statements. Total rental expense for continuing operations for the years 1995, 1994 and 1993, was $171 million, $161 million and $131 million, respectively, including minimum rentals under non-cancelable operating leases of $148 million, $143 million and $138 million for the corresponding periods.

  Tenneco Packaging's various lease agreements require that it comply with certain covenants and restrictions, including financial ratios that, among other things, place limitations on incurring additional "funded debt" as defined by the agreements. Under the provisions of the lease agreements, in order to incur funded debt, Tenneco Packaging must maintain a pretax cash flow coverage ratio, as defined, on a cumulative four quarter basis of a minimum of 2.0, subsequently modified to 1.25 through December 31, 1995. Tenneco Packaging was in compliance with all of its covenants at December 31, 1995.

Litigation

  The legal entities which comprise the Company are parties to various legal proceedings arising from their operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of the Company.

Environmental Matters

  The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. The potential costs related to the Company for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. Liabilities recorded by the Company for environmental contingencies are estimates of probable costs based upon available information and assumptions. Because of these uncertainties, however, the Company's estimates may change. The Company believes that any additional costs identified as further information becomes available would not have a material effect on the financial position or results of operations of the Company.

                         THE BUSINESSES OF NEW TENNECO

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               CUMULATIVE
                         INCOME BEFORE                         EFFECT OF
                           INTEREST                LOSS FROM   CHANGE IN
               NET SALES   EXPENSE,      INCOME   DISCONTINUED ACCOUNTING
                  AND    INCOME TAXES     FROM    OPERATIONS,  PRINCIPLE,
   QUARTER     OPERATING AND MINORITY  CONTINUING    NET OF      NET OF    NET
  (MILLIONS)   REVENUES    INTEREST    OPERATIONS  INCOME TAX  INCOMETAX  INCOME
  ----------   --------- ------------- ---------- ------------ ---------- ------
1996 1st.....   $1,539       $161         $ 60        $ --        $--      $ 60
  2nd........    1,694        253          118          --         --       118
                ------       ----         ----        ----        ---      ----
                $3,233       $414         $178        $ --        $--      $178
                ======       ====         ====        ====        ===      ====
1995 1st.....   $1,237       $177         $ 76        $ --        $--      $ 76
  2nd........    1,340        201           92          --         --        92
  3rd........    1,263        173           73          --         --        73
  4th........    1,381        121           17          --         --        17
                ------       ----         ----        ----        ---      ----
                $5,221       $672         $258        $ --        $--      $258
                ======       ====         ====        ====        ===      ====
1994 1st.....   $  954       $ 78         $ 51        $ (2)       $(7)     $ 42
  2nd........    1,071        125           45         (23)        --        22
  3rd........    1,071        149          117          --         --       117
  4th........    1,070        104           25          (6)        --        19
                ------       ----         ----        ----        ---      ----
                $4,166       $456         $238        $(31)       $(7)     $200
                ======       ====         ====        ====        ===      ====

Notes: Reference is made to Notes 3, 4 and 6 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results.


      The preceding notes are an integral part of the foregoing financial statements.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mobil Oil Corporation

  We have audited the accompanying combined statement of net assets of the Mobil Plastics Division of Mobil Oil Corporation (the "Division") as of November 17, 1995 and December 28, 1994 and the related combined statements of operations before income taxes, changes in net assets and cash flows for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 1, the accompanying financial statements were prepared to present the net assets and operations before income taxes of the Division, which does not have a separate legal status or existence, and are not intended to be a complete presentation of the assets and liabilities or the results of operations of Mobil Oil Corporation.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of the Division at November 17, 1995 and December 28, 1994 and the combined results of its operations before income taxes and its cash flows before income taxes for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Buffalo, New York
August 9, 1996

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF NET ASSETS

                                 (IN THOUSANDS)

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
Current assets:
  Accounts receivable--net............................   $114,219     $102,930
  Inventories.........................................     92,492       73,785
  Prepaid expenses and other current assets...........      1,232          552
                                                         --------     --------
Total current assets..................................    207,943      177,267
Properties, plants and equipment--net.................    330,269      306,078
Assets held for sale..................................      4,263        9,160
                                                         --------     --------
Total assets..........................................    542,475      492,505
Current liabilities:
  Accounts payable....................................     53,788       53,503
  Accrued restructuring charges.......................      5,575       28,837
  Accrued expenses--other.............................     57,860       81,571
                                                         --------     --------
Total current liabilities.............................    117,223      163,911
                                                         --------     --------
Net assets............................................   $425,252     $328,594
                                                         ========     ========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

              COMBINED STATEMENT OF OPERATIONS BEFORE INCOME TAXES

                                 (IN THOUSANDS)

                                                  FOR THE PERIOD     FOR THE
                                                 DECEMBER 29, 1994  YEAR ENDED
                                                        TO         DECEMBER 28,
                                                 NOVEMBER 17, 1995     1994
                                                 ----------------- ------------
Net sales.......................................     $994,686       $1,035,884
Other operating revenue.........................        1,028            1,050
                                                     --------       ----------
                                                      995,714        1,036,934
Operating expenses:
  Cost of goods sold............................      625,330          665,150
  Selling, distribution, general and administra-
   tive.........................................      259,323          281,544
  Research and development......................        7,879            8,612
  Restructuring and other charges...............        9,267           77,716
                                                     --------       ----------
                                                      901,799        1,033,022
                                                     --------       ----------
Operating income................................       93,915            3,912
Other income....................................        6,000              695
                                                     --------       ----------
Income before income taxes......................     $ 99,915       $    4,607
                                                     ========       ==========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS

                                 (IN THOUSANDS)

Excess of combined assets over liabilities at December 29, 1993...... $ 432,150
Income before income taxes...........................................     4,607
Net change in foreign currency translation adjustment................      (239)
Net change in parent company advances................................  (107,924)
                                                                      ---------
Excess of combined assets over liabilities at December 28, 1994......   328,594
Income before income taxes...........................................    99,915
Net change in foreign currency transaction adjustment................      (179)
Net change in parent company advances................................    (3,078)
                                                                      ---------
Excess of combined assets over liabilities at November 17, 1995...... $ 425,252
                                                                      =========



                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      PERIOD ENDED  YEAR ENDED
                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
OPERATING ACTIVITIES
Income before income taxes..........................    $99,915      $  4,607
Adjustments to reconcile income before income taxes
 to net cash flows provided by operating activities:
  Depreciation......................................     34,538        42,184
  Write down of properties, plants, equipment and
   inventory as a result of restructuring program...      4,842        34,386
  Gain (loss) on disposal of machinery and equip-
   ment.............................................        (20)        3,005
  Changes in operating assets and liabilities:
    Accounts receivable--net........................    (11,289)      (11,605)
    Inventories.....................................    (18,707)       52,431
    Prepaid expenses and other current assets.......       (680)        5,056
    Accounts payable and accrued expenses...........    (23,426)        9,749
    Accrued restructuring charges...................    (23,262)       28,837
    Other...........................................        197           462
                                                        -------      --------
Cash provided by operating activities...............     62,108       169,112
INVESTING ACTIVITIES
Capital expenditures................................    (63,858)      (63,031)
Proceeds from sale of machinery and equipment.......      4,828         1,843
                                                        -------      --------
Cash used in investing activities...................    (59,030)      (61,188)
FINANCING ACTIVITIES
Change in parent company investment.................     (3,078)     (107,924)
                                                        -------      --------
Cash used in financing activities...................     (3,078)     (107,924)
                                                        -------      --------
Net change in cash and cash equivalents.............         --            --
Cash and cash equivalents:
  Beginning of period...............................         --            --
                                                        -------      --------
  End of period.....................................    $    --      $     --
                                                        =======      ========

                  See notes to combined financial statements.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenue and expense related to the Mobil Plastics Division of Mobil Oil Corporation ("The Division" or the "Plastics Division") as of November 17, 1995 and December 28, 1994. These statements are presented as if the Division had existed as a separate entity during the periods presented. Transactions between the businesses included in these statements have been eliminated.

  On November 17, 1995, substantially all of the assets and liabilities of the Division were purchased by Tenneco Inc. pursuant to the Asset Purchase Agreement dated October 1, 1995 among Mobil Oil Corporation, Mobil Chemical Canada, Ltd. and Tenneco Inc. (the "agreement"). In accordance with the agreement, certain assets and liabilities of the Division were retained by Mobil Oil Corporation; however, with the exception of income taxes, these assets and liabilites are included in the accompanying combined financial statements.

  The combined financial statements include the financial position and results of operations of the Plastics Packaging and Consumer Products business groups, which, prior to the sale to Tenneco Inc., were 100% owned by Mobil Corporation ("Mobil") through the legal entity, Mobil Oil Corporation ("Mobil Oil"). These business groups have been organized as part of a division of Mobil Chemical Company ("Mobil Chemical"), which is an operating entity of Mobil Oil.

  The Division incurs certain common costs which relate to both the Division and other Mobil Chemical operations, and management has made allocations of these costs to the Division. Also, in order to prepare these combined financial statements, management has made certain allocations of liabilities to the Division. Management of Mobil Chemical believes such allocations are reasonable; however, the amounts could differ from amounts that would be determined if the Division were operated on a stand-alone basis.

  Net assets reflect Mobil's historical cost basis investment in the Division, accumulated earnings and losses of the Division, cumulative exchange translation adjustments and intercompany activity with Mobil and other affiliates which are not settled on a current basis.

  Income taxes have been excluded from the accompanying combined financial statements as the responsibility for such taxes is being retained by Mobil Oil.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

  All cash and cash equivalents are transferred to Mobil Oil Corporation through the intercompany account on a current basis and, with the exception of petty cash, are excluded from assets on the accompanying combined statements of net assets. The Division is part of a centralized cash management system of Mobil Oil, whereby all cash disbursements of the Division are funded by, and all cash receipts are transferred to, Mobil Oil.

Inventories

  Inventories are stated at cost, but not in excess of market. The cost of substantially all product inventories is determined by the last-in, first-out
(LIFO) method. The cost of maintenance and supplies inventories is determined by the first-in, first-out method.

Properties, Plants and Equipment

  Properties, plants and equipment are stated at cost. Depreciation is computed principally using the straight-line and various accelerated methods over the estimated useful lives of the assets which range from 3 years to 11

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) years for machinery and equipment, and 25 years to 32 years for land improvements and buildings. Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for routine repairs and maintenance are charged to operations when incurred. Property items retired or otherwise disposed of are removed from the property and related accumulated depreciation accounts. Any profit or loss is included in operations.

Foreign Currency Translation

  Financial statements for the Canadian operations are translated into U.S. dollars at period-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as part of net assets.

Use of Estimates

  The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.

Revenue Recognition

  The Division recognizes revenue at the point of passage of title, which is at the time of shipment to the customer.

Promotional Programs

  The Division accrues for the costs of promotional programs, including cents-off coupons and other trade related programs, at the time the program is made available to customers. Any adjustments between the original estimate and ultimate costs are recorded as a change in estimate in the period known. This change in estimate in 1995 resulted in a reduction of expense of approximately $9 million.

Environmental Liabilities

  The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

Allocation of Expenses

  The Division shares certain services with other related business groups at the Divisional level. Services are also performed by Mobil Chemical, Mobil Oil and Mobil Corporation. These services are allocated to the Plastics Division primarily on the basis of estimated usage of services. A summary of the services and the amounts allocated to the Division are described in Note 10.

3. OPERATING ACTIVITIES

  The Division is comprised of two primary business groups, Plastics Packaging and Consumer Products. Plastics Packaging serves food service, supermarkets and industrial segments while Consumer Products serves the packaged goods segment of the retail industry. The Division's products include waste bags, tableware, food bags, food service disposables, meat trays, clear containers, grocery sacks and stretch film. The Division operates ten manufacturing facilities in the United States and one in Canada. These facilities consist of six polyethylene and five polystyrene fabricating plants. The Division primarily markets its products to customers in North America. There are no further geographic concentrations of customers, and, generally, collateral is not required.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

4. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Accounts receivable--trade............................   $112,239     $101,911
Other receivables.....................................      3,067        2,108
Less: Allowance for doubtful accounts.................     (1,087)      (1,089)
                                                         --------     --------
                                                         $114,219     $102,930
                                                         ========     ========

5. INVENTORIES

  Major classes of inventories are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Raw material..........................................   $ 25,068     $24,443
In-process............................................     12,740      10,637
Finished product......................................     84,752      63,866
                                                         --------     -------
Product inventory at current cost.....................    122,560      98,946
Less: LIFO and other product inventory reserves.......    (43,895)    (44,893)
                                                         --------     -------
                                                           78,665      54,053
Other material and supplies...........................      6,427       6,274
Maintenance...........................................      7,400      13,458
                                                         --------     -------
                                                         $ 92,492     $73,785
                                                         ========     =======

  As a result of the decrease in the level of inventories in 1994, a LIFO layer liquidation occurred. The impact of the liquidation was approximately a $7,340 thousand decrease to cost of goods sold for the year ended December 28, 1994. The reduction to cost of goods sold consists of a decrease of $8,640 thousand for the Consumer Products business group which is offset by an increase of $1,300 thousand for the Plastics Packaging business group.

6. PROPERTIES, PLANTS AND EQUIPMENT

  Major classes of properties, plants and equipment are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Land and land improvements............................  $  17,185    $  17,092
Buildings.............................................    112,218      111,262
Machinery, equipment, furniture and fixtures..........    591,343      561,596
Construction in progress..............................     50,642       31,580
                                                        ---------    ---------
Properties, plants and equipment--gross...............    771,388      721,530
Less accumulated depreciation.........................   (441,119)    (415,452)
                                                        ---------    ---------
Properties, plants and equipment--net.................  $ 330,269    $ 306,078
                                                        =========    =========

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

7. ASSETS HELD FOR SALE

  As part of the Division's reengineering program, as described in Note 15, the Division closed two manufacturing plants and eliminated unprofitable product lines which resulted in either the sale or disposal of the related machinery and equipment. The restructuring charge recorded in 1995 and 1994 includes $4,713 thousand and $28,581 thousand to write-down the two plants, machinery and equipment to their estimated realizable value. These items had an original cost of approximately $108,700 thousand and accumulated depreciation of approximately $66,000 thousand prior to the restructuring charge. The Washington, New Jersey plant was closed in September 1994, and the Woodland, California plant was closed in March 1995. The items that have not been sold or disposed of are included as assets held for sale in the accompanying combined statement of net assets at management's estimate of the realizable value.

8. ACCRUED EXPENSES--OTHER

  Accrued expenses--other consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Promotional programs..................................   $28,861      $42,139
Vacation..............................................     6,752        7,993
Quantity discounts....................................     5,791        7,150
Freight...............................................     4,847        6,965
Sales force and other bonuses.........................     2,624        2,331
Benefits..............................................     2,310        3,442
Commissions...........................................     1,421        1,671
Relocation costs......................................     1,152          873
Sales and use tax.....................................     1,042          674
Workers compensation insurance........................       965        2,230
Insurance programs....................................       769          773
Advertising...........................................       446        1,219
Property taxes........................................       221          904
Salaries..............................................        --        2,067
Other accrued expenses................................       659        1,140
                                                         -------      -------
                                                         $57,860      $81,571
                                                         =======      =======

9 FOREIGN CURRENCY TRANSLATION

  The cumulative currency translation adjustment included in net assets consists of the following unrealized gain (loss):

                                                                     (THOUSANDS)
                                                                     -----------
Balance at December 29, 1993........................................   $  (770)
  Exchange adjustments..............................................      (239)
                                                                       -------
Balance at December 28, 1994........................................    (1,009)
  Exchange adjustments..............................................      (179)
                                                                       -------
Balance at November 17, 1995........................................   $(1,188)
                                                                       =======

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

10. RELATED PARTY TRANSACTIONS

  Mobil Chemical Company, Mobil Oil Corporation, and Mobil Corporation have provided the Plastics Division with various administrative and financial services. Mobil Chemical Company services include computer systems, accounting, legal and purchasing functions. Mobil Oil Corporation and Mobil Corporation services include computer mainframe and networking charges, payroll and employee benefits administration, health, safety and environmental compliance programs, and plastics industry trade dues. It is Mobil's policy to allocate centrally incurred costs primarily on the basis of usage or on estimated time spent. Management believes these allocations and charges have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Division been operating as a stand-alone entity.

  Charges allocated to the Division from the above-mentioned sources amounted to approximately $21,110 thousand and $24,980 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. In addition to the above charges, the Division is allocated a surcharge based on payroll for various employee benefits, including those mandated by statute. For U.S. operations these charges amounted to $36,606 thousand and $46,591 thousand, and for Canadian operations these charges amounted to $502 thousand and $610 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. In addition, workers' compensation costs were allocated to the Division from Mobil Oil based on payroll, state mandated rates, and experience ratings. Workers' compensation costs allocated to the Division for the periods ended November 17, 1995 and December 28, 1994, amounted to approximately $4,811 thousand and $7,300 thousand, respectively.

  The Division obtains general liability and fire and extended property insurance coverage from a wholly-owned subsidiary of Mobil Corporation. The Division is self-insured up to deductible limits; these limits for fire and extended property insurance were increased effective January 1, 1995. Insurance premiums charged to the Division were approximately $382 thousand and $801 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

  The Division purchased approximately 7% and 10% of its polyethylene resin raw material from Mobil affiliates during the period ended November 17, 1995 and the year ended December 28, 1994, respectively. These purchases, which were made at market rates, amounted to approximately $12,240 thousand and $16,600 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

11. DEFINED BENEFIT RETIREMENT PLANS

  The majority of the Division's U.S. employees are covered by funded noncontributory pension plans sponsored by Mobil Oil. These plans are primarily final average pay plans. Funding for these plans, at the Corporate level, is based on the projected unit credit actuarial cost method. The assets of these plans consist primarily of equity and fixed income securities.

  The Division receives an intercompany allocation of pension costs from Mobil or its subsidiaries. The net pension obligation is maintained on Mobil's books and no amount has been included in the accompanying combined statement of net assets for the Division's share of the obligation.

  Net pension costs allocated by Mobil Oil to the Plastics Division approximated a credit of $983 thousand for the period December 29, 1994 to November 17, 1995 and a charge of $4,619 thousand for the year ended December 28, 1994. Amounts allocated are principally determined based on payroll. These credits and charges are included in the payroll surcharge amount disclosed in
Note 10.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

11. DEFINED BENEFIT RETIREMENT PLANS--(CONTINUED)

  The Division also provides retirement benefits for its Canadian employees under pension plans sponsored by a Canadian subsidiary of Mobil Corporation. Net pension costs allocated to the Plastics Division amounted to approximately $99 thousand and $170 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for the defined benefit retirement plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994. The primary assumptions used for the U.S. and Canadian plans actuarial valuations are as follows:

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                                Percent
Discount rate.........................................   7.0--7.3     7.5--8.5
Rate of salary increase...............................   4.0--5.3     4.0--5.6
Expected return on plan assets........................   8.7--9.0     8.2--8.5

12. OTHER POSTRETIREMENT BENEFITS

  The Division, through Mobil Oil, provides certain health care and life insurance benefits for U.S. retired employees who meet eligibility requirements. The cost of these benefits is allocated to the Division by Mobil Oil. The net obligation for these benefits is maintained by Mobil Oil and no amount has been recorded in the accompanying combined statement of net assets for the Division's share of the obligation. Premium costs are shared on a plan-by-plan basis between Mobil Oil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump-sum payment to a designated beneficiary.

  Charges for postretirement health care and life insurance plans allocated to the Division by Mobil Oil were $951 thousand and $3,460 thousand for the period December 28, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. Amounts allocated are principally determined based on the Division's payroll and the number of employees. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for postretirement health care and life insurance plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994.

  The accumulated postretirement benefit obligation is based on a weighted-average assumed discount rate of 7% and 8.5% as of December 31, 1995 and 1994, respectively. At December 31, 1995, the health care cost trend used to calculate the accumulated postretirement benefit obligation is 9.7% for 1996, and is assumed to decrease generally over 9 years to 5.5%. At December 31, 1994, the health care cost trend rate was assumed to be 10.3% for 1995, declining to 5.5% after 10 years. The effect of a one percentage point increase in the assumed health care cost trend rate for each year would increase the Division's postretirement benefit charge by approximately 15%.

  Mobil Corporation's policy is to make contributions to funded plans and provide book reserves for unfunded plans.

  The Division does not provide postretirement benefits for its Canadian employees because they are covered primarily by local government programs.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

13. EMPLOYEE SAVINGS PLAN

  The Division, through Mobil Oil, sponsors an Employee Savings Plan, which covers most U.S. employees. The Plan includes a savings plan, which consists primarily of an employee stock ownership plan (ESOP) and a 401(k) plan. The ESOP consists of contributions made by Mobil Oil of 4% of eligible employees' annual base salary. The 401(k) plan consists of Mobil Oil's contribution of 2% of eligible employees' annual base salary and employee contributions of 1% to 10% of their base salary subject to IRS limitations. Mobil Oil contributions to the ESOP are invested in Mobil ESOP Convertible Preferred Stock. Employee contributions to the savings plan are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. The Division was charged approximately $4,348 thousand and $6,506 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively, for their allocated costs of these plans. These charges are included in the payroll surcharge amount disclosed in Note 10.

  The Division also sponsors, through a Canadian subsidiary of Mobil Corporation, an Employee Savings Plan for its Canadian employees. For salaried employees the plan consists of a 3-5% contribution by Mobil (depending on years of service). This contribution is made only if an employee also contributes a minimum of 5%. An employee may contribute up to 25% of their salary. For non-salaried workers the employee has a choice of 2% of additional wages, or a 2% contribution to the Savings Plan. All contributions are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. Employee Savings Plan contributions allocated to the Division amounted to approximately $65 thousand and $73 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

14. LEASE COMMITMENTS AND RENTALS

  The Division rents certain property and equipment under various operating leases. Total rental expense for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, amounted to approximately $3,518 thousand and $8,169 thousand, respectively.

  Future minimum lease payments under all non-cancelable operating leases having a remaining term in excess of one year are as follows for the next five calendar years:

                                                                     (THOUSANDS)
                                                                     -----------
1996................................................................   $2,098
1997................................................................    1,415
1998................................................................      930
1999................................................................       --
2000................................................................       --

15. RESTRUCTURING CHARGE

  During 1994, the Division implemented a major reengineering program intent on reducing the Division's cost structure through a comprehensive redesign of operating practices and major business processes. The program included the closing of two manufacturing plants, equipment consolidation, elimination of unprofitable product lines, closure of outside warehouses, and manpower reductions made possible by improved processes and consolidating accounting and other administrative functions. As a result of the reengineering program, the Division's headcount was reduced by approximately 25% or 1,200 positions.

  Included in operating results is a charge of $7,267 and $74,809 thousand relating to the cost of this program for the period December 29, 1994 to November 17, 1995 and for the year ended December 28, 1994, respectively.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

15. RESTRUCTURING CHARGE--(CONTINUED)

  The restructuring charge consists of the following:

                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
                                                             (THOUSANDS)
Employee severance packages.........................     $1,102      $37,375
Write-down of equipment and inventory and related
 costs of discontinued product lines................      3,896       27,190
Charges to record closed manufacturing facilities at
 estimated realizable value and related closure and
 selling costs......................................        946        9,113
Other...............................................      1,323        1,131
                                                         ------      -------
                                                         $7,267      $74,809
                                                         ======      =======

  The Division's combined statements of net assets includes accruals for restructuring of $5,575 thousand and $28,837 thousand at November 17, 1995 and December 28, 1994, respectively. These accruals consist primarily of employee severance packages which are paid on an ongoing basis; it is anticipated that payments relating to this program will be completed in 1996.

  The Division also incurred consulting charges relating to the restructuring program of $2,000 thousand and $2,907 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively.

16. CONTINGENCIES

Environmental Matters

  The Division is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations. These include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Division or by other parties.

  The Division is not aware of any significant environmental obligations and accordingly has not made any provisions for such obligations related to its current operating facilities. The Division may, in the future, be involved in environmental assessments or clean-ups. While the ultimate requirement for any such remediation, and its cost, is presently not known, the management of the Division does not expect these costs, based upon currently known information and existing requirements, to have a material adverse effect on its net assets and future operating results.

17. PATENT INFRINGEMENT SETTLEMENT

  In March 1995 the Division received a $6,000 thousand settlement relating to a patent infringement suit. This amount is recorded as other income during the period ended November 17, 1995.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

  We have audited the accompanying combined balance sheets of the businesses of Tenneco Energy (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of Tenneco Energy as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of Tenneco Energy taken as a whole.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                        THE BUSINESSES OF TENNECO ENERGY

                         COMBINED STATEMENTS OF INCOME

                                       YEARS ENDED DECEMBER   SIX MONTHS ENDED
                                               31,                JUNE 30,
                                       ---------------------  ------------------
(MILLIONS)                              1995    1994   1993    1996   1995
----------                             ------  ------ ------  ------ ------
                                                               (UNAUDITED)
REVENUES
Net sales and operating revenues.....  $1,921  $2,381 $2,866  $1,370 $  939
Other income--
  Interest income....................      85      65     25      31     44
  Equity in net income of affiliated
   companies.........................      65      51     47      18     37
  Gain (loss) on sale of assets, net.      11       1     62      42     (7)
  Gain on the sale by a subsidiary of
   its stock.........................      --      23     --      --     --
  Other income, net..................      29      17     37       6     19
                                       ------  ------ ------  ------ ------
                                        2,111   2,538  3,037   1,467  1,032
                                       ------  ------ ------  ------ ------
COSTS AND EXPENSES
Cost of gas sold.....................     954   1,472  1,786     795    493
Operating expenses...................     414     379    442     230    170
General and administrative...........     200     143    169     113     96
Finance charges......................      79      75     51      34     43
Depreciation, depletion and amortiza-
 tion................................     196     102    170     107     90
                                       ------  ------ ------  ------ ------
                                        1,843   2,171  2,618   1,279    892
                                       ------  ------ ------  ------ ------
Income before interest expense and
 income taxes........................     268     367    419     188    140
Interest expense, net of interest al-
 located to affiliates...............     122     142    127      63     61
                                       ------  ------ ------  ------ ------
Income before income taxes...........     146     225    292     125     79
Income tax expense (benefit).........     (11)     72    104      22     32
                                       ------  ------ ------  ------ ------
Income before extraordinary loss.....     157     153    188     103     47
Extraordinary loss, net of income
 tax.................................      --      --    (25)     --     --
                                       ------  ------ ------  ------ ------
Net income ..........................  $  157  $  153 $  163  $  103 $   47
                                       ======  ====== ======  ====== ======


The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                        THE BUSINESSES OF TENNECO ENERGY

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                       -------------  JUNE 30,
(MILLIONS)                                              1995   1994     1996
----------                                             ------ ------ -----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments................  $  249 $   48   $  100
  Receivables--
   Customer notes and accounts (net).................     508    961      503
   Affiliated companies..............................     199    215      170
   Gas transportation and exchange...................      64    214      151
   Income taxes......................................     133    234      105
   Other.............................................     436    130      261
  Inventories........................................      24     22       24
  Deferred income taxes..............................      --     --       21
  Prepayments and other..............................      83     92       93
                                                       ------ ------   ------
                                                        1,696  1,916    1,428
                                                       ------ ------   ------
Investments and other assets:
  Investment in affiliated companies.................     280    358      230
  Long-term notes and other receivables (net) .......     352    683      235
  Goodwill...........................................      22     25       37
  Other..............................................     601    307      685
                                                       ------ ------   ------
                                                        1,255  1,373    1,187
                                                       ------ ------   ------
Plant, property and equipment, at cost...............   6,272  5,768    6,436
  Less--Reserves for depreciation, depletion and
   amortization......................................   3,431  3,327    3,512
                                                       ------ ------   ------
                                                        2,841  2,441    2,924
                                                       ------ ------   ------
                                                       $5,792 $5,730   $5,539
                                                       ====== ======   ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities on
   long-term debt)...................................  $  456 $  399   $  521
  Payables--
   Trade.............................................     365    324      312
   Affiliated companies..............................      88     47      113
   Gas transportation and exchange...................      28    159      107
  Taxes accrued......................................     525     56       25
  Deferred income taxes..............................      65     29       --
  Interest accrued...................................     102    124       97
  Natural gas pipeline revenue reservation...........      27    190       59
  Other..............................................     428    238      537
                                                       ------ ------   ------
                                                        2,084  1,566    1,771
                                                       ------ ------   ------
Long-term debt.......................................   1,811  2,242    1,519
                                                       ------ ------   ------
Deferred income taxes................................     323    735      413
                                                       ------ ------   ------
Postretirement benefits..............................     260    288      246
                                                       ------ ------   ------
Deferred credits and other liabilities...............     478    351      406
                                                       ------ ------   ------
Commitments and contingencies
Minority interest....................................      19     19       18
                                                       ------ ------   ------
Preferred stock with mandatory redemption provisions.     130    147      112
                                                       ------ ------   ------
Combined equity......................................     687    382    1,054
                                                       ------ ------   ------
                                                       $5,792 $5,730   $5,539
                                                       ====== ======   ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                        THE BUSINESSES OF TENNECO ENERGY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS
                                                YEARS ENDED           ENDED
                                               DECEMBER 31,         JUNE 30,
                                            ---------------------  ------------
(MILLIONS)                                  1995   1994    1993    1996   1995
----------                                  -----  -----  -------  -----  -----
                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income................................  $ 157  $ 153  $   163  $ 103  $  47
Adjustments to reconcile net income to net
 cash provided (used) by operating
 activities --
  Extraordinary loss, net of tax..........     --     --       25     --     --
  Depreciation, depletion and
   amortization...........................    196    102      170    107     90
  Equity in net income of affiliated
   companies, net of dividends............    (12)    (3)      (5)    (1)   (12)
  Deferred income taxes...................     88     51       93      5     (7)
  (Gain) loss on sale of assets, net......    (11)   (24)     (62)   (42)     7
  Cash paid for interest allocated to
   affiliates, net of tax.................   (117)   (78)     (81)   (75)   (56)
  Changes in components of working
   capital--
   (Increase) decrease in receivables.....    451     17       78     19    163
   (Increase) decrease in prepayments and
    other current assets..................      8     35       51      4      8
   Increase (decrease) in payables........    (25)  (262)    (241)    (2)   (70)
   Increase (decrease) in taxes accrued...     40   (252)      90   (235)     9
   Increase (decrease) in interest
    accrued...............................    (52)   (39)     (32)   (15)   (27)
   Increase (decrease) in natural gas
    pipeline revenue reservation..........   (156)   (91)     136     11   (179)
   Increase (decrease) in other current
    liabilities...........................   (102)   (60)    (122)  (161)    (7)
  (Increase) decrease in long-term notes
   and other receivables (net)............    332    228       --    138    199
  Take-or-pay (refunds to customers)
   recoupments, net.......................     36     26      (34)     2     25
  Other...................................    (68)   (81)     (20)   (43)   (16)
                                            -----  -----  -------  -----  -----
Net cash provided (used) by operating
 activities...............................    765   (278)     209   (185)   174
                                            -----  -----  -------  -----  -----
INVESTING ACTIVITIES
Net proceeds from sale of assets..........     17     68      114    278     13
Expenditures for plant, property and
 equipment................................   (337)  (345)    (171)  (164)  (113)
Acquisitions of businesses................   (241)    --       --     --   (225)
Investments and other.....................     24     48       22      3     59
                                            -----  -----  -------  -----  -----
Net cash provided (used) by investing
 activities...............................   (537)  (229)     (35)   117   (266)
                                            -----  -----  -------  -----  -----
FINANCING ACTIVITIES
Issuance of Tenneco Inc. common, treasury
 and SECT shares..........................    102    188    1,215     46     39
Purchase of Tenneco Inc. common stock.....   (655)   (26)      (7)  (122)  (450)
Redemption of Tenneco Inc. preferred
 stock....................................    (20)   (20)     (30)   (20)   (20)
Dividends (Tenneco Inc. common and
 preferred stock).........................   (286)  (318)    (307)  (158)  (146)
Redemption of equity securities by a
 subsidiary...............................     --   (160)      --     --     --
Net increase (decrease) in short-term debt
 excluding current maturities on long-term
 debt.....................................    415    (97)      19    164     34
Issuance of long-term debt................    594     --       --     --     --
Retirement of long-term debt..............   (497)  (508)  (1,335)  (292)  (180)
Net cash contributions from affiliates....    320  1,367      396    301    786
                                            -----  -----  -------  -----  -----
Net cash provided (used) by financing
 activities...............................    (27)   426      (49)   (81)    63
                                            -----  -----  -------  -----  -----
Increase (decrease) in cash and temporary
 cash investments.........................    201    (81)     125   (149)   (29)
Cash and temporary cash investments, at
 beginning of period......................     48    129        4    249     48
                                            -----  -----  -------  -----  -----
Cash and temporary cash investments, at
 end of period............................  $ 249  $  48  $   129  $ 100  $  19
                                            =====  =====  =======  =====  =====
Cash paid during the year for interest....  $ 420  $ 349  $   498  $ 220  $ 210
Cash paid during the year for income taxes
 (net of refunds and tax payments from
 affiliates)..............................  $(123) $(129) $    14  $ 516  $  56

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                        THE BUSINESSES OF TENNECO ENERGY

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)
----------
Balance, December 31, 1992............................................ $(1,503)
  Net income..........................................................     163
  Cash paid for interest allocated to affiliates, net of tax..........     (81)
  Change in corporate debt allocated to affiliates....................    (905)
  Cash contributions from (distributions to) affiliates, net..........     396
  Noncash contributions from (distributions to) affiliates, net.......     360
  Contributions from (distributions to) shareowners, net..............     918
                                                                       -------
Balance, December 31, 1993............................................    (652)
  Net income..........................................................     153
  Cash paid for interest allocated to affiliates, net of tax..........     (78)
  Change in corporate debt allocated to affiliates....................    (135)
  Cash contributions from (distributions to) affiliates, net..........   1,367
  Noncash contributions from (distributions to) affiliates, net.......     (98)
  Contributions from (distributions to) shareowners, net..............    (175)
                                                                       -------
Balance, December 31, 1994............................................     382
  Net income..........................................................     157
  Cash paid for interest allocated to affiliates, net of tax..........    (117)
  Change in corporate debt allocated to affiliates....................     930
  Cash contributions from (distributions to) affiliates, net..........     320
  Noncash contributions from (distributions to) affiliates, net.......    (235)
  Contributions from (distributions to) shareowners, net..............    (750)
                                                                       -------
Balance, December 31, 1995............................................     687
  Net income..........................................................     103
  Cash paid for interest allocated to affiliates, net of tax..........     (75)
  Change in corporate debt allocated to affiliates....................     111
  Cash contributions from (distributions to) affiliates, net..........     301
  Noncash contributions from (distributions to) affiliates, net.......     140
  Contributions from (distributions to) shareowners, net..............    (213)
                                                                       -------
Balance, June 30, 1996 (unaudited).................................... $ 1,054
                                                                       =======



The accompanying notes to combined financial statements are an integral part of these statements of changes in combined equity.

                       THE BUSINESSES OF TENNECO ENERGY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows of all energy businesses and operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries, and other existing and discontinued operations of Tenneco and its subsidiaries other than those relating to Tenneco's automotive, packaging, administrative services and shipbuilding businesses. The combination of these energy businesses and operations and such other existing and discontinued operations of Tenneco, together with Tenneco (which will remain the parent company of such businesses and operations after the Distributions and Merger described in Note 2 below) are collectively referred to herein as "Tenneco Energy" or the "Company".

  Investments in 20% to 50% owned companies where Tenneco Energy has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since date of acquisition. Reference is made to Note 11, "Investment in Affiliated Companies," for information concerning significant equity method investees. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  Tenneco Energy is engaged primarily in the interstate transportation of natural gas. The Company is also engaged in related businesses that are not generally subject to regulation by the Federal Energy Regulatory Commission ("FERC"). The principal activities of these businesses include the intrastate transportation and marketing of natural gas, the development of and participation in international natural gas pipelines, primarily in Australia, the participation in international and domestic gas-fired power generation projects and the development of natural gas production and production financing programs, primarily in the United States. Tenneco Energy, through its combined subsidiary Tenneco Credit Corporation ("TCC"), is also engaged in financing, on a nonrecourse basis, receivables of certain current and former operating divisions of Tenneco.

2. MERGER AND DISTRIBUTIONS

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged with and into Tenneco (the "Merger") which, immediately following the distributions discussed below, will consist only of the energy businesses and operations and the other existing and discontinued operations of Tenneco. The Merger is part of a larger Tenneco reorganization (the "Transaction"), which includes the distribution of all of the outstanding shares of common stock of New Tenneco Inc., a newly formed subsidiary of Tenneco which, after giving effect to certain corporate restructuring transactions, will hold substantially all of the assets, liabilities and operations of Tenneco's current automotive, packaging and administrative services businesses ("New Tenneco"), and Newport News Shipbuilding Inc., a subsidiary of Tenneco that was formerly named Tenneco InterAmerica Inc. and that will hold substantially all of the assets, liabilities and operations of Tenneco's current shipbuilding business ("Newport News"), to the holders of Tenneco common stock (collectively, the "Distributions"). Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities in New Tenneco, Newport News and El Paso.

  Prior to the Transaction Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain New Tenneco debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of the Company, New Tenneco

                       THE BUSINESSES OF TENNECO ENERGY

(which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and New Tenneco will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco's shareowners.

  In order to assist in the orderly transition of New Tenneco and Newport News into separate, publicly held companies, Tenneco intends to modify, amend or enter into certain contractual agreements with New Tenneco and Newport News, including a tax sharing agreement (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that: (i) New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) New Tenneco and Newport News will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of Tenneco; and (iii) at the election of Tenneco pursuant to El Paso's request, New Tenneco will provide certain services, such as mainframe data processing and product purchasing services, to the Company for a limited period of time following the Distributions.

3. SUMMARY OF ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" and "Income Taxes" sections of this footnote and Notes 9, 13, 14 and 15 for additional information on significant estimates included in the Company's combined financial statements.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results may not be indicative of operating results for an entire year.

 Notes Receivable and Allowance for Doubtful Accounts and Notes

  Short-term notes receivable of $302 million and $305 million were outstanding at December 31, 1995 and 1994, respectively, of which $216 million and $284 million, respectively, related to TCC. These notes receivable are presented net of unearned finance charges of $26 million and $43 million at December 31, 1995 and 1994, respectively, which related to TCC. At December 31, 1995 and 1994, unearned finance charges related to long-term notes and other receivables were $23 million and $66 million, respectively, which related to TCC.

                       THE BUSINESSES OF TENNECO ENERGY

   At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $49 million and $21 million, respectively.

 Inventory

  Inventories, consisting of materials and supplies are valued at the lower of average cost or market.

 Property, Plant and Equipment, at Cost

  The majority of the Company's property, plant and equipment consists of its investment in interstate and intrastate pipeline systems. At December 31, 1995 and 1994, $223 million and $160 million, respectively, of the Company's property, plant and equipment balance is construction work in progress. Additionally, the Company has recorded capitalized interest and an allowance for equity funds used during construction in the cost of property, plant and equipment. Pursuant to a FERC order, Tennessee Gas Pipeline Company, a combined subsidiary of the Company ("Tennessee") recorded all natural gas in storage as a fixed asset. As of December 31, 1995 and 1994, the balance of Tennessee's natural gas in storage included in property, plant and equipment was $96 million.

 Depreciation, Depletion and Amortization

  Depreciation of the Company's regulated transmission plants are provided using the composite method over the estimated useful lives of the depreciable facilities. The rates for depreciation range from 2% to 5%. Costs of properties that are not operating units, as defined by the FERC, which are retired, sold or abandoned by the regulated subsidiaries are credited or charged, net of salvage, to accumulated depreciation. Gains or losses on sales of operating units are credited or charged to income.

  Depreciation of the Company's nonregulated properties is provided using the straight line or composite method which, in the opinion of management, is adequate to allocate the cost of properties over their estimated useful lives.

 Goodwill

  Goodwill is being amortized over a 15-year period using the straight-line method. Such amortization amounted to $1.8 million for 1995, 1994 and 1993 and is included in "Other income, net" in the accompanying combined statements of income. Accumulated amortization of goodwill was $5.4 million and $3.6 million at December 31, 1995 and 1994, respectively.

 Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are

                       THE BUSINESSES OF TENNECO ENERGY
recorded and reported separately from the associated liability in the combined financial statements. Reference is made to Note 15, "Commitments and Contingencies--Environmental Matters" for further information on this subject.

 Revenue Recognition

  The regulated subsidiaries of the Company are subject to FERC regulations and, accordingly, revenues are collected subject to possible refunds pending final FERC orders. The regulated subsidiaries record rate refund accruals based on management's estimate of the expected income impact of the rate proceedings. The Company has recorded revenue reservations of $27 million and $190 million as of December 31, 1995 and 1994, respectively. The Company believes the estimate for revenues subject to refund is adequate.

 Other Income

  Gains or losses on the sale by a subsidiary of its stock are included in "Other Income, net" in the accompanying combined statements of income.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  Tenneco, together with certain of its subsidiaries which are owned 80% or more (including Tenneco Energy), have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of Tenneco Energy under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had Tenneco Energy filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including those comprising Tenneco Energy, for the applicable portion of the total tax payments.

  In connection with the Distributions, the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Newport News, New Tenneco and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, Tenneco will be liable for taxes imposed on Tenneco Energy. In the case of federal income taxes imposed with respect to periods prior to the consummation of the Distributions on the combined activities of Tenneco and other members of its consolidated group prior to giving effect to the Distributions, New Tenneco and Newport News will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

 Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments

                       THE BUSINESSES OF TENNECO ENERGY
of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

 Risk Management Activities

  The Company is currently a party to financial instruments and commodity contracts to hedge its exposure to changes in interest rates and natural gas prices. These financial instruments and commodity contracts are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. The amounts paid or received under interest rate swap agreements are recognized, on the accrual basis, as an adjustment to interest expense. Net gains and losses on energy commodity contracts and financial instruments are deferred and recognized when the hedged transaction is consummated. In the combined statements of cash flows, cash receipts or payments related to these financial instruments and commodity contracts are classified consistent with the cash flows from the transactions being hedged.

4. ACQUISITIONS

  During 1995, the Company acquired the natural gas pipeline assets of the Pipeline Authority of South Australia, which includes a 488-mile pipeline, for approximately $225 million. Also during 1995, the Company acquired a 50% interest in two gas-fired cogeneration plants from ARK Energy, a privately-owned power generation company, for approximately $65 million in cash and Tenneco common stock. Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

5. DISPOSITION OF ASSETS AND EXTRAORDINARY LOSS

 Disposition of Assets

  During the first six months of 1996, the Company sold its 13.2% interest in Iroquois Gas Transmission System, L.P., its 50% interest in Dauphin Island Gathering System, an investment in stock and certain other assets, resulting in a pre-tax gain of $42 million.

  In December 1995, the Company sold its 50% interest in Kern River Gas Transmission Company ("Kern River") for a pre-tax gain of $30 million. Kern River owns a 904-mile pipeline extending from Wyoming to California. Also in 1995, the Company sold certain other facilities and assets for a combined pre-tax loss of $19 million.

  In 1994, Tenneco Energy Resources Corporation, a combined subsidiary which operates the Company's nonregulated gas marketing and intrastate pipeline businesses, issued 50 shares of its common stock, diluting Tenneco's ownership in this subsidiary to 80% and resulting in a gain of $23 million. No taxes were provided on the gain because management expects that the recorded investment will be recovered in a tax-free manner.

                       THE BUSINESSES OF TENNECO ENERGY

  During 1993, the Company disposed of two wholly-owned companies, Viking Gas Transmission Company and Dean Pipeline Company, and investments in stock and certain other assets for a total pre-tax gain of $62 million.

 Extraordinary Loss

  In April 1993, Tenneco issued 23.5 million shares of its common stock for approximately $1.1 billion. The proceeds were used to retire $327 million of short-term debt, $688 million of long-term debt and $14 million of variable-rate preferred stock. In November 1993, Tenneco retired DM250 million bonds. The redemption premium related to the retirement of long-term debt resulting from these two transactions ($25 million, net of income tax benefits of $13 million) was recorded as an extraordinary loss.

6. TRANSACTIONS WITH AFFILIATES

 Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of Tenneco Energy. Changes in the "Combined equity" caption represent the net income of the Company, cash paid for interest allocated to affiliates, net of tax, changes in corporate debt allocated to affiliates, net cash and noncash contributions from (distributions to) affiliates and net contributions from (distributions to) shareowners. Reference is made to the Statements of Changes in Combined Equity for an analysis of activity in the "Combined equity" caption for each of the three years ended December 31, 1995 and for the six months ended June 30, 1996.

 General and Administrative Expenses

  Included in the total general and administrative expenses for 1995, 1994 and 1993, is $16 million, $13 million, and $17 million, respectively, which represents Tenneco Energy's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and relative size based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined statements of income are reasonable when compared with the total general and administrative costs Tenneco Energy would have incurred on a stand-alone basis.

 Corporate Debt and Interest Allocations

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to New Tenneco and Newport News based upon the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based upon the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to New Tenneco and Newport News in 1995, 1994 and 1993 was $180 million, $120 million and $124 million, respectively. New Tenneco and Newport News have also been allocated tax benefits totaling approximately 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to New Tenneco and Newport News for financial

                       THE BUSINESSES OF TENNECO ENERGY
reporting on a historical basis, New Tenneco and Newport News have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of the Company's combined equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment.

 Notes and Advances Payable with Affiliates

  "Cash contributions from (distributions to) affiliates" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances payable between the Company and New Tenneco and Newport News which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note payable to New Tenneco totaling $494 million and $310 million, respectively, which is due on demand and is included as a component of the Company's combined equity. At December 31, 1995 and 1994, the Company had a non-interest bearing note payable to Newport News totalling $965 million and $991 million, respectively, which is due on demand and is included as a component of the Company's combined equity.

 Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Payables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by New Tenneco and charged to Tenneco Energy. The "Receivables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to New Tenneco and Newport News. Affiliated accounts receivable and accounts payable between the Company and New Tenneco and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

 Employee Benefits

  Certain employees of the Company participate in Tenneco's employee stock ownership and employee stock purchase plans. The Tenneco employee stock ownership plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. Certain employees of New Tenneco and Newport News also participate in Tenneco's employee stock ownership and employee stock purchase plans. The cost of stock issued to these employees is billed to New Tenneco and Newport News. In connection with the Distributions, outstanding options on Tenneco common stock held by the Company's employees will be vested so that they become fully exercisable prior to the Merger. If not exercised prior to the Merger, such options will be cancelled upon consummation of the Merger. Outstanding options on Tenneco common stock held by New Tenneco and Newport News employees will be converted into new options of New Tenneco and Newport News, as applicable, so as to preserve the aggregate value of the options held prior to the Distributions.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 13 and 14 for a further discussion of the plans.

 Sales of Receivables

  TCC purchased $513 million and $384 million of trade receivables from New Tenneco at December 31, 1995 and 1994, respectively. TCC sells these trade receivables to a third party in the ordinary course of business.

                       THE BUSINESSES OF TENNECO ENERGY

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

 Long-Term Corporate Debt

  A summary of long-term corporate debt obligations of the Company at December 31, 1995 and 1994, is set forth in the following table:

(MILLIONS)                                                         1995   1994
----------                                                        ------ ------
Tenneco Inc.--
  Debentures due 1998 through 2025, average effective interest rate 8.7% in 1995 and 9.7% in 1994 (net of $2 million in 1995 and 1994 of unamortized discount)............................. $  698 $  398
  Notes due 1996 through 2005, average effective interest rate
   8.8% in 1995 and 9.2% in 1994 (net of $5 million in 1995 and
   $4 million in 1994 of unamortized discount)...................  1,962  1,681
Tennessee Gas Pipeline Company--
  Debentures due 2011, effective interest rate 15.1% in 1995 and
   1994 (net of $216 million in 1995 and $219 million in 1994 of
   unamortized discount).........................................    184    181
  Notes due 1996 through 1997, average effective interest rate
   9.7% in 1995 and 10.1% in 1994 (net of $5 million in 1995 and
   $8 million in 1994 of unamortized discount)...................    573    808
Tenneco Credit Corporation--
  Senior notes due 1996 through 2001, average effective interest rate 9.7% in 1995 and 9.6% in 1994 (net of $1 million in 1995
   and $2 million in 1994 of unamortized discount)...............    549    749
  Medium-term notes due 1996 through 2002, average interest rate
   9.0% in 1995 and 9.4% in 1994.................................     38     73
  Subordinated notes due 1998 through 2001, average interest rate
   9.9% in 1995 and 1994.........................................     92     92
Other subsidiaries--
  Notes due 1996 through 2014, average effective interest rate
   8.6% in 1995 and 8.0% in 1994 (net of $14 million in 1995 and
   $15 million in 1994 of unamortized discount)..................      8      4
                                                                  ------ ------
                                                                   4,104  3,986
Less--Current maturities.........................................    414    485
                                                                  ------ ------
    Total long-term corporate debt............................... $3,690 $3,501
                                                                  ====== ======

  The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1995, are $414 million, $513 million, $838 million, $250 million and $175 million for 1996, 1997, 1998, 1999 and 2000, respectively.

 Long-Term Corporate Debt Allocation

(MILLIONS)                                                       1995     1994
----------                                                     -------- --------
Total long-term corporate debt................................ $  3,690 $  3,501
Less: Long-term corporate debt allocated to New Tenneco and
 Newport News.................................................  (1,879)  (1,259)
                                                               -------- --------
  Total long-term corporate debt, net of allocation to New
   Tenneco and Newport News................................... $  1,811 $  2,242
                                                               ======== ========

--------
Note: Reference is made to Note 6 for information concerning debt allocated to New Tenneco and Newport News.

                       THE BUSINESSES OF TENNECO ENERGY

 Short-Term Corporate Debt

  The Company uses commercial paper, lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt for the years ended December 31, 1995 and 1994 follows:

                                            1995                  1994
                                    --------------------- ---------------------
                                     TENNECO               TENNECO
                                    COMMERCIAL   CREDIT   COMMERCIAL   CREDIT
(MILLIONS)                            PAPER    AGREEMENTS   PAPER    AGREEMENTS
----------                          ---------- ---------- ---------- ----------
Outstanding borrowings at end of
 year..............................    $346       $ 85       $ --       $ 17
Weighted average interest rate on
 outstanding borrowings at end of
 year..............................     6.2%       7.2%        --       10.7%
Approximate maximum month-end
 outstanding borrowings during
 year..............................    $615       $467       $362       $133
Approximate average month-end
 outstanding borrowings during
 year..............................    $109       $104       $164       $ 51

--------
Note:Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Tenneco had other short-term borrowings outstanding of $24 million at December 31, 1995, and none at December 31, 1994.

 Short-Term Corporate Debt Allocation

                                                                   1995   1994
                                                                   -----  -----
Current maturities on long-term corporate debt.................... $ 414  $ 485
Commercial paper..................................................   346     --
Credit agreements.................................................    85     17
Other.............................................................    24     --
                                                                   -----  -----
  Total short-term corporate debt (including current maturities on
   long-term corporate debt)......................................   869    502
  Less: Short-term corporate debt allocated to New Tenneco and
   Newport News...................................................  (413)  (103)
                                                                   -----  -----
    Total short-term corporate debt, net of allocation to New
     Tenneco and Newport News..................................... $ 456   $399
                                                                   =====  =====

--------
Note:Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Financing Arrangements

  As of December 31, 1995, Tenneco had arranged committed credit facilities of approximately $2.5 billion:

                                           COMMITTED CREDIT FACILITIES(A)
                                      ------------------------------------------
(MILLIONS)                              TERM    COMMITMENTS  UTILIZED  AVAILABLE
----------                            --------- -----------  --------  ---------
Tenneco credit agreements............ 1996-1999   $2,400(b)    $346(c)  $2,054
Other credit agreements..............  various        79         35         44
                                                  ------       ----     ------
                                                  $2,479       $381     $2,098
                                                  ======       ====     ======

--------
Notes:(a) These facilities generally require the payment of commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
(b) In 1996, $400 million of these agreements expire; the remainder are committed through 1999. Of the total committed long-term credit facilities, $400 million are available to both Tenneco and TCC.
(c) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

                       THE BUSINESSES OF TENNECO ENERGY

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

                                                   1995             1994
                                              ---------------  ---------------
(MILLIONS)                                    CARRYING  FAIR   CARRYING  FAIR
ASSETS (LIABILITIES)                           AMOUNT  VALUE    AMOUNT  VALUE
--------------------                          -------- ------  -------- ------
Asset and Liability Instruments
  Cash and temporary cash investments........  $  249  $  249   $   48  $   48
  Receivables (customer and long-term).......     860     860    1,644   1,644
  Accounts payable (trade)...................    (365)   (365)    (324)   (324)
  Short-term debt (excluding current maturi-
   ties) (Note)..............................    (455)   (455)     (17)    (17)
  Long-term debt (including current maturi-
   ties) (Note)..............................  (4,104) (4,692)  (3,986) (4,206)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Interest rate swaps:
      In a net receivable position...........      --      10       --      --
      In a net payable position..............      --     (22)      --     (30)
    Natural gas swaps, futures and options...      --       3       --      (5)
  Non-derivative
    Financial guarantees.....................      --     (14)      --     (14)

--------
Note: The carrying amounts and estimated fair values of short-term debt and long-term debt are before allocation of corporate debt to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was determined not to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, Tenneco Energy's aggregate customer and long-term receivable balance was concentrated by industry as follows: energy industry 22% and 21%; automotive parts industry 9% and 11%; packaging industry 8% and 13%; and farm and construction equipment industry 52% and 47%; all other amounts were not significant. Receivables in the automotive parts, packaging and farm and construction equipment industries result from TCC's financing receivables of current and former operating divisions of Tenneco. TCC sells these trade receivables to a third party in the ordinary course of business.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates; the carrying amount of floating-rate debt was assumed to approximate its fair value.

 Instruments With Off-Balance-Sheet Risk

 Derivative

  Interest Rate Swaps--The fair value of interest rate swaps was based on the cost that would have been incurred to buy out those swaps in a loss position and the consideration that would have been received to terminate those swaps in a gain position. At December 31, 1995 and 1994, the Company was a party to swaps with a notional value of $1.5 billion and $1.6 billion, respectively. At December 31, 1995, $750 million were in a net receivable position and $795 million were in a net payable position. At December 31, 1994, the entire $1.6 billion was in a net payable position. Notional amounts associated with these swaps do not represent future cash payment requirements. These contractual amounts are only used as a base to measure amounts to be exchanged at specified settlement dates.

                       THE BUSINESSES OF TENNECO ENERGY

  Consistent with its overall policy, the Company uses these instruments from time to time only to hedge known, quantifiable risks arising from fluctuations in interest rates. The counterparties to these interest rate swaps are major international financial institutions. The risk associated with counterparty default on interest rate swaps is measured as the cost of replacing, at the prevailing market rates, those contracts in a gain position. In the event of non-performance by the counterparties, the cost to replace outstanding interest rate swaps at December 31, 1995 and 1994, would not have been material.

  Price Risk Management--The Company uses exchange-traded futures and option contracts and over-the-counter option and swap contracts to reduce its exposure to fluctuations in the prices of natural gas. The fair value of these contracts is based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position. As of December 31, 1995 and 1994, these contracts, maturing through 1997 and 1996, respectively, had an absolute notional contract quantity of 321 Bcf and 187 Bcf, respectively. Since the contracts described above are designated as hedges whose fair values correlate to price movements of natural gas, any gains or losses on the contracts resulting from market changes will be offset by losses or gains on the hedged transactions. The Company has off-balance sheet risk of credit loss in the event of non-performance by counterparties to all over-the-counter contracts. However, the Company does not anticipate non-performance by the counterparties.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $14 million, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. FEDERAL ENERGY REGULATORY COMMISSION REGULATORY MATTERS

 Restructuring Proceedings

  On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed, to the U.S. Court of Appeals for the D.C. Circuit Court, the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued its decision upholding, in large part, Order 636. The Court remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their gas supply realignment ("GSR") costs.

  Tennessee implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert Tennessee from primarily a merchant to primarily a transporter of gas as required by Order 636. As a result of this restructuring, Tennessee's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing Tennessee to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, Tennessee has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of Tennessee's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

  Tennessee's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of Tennessee to file for the recovery of losses upon disposition of these assets. Tennessee has filed for appellate

                       THE BUSINESSES OF TENNECO ENERGY
review of the FERC actions and is confident that the Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

  The filings implementing Tennessee's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: 1) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; 2) recovery of TBO costs, which Tennessee is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and 3) GSR cost recovery of 90% of such costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

  Following negotiations with its customers, Tennessee filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of PGA costs of approximately $100 million and the recovery of costs associated with the transfer of storage gas inventory to new storage customers in Tennessee's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. Tennessee implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on Tenneco Energy's reported net income. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. Tennessee believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

  Tennessee is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring Tennessee to refund certain costs from this surcharge and refunds were made in May 1996. Tennessee is appealing this decision and believes such appeal will likely be successful.

  With regard to Tennessee's GSR costs, Tennessee, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by Tennessee of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. Tennessee has filed exceptions to this initial decision and believes that this decision will not impair Tennessee's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard September 1996.

  Also related to Tennessee's GSR costs, on October 14, 1993, Tennessee was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that Tennessee had an obligation to purchase gas production which TransTexas thereafter attempted to add unilaterally to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from Tennessee for alleged damages caused by Tennessee's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, Tennessee reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate the contract, released Tennessee from liability under the contract, and indemnified Tennessee against future claims, including royalty owner claims.

                       THE BUSINESSES OF TENNECO ENERGY

  Tennessee has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued Tennessee. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Court of Appeals favorable to Tennessee in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to Tennessee. In June 1996, Tennessee filed a motion for rehearing with the Texas Supreme Court which was denied in August 1996. The Supreme Court's April 1996 ruling explicitly preserves Tennessee's defenses based on bad faith conduct of the producers. Nothing in the Supreme Court's decision affects Tennessee's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in proceedings currently pending before the FERC. In addition, Tennessee has initiated two lawsuits against the holders of this gas purchase contract, seeking damages related to their conduct in connection with that contract. Tennessee has accrued amounts which it believes are appropriate to cover the resolution of the litigation associated with its contract reformation efforts.

  As of June 30, 1996, and December 31, 1995, Tennessee has deferred GSR costs yet to be recovered from its customers of approximately $551 million and $462 million, respectively, net of $380 million and $316 million, respectively, previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of Tennessee's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues has been set by a FERC ALJ for late October 1996. Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of Tennessee's GSR costs and Tennessee has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements.

  Given the uncertainty over the results of ongoing discussions between Tennessee and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, the Company is unable to predict the timing or the ultimate impact that the resolution of these issues will have on its combined financial position or results of operations.

 Rate Proceedings

  On December 30, 1994, Tennessee filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, Tennessee began collecting rates, subject to refund, reflecting an $87 million increase in Tennessee's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and Tennessee is reserving revenues it believes are adequate to cover any refunds that may be required upon final settlement of this proceeding.

                       THE BUSINESSES OF TENNECO ENERGY

10. INCOME TAXES

  Following is a comparative analysis of the components of combined income tax expense (benefit) for the years 1995, 1994 and 1993:

      (MILLIONS)                                              1995  1994  1993
      ----------                                              ----  ----  ----
      Current--
        U.S. ................................................ $(96) $25   $(11)
        State and local......................................   (3)  (4)    22
                                                              ----  ---   ----
                                                               (99)  21     11
                                                              ----  ---   ----
      Deferred--
        U.S..................................................   76   39     82
        State and local......................................   12   12     11
                                                              ----  ---   ----
                                                                88   51     93
                                                              ----  ---   ----
      Income tax expense (benefit)........................... $(11) $72   $104
                                                              ====  ===   ====

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense (benefit) reflected in the combined statements of income for the years 1995, 1994 and 1993:

      (MILLIONS)                                               1995  1994  1993
      ----------                                               ----  ----  ----
      Tax expense computed at the statutory U.S. federal in-
       come tax rate.......................................... $ 51  $79   $102
      Increases (reductions) in income tax expense resulting
       from:
        State and local taxes on income, net of U.S. federal
         income tax benefit...................................    6    5     21
        U.S. federal income tax rate change...................   --   --      4
        Permanent differences on sales of assets..............   12   --    (15)
        Realization of unrecognized deferred tax assets.......  (72)  --     --
        Other.................................................   (8) (12)    (8)
                                                               ----  ---   ----
      Income tax expense (benefit)............................ $(11) $72   $104
                                                               ====  ===   ====

Current U.S. income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, includes a reduction in tax benefits of $63 million, $42 million and $44 million, respectively, related to the allocation of corporate interest expense to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News from the Company.

                       THE BUSINESSES OF TENNECO ENERGY

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                   ----  ------
      Deferred tax assets--
        U.S. capital loss carryforwards..........................  $163  $  267
        Postretirement benefits other than pensions..............   104     107
        GSR reserve..............................................   141      --
        Environmental reserve....................................    75      81
        Other....................................................    76     119
        Valuation allowance......................................  (117)   (293)
                                                                   ----  ------
        Net deferred tax asset...................................   442     281
                                                                   ----  ------
      Deferred tax liabilities--
        Tax over book depreciation...............................   440     437
        Asset related to GSR costs of operations regulated by the
         FERC....................................................   141      --
        Other regulatory assets..................................    67      56
        Debt related items.......................................    43      44
        Book versus tax gains and losses on asset disposals......    23     321
        Other....................................................   116     187
                                                                   ----  ------
        Total deferred tax liability.............................   830   1,045
                                                                   ----  ------
      Net deferred tax liability.................................  $388  $  764
                                                                   ====  ======

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $117 million and $293 million at December 31, 1995 and 1994, respectively, which were not recognized in the combined statements of income when generated. These benefits resulted primarily from U.S. capital loss carryforwards which are available to reduce future capital gains. During 1995, the Company reduced its deferred tax asset valuation allowance due to the recognition of U.S. capital loss carryforwards utilized to offset income taxes payable on asset dispositions. During 1996, these capital loss carryfowards were utilized to offset taxes on capital gain transactions.

11. INVESTMENT IN AFFILIATED COMPANIES

  The Company holds investments in various affiliates which are accounted for on the equity method of accounting. The principal equity method investments were the Company's 50% investment in Kern River, and joint venture interests in power generation plants, interstate pipelines, gathering systems and natural gas storage facilities.

  At December 31, 1995 and 1994, the Company's combined equity included equity in undistributed earnings from equity method investments of $25 million and $69 million, respectively. Dividends and distributions received from affiliates accounted for on the equity method were $53 million, $48 million and $42 million during 1995, 1994 and 1993, respectively.

                       THE BUSINESSES OF TENNECO ENERGY

  Summarized financial information of the Company's proportionate share of 50% or less owned companies accounted for by the equity method of accounting as of December 31, 1995, 1994 and 1993, and for the years then ended is as follows:

      (MILLIONS)                                                 1995 1994 1993
      ----------                                                 ---- ---- ----
      Current assets............................................ $ 60 $ 47 $ 41
      Non-current assets........................................  543  901  829
      Short-term debt...........................................  122   19   17
      Other current liabilities.................................   24   61   37
      Long-term debt............................................  152  494  496
      Other non-current liabilities.............................   25   16   13
      Equity in net assets......................................  280  358  307
      Revenues and other income.................................  184  183  164
      Costs and expenses........................................  119  132  117
      Net income................................................   65   51   47

--------
Note: Balance sheet amounts related to Kern River are not included in the table above as of December 31, 1995, due to the Company's sale of its investment in Kern River in December 1995. Reference is made to Note 5 for information concerning the sale of Kern River.

12. PREFERRED STOCK

  At December 31, 1995, Tenneco had authorized 15,000,000 shares of preferred stock. In addition, Tenneco has an authorized class of stock consisting of 50,000,000 shares of junior preferred stock, without par value, none of which has been issued.

  The preferred stock issues outstanding at December 31, 1995, are as follows:

                                       SHARES    REDEMPTION PERIODS   OPTIONAL
                                     ISSUED AND  ------------------- REDEMPTION
      ISSUE                          OUTSTANDING OPTIONAL  MANDATORY   PRICE
      -----                          ----------- --------- --------- ----------
      $7.40 preferred (no par val-
       ue)..........................    587,270  1996-1998 1996-1998    $100
      $4.50 preferred (no par val-
       ue)..........................    803,723  1996-1999   1999       $100
                                      ---------
                                      1,390,993
                                      =========

  The $7.40 and $4.50 preferred stock issues have a mandatory redemption value of $100 per share (an aggregate of $139 million and $159 million at December 31, 1995 and 1994, respectively). Tenneco recorded these preferred stocks at their fair value at the date of original issue (an aggregate of $250 million) and is making periodic accretions of the excess of the redemption value over the fair value at the date of issue.

  During 1993, Tenneco retired the remainder of a variable rate preferred stock issue at the redemption price of $100 per share, or $17 million.

  The aggregate maturities applicable to preferred stock issues outstanding at December 31, 1995, are $20 million for each of the years 1996 and 1997, $19 million for 1998 and $80 million for 1999.

                       THE BUSINESSES OF TENNECO ENERGY

 Changes in Preferred Stock with Mandatory Redemption Provisions

                                1995              1994              1993
                          ----------------- ----------------- -----------------
(MILLIONS EXCEPT SHARE
AMOUNTS)                   SHARES    AMOUNT  SHARES    AMOUNT  SHARES    AMOUNT
----------------------    ---------  ------ ---------  ------ ---------  ------
Balance January 1........ 1,586,764   $147  1,782,508   $163  2,084,796   $191
  Shares redeemed........  (195,771)   (20)  (195,744)   (20)  (302,288)   (31)
  Accretion of excess of
   redemption value over
   fair value at date of
   issue.................        --      3         --      4         --      3
                          ---------   ----  ---------   ----  ---------   ----
Balance December 31...... 1,390,993   $130  1,586,764   $147  1,782,508   $163
                          =========   ====  =========   ====  =========   ====

13. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  Tenneco has postretirement health care and life insurance plans which cover substantially all of Tenneco Energy's employees. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age
45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of Tenneco's hourly employee retirement plans. Tenneco Energy is also obligated to provide certain benefits to former employees of operations previously disposed of by Tenneco. Tenneco Energy will retain this liability after the Distributions. In addition, Tenneco Energy will retain liabilities with respect to welfare benefits of its current and former employees of Tenneco Energy and their dependents in connection with the Distributions. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and Tenneco has reserved the right to change these benefits.

  The majority of Tenneco's postretirement benefit plans are not funded. In June 1994, two trusts were established to fund postretirement benefits for certain plan participants of the Company. The contributions are collected from customers in FERC approved rates. As of December 31, 1995, cumulative contributions were $10 million. Plan assets consist principally of fixed income securities.

  The funded status of the postretirement benefit plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                        1995   1994
----------                                                        -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 320  $ 321
  Fully eligible active plan participants........................     5      5
  Other active plan participants.................................     2      2
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   327    328
Plan assets at fair value at September 30........................     3      2
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (324)  (326)
Claims paid during the fourth quarter............................    14     10
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (68)   (83)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    74     65
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(304) $(334)
                                                                  =====  =====

--------
Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                       THE BUSINESSES OF TENNECO ENERGY

  The net periodic postretirement benefit cost for the years 1995, 1994 and 1993 consist of the following components:

      (MILLIONS)                                                 1995  1994  1993
      ----------                                                 ----  ----  ----
      Service cost for benefits earned during the year.........  $  1  $ 1   $ 1
      Interest cost on accumulated postretirement benefit obli-
       gation..................................................    26   17     8
      Net amortization of unrecognized amounts.................   (13)  (6)   (1)
                                                                 ----  ---   ---
      Net periodic postretirement benefit cost.................  $ 14  $12   $ 8
                                                                 ====  ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $14 million, $14 million and $7 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $3 million and $1 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

 Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

14. PENSION PLANS

  Tenneco has retirement plans which cover substantially all of the Company's employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP").

  New Tenneco will become the sole sponsor of the TRP upon consummation of the Distributions. The benefits accrued by the employees of Tenneco Energy who participate in the TRP will be frozen as of the last day of the calendar month including the Distributions and New Tenneco will amend the TRP to provide that all benefits accrued through that day by the employees of Tenneco Energy are fully vested and non-forfeitable.

                       THE BUSINESSES OF TENNECO ENERGY

  The funded status of the plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
(MILLIONS)                                                         1995  1994
----------                                                         ----  ----
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $187  $169
  Non-vested benefit obligation...................................   12    11
                                                                   ----  ----
  Accumulated benefit obligation..................................  199   180
Additional amounts related to projected salary increases..........   41    37
                                                                   ----  ----
Total projected benefit obligation at September 30................  240   217
Plan assets at fair value at September 30.........................  259   224
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   19     7
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................   14    26
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    2     3
Remaining unrecognized net asset at initial application...........  (14)  (16)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 21  $ 20
                                                                   ====  ====

--------
Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension income for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                        1995       1994       1993
----------                                      ---------  ---------  ---------
Service cost--benefits earned during the year.       $  6       $  6       $  7
Interest accrued on prior year's projected
 benefit obligation...........................         18         16         15
Expected return on plan assets--
  Actual (return) loss........................  (45)         4        (31)
  Unrecognized excess (deficiency) of actual
   return over expected return................   22        (26)        10
                                                ---        ---        ---
                                                      (23)       (22)       (21)
Net amortization of unrecognized amounts......         (2)        (2)        (2)
                                                     ----       ----       ----
Net periodic pension income...................       $ (1)      $ (2)      $ (1)
                                                     ====       ====       ====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively. The rate of increase in future compensation was 4.9%, in 1995, 1994, and 1993. The weighted average expected long-term rate of return on plan assets was 10% in 1995, 1994 and 1993.

15. COMMITMENTS AND CONTINGENCIES

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $636 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                       THE BUSINESSES OF TENNECO ENERGY

 Purchase Obligations

  In connection with the financing commitments of certain joint ventures, the Company has entered into unconditional purchase obligations for products and services of $145 million ($106 million on a present value basis) at December 31, 1995. The Company's annual obligations under these agreements are $22 million for the years 1996 through 2000. Payments under such obligations, including additional purchases in excess of contractual obligations, were $26 million, $34 million and $31 million for the years 1995, 1994 and 1993, respectively. In addition, in connection with the Great Plains coal gasification project (Dakota Gasification Company), Tennessee has contracted to purchase 30% of the output of the plant's original design capacity for a remaining period of 14 years. Tennessee has executed a settlement of this contract as a part of its gas supply realignment negotiations discussed in
Note 9.

 Litigation

  Reference is made to Note 9, "Federal Energy Regulatory Commission Regulatory Matters," for information concerning gas supply litigation. The Company is party to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the combined financial position or results of operations of the Company.

 Environmental Matters

  Since 1988, Tennessee has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. Environmental Protection Agency ("EPA") List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, Tennessee has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

  The Company has established a reserve for Tennessee's environmental expenses, which includes: 1) expected remediation expense and associated onsite, offsite and groundwater technical studies, 2) legal fees and 3) settlement of third party and governmental litigation, including civil penalties. Through June 30, 1996, and December 31, 1995, the Company has charged approximately $156 million and $147 million, respectively, against the environmental reserve, excluding recoveries related to Tennessee's environmental settlement as discussed below. Of the remaining reserve at June 30, 1996 and December 31, 1995, $24 million and $38 million, respectively, has been recorded on the combined balance sheets under "Payables-trade" and $132 million and $126 million, respectively, under "Deferred credits and other liabilities."

  Due to the current uncertainty regarding the further activity necessary for Tennessee to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, Tennessee cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon Tennessee's evaluation and experience to date, the Company continues to believe that the recorded estimate for the reserve is adequate.

  Following negotiations with its customers, Tennessee in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental
Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on

                       THE BUSINESSES OF TENNECO ENERGY

February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; Tennessee believes the FERC Order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the Company's combined financial position or results of operations. As of June 30, 1996, and December 31, 1995, the balance of the regulatory asset is $61 million and $74 million, respectively.

  The Company has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. The Company believes that the likelihood of recovery of a portion of its remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, Tennessee has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in Tennessee's recording of its environmental settlement with its customers.

  The Company has identified other sites where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. The Company believes that the provisions recorded for environmental exposures are adequate based on current estimates.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                NET SALES     INCOME
                                                   AND    BEFORE INTEREST
QUARTER                                         OPERATING   EXPENSE AND    NET
(MILLIONS)                                      REVENUES   INCOME TAXES   INCOME
----------                                      --------- --------------- ------
1996 1st.......................................  $  748        $119        $ 78
     2nd.......................................     622          69          25
                                                 ------        ----        ----
                                                 $1,370        $188        $103
                                                 ======        ====        ====
1995 1st.......................................  $  505        $ 71        $ 32
     2nd.......................................     434          69          15
     3rd.......................................     429          43           5
     4th.......................................     553          85         105
                                                 ------        ----        ----
                                                 $1,921        $268        $157
                                                 ======        ====        ====
1994 1st.......................................  $  693        $ 89        $ 18
     2nd.......................................     607          80          60
     3rd.......................................     549          71         (38)
     4th.......................................     532         127         113
                                                 ------        ----        ----
                                                 $2,381        $367        $153
                                                 ======        ====        ====

--------
Note: Reference is made to Notes 4 and 5 and "Managements' Discussion and
      Analysis of Financial Condition and Results of Operations" for discussion of items affecting quarterly results.

 The preceding notes to combined financial statements are an integral part of the foregoing combined financial statements.

                 The Dealer Manager for the Exchange Offers is

                              MORGAN STANLEY & CO.
                                   INCORPORATED

                           Liability Management Group
1585 Broadway, Second Floor New York, New York 10036 Call Toll-free: (800) 624-
                                      1808

  Any questions concerning the terms of the Exchange Offers may be directed to the Dealer Manager.

               The Information Agent for the Exchange Offers is:

                            GEORGESON & COMPANY INC.

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

  Any questions concerning tender procedures or requests for additional copies of this Prospectus may be directed to the Information Agent.

                 The Exchange Agent for the Exchange Offers is:

                            THE CHASE MANHATTAN BANK

        By Mail:            By Overnight Delivery:            By Hand:
        Box 2020                c/o Bond Dept.         (9:00 a.m. - 5:00 p.m.
 4 Chase MetroTech Ctr.         450 W. 33rd St.          New York City Time)
   Brooklyn, NY 11245             10th Floor           1 Chase Manhattan Plaza
                              New York, NY 10001              Floor 1-B
                                                         Nassau and Liberty
                                                               Streets
                                                         New York, NY 10081

                           By Facsimile Transmission:
                              (212) 946-8016/8017
                      Information and Confirm by Telephone
                                 (212) 946-3471

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The by-laws of New Tenneco Inc. include the following provisions:

  Section 6.1. Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the corporation.

  Section 6.2. Prepayment of Expenses. The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

  Section 6.3. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within sixth days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  Section 6.4. Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 6.5. Other Sources. The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification of advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

  Section 6.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  Section 6.7. Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

  Prior to the effective time of the Merger, New Tenneco intends to amend and restate its by-laws. After such amendment and restatement, New Tenneco's by-laws will include the following provisions:

    Section 14. (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

    (2) The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
  Section 14 or otherwise.

    (3) If a claim for indemnification or payment of expenses under this
  Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

    (4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    (5) The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

    (6) Any repeal or modification of the foregoing provisions of this
  Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

    (7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

  The Company has purchased insurance which purports to insure the Company against certain costs of indemnification which may be incurred by it pursuant to the foregoing by-law provision, and to insure the officers and directors of the Company, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

  In addition, the directors and officers of the Company have been indemnified by Tenneco and Newport News for certain liabilities for any violations or alleged violations of securities or other laws arising out of certain documents related to, or filed or delivered by or on behalf of, Tenneco or Newport News in connection with the Transaction. See "Item 22, Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  (a) The following exhibits are filed as part of this registration statement:

    2    --Distribution Agreement dated as of November 1, 1996, by and among
          Tenneco Inc., New Tenneco Inc., and Newport News Shipbuilding Inc.
          (incorporated herein by reference from Exhibit 2 of New Tenneco
          Inc.'s Registration Statement on Form 10, File No. 001-12387).
   +3.1  --Certificate of Incorporation of the Company as currently in effect
   +3.2  --Form of Restated Certificate of Incorporation to be adopted prior to the Distribution Date
   +3.3  --By-laws of the Company as currently in effect
   +3.4  --Form of Amended and Restated By-laws to be adopted prior to the
          Distribution Date
   +4.1  --Form of Indenture between New Tenneco Inc. and The Chase Manhattan
          Bank, as Trustee
  **5    --Opinion of Theodore R. Tetzlaff
  **8    --Opinion of Jenner & Block re: certain tax matters
  *10.1  --Form of Debt and Cash Allocation Agreement by and among Tenneco
          Inc., New Tenneco Inc., and Newport News Shipbuilding Inc.
          (incorporated herein by reference from Exhibit 10.1 of New Tenneco
          Inc.'s Form 10, File No. 001-12387).
  *10.2  --Form of Benefits Agreement by and among Tenneco Inc., New Tenneco
          Inc., and Newport News Shipbuilding Inc. (incorporated herein by reference from Exhibit 10.2 of New Tenneco Inc.'s Form 10, File No.
          001-12387).
  *10.3  --Form of Insurance Agreement by and among Tenneco Inc., New Tenneco
          Inc., and Newport News Shipbuilding Inc. (incorporated herein by reference from Exhibit 10.3 of New Tenneco Inc.'s Form 10, File No.
          001-12387).
  *10.4  --Form of Tax Sharing Agreement by and among Tenneco Inc., Newport
          News Shipbuilding Inc., New Tenneco Inc., and El Paso Natural Gas
          Company (incorporated herein by reference from Exhibit 10.4 of New
          Tenneco Inc.'s Form 10, File No. 001-12387).
  *10.5  --Professional Services Agreement, dated August 22, 1996, by and between New Tenneco Inc., Tenneco Business Services Inc. and Newport
          News Shipbuilding Inc. (incorporated herein by reference from Exhibit
          10.28 of New Tenneco Inc.'s Form 10, File No. 001-12387).
  *10.6  --Form of Transition Services Agreement by and among Tenneco Business
          Services, Inc., Tenneco Inc., and El Paso Natural Gas Company
          (incorporated herein by reference from Exhibit 10.5 of New Tenneco
          Inc.'s Form 10, File No. 001-12387).
  *10.7  --Form of Shipbuilding Trademark Transition Services Agreement by and
          between Newport News Shipbuilding Inc. and Tenneco Inc. (incorporated herein by reference from Exhibit 10.6 of New Tenneco Inc.'s Form 10,
          File No. 001-12387).
  *10.8  --Form of Tenneco Trademark Transition Services Agreement by and
          between New Tenneco Inc. and Tenneco Inc. (incorporated herein by reference from Exhibit 10.7 of New Tenneco Inc.'s Form 10, File No.
          001-12387).
  +10.9  --Form of Amended and Restated Tenneco Inc. Board of Directors
          Deferred Compensation Plan, to be assumed by New Tenneco Inc. as of the Distribution Date.
  +10.10 --Form of Amended and Restated Tenneco Inc. Executive Incentive
          Compensation Plan, to be assumed by New Tenneco Inc. as of the
          Distribution Date.

  +10.11 --Form of Tenneco Inc. Deferred Compensation Plan, to be adopted by
          New Tenneco Inc. as of the Distribution Date.
  +10.12 --Form of Tenneco Inc. 1996 Deferred Compensation Plan, to be adopted by New Tenneco Inc. as of the Distribution Date.
  +10.13 --Form of Amended and Restated Tenneco Inc. Supplemental Executive
          Retirement Plan, to be assumed by New Tenneco Inc. as of the
          Distribution Date.
  +10.14 --Form of Amended and Restated Tenneco Inc. Benefit Equalization Plan,
          to be assumed by New Tenneco Inc. as of the Distribution Date.
  +10.15 --Form of Amended and Restated Tenneco Inc. Outside Directors
          Retirement Plan, to be assumed by New Tenneco Inc. as of the
          Distribution Date.
  +10.16 --Form of Amended and Restated Supplemental Pension Agreement, dated
          September 12, 1995, between Dana G. Mead and Tenneco Inc. to be assumed by New Tenneco Inc. as of the Distribution Date.
  +10.17 --Form of Amended and Restated Tenneco Inc. Change in Control
          Severance Benefit Plan for Key Executives, to be assumed by New
          Tenneco Inc. as of the Distribution Date.
  +10.18 --Form of Amended and Restated Tenneco Benefits Protection Trust, to
          be assumed by New Tenneco Inc. as of the Distribution Date.
  +10.19 --Employment Agreement dated June 29, 1992, between Stacy S. Dick and
          Tenneco Inc.
  +10.20 --Employment Agreement dated March 12, 1992, between Dana G. Mead and
          Tenneco Inc.
  +10.21 --Employment Agreement dated December 3, 1993, between Paul T. Stecko and Tenneco Packaging, Inc.
  +10.22 --Form of Agreement dated September 9, 1992, between Theodore R.
          Tetzlaff and Tenneco Inc.
  +10.23 --Form of Tenneco Inc. Directors Restricted Stock Program, effective as of the Distribution Date, to be adopted by New Tenneco Inc. as of the Distribution Date.
  +10.24 --Form of Tenneco Inc. Directors Restricted Stock and Restricted Unit
          Program, effective as of the Distribution Date, to be adopted by New
          Tenneco Inc. as of the Distribution Date.
  +10.25 --Form of 1996 Tenneco Inc. Stock Ownership Plan, to be adopted by New
          Tenneco Inc. as of the Distribution Date.
  +10.26 --Lease Agreement, Tomahawk, dated as of January 30, 1991, between The
          Connecticut National Bank, as Owner Trustee, and Packaging
          Corporation of America.
  +10.27 --Lease Agreement, Valdosta, dated as of January 30, 1991 between The
          Connecticut National Bank, Philip G. Kane, Jr., Frank McDonald, Jr.,
          and William R. Monroe, as Owner Trustee, and Packaging Corporation of
          America.
  +10.28 --Timberland Lease, dated January 31, 1991, by and between Four States
          Timber Venture and Packaging Corporation of America.
   12.1  --Statement of Ratio of Earnings to Fixed Charges (New Tenneco Inc.)
   12.2  --Statement of Ratio of Earnings to Fixed Charges and Ratio of
          Earnings to Fixed Charges and Preferred Stock Dividends (Tenneco)
  +21    --List of Subsidiaries and Affiliates of New Tenneco Inc.
 **23.1  --Consent of Theodore R. Tetzlaff (included in Exhibit 5).
 **23.2  --Consent of Jenner & Block (included in Exhibit 8).
   23.3  --Consent of Arthur Andersen LLP
   23.4  --Consent of Ernst & Young LLP

  +24    --Powers of Attorney of the following directors of New Tenneco Inc.:
         +(a) Mark Andrews
         +(b) W. Michael Blumenthal
         +(c) M. Kathryn Eickhoff
         +(d) Peter T. Flawn
         +(e) Henry U. Harris, Jr.
         +(f) Belton K. Johnson
         +(g) Sir David Plastow
         +(h) William L. Weiss
         +(i) Clifton R. Wharton, Jr.
         +(j) John B. McCoy
  +25    --Statement of Eligibility of Trustee
  +27(a) --Financial Data Schedule (as of December 31, 1995)
  +27(b) --Financial Data Schedule (as of June 30, 1996)
 **99.1  --Form of Letter of Transmittal
 **99.2  --Form of Notice of Guaranteed Delivery
 **99.3  --Form of Letter to DTC Participants
 **99.4  --Form of Letter to Holders of Physical Securities
 **99.5  --Form of Letter to Beneficial Holders

  Each exhibit identified on this Exhibit List is filed as part of this Registration Statement. Exhibits incorporated by reference to a prior filing are designated by an asterisk (*); exhibits to be filed by amendment to this Registration Statement are designated by a double asterisk (**); exhibits which were previously filed are designated by a dagger (+); all exhibits not so designated are being filed herewith.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts--The Businesses of New
  Tenneco

    Schedule II--Valuation and Qualifying Accounts--The Businesses of Tenneco Energy

  (c) Not Applicable

ITEM 22. UNDERTAKINGS


  A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                                                     SCHEDULE II

                         THE BUSINESSES OF NEW TENNECO

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER                AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................    $15        $20        $--        $11       $24
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................    $15        $ 5        $--        $ 5       $15
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................    $17        $10        $--        $12       $15
                             ===        ===        ===        ===       ===

                                                                     SCHEDULE II

                        THE BUSINESSES OF TENNECO ENERGY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        COLUMN A           COLUMN B        COLUMN C         COLUMN D  COLUMN E
--------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER                AT END
DESCRIPTION                OF YEAR   EXPENSES   ACCOUNTS  DEDUCTIONS  OF YEAR
--------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................    $21        $26        $ 9        $ 7       $49
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................    $37        $ 2        $22        $20       $21
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................    $15        $23        $ 3        $ 4       $37
                             ===        ===        ===        ===       ===

                                      S-2